Exhibit 2.4

EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER AND STOCK PURCHASE AGREEMENT
by and among:
BUILDIUM, LLC,
a Delaware limited liability company;
REALPAGE, INC.,
a Delaware corporation;
RP NEWCO XXIX LLC,
a Delaware limited liability company;
SUMERU EQUITY PARTNERS FUND L.P.,
a Delaware limited partnership;
K1 PRIVATE INVESTORS, L.P.,
a Delaware limited partnership;
K1 PRIVATE INVESTORS (A), L.P.,
a Delaware limited partnership,
and
SUMERU EQUITY PARTNERS FUND L.P.,
as the Securityholders’ Agent.

Dated as of November 6, 2019

Table of Contents
Page

1.	Description of Transaction 2

1.1	Purchase of Blockers 2

1.2	Merger of Merger Sub into the Company 2

1.3	Effect of the Merger 2

1.4	Closing; Effective Time 2

1.5	The Closing Transactions 3

1.6	Limited Liability Company Agreement; Managers and Officers 3

1.7	Conversion of Units 4

1.8	Exchange of Units 5

1.9	No Dissents/Appraisals 6

1.10	Estimated Closing Statement 7

1.11	Proposed Closing Statement and Final Closing Statement 7

1.12	Payment of the Post-Closing Adjustment Amount 9

1.13	Further Action 10

2.	Representations and Warranties of the Company 10

2.1	Organizational Matters 10

2.2	Capital Structure 11

2.3	Authority and Due Execution 13

2.4	Non-Contravention and Consents 14

2.5	Financial Statements 15

2.6	No Liabilities 16

2.7	Litigation 16

2.8	Taxes 17

2.9	Title to Property and Assets 20

2.10	Bank Accounts 21

2.11	Intellectual Property and Related Matters 21

2.12	Government Contracting. 25

2.13	Compliance; Permits 25

2.14	Brokers’ and Finders’ Fees 27

2.15	Restrictions on Business Activities 27

2.16	Employment Matters 27

2.17	Employee Benefit Plans 30

2.18	Environmental Matters 32

2.19	Contracts 33

2.20	Insurance 34

2.21	Transactions with Related Parties 34

2.22	Books and Records 35

2.23	Absence of Changes 35

2.24	Product and Service Warranties 37

2.25	Suppliers and Major Customers 38

2.26	Vote Required 38

2.27	No Specified Party Technology; No Violation of Agreements 38
with Specified Parties

2.28	Third Party Acquisition Proposals 39

2.29	Non-Reliance 39

3.	Representations and Warranties of Blocker Parents 39

3.1	Ownership 39

3.2	Organizational Matters 39

i

3.3	Authority and Due Execution 40

3.4	Non-Contravention and Consents 40

3.5	Blocker Actions 41

3.6	Taxes 41

3.7	Non-Reliance 43

4.	Representations and Warranties of Parent and Merger Sub 44

4.1	Standing 44

4.2	Authority and Due Execution 44

4.3	Governmental Consents 44

4.4	Non-Contravention 45

4.5	Available Funds 45

4.6	R&W Policy 45

4.7	Investment Intent 45

4.8	Merger Sub 45

4.9	Non-Reliance 45

5.	Certain Covenants of the Company 46

5.1	Access and Investigation 46

5.2	Operation of the Business of the Company 46

5.3	Notification; Updates to Disclosure Schedule 49

5.4	No Negotiation 49

5.5	Letter of Credits 50

5.6	Termination/Amendment of Agreements 50

5.7	FIRPTA Matters 50

5.8	[RESERVED]. 50

5.9	Repayment of Insider Receivables 50

5.10	Pay Off Letters 50

5.11	D&O Indemnification 51

5.12	E&O Indemnification 51

5.13	Tax Matters 51

5.14	Resignation of Officers and Directors 54

5.15	R&W Policy 54

6.	Certain Covenants of the Parties 55

6.1	Filings and Consents 55

6.2	Unitholder Consent 56

6.3	Public Announcements. 57

6.4	Pre-Closing Restructuring 57

6.5	Commercially Reasonable Efforts 58

6.6	Employee Compensation 58

6.7	Escrow Agreement 58

6.8	Domain Names 58

7.	Conditions Precedent to Obligations of Parent and Merger Sub 58

7.1	Accuracy of Representations 58

7.2	Performance of Covenants 59

7.3	Governmental and Other Consents; Expiration of Notice Periods 59

7.4	No Material Adverse Effect 59

7.5	Unitholder Approval 59

7.6	Agreements and Documents 59

7.7	No Restraints 60

7.8	Tail Insurance 60

7.9	No Governmental Legal Proceedings 60

7.10	Development Operations in India and Portugal 61

7.11	Pre-Closing Restructuring 61

8.	Conditions Precedent to Obligations of the Company and the Blocker Parents 61

8.1	Accuracy of Representations 61

8.2	Performance of Covenants 61

8.3	Governmental Consents 61

8.4	No Restraints 61

8.5	Certificate 62

8.6	Payment Agent Agreement; Escrow Agreement 62

9.	Termination 62

9.1	Termination Events 62

9.2	Termination Procedures 63

9.3	Effect of Termination 64

10.	Indemnification, Etc. 64

10.1	Survival of Representations, Etc 64

10.2	Indemnification 65

10.3	Limitations 67

10.4	Payment Source 68

10.5	No Contribution 69

10.6	Insurance 69

10.7	Indemnification Claim Procedure 69

10.8	Third Party Claims 73

10.9	Election of Claims 74

10.10	Exercise of Remedies Other Than by Parent 74

10.11	Exclusive Remedy 74

11.	Miscellaneous Provisions 75

11.1	Securityholders’ Agent 75

11.2	Further Assurances 76

11.3	No Waiver Relating to Claims for Fraud 76

11.4	Fees and Expenses 76

11.5	Attorneys’ Fees 77

11.6	Notices 77

11.7	Headings 75

11.8	Counterparts and Exchanges by Electronic Transmission or Facsimile78

11.9	Governing Law; Dispute Resolution 79

11.10	Successors and Assigns 79

11.11	Remedies Cumulative; Specific Performance 79

11.12	Non-Recourse 80

11.13	Waiver 80

11.14	Waiver of Jury Trial 80

11.15	Amendments 80

11.16	Severability 81

11.17	Parties in Interest 81

11.18	Entire Agreement 81

11.19	Disclosure Schedule 81

11.20	Waiver of Conflicts 81

11.21	Construction 82

Exhibits and Schedules

EXHIBIT A	Certain Definitions

EXHIBIT B	Form of Significant Owner Agreement

EXHIBIT C	Form of Management Deferral Agreement

EXHIBIT D	Form of Amended and Restated LLC Agreement

Schedule A	Schedule of Employment Documents

Schedule B	R&W Policy

Schedule 1 to Exhibit A	Sample Working Capital Calculation

Schedule 1.1	Blocker Stock Allocation

Schedule 1.5(c)	Escrow Agreement

Schedule 1.8(b)	Letter of Transmittal

Schedule 1.10(a)	Accounting Policies

Schedule 2.16(b)	Key Employees

Schedule 5.2	Interim Reporting Matters

Schedule 5.6	Agreements to be Terminated/Amended as of the Effective Time

Schedule 5.10	Repaid Indebtedness

Schedule 5.13(i)	Voluntary Disclosure Jurisdictions

Schedule 6.6	Employee Benefits

Schedule 7.1(b)	Materiality Threshold

Schedule 7.3(b)	Required Third-Party Consents

Schedule 7.10	India and Portugal Operations

Schedule 10.2(a)(xii)	Specified Indemnity

AGREEMENT AND PLAN OF MERGER AND STOCK PURCHASE AGREEMENT
THIS AGREEMENT AND PLAN OF MERGER AND STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 6, 2019, by and among: REALPAGE, INC., a Delaware corporation (“Parent”); RP NEWCO XXIX LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Parent (“Merger Sub”); BUILDIUM, LLC, a Delaware limited liability company (the “Company”); SUMERU EQUITY PARTNERS FUND L.P., a Delaware limited partnership (“SEP”); K1 PRIVATE INVESTORS, L.P., a Delaware limited partnership (“K1 PI”); K1 PRIVATE INVESTORS (A), L.P., a Delaware limited partnership (“K1 PI(A)” and together with K1 PI, “K1”); and SEP, as the Securityholders’ Agent. Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Delaware Limited Liability Company Act (the “LLC Act”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned Subsidiary of Parent; and
WHEREAS, SEP Buildium Investments, LLC, a Delaware limited liability company (the “SEP Vehicle”) holds an aggregate of 8,985,626 Common Units, and SEPBI, Inc., a Delaware corporation (the “SEP Blocker”) holds 97.369% of the outstanding membership interests in SEP Vehicle; and
WHEREAS, immediately prior to the Effective Time, SEP Vehicle will (i) redeem SEP Blocker’s interest in SEP Vehicle and (ii) distribute 8,749,214 Common Units held by SEP Vehicle (the “SEP Blocker Units”) to SEP Blocker in consideration therefor (the “SEP Redemption”); and
WHEREAS, the Company has approved the transfer of the SEP Blocker Units to SEP Blocker in connection with the SEP Redemption, and upon consummation thereof, SEP Blocker will become the holder of the SEP Blocker Units; and
WHEREAS, immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, Parent shall purchase all of the issued and outstanding capital stock of (i) SEP Blocker and (ii) K1 Buildium Holdings, Inc., a Delaware corporation (“K1 Blocker,” together with SEP Blocker, the “Blockers” and, collectively, such stock of SEP Blocker and K1 Blocker, the “Blocker Stock”); and
WHEREAS, the sole member of Merger Sub and the board of managers of the Company have each approved and declared advisable this Agreement and the Merger in accordance with the LLC Act; and
WHEREAS, concurrent with the execution and delivery of this Agreement, and as a material inducement to Parent and Merger Sub to enter into this Agreement and to preserve and protect the goodwill of the Acquired Companies, (i) certain Unitholders have executed and delivered to Parent a Significant Owner Agreement in the form attached hereto as Exhibit B (the “Significant Owner Agreement”), (ii) each member of the Management Team (as hereinafter defined) has entered into a Management Deferral Agreement in the form attached hereto as Exhibit C (the “Management Deferral Agreement”) and (iii) each of the Specified Employees and Parent has executed and delivered the employment documents set forth on Schedule A (collectively, the “Schedule of Employment Documents”), in each case, to be effective upon the Closing.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge and intending to be legally bound hereby, the parties agree as follows:
AGREEMENT

1.    Description of Transaction
1.1    Purchase of Blockers.
Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Effective Time, Parent shall purchase (the “Stock Purchase”) from each Blocker Parent the number of shares of the applicable Blocker Stock set forth opposite the name of such Blocker Parent on Schedule 1.1 attached hereto. As consideration for the Stock Purchase, each Blocker Parent shall be entitled to receive an amount equal to (a) (i)(x) the Adjusted Transaction Value, plus (y) the Aggregate Participation Threshold of the Vested Incentive Units, multiplied by (ii) such Blocker Parent’s Blocker Percentage (such aggregate amount to be paid to all Blocker Parents at Closing, the “Closing Blocker Consideration”), and (b) such Blocker Parent’s Blocker Percentage of any Post-Closing Consideration (if, when and to the extent payable in accordance with this Agreement) (such aggregate amount to be paid to all Blocker Parents pursuant to clause “(a)” and “(b)” of this Section 1.1, the “Blocker Consideration”).
1.2    Merger of Merger Sub into the Company.
Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the LLC Act, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving company in the Merger (the “Surviving Company”) and will become a wholly-owned Subsidiary of Parent.
1.3    Effect of the Merger.
The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the LLC Act.
1.4    Closing; Effective Time.
The consummation of the Merger and the other Contemplated Transactions (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Texas at 10:00 a.m. (Dallas, Texas time) on a date to be designated by Parent, which shall be no later than the fifth Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 7 and 8 (other than those conditions set forth in Section 7.1, 7.2, 7.4, 7.6(b), 7.6(c), 7.6(f), 7.6(g), 7.6(h), 7.6(i), 7.6(j), 7.6(k), 7.6(l), 7.7, 7.9, 8.1, 8.2, 8.4, 8.5, and 8.6 that are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions and all other conditions to Closing), or at such other time and/or date as Parent and the Company may jointly designate. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Contemporaneously with or as promptly as practicable after the Closing, the Company and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) satisfying the applicable requirements of the LLC Act to be duly executed by the Company and Merger Sub and filed with the Secretary of State of the State of Delaware. The Merger shall become effective as of the time that the Certificate of Merger is accepted by the Secretary of State of the State of Delaware (the effective time of the Merger being referred to as the “Effective Time”).
1.5    The Closing Transactions.
Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions promptly following the Effective Time:
(a)    On the Closing Date, Parent shall deliver to the Payment Agent, and shall cause the Payment Agent to pay (i) to each Blocker Parent, such Blocker Parent’s portion of the Closing Blocker Consideration by wire transfer of immediately available funds to the account(s) designated in writing by such Blocker Parent no later than two Business Days prior to the Closing Date and (ii) subject to Section 1.8, each Unitholder other than the Blockers, such Unitholder’s portion of the Merger Consideration, by wire transfer of immediately available funds or check, as designated by such Unitholder in the Letter of Transmittal submitted by such Unitholder in accordance with Section 1.8, in accordance with and subject to the terms and conditions of Section 1.7(a)(iv)(A), in each case as set forth on the Sale and Merger Consideration Spreadsheet;
(b)    On the Closing Date, Parent shall use reasonable best efforts to deliver, or cause to be delivered, to the Securityholders’ Agent the Securityholders’ Agent Expense Fund, by wire transfer of immediately available funds to the account(s) designated in writing by the Securityholders’ Agent no later than two Business Days prior to the Closing Date;
(c)    On the Closing Date, Parent shall use reasonable best efforts to deposit, by wire transfer of immediately available funds, an amount equal to the Specified Escrow Amount with Escrow Agent in accordance with an escrow agreement in a form mutually and reasonably acceptable to Parent and the Securityholders’ Agent, which such escrow agreement will contain the terms set forth on Schedule 1.5(c) (the “Escrow Agreement”);
(d)    On the Closing Date, Parent shall repay, or cause to be repaid, on behalf of the Acquired Companies, an amount equal to the Repaid Indebtedness, by wire transfer of immediately available funds to the account(s) designated in each Pay Off Letter; and
(e)    On the Closing Date, Parent shall use reasonable best efforts to pay, or cause to be paid, on behalf of the Acquired Companies, the Company Transaction Expenses by wire transfer of immediately available funds to the account(s) designated by the holders of such Company Transaction Expenses no later than two Business Days prior to the Closing Date (it being understood and agreed that if any payee of such Company Transaction Expenses does not designate the account(s) to which such payment shall be made no later than two Business Days prior to the Closing Date, such payment will not be made on the Closing Date and instead Parent shall pay, or cause to be paid, such amounts to such holders promptly after such payee designates such account(s); provided, that any Company Transaction Expenses that are payable to Company Employees (other than consultants or contractors) and required to be treated under the Code as compensation shall instead be paid through the Surviving Company’s payroll no later than the next regular payroll following the Closing Date.
(f)    Any payments contemplated by this Section 1.5 which are not made on the Closing Date shall be made on the Business Day immediately following the Closing Date, except as expressly contemplated by Section 1.5(e).
1.6    Limited Liability Company Agreement; Managers and Officers.

(a)    Immediately after the Effective Time, the LLC Agreement shall be restated in its entirety to be identical to the form attached hereto as Exhibit D (the “Amended and Restated LLC Agreement”), until thereafter duly amended in accordance with Legal Requirements and as provided in such amended and restated limited liability company agreement.
(b)    The managers and officers of Merger Sub prior to the Effective Time shall be the initial managers and officers of the Surviving Company, respectively, until their resignation, removal or replacement.
1.7    Conversion of Units.
(a)    Conversion. Subject to Section 1.7(b) and Section 1.8, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, any Unitholder or any other Person:
(i)    each Common Unit and Incentive Unit held in the Company’s treasury or owned by Parent, Merger Sub, the Company, or any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub, or the Company immediately prior to the Effective Time (except for any Common Unit or Incentive Unit held by the Blockers which shall be treated in accordance with Section 1.7(a)(iii)), if any, shall be cancelled and no consideration shall be paid or payable with respect thereto;
(ii)    each Unvested Incentive Unit, if any, shall be cancelled and no consideration shall be paid or payable with respect thereto;
(iii)    each Common Unit and Incentive Unit held by the Blockers immediately prior to the Effective Time shall be converted, without receiving any payment with respect thereto, into and become one validly issued, fully paid and non-assessable membership unit of the Surviving Company;
(iv)    each Common Unit and Vested Incentive Unit that is outstanding immediately prior to the Effective Time (other than (x) any Common Unit and Incentive Unit to be cancelled pursuant to Section 1.7(a)(i) or Section 1.7(a)(ii), or (y) any Common Unit or Incentive Unit held by the Blockers, which shall be treated in accordance with Section 1.7(a)(iii)), shall be converted automatically into the right to receive the following amounts:
(A)    (1) with respect to each Common Unit, an amount in cash equal to the Non-Blocker Per Unit Amount, and (2) with respect to each Vested Incentive Unit, an amount in cash equal to the Non-Blocker Per Unit Amount less the Participation Threshold attributable to such Vested Incentive Unit; and
(B)    with respect to each Common Unit and Vested Incentive Unit, an amount equal to (1) any Post-Closing Consideration (if, when and to the extent payable in accordance with this Agreement), multiplied by (2) the Non-Blocker Unitholders Percentage, divided by (3) the Fully Diluted Units held by all Non-Blocker Unitholders as of immediately prior to the Effective Time (the aggregate amount payable in respect of all such Common Units and Vested Incentive Units pursuant to Sections 1.7(a)(iv)(A) and 1.7(a)(iv)(B), the “Merger Consideration”); and

(v)    each common unit of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted automatically into one fully paid and non-assessable common unit of the Surviving Company. From and after the Effective Time, all certificates representing common units of Merger Sub shall be deemed for all purposes to represent the number of common units of the Surviving Company into which common units of Merger Sub were converted in accordance with the immediately preceding sentence.
The calculation of the payments to be made pursuant to Section 1.7(a)(iv) of this Agreement is intended to be consistent with the distribution provisions set forth in the LLC Agreement.
(b)    Adjustments.
In the event that the Company, at any time or from time to time between the date of this Agreement and the Effective Time, declares or pays any dividend on Equity Interests payable in Equity Interests or in any right to acquire Equity Interests, or effects a subdivision of the outstanding shares of Equity Interests into a greater number of shares of Equity Interests, or in the event the outstanding shares of Equity Interests shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Equity Interests, or a record date with respect to any of the foregoing shall occur during such period, then the amounts payable in respect of the Equity Interests attributable to the Blocker Stock for payment of the Blocker Consideration pursuant to Section 1.1 and the amounts payable in respect of the Equity Interests pursuant to Section 1.7(a)(iv) shall, in each case, be appropriately adjusted.
1.8    Exchange of Units.
(a)    Payment Agent. Promptly after the date hereof and prior to the Closing Date, Parent and the Securityholders’ Agent shall enter into a payment agent agreement (the “Payment Agent Agreement”) with a payment agent mutually agreed to by Parent and Securityholders’ Agent, to act as payment agent with respect to the Stock Purchase and the Merger (the “Payment Agent”). Parent shall pay all fees and expenses of the Payment Agent. At or promptly after the Effective Time on the Closing Date, Parent shall deposit with the Payment Agent cash sufficient to pay the Closing Blocker Consideration and an aggregate amount payable pursuant to Section 1.7(a)(iv)(A) (the cash amount so deposited with the Payment Agent is referred to herein as the “Payment Fund.”) The Payment Agent shall hold such funds and deliver them in accordance with, and subject to the terms and conditions, of this Agreement and the Payment Agent Agreement.
(b)    Letter of Transmittal. Promptly after the designation of the Payment Agent pursuant to Section 1.8(a) above and prior to the Effective Time, the Company shall cause the Payment Agent to provide each Unitholder other than the Blockers with (i) a letter of transmittal substantially in the form set forth on Schedule 1.8(b) (including the release contained therein) (a “Letter of Transmittal”), and (ii) instructions for use in effecting the exchange of Units (other than the Units held by the Blockers) for the Merger Consideration, if any, payable with respect to such Equity Interests. Upon the delivery to the Payment Agent of a duly executed Letter of Transmittal and such other documents as Parent or the Payment Agent may reasonably request, each such Unitholder shall be entitled to receive cash in the amount set forth in Section 1.7(a)(iv) in respect of such Units in accordance with this Agreement. The Payment Agent Agreement shall provide that the Payment Agent shall deliver or cause to be delivered (A) as soon as funds are received, (x) to each Unitholder (other than the Blockers) that has delivered a duly executed and completed Letter of Transmittal to the Payment Agent at least two Business Days prior to the Closing Date, cash in the amount set forth in Section 1.7(a)(iv)(A) in respect of all Units held by such Unitholder and (y) as soon as funds are received, to each Blocker Parent, cash in the amount set forth in Section 1.1(a), and (B) to each Unitholder (other than the Blockers) that has delivered a duly executed and completed Letter of Transmittal to the

Payment Agent after the date that is at least two Business Days prior to the Closing Date, promptly following such delivery, cash in the amount set forth in Section 1.7(a)(iv)(A).
(c)    Unit Transfer Books. As of the Effective Time, the unit transfer books of the Company shall be closed and there shall not be any further registration of transfers of Equity Interests thereafter on the records of the Company.
(d)    Undistributed Payment Funds. Any portion of the Payment Fund that remains undistributed to Unitholders as of the date that is 180 days after the Effective Time shall be delivered to Parent upon demand, and Unitholders (other than the Blockers) who have not theretofore delivered a duly executed and completed Letter of Transmittal in accordance with, and otherwise complied with, Section 1.8(b) shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration payable with respect to the Equity Interests held by such Unitholders, without any interest thereon.
(e)    Escheat. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any other Person shall be liable to any Unitholder or to any other Person for any amount paid to a public official pursuant to applicable abandoned property law, escheat law or similar Legal Requirement.
(f)    Withholding. Each of the Payment Agent, Parent and the Surviving Company shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as Parent reasonably determines are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax law or under any other Legal Requirement; provided that, other than with respect to any amount that is compensation payable to a Company Employee (which, for the avoidance of doubt, shall exclude any portion of the Merger Consideration payable to a Company Employee), Parent shall use commercially reasonable efforts to (i) provide SEP with written notice of its intention to withhold at least five Business Days prior to any such withholding, and (ii) reasonably cooperate with respect to SEP’s efforts to minimize any such Taxes. To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
(g)    Allocation. Parent agrees that, for U.S. federal (and applicable state and local) income Tax purposes, (i) the fair market values of the assets of the Company that are included as assets in the determination of Closing Working Capital shall be equal to the values of such assets taken into account in making such determination, (ii) the fair market values of the assets of the Company not taken into account in the determination of Closing Working Capital but that are reflected as assets on the face of the Company’s the Closing Balance Sheet (other than goodwill) shall be equal to the values of such assets as reflected on such balance sheet, and (iii) any excess of the gross value of the Company’s assets (as determined for applicable Tax purposes) over the sum of the fair market values agreed pursuant to clauses “(i)” and “(ii)” of this sentence shall be allocated solely to assets that would not reasonably be expected to cause any direct or indirect member of the Company to recognize materially more ordinary income in connection with the Contemplated Transactions for applicable Tax purposes than would otherwise be expected based on the allocation of fair market values in accordance with the preceding clauses “(i)” and “(ii)”.  Except as the parties may otherwise mutually agree in writing or as may be otherwise required pursuant to a final determination under Section 1313(a)(1) of the Code (or a corresponding provision of state, local or foreign Legal Requirements), the agreements regarding fair market values and allocation pursuant to the immediately preceding sentence shall be binding on the parties and their respective Affiliates for all Tax reporting purposes.
1.9    No Dissents/Appraisals.

No dissenters’ or appraisal rights shall be available with respect to this Agreement or the Contemplated Transactions.
1.10    Estimated Closing Statement.
(a)    At least three Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent (i) a consolidated balance sheet of the Acquired Companies, prepared in accordance with the policies set forth on Schedule 1.10(a) (the “Accounting Policies”), as of the Reference Time (the “Closing Balance Sheet”), (ii) a statement (the “Estimated Closing Statement”), prepared in accordance with the Accounting Policies, setting forth in reasonable detail, a good faith calculation of the Adjustment Amount, including all components of the definition thereof, each calculated as of the Reference Time (the “Estimated Adjusted Amount”) and the calculation of Adjusted Transaction Value derived therefrom; (iii) the spreadsheet described in Section 1.10(b), certified by the chief financial officer of the Company that all of such information is accurate and complete (and in the case of dollar amounts, properly calculated) as of the Closing and (iv) reasonable supporting documentation in support of the calculation of the amounts set forth in the foregoing (together, the “Sale and Merger Consideration Spreadsheet”). The Company shall provide Parent a reasonable opportunity to review and comment on the Estimated Closing Statement and components thereof and shall consider in good faith any revisions to the Estimated Closing Statement proposed by Parent.
(b)    The Sale and Merger Consideration Spreadsheet shall contain the following information:
(i)     (A) the Adjusted Transaction Value (including the Adjustment Amount); (B) the Non-Blocker Per Unit Amount; and (C) the Non-Blocker Unitholders Percentage; and (D) with respect to each Unitholder, such Unitholder’s Pro Rata Share;
(ii)    with respect to each Blocker Parent, (A) such Blocker Parent’s Blocker Percentage; and (B) the portion of the Closing Blocker Consideration payable to such Blocker Parent pursuant to Section 1.1(a);
(iii)    with respect to each Person who is a Unitholder immediately prior to the Effective Time (other than the Blockers):
(A)    the name and address of record of each such Unitholder;
(B)    the number of Outstanding Equity Interests of each class and series held by each such Unitholder;
(C)    the portion of the Merger Consideration (including the amount of the Transaction Deductions attributable to each Unitholder) that such Unitholder is entitled to receive pursuant to this Agreement and, to the extent applicable, the portion withheld pursuant to the Management Deferral Agreement; and
(D)    the portion of the Employment Tax Amount to be withheld in accordance with Section 1.8(f) from the Merger Consideration that each such Unitholder is entitled to receive pursuant to this Agreement.
1.11    Proposed Closing Statement and Final Closing Statement.

(a)    As promptly as practicable, but no later than 120 days after the Closing, Parent shall deliver to the Securityholders’ Agent a statement, prepared in accordance with this Agreement and the Accounting Policies (the “Proposed Closing Statement”), setting forth in reasonably sufficient detail (i) Parent’s good faith calculation of the Adjustment Amount, including all components of the definition thereof, each calculated as of the Reference Time (the “Proposed Adjusted Amount”) and the calculation of Adjusted Transaction Value derived therefrom; and (ii) reasonable supporting documentation in support of the calculation of the foregoing amounts.
(b)    Parent shall use, and shall cause the Acquired Companies and its and their respective Representatives to use, commercially reasonable efforts to assist the Securityholders’ Agent and its Representatives in their review of the Proposed Closing Statement and shall provide the Securityholders’ Agent and its Representatives access at reasonable times to the personnel, properties, books and records of the Acquired Companies for such purpose and for the other purposes set forth in this Section 1.11, as may be reasonably requested by the Securityholders’ Agent.
(c)    If the Securityholders’ Agent disputes the correctness of the Proposed Closing Statement, the Securityholders’ Agent shall notify Parent in writing of its objections within 30 days after receipt of the Proposed Closing Statement and shall set forth such objections, in writing and in reasonably sufficient detail, indicating each disputed item or amount and the basis for such disagreement and the reasons for the Securityholders’ Agent objections (a “Notice of Disagreement”).
(d)    During the 30 days immediately following the delivery of any Notice of Disagreement (the “Dispute Resolution Period”), Parent and the Securityholders’ Agent shall seek in good faith to resolve any differences that they may have with respect to any matter specified in such Notice of Disagreement. During the Dispute Resolution Period, Parent and the Securityholders’ Agent (and their respective Representatives) shall each have access to the other party’s working papers, trial balances and similar materials prepared in connection with the other party’s preparation of the Proposed Closing Statement and the Notice of Disagreement, as the case may be, in each case as reasonably requested. Upon resolution, the matters set forth in any such written resolution executed by Parent and the Securityholders’ Agent shall be final and binding on the parties on the date of such written resolution.
(e)    If, at the end of the Dispute Resolution Period, Parent and the Securityholders’ Agent have not been able to resolve, in writing, all differences that they may have with respect to any matter specified in such Notice of Disagreement (including any underlying calculations or matters with respect to compliance with Accounting Policies), Parent and the Securityholders’ Agent shall submit to a public accounting firm as shall be agreed in writing by Parent and Securityholders’ Agent (the “Accounting Firm”) for review and resolution of any and all matters that remain in dispute (and as to no other matter), and the Accounting Firm, acting as experts and not arbitrators, shall reach a final, binding resolution of all matters that remain in dispute, which final resolution shall be final and binding on the parties except for manifest error and shall be:
(i)    in writing and signed by the Accounting Firm;
(ii)    within the range of the amount contested by Parent and the Securityholders’ Agent and not assign a value to any item greater than the maximum value for such item claimed by either Parent or the Securityholders’ Agent or less than the minimum value for such item claimed by either Parent or the Securityholders’ Agent;
(iii)    furnished to Parent and the Securityholders’ Agent as soon as practicable after the items in dispute have been referred to the Accounting Firm, which shall not be more than

45 days after such referral or such later period set forth in the engagement letter of the Accounting Firm and mutually agreed to by Parent and the Securityholders’ Agent; and
(iv)    made in accordance with this Agreement (including the definitions used herein).
Any further submissions to the Accounting Firm must be written and delivered to each party to the dispute. Parent and the Securityholders’ Agent agree to execute, if requested by the Accounting Firm, a reasonable engagement letter in customary form and shall cooperate fully with the Accounting Firm and promptly provide all documents and information requested by the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The procedure outlined in this Section 1.11(e) is referred to as the “Dispute Resolution Procedure.”
(f)    The Proposed Closing Statement shall become the “Final Closing Statement”:
(i)    on the 31st day following the delivery of the Proposed Closing Statement if a Notice of Disagreement has not been delivered to Parent by the Securityholders’ Agent;
(ii)    with such changes as are necessary to reflect matters resolved pursuant to any written resolution executed pursuant to Section 1.11(d), on the date such resolution is executed, if all outstanding matters are resolved through such resolution; and
(iii)    with such changes as are necessary to reflect the Accounting Firm’s resolution of matters in dispute, on the date the Accounting Firm delivers its final, binding resolution pursuant to Section 1.11(e).
The date on which the Proposed Closing Statement becomes the Final Closing Statement pursuant to the immediately foregoing sentence is referred to as the “Final Determination Date.”
(g)    Parent and the Securityholders’ Agent shall each pay their own costs and expenses incurred in connection with such Dispute Resolution Procedure; provided, that the fees and expenses of the Accounting Firm shall be borne in the same proportion that the Securityholders’ Agent’s position, on the one hand, and Parent’s position, on the other hand, as initially presented to the Accounting Firm (based on the aggregate of all differences at such time taken as a whole) bears to the final resolution as determined by the Accounting Firm.
1.12    Payment of the Post-Closing Adjustment Amount.
(a)    If the Adjustment Amount set forth in the Final Closing Statement (the “Actual Adjustment Amount”) is greater than the Estimated Adjustment Amount (such difference, the “Adjustment Deficit”), Parent shall first deduct the Adjustment Deficit from the Adjustment Holdback, and, if the Adjustment Deficit exceeds the amount of the Adjustment Holdback, then Parent shall be entitled, but not required, to deduct such excess (in each case, the “Adjustment Gap”) from the Indemnification Holdback. In the event (i) the Adjustment Deficit exceeds the sum of the Adjustment Holdback and the Indemnification Holdback, or (ii) an Adjustment Gap exists and Parent elects not to deduct such Adjustment Gap from the Indemnification Holdback, Parent shall be entitled to recourse against each Seller for such Seller’s Pro Rata Share of the Adjustment Gap, such liability not to exceed the aggregate amount of cash consideration such Seller actually receives pursuant to Section 1.1 or Section 1.7(a)(iv), as applicable). In the event the Adjustment Deficit is less than the Adjustment Holdback, Parent shall pay to the Payment Agent, within 15 Business Days after the Final Determination Date, the remaining Adjustment Holdback after deducting such

Adjustment Deficit therefrom, if any, by wire transfer of immediately available United States funds, for distribution to the Blocker Parents pursuant to Section 1.1(b) and to Unitholders pursuant to Section 1.7(a)(iv) of this Agreement, it being agreed that Parent and the Securityholders’ Agent shall deliver joint written instructions to the Payment Agent within 15 Business Days after the Final Determination Date authorizing the Payment Agent to make such distribution promptly following receipt of such funds from Parent, if applicable.
(b)    If the Actual Adjustment Amount is less than or equals the Estimated Adjustment Amount (such difference, the “Adjustment Surplus”), then Parent shall pay the amount of the Adjustment Holdback and the full amount of such Adjustment Surplus to the Payment Agent within 15 Business Days after the Final Determination Date, by wire transfer of immediately available United States funds, for distribution to the Blocker Parents pursuant to Section 1.1(b) and to Unitholders pursuant to Section 1.7(a)(iv) of this Agreement, it being agreed that Parent and the Securityholders’ Agent shall deliver joint written instructions to the Payment Agent within 15 Business Days after the Final Determination Date authorizing the Payment Agent to make such distribution promptly following receipt of such funds from Parent.
1.13    Further Action.
If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Company and Parent shall be authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
2.    Representations and Warranties of the Company.
Except as set forth in the corresponding part of the Disclosure Schedule prepared by the Company in accordance with Section 11.19 and delivered to Parent concurrently with the execution and delivery of this Agreement or such disclosure is reasonably apparent on its face that it applies to such part of the Disclosure Schedule, the Company represents and warrants, to and for the benefit of the Indemnified Parties (with the understanding and acknowledgement that Parent and Merger Sub would not have entered into this Agreement without being provided with the representations and warranties set forth in this Section 2 and that Parent and Merger Sub are relying on these representations and warranties), as follows:
2.1    Organizational Matters.
(a)    Organization, Standing and Power to Conduct Business. Each Acquired Company: (i) has been duly organized, and is validly existing and in good standing (or equivalent status), under the laws of the jurisdiction of its formation; (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as currently planned by such Acquired Company to be conducted; and (iii) is duly qualified, licensed and admitted to do business and is in good standing, in each jurisdiction in which such qualification, license or admission is necessary (except where the failure to be so qualified, licensed, or admitted or to be in good standing would not, individually or in the aggregate, be reasonably expected to be material to any Acquired Company). Part 2.1(a) of the Disclosure Schedule accurately sets forth each jurisdiction where each Acquired Company is qualified, licensed or admitted to do business.
(b)    Charter Documents. The Company has Made Available accurate and complete copies of the Charter Documents of each Acquired Company as currently in effect. No Acquired Company is in material violation of any of the provisions of the Charter Documents of any of the Acquired Companies,

and no Acquired Company has taken any action that is inconsistent in any material respect with any resolution adopted by such Acquired Company’s unitholders or board of managers (or other similar body) or any committee of the board of managers (or other similar body) of such Acquired Company.
(c)    Directors and Officers. Part 2.1(c) of the Disclosure Schedule accurately sets forth, as of the date of this Agreement (i) the names of the members of the board of managers (or similar body) of each Acquired Company; (ii) the names of the members of each committee of the board of managers (or similar body) of each Acquired Company; and (iii) the names and titles of the officers of each Acquired Company.
(d)    Subsidiaries and Equity Investments. Part 2.1(d)(i) of the Disclosure Schedule sets forth a complete and accurate list identifying each Subsidiary of the Company, all issued and outstanding equity, voting, beneficial or ownership interests in such Subsidiary, each holder thereof, and the jurisdiction of organization of such Subsidiary. Except for the equity interests identified in Part 2.1(d)(ii) of the Disclosure Schedule or the Subsidiaries of the Company, none of the Acquired Companies has ever owned, beneficially or otherwise, any units or other securities of, or any direct or indirect equity, voting, beneficial or ownership interest in, any Entity. None of the Acquired Companies is obligated to make any future investment in or capital contribution to any Entity. Since May 23, 2016, none of the Acquired Companies has guaranteed any obligation of any Entity that is not an Acquired Company.
(e)    Predecessors. There are no Entities that have been merged into, or that otherwise are predecessors to, any Acquired Company, in each case, since May 23, 2016.
(f)    Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of any Acquired Company (except for any power of attorney executed on behalf of a Subsidiary of the Company in favor of the Company).
2.2    Capital Structure.
(a)    Equity Interest. The authorized Equity Interests of the Company consist of (i) 27,963,620 Common Units and (ii) 4,682,381 Incentive Units.
(b)    As of the date of this Agreement: (A) there are 26,515,796 Common Units issued and outstanding; (B) there are 3,036,312 units of Incentive Units issued and outstanding; and (C) the Company has no other issued or outstanding units of Equity Interests. The Company has reserved 4,682,381 Incentive Units for issuance under the Stock Plan, of which 3,036,312 Incentive Units are outstanding as of the date of this Agreement. All of the outstanding units of Equity Interests have been duly authorized and validly issued, and are fully paid, non-assessable and, except as set forth in the LLC Agreement, not subject to any preemptive rights.
(i)    Part 2.2(b)(i) of the Disclosure Schedule sets forth an accurate and complete list of (1) the holders of all the issued and outstanding Equity Interests, and the class, series and number of Equity Interests owned of record by each such holder, (2) all outstanding Equity Interests that are subject to any repurchase, or forfeiture provision, (3) the vesting schedule for such Equity Interests, (4) the acceleration of vesting of any such Equity Interests that will occur in connection with the Contemplated Transactions and (5) the date of grant and the Participation Threshold amount of such Equity Interests that are Incentive Units. Except as set forth in the LLC Agreement or the Buildium Employee LLC Agreement, no Equity Interests are subject to any restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws).

(ii)    No Equity Interests are held as treasury stock or are owned by the Company or any other Acquired Company. Since May 23, 2016, the Company has not declared or paid any dividends on any Equity Interests, and there are no accrued dividends remaining unpaid with respect to any Incentive Units.
(iii)    Part 2.2(b)(iii) of the Disclosure Schedule sets forth an accurate and complete list of the holders of outstanding equity securities of each Acquired Company (other than the Company) and the class, series and number of such units owned of record by each such holder.
(c)    No Other Securities. There is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) with respect to any Equity Interests or other securities of any Acquired Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any Equity Interests (or cash or other property based on the value of such Equity Interests) or other securities of any Acquired Company; (iii) Contract under which any Acquired Company is or may become obligated to sell, grant, deliver or otherwise issue any Equity Interests or any other securities, including any legally binding promise or commitment to grant or issue securities of any Acquired Company to an employee of or other provider of services to any Acquired Company; or (iv) Contract under which any Acquired Company is or may become obligated to issue, distribute or otherwise deliver to holders of any Equity Interests any evidences of indebtedness or assets of any Acquired Company. Immediately after the Effective Time, there will be no outstanding options, warrants, or other rights to purchase or otherwise acquire Equity Interests or other securities of the Company.
(d)    No Agreements. There is no Contract between any Acquired Company and any Unitholder or among any Unitholders, relating to the issuance, acquisition (including any acquisition pursuant to any right of first refusal or preemptive rights), disposition, registration under the Securities Act of 1933, as amended, or voting of the Equity Interests of any Acquired Company. Part 2.2(d) of the Disclosure Schedule accurately identifies each Company Contract relating to any securities of any Acquired Company that contains any information rights, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing.
(e)    Compliance with Laws. All Equity Interests and all other securities issued or granted by any Acquired Company since May 23, 2016 have been issued and granted in compliance in all material respects with (i) all applicable securities laws and all other applicable Legal Requirements, and (ii) all requirements set forth in all applicable Contracts. None of the outstanding Equity Interests were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of any Acquired Company.
(f)    Repurchased Units. Part 2.2(f) of the Disclosure Schedule accurately sets forth with respect to any Equity Interests repurchased or redeemed by any Acquired Company since May 23, 2016: (i) the name of the seller of such Equity Interests; (ii) the number, class and series of units repurchased or redeemed; (iii) the date of such repurchase or redemption; and (iv) the price paid by such Acquired Company for such Equity Interests. All Equity Interests repurchased, redeemed, converted or cancelled by any Acquired Company since May 23, 2016 were repurchased, redeemed, converted or cancelled in compliance with (A) all applicable securities laws and other applicable Legal Requirements, and (B) all requirements set forth in all applicable Contracts.
(g)    Merger Consideration. No Person will be entitled to receive any payment or consideration as a result of the Merger or the Stock Purchase by virtue of their ownership of Equity Interests or Blocker Stock other than as specifically set forth in the Sale and Merger Consideration Spreadsheet.

(h)    Subsidiary Units. All of the equity interests of, and other voting, beneficial or ownership interests in, each Acquired Company (other than the Company) are owned by another Acquired Company free and clear of any Liens (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws). No Acquired Company (other than the Company) has the right to vote on or approve the Merger or any of the other Contemplated Transactions. Except as set forth in the LLC Agreement, the Buildium Employee LLC Agreement or the Buildium Agency LLC Agreement, none of the equity interests or other voting, beneficial or ownership interests of any Acquired Company is subject to any voting trust agreement or any other Contract relating to the voting, dividend rights or disposition of any equity interests or other voting, beneficial or ownership interests of any Acquired Company.
(i)    Ungranted Incentive Units. Part 2.2(i) of the Disclosure Schedule identifies, as of the date of this Agreement, each Company Employee and each current or former contractor or consultant of any Acquired Company with an offer letter or other employment or services Contract that contemplates a grant of Incentive Units or any other equity or equity-based awards, which Incentive Units or other equity or equity-based awards have not been granted as of the date of this Agreement, together with the number of such options or other equity or equity-based awards.
(j)    Uncertificated Units. All Equity Interests and all other securities issued or granted by any Acquired Company are uncertificated and are held solely in book entry form.
2.3    Authority and Due Execution.
(a)    Authority. The Company has all requisite limited liability company power and authority to enter into this Agreement and each Company Transaction Document and to consummate the Contemplated Transactions. Except for the adoption of this Agreement by the Required Unitholder Vote in accordance with Section 6.2(a), the execution, delivery and performance of this Agreement and the other Company Transaction Documents by the Company, and the consummation of the Contemplated Transactions, have been duly authorized by all necessary limited liability company action on the part of the Company and its board of managers, and no other limited liability company proceedings on the part of the Company or any Acquired Company are necessary to authorize the execution, delivery and performance of this Agreement and the other Company Transaction Documents by the Company or to consummate the Contemplated Transactions.
(b)    Due Execution. This Agreement has been, and each other Company Transaction Document has been or will be, duly executed and delivered by the Company and, assuming due execution and delivery by the other parties hereto and thereto, constitutes or will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to the Enforceability Exception.
(c)    Board Approval. The Company’s board of managers has: (i) determined that the Merger is advisable, fair and in the best interests of the Company and the Unitholders; (ii) approved and declared the advisability of this Agreement; (iii) recommended the adoption of this Agreement by the Unitholders and directed that this Agreement and the Merger be submitted for consideration by the Unitholders in accordance with Section 6.2(a); and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other Contemplated Transactions.
(d)    No Takeover Statute. No state or foreign takeover statute or similar Legal Requirement applies or purports to apply to the Merger or this Agreement.

(e)    Approved Sale. Upon obtaining of the Required Unitholder Vote, the Merger will constitute an “Approved Sale” with the meaning assigned to such term in Section 9.3 of the LLC Agreement.
(f)    SEP Redemption. The Company has approved the transfer of the SEP Blocker Units to SEP Blocker in connection with the SEP Redemption, and no further approval or proceeding on the part of the Company is necessary to approve such transfer.
2.4    Non-Contravention and Consents.
(a)    Non-Contravention. Assuming the receipt of the Company Governmental Consents, the execution and delivery of this Agreement and each other Company Transaction Document does not, and the consummation of the Merger and the performance of this Agreement and each other Company Transaction Document by the Company will not: (i) conflict with or violate any of the Charter Documents of any Acquired Company or any resolution adopted by the unitholders, board of managers (or other similar body) or any committee of the board of managers (or other similar body) of any of the Acquired Companies; (ii) conflict with or violate any applicable Legal Requirement to which any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies, is subject; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of any Acquired Company or alter the rights or obligations of any Person under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of any Acquired Company pursuant to, any Material Contract; or (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by any of the Acquired Companies or that otherwise relates to such Acquired Company’s business or to any of the assets owned or used by such Acquired Company, except in the cases of clauses “(ii),” “(iii),” or “(iv),” as would not, individually or in the aggregate, reasonably be expected to be material to any Acquired Company.
(b)    Contractual Consents. Except for (i) applicable premerger notifications under the HSR Act, (ii) the Consents set forth on Part 2.4(b) of the Disclosure Schedule, or (iii) such Consents, which if not obtained would not, individually or in the aggregate, be reasonably expected to be material to any Acquired Company, no Consent under any Material Contract is required to be obtained, and no Acquired Company is or will be required to give any notice to, any Person in connection with the execution, delivery or performance of this Agreement or any other Company Transaction Document or the consummation of the Merger or any of the other Contemplated Transactions. For purposes of this Agreement, including this Section 2.4(b) and Section 2.4(c), a Consent will be deemed “required to be obtained,” and a notice will be deemed “required to be given,” if the failure to obtain such Consent or give such notice would result in any Acquired Company becoming subject to any material Liability, being required to make any payment or losing or forgoing any material right or benefit under the terms of such Material Contract.
(c)    Governmental Consents. No Consent of any Governmental Entity is required to be obtained, and no filing is required to be made with any Governmental Entity, by any Acquired Company in connection with the execution, delivery and performance of this Agreement or any other Company Transaction Document, or the consummation of the Stock Purchase, the Merger or any of the other Contemplated Transactions except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) applicable premerger notifications under the HSR Act, and the expiration or termination of the applicable waiting period with respect to, or as applicable any consent or approval required, pursuant to the HSR Act and (iii) such Consents which if not obtained would not, individually or in the aggregate, be reasonably expected to be material to any Acquired Company (such Consents, the “Company Governmental Consents”).
2.5    Financial Statements.
(a)    Financial Statements. The Company has Made Available the following financial statements (i) the audited consolidated financial statements (consisting of consolidated balance sheets, consolidated statements of operations, and consolidated statements of cash flows) of the Acquired Companies as of and for the years ended December 31, 2017 and December 31, 2018, and (ii) the unaudited consolidated financial statements (consisting of a consolidated balance sheet, a consolidated statement of operations and a consolidated statement of cash flows) of the Acquired Companies as of and for the nine-month period ended September 30, 2019 (the unaudited consolidated financial statements set forth in this clause “(ii),” the “Interim Financial Statements”). (The financial statements referred to in the first sentence of this Section 2.5(a) are referred to collectively as the “Financial Statements.”) The Financial Statements were prepared in accordance with GAAP consistently applied throughout the periods covered and in accordance with the Company’s historic past practice (except that the Interim Financial Statements do not contain footnotes or normal year-end adjustments which would not be, individually or in the aggregate, material) and fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Acquired Companies as of the dates, and for the periods, indicated therein. The Pre-Closing Financial Statements will be prepared in accordance with GAAP and will fairly present the consolidated financial position, results of operations and cash flows of the Acquired Companies as of the dates, and for the periods, indicated therein. The Company maintains a standard system of accounting established and administered in accordance with GAAP, including complete books and records in written or electronic form.
(b)    Internal Controls. Each Acquired Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no significant deficiencies or material weaknesses in the design or operation of any Acquired Company’s internal control over financial reporting that are reasonably likely to adversely affect such Acquired Company’s ability to record, process, summarize or report financial information to such Acquired Company’s management and board of managers. There is not, and there has not been since May 23, 2016, any fraud, whether or not material, that involves or involved management or other employees who have or had a significant role in any Acquired Company’s internal control over financial reporting. The Company’s system of internal controls over financial reporting is effective.
(c)    Accounts Receivable and Payable. All of the accounts receivable and trade accounts of the Acquired Companies arose in the ordinary course of business, are carried on the records of the Acquired Companies at values determined in accordance with GAAP and are bona fide. No Person has any Lien on any of such accounts receivable, and no request or agreement for deduction or discount has been made with respect to any of such accounts receivable except as adequately reflected in reserves for doubtful accounts set forth in the 2018 Balance Sheet and as will be set forth in the Closing Balance Sheet. Except for such accounts payable which are Company Transaction Expenses, all accounts payable have been incurred in exchange for goods or services delivered or rendered to the Company in the ordinary course of business.

(d)    Certain Accounting Practices. Since May 23, 2016, no Acquired Company has changed its methods of accounting, accounting principles, accounting practices, collection practices or credit policy.
(e)    Insider Receivables. Part 2.5(e) of the Disclosure Schedule provide an accurate and complete breakdown of all outstanding amounts owed (including any Indebtedness) to any Acquired Company by any Company Employee or Unitholder (“Insider Receivables”). There will be no outstanding unpaid Insider Receivables as of the Effective Time.
2.6    No Liabilities; Indebtedness.
(a)    Absence of Liabilities. No Acquired Company has any Liability of any nature, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in financial statements prepared in accordance with GAAP, whether due or to become due and whether or not determinable), other than: (i) liabilities identified as such in the “liabilities” column of the balance sheet included in the Interim Financial Statements; (ii) current liabilities incurred subsequent to the date of the Interim Financial Statements in the ordinary course of business consistent with past practices; (iii) obligations that exist under Company Contracts and that are expressly set forth in and identifiable by reference to the text of such Company Contracts; (iv) commitments that were incurred in the ordinary course of business consistent with past practices; (v) liabilities in excess of $150,000 individually or $500,000 in the aggregate; and (vi) set forth in Part 2.6 of the Disclosure Schedule. Since May 23, 2016, none of the Acquired Companies is or has ever been a party to any “off balance sheet arrangement” (as defined in Item 303(a)(4) of Regulation S-K promulgated by the Securities and Exchange Commission).
(b)    Indebtedness. Part 2.6(b) of the Disclosure Schedule sets forth a complete and correct list of each item of Company Indebtedness as of the date of this Agreement, identifying the creditor to which such Company Indebtedness is owed and the amount of such Company Indebtedness as of the close of business on the date of this Agreement. No Company Indebtedness contains any restriction upon the prepayment of any of such Company Indebtedness. With respect to each item of Company Indebtedness, no Acquired Company is in default and no payments are past due. No Acquired Company has received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Company Indebtedness. Since May 23, 2016, none of the Acquired Companies has guaranteed or has assumed any Liability for any Indebtedness of any other Person that is not an Acquired Company.
(c)    Director and Officer Indemnification. There is no outstanding claim for indemnification, reimbursement, contribution by, or the advancement of expenses to, any current or former director or officer of the Company (other than a claim for reimbursement from the Company, in the ordinary course of business, of travel expenses or other out-of-pocket expenses of a routine nature incurred by such director or officer in the course of performing such director’s or officer’s duties for the Company) pursuant to: (i) any term of any of the Charter Documents of any Acquired Company or (ii) any indemnification Contract between any Acquired Company and any such director or officer.
2.7    Litigation.
There is no Legal Proceeding pending, or, to the Knowledge of the Company, threatened: (a) that involves any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies; (b) that involves any Liability (of any Person) that has been retained or assumed, indemnified against or guaranteed (either contractually or by operation of any Legal Requirement) by any Acquired Company; (c) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions; (d) that relates to the ownership or alleged ownership of any equity interests or other securities of any of the Acquired Companies, or any option, warrant or other right to acquire equity interests or other securities of any of the Acquired Companies; or (e) that relates to any right or alleged right to receive any consideration as a result of or in connection with this Agreement or the Merger. Part 2.7 of the Disclosure Schedule lists: (x) each Legal Proceeding since May 23, 2016 that any Acquired Company has commenced against any other Person; (y) any Legal Proceeding since May 23, 2016 that any Acquired Company has threatened against any other Person; and (z) each Legal Proceeding since May 23, 2016 that has ever been pending against any of the Acquired Companies.
2.8    Taxes.
(a)    (i) All income and other material Tax Returns required to be filed by or with respect to the Acquired Companies have been duly and timely filed; (ii) all items of income, gain, loss, deduction and credit or other items (“Tax Items”) required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return is accurate and complete in all material respects, including any election statements required or otherwise made with any Tax Return, which are complete and have been properly filed in accordance with applicable rules in the respective jurisdiction in which each Acquired Company operates; (iii) all Taxes owed by the Acquired Companies or for which the Acquired Companies are liable that are or have become due have been timely paid in full; (iv) all Tax withholding and deposit requirements imposed on or with respect to the Acquired Companies have been satisfied in full; (v) there are no Liens on any of the assets of the Acquired Companies that arose in connection with any failure (or alleged failure) to pay any Tax (other than Permitted Liens); (vi) all required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of each Acquired Company; and (vii) the Acquired Companies have made full and adequate provision in their books and records and Financial Statements to the extent required by GAAP for all Taxes which are not yet due and payable.
(b)    The Company has Made Available accurate and complete copies of all income Tax Returns and other material Tax Returns filed by the Acquired Companies during the past six years and all correspondence to the Acquired Companies from, or from the Acquired Companies to, a Taxing Authority relating thereto.
(c)    There is no ongoing claim against any Acquired Company for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing with respect to any Tax Return of or with respect to the Acquired Companies, other than those disclosed in Part 2.8(c) of the Disclosure Schedule. No Tax audits or administrative or judicial proceedings are being conducted, are pending or have been threatened in writing with respect to the Acquired Companies, other than those disclosed in Part 2.8(c) of the Disclosure Schedule. No claim has ever been made by a Taxing Authority in a jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.
(d)    There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Acquired Companies (other than any such extension that is automatically granted) or any waiver or agreement for any extension of time for the assessment or collection of any Tax of or with respect to the Acquired Companies.
(e)    No Acquired Company is a party to or bound by any Tax allocation, Tax sharing or Tax indemnity agreements or arrangements or similar Contracts or any other obligation to indemnify any other Person with respect to Taxes (other than any such agreements, arrangements, or Contracts entered into in the ordinary course of business and the primary purpose of which does not relate to the allocation or sharing of or indemnification for Taxes).
(f)    None of the property of the Acquired Companies (other than Equity Interests of the Company) is held in an arrangement that could be classified as a partnership for Tax purposes, and no Acquired Company owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code), or passive foreign investment company (as defined in Section 1297 of the Code) or other Entity the income of which is or could be required to be included in the income of any Acquired Company.
(g)    None of the outstanding Indebtedness of any Acquired Company constitutes Indebtedness with respect to which any interest deductions may be disallowed under Section 163(i), Section 163(l) or Section 279 of the Code (or under any other corresponding provision of applicable Legal Requirements).
(h)    Neither Parent or any of its Affiliates nor any Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following with respect to any Acquired Company: (i) change in method of accounting prior to the Closing for a taxable period ending on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local, or foreign Legal Requirements); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Legal Requirements) executed prior to the Closing; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Legal Requirements) occurring or arising prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; (v) prepaid amount received or deferred revenue realized outside of the ordinary course of business prior to the Closing; (vi) adjustments pursuant to Code Section 263A (or any comparable provision under state, local, or foreign Tax laws) prior to the Closing or (vii) election pursuant to Section 965(h) of the Code.
(i)    No Acquired Company has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Legal Requirements), or as a transferee, successor, or otherwise under applicable Legal Requirements. No Acquired Company is, and no Acquired Company has ever been, a member of an affiliated, consolidated, combined or unitary group filing for federal or state income Tax purposes, other than a group the common parent of which was or is any Acquired Company.
(j)    No Acquired Company has entered into any Contract or arrangement with any Taxing Authority that requires any Acquired Company to take any action or to refrain from taking any action. No Acquired Company is a party to any Contract with any Taxing Authority that would be terminated or adversely affected as a result of the Contemplated Transactions.
(k)    No Acquired Company has participated, within the meaning of Treasury Regulations Section 1.6011-4(c), in (i) any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder; (ii) any “tax shelter” or “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder; or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder. Each Acquired Company has disclosed on its Tax Returns all positions taken therein that would reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Legal Requirements).

(l)    There is no material property or obligation of any Acquired Company, including uncashed checks to vendors, customers, or employees, non-refunded overpayments or unclaimed subscription balances, that has escheated to any state or municipality under any applicable escheatment laws, as of the date hereof.
(m)    No Acquired Company is subject to Tax in any country, other than the country in which it is organized, by virtue of having a permanent establishment or fixed place of business in such country. All payments by, to, or among any of the Acquired Companies comply in all material respects with all applicable transfer pricing requirements imposed by any Taxing Authority, and the Company has Made Available accurate and complete copies of all transfer pricing documentation prepared pursuant to Treasury Regulation Section 1.6662‑6 (or any similar foreign statutory, regulatory, or administrative provision) by or with respect to any of the Acquired Companies during the past five years.
(n)    The provision for Taxes set forth on the balance sheets included in the Financial Statements has been made in accordance with GAAP, as of the dates thereof. Except in connection with the Contemplated Transactions, no Acquired Company has incurred any Liabilities for Taxes since the date of the Interim Financial Statements outside the ordinary course of business.
(o)    No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 or 361 of the Code (i) in the two years prior to the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.
(p)    No Acquired Company is subject to any private letter ruling of the IRS or any comparable rulings of any taxing authority and no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could bind any Acquired Company after the Closing Date.
(q)    No Acquired Company has (i) agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of applicable Legal Requirements by reason of a change in accounting method and, to the Knowledge of the Company, no Governmental Entity has proposed any such adjustment, or any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to its business or operations, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of applicable Legal Requirements.
(r)    Each Acquired Company is in material compliance with all sales and use Tax requirements in the jurisdictions in which each Acquired Company does business. With respect to all sales Taxes ever collected by any Acquired Company (i) in states where any Acquired Company is registered for sales Tax purposes, each Acquired Company has properly remitted all sales Taxes collected in such states to the applicable state Taxing Authority and (ii) in states where no Acquired Company is registered for sales Tax purposes, each Acquired Company has returned all sales Taxes collected from Persons located in such state to such Person (or, if such Person cannot be located or is no longer in business, has remitted such sales Taxes to the unclaimed property office of such state).
(s)    No Acquired Company has made an election under (i) Section 108(i) of the Code to defer the recognition of any cancellation of indebtedness income, or (ii) Section 1101 of the Bipartisan Budget Act of 2015 to apply the rules of the Bipartisan Budget Act of 2015 to taxable years beginning before January 1, 2018.

(t)    Part 2.8(t) of the Disclosure Schedule sets forth the U.S. federal income tax classification of each Acquired Company.
(u)    No Acquired Company is or has ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code.
(v)    For purposes of this Section 2.8, any reference to any Acquired Company shall be deemed to include any Person that merged with or was liquidated or converted into such Acquired Company.
(w)    Notwithstanding anything contained in this Agreement to the contrary, the Company makes no representation or warranty with respect to the existence, availability, amount, usability or limitation (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss carryforward, basis amount, or other Tax attributes of any Acquired Company after the Closing Date.
2.9    Title to Property and Assets.
(a)    Personal Property. Each Acquired Company has good, valid and marketable title to, or valid leasehold interests in, all Company Personal Property. The Company Personal Property constitutes all personal property necessary to conduct each of the businesses of the Acquired Companies as they are presently conducted and as they are currently planned by the Acquired Companies to be conducted. None of the Company Personal Property is owned by any other Person without a valid and enforceable right of the Acquired Companies to use and possess such Company Personal Property, which right will remain valid and enforceable immediately following the Effective Time. None of the Company Personal Property is subject to any Lien, other than Permitted Liens. All Company Personal Property: (i) is in good operating condition and repair (ordinary wear and tear excepted) and is adequate, in all material respects, for the conduct of each of the Acquired Companies’ respective businesses as they are presently conducted and as they are currently planned by the Acquired Companies to be conducted, and (ii) is available for use, immediately following the Effective Time, in the business and operation of the Acquired Companies as currently conducted. Part 2.9(a) of the Disclosure Schedule identifies all assets that are material to the business of any Acquired Company being leased to any Acquired Company.
(b)    Customer Information. The Acquired Companies collectively have sole and exclusive ownership, free and clear of any Liens, or have the valid right to use all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to current and former customers of the Acquired Companies for which any Acquired Company has retained records. No Person other than the Acquired Companies possesses any licenses, claims or other rights with respect to the use of any such customer information owned or purported to be owned by any of the Acquired Companies.
(c)    Leased Real Property. No Acquired Company owns, or has ever owned, any real property. Part 2.9(c)(x) of the Disclosure Schedule sets forth a list of all real property currently leased by any Acquired Company or otherwise used or occupied by each Acquired Company for the operation of its business (the “Leased Real Property”). The Leased Real Property is: (i) in good and safe operating condition and repair, and free from physical and mechanical defects, ordinary wear and tear excepted; (ii) maintained in a manner consistent with commercially reasonable standards that are generally followed with respect to similar properties; (iii) available for use in and sufficient for the purposes and current demands of the business and operation of the Acquired Companies as currently conducted and as currently planned by the Acquired Companies to be conducted; and (iv) is supplied with utilities and other services necessary for the current demands of the business and operation of the Acquired Companies as currently conducted and as currently planned by the Acquired Companies to be conducted. With respect to each Leased Real Property lease, the tenant thereunder enjoys peaceful, exclusive and undisturbed use and possession in all material respects of the demised premises thereunder. None of the Acquired Companies have subleased or otherwise granted to any person the right to use or occupy any Leased Real Property lease. The Company has Made Available to Parent true and complete copies of all leases with respect to the Leased Real Property.
2.10    Bank Accounts; Powers of Attorney.
(a)    Part 2.10(a) of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of each Acquired Company at any bank or other financial institution: (i) the name of the bank or other financial institution at which such account is maintained; (ii) the account number; (iii) the type of account; and (iv) the names of all Persons who are authorized to sign checks or other documents with respect to such account.
(b)    No Acquired Company has any obligation to act under any outstanding power of attorney or any obligation or liability, either accrued, accruing or contingent, as guarantor, surety, consignor, endorser (other than for purposes of collection in the ordinary course of business of the Acquired Companies), co-maker or indemnitor in respect of the obligation of any Person.
2.11    Intellectual Property and Related Matters.
(a)    Part 2.11(a) of the Disclosure Schedule accurately identifies each (i) item of Registered Company IP and (ii) material unregistered Mark owned or purported to be owned by any Acquired Company. For each item of Registered Company IP, Part 2.11(a) of the Disclosure Schedule also accurately identifies (A) the record owner of such item, and, if different, the legal owner and beneficial owner of such item, (B) the jurisdiction in which such item is issued, registered or pending, (C) the issuance, registration or application date and number of such item, (D) for each Domain Name registration, the applicable Domain Name registrar and the name of the registrant and (E) each action, filing, and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain each item of Registered Company IP in full force and effect.
(b)    All documents and instruments necessary to establish, perfect and maintain the rights of any Acquired Company in any Registered Company IP have been validly executed and delivered and filed in a timely manner with the appropriate Governmental Entity. All necessary fees and other filings with respect to any Registered Company IP have been timely submitted to the relevant Governmental Entity and Domain Name registrars to maintain such Registered Company IP in full force and effect. No issuance or registration obtained and no application filed by or on behalf of any Acquired Company for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where the applicable Acquired Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. Each item of Registered Company IP is subsisting and all issuances and registrations included in the Registered Company IP are valid and enforceable.
(c)    No Acquired Company owns or purports to own any Patents.
(d)    None of the Registered Company IP is subject to any cancellation or opposition proceeding.
(e)    One of the Acquired Companies is the sole and exclusive owner of all right, title and interest in and to all Owned Company IP, free and clear of all Liens (other than Permitted Liens). All Licensed Company IP is validly licensed to the Acquired Companies pursuant to (i) Intellectual Property Licenses listed on Part 2.19(a) of the Disclosure Schedule, (ii) Open Source Code listed in Part 2.11(n) of the Disclosure Schedule or (iii) Off-the-Shelf Software Licenses. The Acquired Companies have (and will continue to have immediately following the Closing) valid and continuing rights under such Contracts to use, sell, license and otherwise exploit, as the case may be, all Licensed Company IP as the same is currently used, sold, licensed and otherwise exploited by the Acquired Companies. All Owned Company IP is freely transferrable and assignable to Parent without restriction and without payment of any kind to any Person.
(f)    The Owned Company IP and the Licensed Company IP constitute all of the Intellectual Property and Intellectual Property Rights necessary and sufficient to enable each of the Acquired Companies to conduct their business as it is now being conducted.
(g)    No Acquired Company has made or entered into any Contract that grants any Person exclusive rights in, to or under any Owned Company IP or any Acquired Company IP licensed exclusively to any Acquired Company by any Person. No Person who has licensed any Intellectual Property or Intellectual Property Rights from any Acquired Company has ownership rights with respect to any modifications, improvements or derivative works of such Intellectual Property or Intellectual Property Rights.
(h)    There are no royalties, honoraria, fees or other payments payable (and not yet paid) by any Acquired Company to any Person (in each case, other than salaries payable to employees and honoraria, fees or other payments made to consultants and independent contractors, in each case, that are not contingent on or related to use of their respective work product) as a result of the ownership, use, possession, license, sale, marketing, advertising, disposition or other exploitation of any Owned Company IP.
(i)    During the six year period prior to the date of this Agreement, none of the following has infringed, misappropriated (or constituted or resulted from the misappropriation or other unauthorized use of), misused, diluted or otherwise violated, or currently infringes, misappropriates (or constitutes or results from the misappropriation or other unauthorized use of), misuses, dilutes or otherwise violates, any Intellectual Property or Intellectual Property Rights of any Person: (i) any Acquired Company, (ii) the conduct of the business of any Acquired Company, (iii) any Company Product, Company Software or the manufacture, use, offer for sale, sale, license, importation, exportation, reproduction, distribution, provision or other exploitation of any Company Product or Company Software or (iv) any Owned Company IP or, to the Knowledge of the Company, any Acquired Company Intellectual Property exclusively licensed to any Acquired Company.
(j)    Since May 23, 2016, none of the Acquired Companies has received any written or, to the Knowledge of the Company, unwritten notice from any Person (i) alleging (A) any infringement, misappropriation, misuse, dilution, violation or unauthorized use or disclosure of any Intellectual Property or Intellectual Property Rights or (B) unfair competition, (ii) inviting any Acquired Company to take a license under any Intellectual Property or Intellectual Property Rights of any Person or to consider the applicability of any Person’s Intellectual Property or Intellectual Property Rights to any Company Products or Company Software or to the conduct of the business of any Acquired Company or (iii) challenging the ownership, use, validity or enforceability of any Acquired Company IP.
(k)    To the Knowledge of the Company, no Person is infringing, misappropriating, misusing, diluting or otherwise violating any (i) Owned Company IP, (ii) Acquired Company IP exclusively licensed to any Acquired Company or (iii) solely with respect to misuse, the Company Product or Company Software. No Acquired Company has made any written or unwritten claim against any Person alleging any infringement, misappropriation, misuse, dilution or violation of any (A) Owned Company IP, (B) Acquired Company IP exclusively licensed to any Acquired Company or (C) solely with respect to misuse, the Company Product or Company Software.

(l)    Each Acquired Company has taken commercially reasonable measures to maintain and protect all Trade Secrets of each Acquired Company and all Trade Secrets of any Person with respect to which any Acquired Company has a confidentiality obligation. No such Trade Secrets have been authorized to be disclosed or, to the Knowledge of the Company, have been actually disclosed to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use of such Trade Secrets. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of any Acquired Company has included in any publication or presentation, whether written or oral, any Company Software (including any algorithms or code) or any Trade Secrets. Each current or former employee, consultant and independent contractor of each Acquired Company that has been involved in the authorship, invention, creation, conception or other development of any Acquired Company IP has entered into an enforceable written non-disclosure and assignment Contract with one of the Acquired Companies that effectively and validly assigns to such Acquired Company all Intellectual Property and Intellectual Property Rights authored, invented, created, conceived, or otherwise developed by such employee, consultant or independent contractor in the scope of his or her employment or his, her or its engagement with any Acquired Company in a form that, if used after 2014, has been Made Available to Parent (an “IP Assignment Agreement”). To the Knowledge of the Company, no current or former employee, consultant or independent contractor that is a party to any such IP Assignment Agreement is in breach of or has failed to perform any of his, her or its obligations under such IP Assignment Agreement. No current or former employee, consultant or independent contractor of any Acquired Company has excluded any Intellectual Property or Intellectual Property Rights authored, invented, created, conceived, or otherwise developed prior to his, her or its employment or engagement with any Acquired Company from his, her or its assignment pursuant to such Person’s IP Assignment Agreement. No current or former employee, consultant or independent contractor of any Acquired Company has any claim, right or interest in or to any Owned Company IP, and no Owned Company IP authored, invented, created, conceived, or developed by a current or former employee, consultant or independent contractor of any Acquired Company is subject to any Contract entered into by such current of former employee, consultant or independent contractor with any of his or her former or concurrent employers. To the Knowledge of the Company, no current employee, consultant or independent contractor of any Acquired Company is in breach of any Contract entered into by such current employee, consultant or independent contractor with any of (a) his or her former or concurrent employers or (b) any other Person that has engaged any such current employee, consultant or independent contractor to perform any work or provide any services to such other Person, in each case of clause “(a)” and “(b),” concerning Intellectual Property, Intellectual Property Rights, confidentiality or noncompetition. To the Knowledge of the Company, no current employees of any Acquired Company are obligated under any Contract or other agreement, or subject to any Order of any Governmental Entity, that would interfere with such employee using his or her best efforts to promote the interests of any Acquired Company or that would conflict with the conduct of the businesses of any Acquired Company.
(m)    Part 2.11(m) of the Disclosure Schedule accurately identifies all third party Software (other than Open Source Software listed in Part 2.11(n) of the Disclosure Schedule) that is incorporated or embedded in or bundled with any Company Software or Company Product. None of the source code or related materials for any Company Software has been licensed or provided to, or used or accessed by, any Person other than employees, consultants or independent contractors of the Acquired Companies who have entered into written confidentiality Contracts with respect to such source code or related source materials. None of the Acquired Companies is a party to any source code escrow Contract or any other Contract (or a party to any Contract obligating any Acquired Company to enter into a source code escrow Contract or other Contract) requiring the deposit of any source code or related source materials for any Company Software.
(n)    Part 2.11(n) of the Disclosure Schedule accurately identifies all Open Source Software that is or has been included, incorporated or embedded in, linked to, combined or distributed with,

or used in the delivery or provision of any Company Software or any Company Product. Each of the Acquired Companies has complied with and is currently in compliance with, all of the licenses, conditions and other requirements applicable to the Open Source Software identified (or required to be identified) in Part 2.11(n) of the Disclosure Schedule.
(o)    No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with, or used in the delivery or provision of any Company Software or Company Product, in each case, in a manner that subjects any Company Software or Company Product to any Copyleft License or that requires or purports to require the Company to grant any Intellectual Property License with respect to any Patents.
(p)    The Company Software and Company Products are free from any defect, bug or programming, design or documentation error that would have a material effect on the operation or use of any Company Software or Company Products. None of the Company Software or Company Products contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the Software industry), corruptant or any other code designed or intended to have, capable of performing or that without user intent will cause, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any Software, hardware or device (including any computer, tablet computer, handheld device, disk or storage device), (ii) damaging or destroying any data or file without the user’s consent or (iii) sending any information to any Acquired Company or any other Person without the user’s consent (collectively, “Technical Contaminants”). To the Knowledge of the Company, none of the Company Software or Company Products: (A) constitutes, contains or is considered “spyware” or “trackware” (as such terms are commonly understood in the software industry), (B) records a user’s actions without such user’s knowledge or (C) employs a user’s Internet connection without such user’s knowledge to gather or transmit information on such user or such user’s behavior. Each Acquired Company has implemented industry standard procedures to mitigate against the likelihood that any Company Software or Company Products contains any Technical Contaminants or hardware components designed to permit unauthorized access to or disable, erase or otherwise harm Software, hardware or data.
(q)    Neither the execution, delivery or performance of this Agreement or any other Transaction Documents nor the consummation of the Merger or any of the other Contemplated Transactions will, with or without notice or lapse of time, result in: (i) the loss, forfeiture or impairment of any right of any Acquired Company to own, use, practice, offer, license, provide, sell, distribute or otherwise exploit any Acquired Company IP, (ii) the imposition of any Lien on any Acquired Company IP, (iii) the assignment, transfer or grant by any Acquired Company or Parent (or any Affiliate of any Acquired Company or Parent) to any Person of any ownership interest or Intellectual Property License with respect to any Acquired Company IP or any Intellectual Property Rights or Intellectual Property of Parent or any of its Affiliates, (iv) the disclosure or delivery of (or requirement to disclose or deliver) any Acquired Company IP by or to any escrow agent or other Person or (v) any obligation of any Acquired Company or Parent (or any Affiliate of any Acquired Company or Parent) to pay any royalties, fees, honoraria or other amounts to any other Person in excess of those payable by any Acquired Company prior to Closing.
(r)    No government funding and no facilities of any university, college, other educational institution or research center were or are used in the development of any Owned Company IP, nor does any Governmental Entity or any university, college, other educational institution or research center own, purport to own, have any other rights in or to or have any option to obtain any rights in or to any Owned Company IP.

(s)    The IT Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of each Acquired Company. Each Acquired Company (i) has taken reasonable measures to preserve and maintain the performance, security and integrity of the IT Systems (and all Software, information or data stored on any IT Systems) and (ii) maintains reasonable documentation regarding all IT Systems, their methods of operation and their support and maintenance. During the two year period prior to the date of this Agreement, (A) there has been no failure with respect to any IT Systems that has had a material effect on the operations of any Acquired Company and (B) to the Knowledge of the Company, there has been no unauthorized access to or use of any IT Systems (or any Software, information or data stored on any IT Systems).
(t)    Each Acquired Company has since May 23, 2016 (i) implemented and maintained reasonable safeguards to protect Personal Information and other confidential data in its possession or under its control against loss and unauthorized access, use, modification, disclosure or other misuse and (ii) contractually obligated all third-party service providers, outsourcers, processors, or other third parties processing Personal Information for or on behalf of the Acquired Companies to (A) comply with applicable Privacy Laws in all material respects and (B) take reasonable steps to protect and secure Personal Information from loss, theft, unauthorized access, use, modification, disclosure or other misuse.
(u)    Each Acquired Company is in material compliance with (i) all applicable Privacy Laws, (ii) all of the Acquired Companies’ (or any Subsidiary’s, as applicable) policies and procedures regarding Personal Information, including all publicly available privacy policies and notices (whether posted to an external-facing website of an Acquired Company or otherwise made available or communicated to third parties by an Acquired Company), and (iii) all contractual obligations that an Acquired Company has entered into with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information. No Acquired Company has received any written notice of any claims of, or been charged with the violation of, any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information.
(v)    To the Knowledge of the Company, since May 23, 2016, there have been no data breaches, unauthorized access to or disclosure of, or other misuse or breach of any Personal Information under the possession or control of an Acquired Company. The Acquired Companies have implemented disaster recovery and business continuity plans, and taken actions consistent with such plans, to safeguard its data, the IT Systems, and Personal Information, and enable the ongoing conduct of the Acquired Companies’ businesses in the event of a disaster or IT Systems outage. Neither an Acquired Company nor any third party acting at the direction or authorization of an Acquired Company has (i) paid any perpetrator of any data breach incident or cyber-attack or (ii) paid any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party.
2.12    Government Contracting.
No Acquired Company is, or since May 23, 2016 has been, a party to a Contract that would constitute a Company Government Contract. No Acquired Company has, or has ever had, any obligation under any Company Contract that would constitute a Company Government Contract.
2.13    Compliance; Permits.
(a)    Compliance. Since May 23, 2016, (i) no Acquired Company has failed to comply with or has violated any applicable Legal Requirement and (ii) no investigation or review by any

Governmental Entity is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Acquired Company. Since May 23, 2016, none of the Acquired Companies has received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any applicable Legal Requirement.
(b)    Orders. There is no Order binding upon any Acquired Company or to which any assets owned or used by any Acquired Company is subject. No officer or, to the Knowledge of the Company, other employee of any of the Acquired Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the respective Acquired Company’s business.
(c)    Permits. Each Acquired Company holds, to the extent required by applicable Legal Requirements, all material Permits from, and has made all material declarations and filings with, all Governmental Entities for the operation of its business as presently conducted, including the sale, transport, export, import or shipment of any items or materials (whether in tangible form or otherwise) to any jurisdiction that is outside of the United States. No suspension or cancellation of any such Permit is pending or, to the Knowledge of the Company, has been threatened. Each such Permit is valid and in full force and effect, and each Acquired Company is, and since May 23, 2016 has been, in compliance, in all material respects, with the terms, conditions and requirements of each such Permit. Part 2.13(c) of the Disclosure Schedule provides an accurate and complete list of all material Permits held by each Acquired Company, and the Company has Made Available accurate and complete copies of each such Permit. Since May 23, 2016, no Acquired Company has received any written notice from any Governmental Entity regarding (i) any actual or possible violation of or failure to comply with any term, condition or requirement of any Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Permit.
(d)    Export and Import Laws. Since May 23, 2016, no Acquired Company has violated any applicable U.S. Export and Import Laws or made a voluntary disclosure with respect to any violation of any of such laws. Each Acquired Company: (i) has been since May 23, 2016 and is in compliance with all applicable Foreign Export and Import Laws; (ii) has prepared and timely applied for all material import and export licenses required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of its business; and (iii) has been since May 23, 2016 in compliance with all applicable Legal Requirements relating to trade embargoes and sanctions. No product, service or financing provided by any Acquired Company has been directly or indirectly provided to, sold to or performed for or on behalf of Cuba, Iran, Libya, North Korea, Sudan, Syria or any other country or Person against which the U.S. maintains economic sanctions or an arms embargo in violation of any Legal Requirements.
(e)    Export Proceedings. There is no export-related or import-related Legal Proceeding, and to the Knowledge of the Company, there is no investigation or inquiry, pending or, to the Knowledge of the Company, that has been threatened against any Acquired Company or any officer or director of any Acquired Company (in his or her capacity as an officer or director of any Acquired Company) by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity.
(f)    No Subsidies. None of the Acquired Companies possesses, or, since May 23, 2016, has possessed, or has any rights or interests, or has ever had any rights or interests with respect to, any grants, incentives or subsidies from any Governmental Entity.
(g)    Foreign Corrupt Practices and Anti-Bribery. No Acquired Company, no director, officer or employee of any Acquired Company with respect to any matter relating to any Acquired Company and, to the Knowledge of the Company, no agent, attorney, accountant, advisor or other representative of any Acquired Company (other than a director, officer or employee of an Acquired Company) with respect to any matter relating to any Acquired Company, has: (i) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any foreign or domestic government official, candidate for public office, political party or political campaign, for the purpose of (A) influencing any act or decision of such foreign or domestic government official, candidate, party or campaign, (B) inducing such foreign or domestic government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage; (ii) paid, offered or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (iii) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (iv) established or maintained any unlawful fund of corporate monies or other properties; (v) created or caused the creation of any false or inaccurate books and records of the Company or any of its Subsidiaries related to any of the foregoing; or (vi) taken any action that would constitute a violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd 1 et seq. or any similar Legal Requirement in any jurisdiction where any Acquired Company conducts business, if such Acquired Company was subject thereto.
2.14    Brokers’ and Finders’ Fees.
No Acquired Company has incurred, or will incur, directly or indirectly, any Liability for any brokerage or finder’s fee or agent’s commission or any similar charge in connection with this Agreement or any other Company Transaction Document or any of the Contemplated Transactions. Part 2.14 of the Disclosure Schedule identifies each Person that is or may become entitled to receive any fee or other amount from any of the Acquired Companies for professional services performed or to be performed in connection with the Merger and the Stock Purchase.
2.15    Restrictions on Business Activities.
There is no Material Contract under which any Acquired Company is or may become, or under which Parent or any Affiliate of Parent will be or may become after the Effective Time, subject to any restrictions or purported restrictions on selling, licensing or otherwise distributing any of its technology or products or on providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of any market.
2.16    Employment Matters.
(a)    Employee List. Part 2.16(a) of the Disclosure Schedule contains a list of all current employees of each Acquired Company as of the date of this Agreement, and correctly reflects: (i) their dates of hire; (ii) their positions and job functions; (iii) their current annual base salaries or hourly wages; (iv) any other cash compensation payable to them; and (v) full-time or part-time status and exempt or non-exempt status. Part 2.16(a) of the Disclosure Schedule designates each employee of any Acquired Company whose services for the Acquired Companies are performed exclusively or primarily in the United States (a “U.S. Employee”) and each employee of any Acquired Company whose services for the Acquired Companies are performed exclusively or primarily in a country other than the United States (a “Non-U.S. Employee”), and also designates the country in which each Non-U.S. Employee exclusively or primarily performs such services. The employment of each of the U.S. Employees is terminable by the Acquired Companies at-will, and the employment of each of the Non-U.S. Employees is terminable either at-will or at the expiration of a standard notice period as set forth in the applicable Legal Requirements or contained in a written Contract that has been disclosed in writing to Parent in Part 2.16(a) of the Disclosure Schedule. The Company has Made Available accurate and complete copies of (x) all current employee manuals and handbooks, and Company-wide written policy statements and (y) all compensation payable to each employee identified in Part 2.16(a) of the Disclosure Schedule (including housing allowances, compensation payable pursuant to a bonus, deferred compensation, commission arrangements or any other basis of compensation and each Company Benefit Plan in which they participate or are eligible to participate, in each case, that are Company-wide and in written form).
(b)    No Termination. No executive officer or other individual identified on Schedule 2.16(b) (each such executive officer or other individual, a “Key Employee”) has provided written notice of or, to the Knowledge of the Company, expressed an intention to terminate his or her employment or service with any Acquired Company prior to the first anniversary of the Closing Date. No Acquired Company has a basis to terminate the employment or service of any Key Employee for cause.
(c)    Employee Claims. No Person has claimed or, to the Knowledge of the Company, has reason to claim that any Company Employee or any primarily US-based current or former contractor or consultant of any Acquired Company: (i) is in violation of any term of any employment Contract, noncompetition agreement or any restrictive covenant agreement with such Person; (ii) has disclosed or utilized any Trade Secret or proprietary information or documentation of such Person; or (iii) has interfered in the employment relationship between such Person and any of its current or former employees. No Company Employee or any primarily US-based current or former contractor or consultant of any Acquired Company has used or proposed to use any Trade Secret, information or documentation proprietary to any former employer or violated any confidential relationship with any Person in connection with the development, manufacture or sale of any product or proposed product, or the development or sale of any service or proposed service, of any Acquired Company.
(d)    Labor Unions. None of the employees of any Acquired Company is represented by a labor union, works council or any other collective bargaining representative, and no Acquired Company is subject to any collective bargaining agreement or any other similar agreement with respect to any of its employees. There is no labor dispute, strike, work stoppage, lockout or union organizing activity with regard to any Acquired Company’s employees or any other material labor-related issue pending or, to the Knowledge of the Company, threatened against any Acquired Company. No Acquired Company has agreed to recognize any labor union, works council or other collective bargaining representative, nor has any labor union, works council or other collective bargaining representative been certified as the exclusive bargaining representative of any employees of any Acquired Company. There is no challenge regarding representation as to any labor union, works council or other collective bargaining representative with respect to any employees of any Acquired Company, and no labor union, works council or other collective bargaining representative claims to or is seeking to represent any employees of any Acquired Company. No Acquired Company has entered into any Contract with any labor union, trade union, works council or any other employee representative body or any number or category of its employees that would prevent, restrict or impede the implementation of any lay off, redundancy, severance or similar program within its or their respective workforces (or any part of them).
(e)    Legal Compliance. Since May 23, 2016, no Acquired Company and no employee or other Representative of any Acquired Company, has committed or engaged in any unfair labor practice in connection with the conduct of the business of any of the Acquired Companies. No Legal Proceeding, claim, charge or complaint against any Acquired Company is pending or, to the Knowledge of the Company, has been threatened or is reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including charges of unfair labor practices or discrimination complaints. Each current Company Employee is lawfully authorized to work in the jurisdiction in which he or she is employed according to applicable immigration laws. Each Acquired Company is, and since May 23, 2016 has been, in compliance in all material respects with all Legal Requirements related to employment and employment practices, the terms and conditions of employment and wages and hours (including the classification of employees under applicable federal and state laws) and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Entity, respecting employment, including Legal Requirements, orders, rulings, decrees, judgments and awards relating to discrimination, sexual harassment, worker classification (including the proper classification of workers as independent contractors and consultants under applicable federal and state laws), fair employment practices, affirmative action, tax withholding, wages and hours, overtime, wage payment, civil rights, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, workers compensation, work authorization, immigration, and wrongful discharge.
(f)    WARN Act, Notice and Consultation. Since May 23, 2016, no Acquired Company has had any plant closing, mass layoff or other termination of Company Employees that has imposed or would reasonably be expected to impose any obligation or other Liability upon any Acquired Company under the WARN Act. No Acquired Company has or will become subject to any obligation under applicable Legal Requirements or otherwise to notify or consult with, prior to the Effective Time, any Non-U.S. Employee, Governmental Entity or labor union, works council or other labor organization with respect to the impact of the Contemplated Transactions on the employment of any of the Company Employees or the compensation or benefits provided to any of the Company Employees. No Acquired Company is a party to any Contract that in any manner restricts any Acquired Company from relocating, consolidating, merging or closing any portion of the business of any of the Acquired Companies.
(g)    Independent Contractor. Part 2.16(g) of the Disclosure Schedule accurately sets forth, with respect to each individual who is currently engaged as an independent contractor of any Acquired Company or has provided services as an independent contractor since May 23, 2016:
(i)    the name of such independent contractor and the date as of which such independent contractor was originally engaged by the Acquired Company;
(ii)    a description of such independent contractor’s services or scope of duties and responsibilities;
(iii)    the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Acquired Company with respect to services performed in the fiscal years ended December 31, 2017 and 2018; and
(iv)    the terms of compensation of such independent contractor.
(h)    Misclassification. Since May 23, 2016, except as would not reasonably be expected to result in material Liability, all individuals who perform or have performed services for any Acquired Company have been properly classified under the applicable Legal Requirements as employees or independent contractors, to the extent applicable. No independent contractor is eligible to participate in any Company Benefit Plan (other than the Stock Plan or any independent contractor or consulting agreement). Since May 23, 2016, except as would not reasonably be expected to result in material Liability, no Acquired Company has or has had any temporary or leased employees that were not treated and accounted for in all respects as temporary or leased employees of such Acquired Company. Except as would not reasonably be expected to result in material Liability, the current and former employees of the Acquired Companies have been properly classified since May 23, 2016 as either exempt or non-exempt employees under the applicable Legal Requirements of all jurisdictions in which the Acquired Companies maintain employment relationships. Except as would not reasonably be expected to result in material Liability, each Acquired Company maintains accurate and complete records of all overtime hours worked since May 23, 2016 by each employee eligible for overtime compensation and compensates all employees in accordance with the requirements of the Fair Labor Standards Act and the applicable Legal Requirements of all jurisdictions in which the Acquired Companies maintain employees.
(i)    Certain Conduct. Since May 23, 2016, neither the Acquired Companies nor any Company Employee in their capacity as such have settled any material proceedings, complaints, or other grievances relating to sexual harassment, and there are no such proceedings, complaints, or other grievances currently pending or, to the Knowledge of the Company, threatened against any Company Employee or the Acquired Companies.
2.17    Employee Benefit Plans.
(a)    Part 2.17(a) of the Disclosure Schedule lists each material Company Benefit Plan. A “Company Benefit Plan” is each Employee Benefit Plan that (A) provide benefits or compensation to any Company Employee or any primarily US-based current or former contractor or consultant of any Acquired Company, (B) are adopted, maintained, sponsored, contributed to, or required to be contributed to by any Acquired Company, or (C) with respect to which any Acquired Company is a party, participates in, or has or could reasonably be expected to have any Liability with respect thereto, whether actual or contingent, or direct or indirect. Part 2.17(a) of the Disclosure Schedule specifies with respect to each Company Benefit Plan whether it provides compensation or benefits exclusively or primarily to U.S. Employees (a “U.S. Benefit Plan”) or exclusively or primarily to non-U.S. Employees (a “Non-U.S. Benefit Plan”). With respect to each material U.S. Benefit Plan, the Company has Made Available accurate and complete copies of the following documents, to the extent applicable, (1) all current plan documents (or a written summary of the material terms, if no such plan document exists), including all current related trust agreements, insurance contracts and funding agreements, and all amendments thereto, (2) copies of the three most recently filed Form 5500 Annual Reports and all schedules thereto, (3) the most recent determination letter (or opinion letter) received from the Internal Revenue Service, (4) the most recent audited financial statements, (5) the most recent summary plan descriptions, and (6) any non-routine correspondence with any Governmental Entity during the past three years.
(b)    No Acquired Company has, since May 23, 2016, sponsored, maintained, contributed to, been obligated to contribute to, or had any Liability (including on account of an ERISA Affiliate) in respect of, (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, including a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer plan” (as defined in Section 413(c) of the Code), or (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Acquired Company has incurred, or would reasonably be expected to incur, any Liability under Title IV of ERISA that has not been satisfied in full. None of the Company Benefit Plans provide for, and none of the Acquired Companies has any material Liability in respect of, any post-employment or post-retiree health, or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under Section 4980B of the Code or any other similar state statute of a state of the United States, and at the sole premium expense of such individual.
(c)    Each Company Benefit Plan (and each related trust, insurance contract or fund) has since May 23, 2016 been established, maintained, administered and operated in all material respects in accordance with the terms of the applicable controlling documents and in all material respects in accordance with the applicable provisions of ERISA, the Code and all other applicable Legal Requirements.
(d)    Since May 23, 2016, all required reports, descriptions and disclosures have been filed or distributed appropriately in all material respects and in accordance in all material respects with applicable Legal Requirements with respect to each U.S. Benefit Plan. Since May 23, 2016, the requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code have been met in all material respects with respect to each Company Benefit Plan that is a group health plan subject to ERISA.
(e)    All contributions (including all employer contributions and employee salary reduction contributions), premiums or other payments that are due and owing by an Acquired Company have been timely paid to each U.S. Benefit Plan (or related trust or held in the general assets of the Acquired Companies and accrued, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each U.S. Benefit Plan (or related trust) or accrued in accordance with GAAP to the extent required to be so accrued. All premiums or other payments that are or were due and owing by an Acquired Company for all periods ending on or before the Closing Date have been timely paid with respect to each U.S. Benefit Plan, as applicable.
(f)    Each U.S. Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the Internal Revenue Service within the applicable remedial amendment periods, and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be likely to adversely affect the qualified status of any such U.S. Benefit Plan. No such determination letter or advisory letter has been revoked, and no Governmental Entity threatened to revoke any such determination letter or advisory letter.
(g)    With respect to each Company Benefit Plan:
(i)    since May 23, 2016, there have been no “prohibited transactions” with respect to any such U.S. Benefit Plan that would subject any Acquired Company to a material Tax or penalty imposed pursuant to Section 4975 of the Code or Section 502(c), (i) or (l) of ERISA;
(ii)    since May 23, 2016, no Acquired Company (by way of indemnification, directly or otherwise) has and no fiduciary has, any material Liability for breach of fiduciary duty or any failure to act or comply in connection with the administration or investment of the assets of any U.S. Benefit Plan; and
(iii)    no Legal Proceeding (other than routine claims for benefits) that would result in a material liability to an Acquired Company is pending or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Legal Proceeding.
(h)    Neither the execution and delivery of this Agreement or any other Company Transaction Document nor the consummation of any of the Contemplated Transactions will (alone or in combination with any other event): (i) result in any payment or benefit becoming due to any Company Employee or to current or former contractor or consultant of any Acquired Company under any Company Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any Company Employee or to any current or former contractor or consultant of any Acquired Company under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or benefits to any Company Employee or to any primarily current or former contractor or consultant of any

Acquired Company under any Company Benefit Plan; or (iv) give rise to any payments or benefits that, separately or in the aggregate, would result in any excise tax on any recipient under Section 4999 of the Code or that would be non-deductible to the payor under Section 280G of the Code. This Section 2.17(h) shall not apply to any arrangements entered into at the direction of Parent or between Parent and its Affiliates, on the one hand, and a “disqualified individual” (as defined under Section 280G of the Code) on the other hand (“Parent Arrangements”). For the avoidance of doubt, compliance with this Section 2.17(h) shall be determined as if such Parent Arrangements had not been entered into.
(i)    No Acquired Company has an obligation to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Section 409A or 4999 of the Code or otherwise.
(j)    No Company Benefit Plan that is qualified under Section 401(a) of the Code is funded with or provides for payments, investments or distributions in any employer security as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.
(k)    Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code is in compliance in all material respects with Section 409A of the Code.
(l)    Without limiting the generality of the other provisions of this Section 2.17, each Non-U.S. Benefit Plan that, under applicable Legal Requirements, is required to be registered or approved by a Governmental Entity, has been so registered or approved. All contributions to, and material payments from, each Non-U.S. Benefit Plan under the terms of such plan or applicable Legal Requirements have since May 23, 2016 been timely made, and all contributions for any period ending on or before the Closing Date that are not yet due have been accrued in accordance with country-specific accounting practices if required to be so accrued. Each Non-U.S. Benefit Plan that, under applicable Legal Requirements, is required to be funded, is either funded to an extent sufficient to provide for the accrued benefit obligations with respect to any Company Employees (including U.S. Employees) or is fully insured, in each case based upon generally accepted local accounting and actuarial practice and procedures. Each Non-U.S. Benefit Plan is in compliance in all material respects with all applicable Legal Requirements.
(m)    The Incentive Units are intended to be “profits interests” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343 (“Rev. Proc. 93-27”) and Rev. Proc. 2001-43, and neither the Company nor, to the Knowledge of the Company, any holder thereof have or taken any action, including any tax reporting position, that is inconsistent with the application of Rev. Proc. 93-27 or Rev. Proc. 2001-43. Each holder of Incentive Units has filed a valid and timely election under Section 83(b) with respect to each grant of such units, and (ii) has been issued a Schedule K-1 for any period that such holder held such units.
2.18    Environmental Matters.
(a)    Each Acquired Company is, and since May 23, 2016 has been, in compliance in all material respects with all Environmental Laws, and no Legal Proceeding, complaint, demand or notice has been made, given, filed or commenced (or, to the Knowledge of the Company, has been threatened) by any Person against any Acquired Company alleging any failure to comply in all material respects with any Environmental Law or seeking contribution towards, or participation in, any remediation of any contamination of any property with Hazardous Materials. Each Acquired Company has obtained, and is and since May 23, 2016 has been in compliance in all material respects with all of the terms and conditions of, all Permits that are required under any Environmental Law and since May 23, 2016 has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables that are contained in any applicable Environmental Law. The Company has Made Available accurate and complete copies of all internal and external environmental audits and studies in its possession or reasonable control, if any, relating to any Acquired Company or its operations and all correspondence materially bearing on environmental liabilities relating to any Acquired Company or its operations.
(b)    No release of Hazardous Materials exists on or under any property that has been caused by or impacted by the operations or activities of any Acquired Company and that could give rise to any material liability or material investigative, remedial or other obligation under any Environmental Law or that could result in any kind of material liability to any Person claiming damage to Person or property as a result of such circumstance or physical condition.
(c)    All properties and equipment used in the business of any Acquired Company are and, since May 23, 2016, have been free of Hazardous Materials, except for any Hazardous Materials in small quantities found in products used by the Company or for office or janitorial purposes in compliance with Environmental Law or as could not give rise to any material investigative, remedial or other obligation under any Environmental Law.
2.19    Contracts.
(a)    List. Part 2.19(a) of the Disclosure Schedule sets forth a list of all Material Contracts (other than any Company Contract with a customer pursuant to a standard form of the Company’s customer Contract, which standard form is listed on Part 2.19(a)(r) of the Disclosure Schedule) as of the date of this Agreement, including the names of the parties thereto, the date of each such Material Contract and the date of each amendment thereto.
(b)    Enforceability; No Breach. All Material Contracts are in full force and effect. All Material Contracts are valid and enforceable, subject only to the Enforceability Exception. No Acquired Company, and, to the Knowledge of the Company, no other party, is in default under or in breach of any Material Contract. No payments or other obligations of any Acquired Company are past due under any Material Contract. No event has occurred, and no circumstance or condition exists, that, with notice, the passage of time or both, could reasonably be expected to: (i) constitute a material default under or result in a violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract or cause the breach of any Material Contract by any Acquired Company. To the Knowledge of the Company, no party to any Material Contract has exercised or purported or threatened to exercise any termination rights with respect to such Material Contract. No Acquired Company has received any written notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Material Contract that has not been fully remedied and withdrawn. The consummation of the Contemplated Transactions will not affect the enforceability against any party to any Material Contract immediately after the Effective Time.
(c)    Delivery of Contracts. The Company has Made Available accurate and complete copies of all Material Contracts (other than any Company Contract with a customer pursuant to a standard form of the Company’s customer Contract) as of the date of this Agreement, including all amendments and modifications thereof.
(d)    Reseller Contracts. There is no Company Contract involving a third party reseller or distributor or a third party sales representative involved in the marketing, sale or solicitation of orders for any Company Product (a “Channel Partner”) which, if terminated by an Acquired Company or not renewed, in each case in accordance with the terms of such Company Contract, would result in any Liability, penalty or payment to any Person in excess of such Acquired Company’s obligations under the express terms of such Company Contract.
(e)    Standard Form IP Contract. Part 2.19(e) of the Disclosure Schedule sets forth a list of each Standard Form IP Contract. The Company has Made Available accurate and complete copies of each Standard Form IP Contract, including all amendments and modifications thereof.
2.20    Insurance.
(a)    Each Acquired Company has been covered since May 23, 2016 by insurance in scope and amount customary and reasonable for the business in which it has been engaged during such period.
(b)    Part 2.20(b) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, directors and officers liability, professional liability insurance, errors and omissions insurance, or workers’ compensation coverage and bond and surety arrangements) with respect to which any Acquired Company is a party, a named insured or otherwise the beneficiary of coverage: (i) the name, address and telephone number of the agent or broker; (ii) the name of the insurer, the name of the policyholder and the name of each covered insured; (iii) the policy number and the period of coverage; (iv) the scope and amount of coverage (including an indication of whether the coverage was on a claims made, occurrence or other basis and a description of how deductibles and ceilings are calculated and operate); (v) a description of any retroactive premium adjustments or other loss sharing arrangements; and (vi) a list of all losses or claims paid, either by the insurers or by any Acquired Company under a self-insurance arrangement, including any recoveries or subrogation recoveries, as well as all pending claims or losses. Each of such insurance policies is legal, valid, binding, enforceable and in full force and effect. No Acquired Company and, to the Knowledge of the Company, no other Person, is in breach or default under any such insurance policy (including with respect to the payment of premiums or the giving of notices). The Company has made available to Parent a copy of each insurance policy set forth in Part 2.20(b) of the Disclosure Schedule.
(c)    There are no self-insurance arrangements affecting any Acquired Company.
2.21    Transactions with Related Parties.
Except for employment relationships and compensation, benefits, and travel advances in the ordinary course of business to the extent such travel advances are not, individually or in the aggregate, material, no Related Party and, to the Knowledge of the Company, no immediate family member thereof (a) has, or since May 23, 2016 has had, any interest in any material asset used in or otherwise relating to the business of the Acquired Companies (excluding any portfolio companies of any related fund or related investment vehicle of any of the Unitholders or any Affiliate thereof that have an arm’s length commercial relationship with the Acquired Companies), (b) is or has been indebted to any Acquired Company, and no Acquired Company is indebted (or has committed to make any loan or extend or guarantee credit) to any Related Party, other than under a Company Benefit Plan, the LLC Agreement or the Buildium Employee LLC Agreement, or (c) is, or has been since May 23, 2016, directly or indirectly, a party to or otherwise interested in any Company Contract (other than in its role as a securityholder of an Acquired Company or holder of Blocker Stock). No Related Party has any direct or indirect ownership interest in or relationship with (x) any Person with which any Acquired Company is affiliated or with which any Acquired Company has a business relationship (excluding any portfolio companies of any related fund or related investment vehicle of any of the Unitholders or any Affiliate thereof that have an arm’s length commercial relationship with the Acquired Companies), or (y) any Person that competes with any Acquired Company (other than the ownership of less than 5% of the outstanding publicly traded stock in publicly traded companies that may compete with the Acquired Companies).
2.22    Books and Records.
Since May 23, 2016, the minute books of the Company contain complete and accurate records of all meetings and other corporate actions and proceedings of the Unitholders and board of managers (including committees thereof) in all material respects. Accurate and complete copies of the minute books of the Company have been Made Available.
2.23    Absence of Changes.
(a)    Since the date of the Interim Financial Statements, there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, will or would reasonably be expected to have or result in a Material Adverse Effect. Since the date of the Interim Financial Statements, each Acquired Company has conducted its business in the ordinary course and consistent with past practices, and each Acquired Company has:
(i)    used commercially reasonable efforts to (A) preserve intact its present business organization, (B) to keep available the services of its present officers, managerial personnel and key employees and independent contractors, (C) preserve its relationships with customers, suppliers and others having business dealings with it, and (D) maintain its assets in their current condition (except for ordinary wear and tear), in each case, in the ordinary course of business;
(ii)    repaired, maintained, or replaced its material equipment in accordance with the normal standards of maintenance applicable in the industry;
(iii)    paid all Indebtedness and other accounts payable no later than 30 days after they became due.
(b)    Since the date of the Interim Financial Statements through the date of this Agreement, no Acquired Company has:
(i)    amended, accelerated or terminated any Material Contract or received any written notice that any other Person has or intends to take any such action with respect to a Material Contract;
(ii)    entered into any Contract either that is a Material Contract, or outside the ordinary course of business;
(iii)    acquired, assumed, sold, transferred, assigned, conveyed or otherwise disposed of, or granted any license, sublicense, covenant, non-assert, permission, consent, release, immunity, waiver or other right under or with respect to, any Intellectual Property or Intellectual Property Rights, other than non-exclusive licenses for the use of Company Products or Company Software granted to customers in the ordinary course of business consistent with past practice pursuant to an Acquired Company’s unmodified form of standard customer agreement, the forms of which have been Made Available to Parent;

(iv)    failed to maintain, cancelled (or permitted to become cancelled), abandoned or permitted to lapse or expire any Registered Company IP or failed to maintain any Trade Secret included in the Owned Company IP as a Trade Secret;
(v)    entered into or modified any standstill or non-compete contracts under which any Acquired Company is the obligor, or modified or waived any rights under any existing standstill or non-compete contract under which an Acquired Company is the beneficiary;
(vi)    made or pledged to make any charitable or other capital contribution;
(vii)    adopted, terminated or amended any Employee Benefit Plan, made any contribution to any Employee Benefit Plan (other than regularly scheduled contributions), except as required to comply with applicable Legal Requirements, or increased the compensation or benefits of any Company Employee or any current or former contractor or consultant of any Acquired Company, in each case, outside the ordinary course of business;
(viii)    made any material oral or written representation or commitment with respect to any aspect of any Employee Benefit Plan that is not in accordance with the existing written terms and provision of such Employee Benefit Plan;
(ix)    terminated any Company Employee other than in the ordinary course of business consistent with past practice;
(x)    acquired (including by merger, consolidation or the acquisition of any equity interests or assets) or sold (whether by merger, consolidation or the sale of an equity interests or assets), leased or disposed of any material assets (in each case, excluding any Intellectual Property or Intellectual Property Rights), except for fair consideration in the ordinary course of business and consistent with past practice;
(xi)    acquired (including by merger, consolidation or the acquisition of any equity interests or assets) or sold (whether by merger, consolidation or the sale of an equity interests or assets), leased or disposed of any assets (in each case, excluding any Intellectual Property or Intellectual Property Rights and whether or not in the ordinary course of business or consistent with past practice) having an aggregate fair market value in excess of $50,000;
(xii)    mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of its material assets;
(xiii)    made any loans, advances or capital contributions to, or investment in, any other Person, other than loans or investments by any Acquired Company to or in any other Acquired Company;
(xiv)    entered into any joint venture, strategic partnership or alliance;
(xv)    (A) changed its practices and procedures with respect to the collection of accounts receivable, (B) offered to discount the amount of any account receivable, or (C) extended any other incentive (whether to an account debtor or any employee or third party responsible for the collection of receivables) with respect to any account receivable or the collection thereof;

(xvi)    (A) declared, paid or set aside assets for any dividend or otherwise, (B) declared or made any other distribution with respect to any of its equity interests, or (C) purchased, redeemed or acquired any equity interests or other securities of any Acquired Company, except repurchases of units in connection with the termination of the service relationship with any employee;
(xvii)    incurred any Company Indebtedness outside the ordinary course of business;
(xviii)    changed its existing practices and procedures for the payment of Company Indebtedness or other accounts payable;
(xix)    cancelled, compromised, waived or released any right or claim other than immaterial rights or claims in the ordinary course of business;
(xx)    (A) paid, discharged or satisfied any claim or Liability, other than immaterial Liabilities arising in the ordinary course of business, or (B) cancelled, compromised, waived or released any right or claim, other than immaterial rights or claims in the ordinary course of business;
(xxi)    incurred or committed to incur any capital expenditures, capital additions or capital improvements, other than budgeted capital expenditures made in the ordinary course of business consistent with past practice;
(xxii)    experienced any damage, destruction or loss to or of any of the material assets or properties owned or leased by any Acquired Company which is, individually or in the aggregate, material;
(xxiii)    (A) made, changed or rescinded any material election relating to Taxes, (B) settled or compromised any claim, controversy or Legal Proceeding relating to Taxes, (C) except as required by applicable Legal Requirements, made any change to any of its methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes, (D) amended, refiled or otherwise revised any previously filed Tax Return, or surrendered or forgone the right to any material refund or rebate of a previously paid Tax, (E) entered into or terminated any agreements with a Taxing Authority, (F) prepared any Tax Return in a manner inconsistent with past practices, or (G) incurred any liability for a material amount of Taxes outside the ordinary course of business (other than in connection with the Contemplated Transactions);
(xxiv)    collected, compiled, used, stored, processed, shared, safeguarded, secured, disposed of, destroyed, disclosed, or transferred (including cross-border) Personal Information (or failed to do any of the foregoing, as applicable) in violation of any (A) applicable Privacy Laws, (B) publicly available privacy policies and notices of the Acquired Companies (whether posted to an external-facing website or otherwise made available or communicated to third parties by an Acquired Company), or (C) contractual obligations that the Acquired Companies have entered into with respect to Personal Information; or
(xxv)    authorized, approved, agreed to or made any commitment, orally or in writing, to take any actions set forth in this Section 2.23(b).
2.24    Product and Service Warranties.

Each product or service sold, licensed, distributed, provided, performed or delivered by any Acquired Company is and since May 23, 2016 has been in conformity in all material respects with all applicable specifications, contractual commitments (including service level requirements), express and implied warranties and Legal Requirements, and no Acquired Company has any Liability for any violation thereof or other damages in connection therewith (including any obligation to replace or repair any such product or re-perform any such service) subject only to the reserve set forth in the 2018 Balance Sheet. No Company Product is subject to any guaranty, warranty or indemnity beyond the applicable standard terms and conditions of sale, license or lease. The Company has Made Available to Parent copies of the standard terms and conditions of sale, license or lease for each Acquired Company (containing applicable guaranty, warranty and indemnity provisions).
2.25    Suppliers and Major Customers.
Part 2.25 of the Disclosure Schedule sets forth an accurate and complete list of the top suppliers of the Acquired Companies representing at least 80% of the Acquired Companies’ aggregate expenditure for suppliers for the period from January 1, 2017 to the date of the Interim Financial Statements (collectively, the “Major Suppliers”), together with the amount paid to each Major Supplier during such period. Part 2.25 of the Disclosure Schedule also sets forth an accurate and complete list of the top 25 customers of the Acquired Companies for the period from January 1, 2017 to the date of the Interim Financial Statements (the “Major Customers”), together with the amount of such collections generated by each Major Customer during such period. Since January 1, 2017, no Major Supplier or Major Customer has terminated its relationship with any Acquired Company or materially reduced or changed (x) the pricing or (y) other terms of its business with any Acquired Company. No Acquired Company is engaged in any material dispute with any Major Supplier or Major Customer and, to the Knowledge of the Company, no Major Supplier or Major Customer intends to terminate, limit or reduce its business relations with any Acquired Company, or materially reduce or change the pricing or other terms of its business with any Acquired Company.
2.26    Vote Required.
The affirmative vote or written consent of a majority of the Common Units (collectively, the “Required Unitholder Vote”) is the only vote or consents necessary (under the Company’s Charter Documents, the LLC Act or otherwise) for the adoption and approval of this Agreement and the adoption and approval of the other Contemplated Transactions. All actions relating to the solicitation and obtaining of written consents from Unitholders with respect to the Merger have been and will be taken in compliance with all applicable Legal Requirements and in accordance with the fiduciary duties of the Company’s board of managers.
2.27    No Specified Party Technology; No Violation of Agreements with Specified Parties.
(a)     No Company Software or Company Product incorporates or embeds any proprietary software or proprietary data from a scheduled party set forth on Part 2.27(a) of the Disclosure Schedule (each, a “Specified Party”)(such software and data, collectively “Specified Party Software”); provided, however, that Specified Party Software shall not include software or data independently created by any Acquired Company.
(b)    The Acquired Companies are not in possession of, in any electronic or hard copy form, any confidential or proprietary information owned by a Specified Party (such confidential or proprietary information “Specified Party Proprietary Information”) (the Specified Party Software and Specified Party Proprietary Information are referred to collectively as “Specified Party Technology”).

(c)    No Acquired Company has breached any Contract between an Acquired Company, on the one hand, and any Specified Party, on the other hand.
(d)    The Company Products interface with Specified Party software applications and databases only through standard interfaces, generally made available by such Specified Parties to their customers, and not through a custom-built interface.
(e)    Since May 23, 2016, no Acquired Company has been engaged to provide, directly or indirectly, consulting or similar services to any third party in connection with such third party’s use of Specified Party Technology.
2.28    Third Party Acquisition Proposals.
Each Acquired Company has ceased any and all activities, discussions or negotiations with any Person (other than Parent) with respect to any Acquisition Transaction.
2.29    Non-Reliance.
In connection with entering into this Agreement, (a) none of Parent, Merger Sub or any of their Representatives has made any representation, warranty or other inducement to the Company other than the representations and warranties made by Parent and Merger Sub set forth in Section 4 or in any other instruments or agreements to be delivered by Parent as contemplated hereby, and (b) the Company is not relying on any representation, warranty or other inducement to enter into this Agreement, other than as set forth in Section 4 or in any other instruments or agreements to be delivered by Parent or Merger Sub as contemplated hereby. The Company hereby acknowledges that Parent is relying on the accuracy and truth of this statement, and the other representations and warranties set forth in this Section 2.
3.    Representations and Warranties of Blocker Parents.
Each Blocker Parent, solely with respect to such Blocker Parent and the Blocker held by such Blocker Parent, represents and warrants, on a several and not joint basis, to and for the benefit of the Indemnitees (with the understanding and acknowledgement that Parent and Merger Sub would not have entered into this Agreement without being provided with the representations and warranties set forth in this Section 3 and that Parent and Merger Sub are relying on these representations and warranties), as follows:
3.1    Ownership.
Such Blocker Parent is the lawful record and beneficial owner of all of the issued and outstanding equity interests of such Blocker, as applicable, and has good title to such equity interests free and clear of any Liens and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto. Such Blocker Parent is not the subject of any bankruptcy, reorganization or similar proceeding.
3.2    Organizational Matters.
Such Blocker: (a) has been duly organized, and is validly existing and in good standing (or equivalent status), under the laws of the jurisdiction of its formation; (b) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as currently planned by such Blocker to be conducted and (c) is duly qualified, licensed and admitted to do business, and is in good standing, in each jurisdiction in which such qualification, license or admission is necessary. Part 3.2 of the

Disclosure Schedule accurately sets forth each jurisdiction where such Blocker is qualified, licensed or admitted to do business.
3.3    Authority and Due Execution.
(a)    Authority. Such Blocker Parent has all requisite limited partnership power and authority to enter into this Agreement and any other applicable Transaction Document to which it is party and to consummate the Contemplated Transactions. The execution, delivery and performance by such Blocker Parent of this Agreement and the other applicable Transaction Documents to which such Blocker Parent is a party, and the consummation of the Contemplated Transactions, have been duly authorized by all necessary action on the part of such Blocker Parent and its respective general partner, and no other proceedings on the part of such Blocker Parent is necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which such Blocker Parent is a party or to consummate the Contemplated Transactions.
(b)    Due Execution. This Agreement has been, and each other Transaction Document to which such Blocker Parent has been or will be, duly executed and delivered by such Blocker Parent and, assuming due execution and delivery by the other parties hereto and thereto, constitutes or will constitute the legal, valid and binding obligation of such Blocker Parent, enforceable against such Blocker Parent in accordance with its terms, subject only to the Enforceability Exception.
3.4    Non-Contravention and Consents.
(a)    Non-Contravention. The execution and delivery of this Agreement and each other Transaction Document to which such Blocker Parent is a party does not, and the consummation of the Stock Purchase and Merger and the performance of this Agreement and each other Transaction Document to which such Blocker Parent is a party will not: (i) conflict with or violate any of the Charter Documents of such Blocker Parent or Blocker or any resolution adopted by the general partner (or other similar body), (ii) conflict with or violate any applicable Legal Requirement to which such Blocker Parent or Blocker or any of the assets owned or used by such Blocker Parent or Blocker, is subject; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of such Blocker or alter the rights or obligations of any Person under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of such Blocker, except in the cases of clauses “(ii)” or “(iii),” as would not, individually or in the aggregate, reasonably be expected to be material to such Blocker Parent or Blocker.
(b)    Contractual Consents. Except for applicable premerger notifications under the HSR Act, no Consent under any Contract to which such Blocker Parent or Blocker is a party is required to be obtained, and such Blocker Parent and Blocker is not and will not be required to give any notice to, any Person in connection with the execution, delivery or performance of this Agreement or any other Transaction Document to which such Blocker Parent or Blocker is a party or the consummation of the Stock Purchase, the Merger or any of the other Contemplated Transactions. For purposes of this Agreement, including this Section 3.4(b) and Section 3.4(c), a Consent will be deemed “required to be obtained,” and a notice will be deemed “required to be given,” if the failure to obtain such Consent or give such notice could result in any Blocker Parent or Blocker becoming subject to any Liability, being required to make any payment or losing or forgoing any right or benefit.
(c)    Governmental Consents. No Consent of any Governmental Entity is required to be obtained, and no filing is required to be made with any Governmental Entity, by any Blocker Parent or

Blocker in connection with the execution, delivery and performance of this Agreement or any other Transaction Document to which such Blocker Parent or Blocker is a party, or the consummation of the Stock Purchase, the Merger or any of the other Contemplated Transactions, except for (i) applicable premerger notifications under the HSR Act and the expiration or termination of the applicable waiting period with respect to the HSR Act and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
3.5    Blocker Actions.
(a)    No Other Business Activities. Such Blocker has not engaged in any business or other activities other than activities related to its ownership of membership interests of the Company, as applicable, and the exercise of its rights and the fulfillment of its obligations related thereto (the “Aggregator Investment Activities”).
(b)    No Other Assets or Liabilities. Such Blocker has no assets other than the Blocker Equity Interests and such Blocker does not have any Liabilities, except for Liabilities incurred in connection with Aggregator Investment Activities. Other than the Blocker Equity Interests, such Blocker owns no capital stock or equity interests in any other Person.
(c)    Issuance. Such Blocker Parent owns all of the outstanding Blocker Stock of such Blocker. Such Blocker Stock has been duly authorized and validly issued and is fully paid and non-assessable. Such Blocker Stock was issued in compliance in all material respects with all Legal Requirements. Such Blocker Stock was not issued in violation of such Blocker’s Charter Documents, arrangement or commitment to which such Blocker or its Blocker Parent is a party and is not subject to, and was not issued in violation of, any preemptive or similar rights of any Person. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any capital stock of such Blocker or obligating such Blocker to issue or sell any capital stock (including the Blocker Stock) of such Blocker. Such Blocker owns its share of the Equity Interests free and clear of any Liens (other than the Lien imposed by the LLC Agreement and any restrictions arising under the securities laws).
3.6    Taxes.
(a)    (i) All income and other material Tax Returns required to be filed by or with respect to such Blocker Parent’s Blocker have been duly and timely filed; (ii) all Tax Items required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return is accurate and complete in all material respects, including any election statements required or otherwise made with any Tax Return, which, except as would not be material to such Blocker, are complete and have been properly filed in accordance with applicable rules in the respective jurisdiction in which such Blocker operates; (iii) all Taxes owed by such Blocker or for which such Blocker is liable that are or have become due have been timely paid in full; (iv) all Tax withholding and deposit requirements imposed on or with respect to each Blocker have been satisfied in full; (v) there are no Liens on any of the assets of such Blocker that arose in connection with any failure (or alleged failure) to pay any Tax (other than Permitted Liens); (vi) all required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of such Blocker; and (vii) such Blocker has made full and adequate provision in its books and records and financial statements to the extent required by GAAP for all Taxes which are not yet due and payable.
(b)    There is no ongoing claim against such Blocker Parent’s Blocker for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing with respect to any Tax Return of or with respect to such Blocker, other than those disclosed in Part 3.6(b) of the Disclosure Schedule. No Tax audits or administrative or judicial proceedings are being conducted, are pending or have been threatened in writing with respect to such Blocker Parent’s Blocker, other than those disclosed in Part 3.6(b) of the Disclosure Schedule. No claim has ever been made by an authority in a jurisdiction where such Blocker does not file Tax Returns that such Blocker is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.
(c)    There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to such Blocker Parent’s Blocker (other than any such extension that is automatically granted) or any waiver or agreement for any extension of time for the assessment or collection of any Tax of or with respect to such Blocker.
(d)    Such Blocker Parent’s Blocker is not a party to or bound by any Tax allocation, Tax sharing or Tax indemnity agreements or arrangements or similar Contracts or any other obligation to indemnify any other Person with respect to Taxes (other than any such agreements, arrangements, or Contracts entered into in the ordinary course of business and the primary purpose of which does not relate to the allocation or sharing of or indemnification for Taxes).
(e)    None of the property of such Blocker Parent’s Blocker is held in an arrangement that could be classified as a partnership for Tax purposes, and no Blocker owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code), or passive foreign investment company (as defined in Section 1297 of the Code) or other Entity the income of which is or could be required to be included in the income of any Blocker.
(f)    None of the outstanding Indebtedness of any Blocker constitutes Indebtedness with respect to which any interest deductions may be disallowed under Section 163(i), Section 163(l) or Section 279 of the Code (or under any other corresponding provision of applicable Legal Requirements).
(g)    Such Blocker Parent’s Blocker does not have any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Legal Requirements), or as a transferee, successor, or otherwise under applicable Legal Requirements. Such Blocker Parent’s Blocker is not, nor ever has been, a member of an affiliated, consolidated, combined or unitary group filing for federal or state income Tax purposes.
(h)    Such Blocker Parent’s Blocker has not entered into any Contract or arrangement with any Taxing Authority that requires such Blocker to take any action or to refrain from taking any action. Such Blocker Parent’s Blocker is not a party to any Contract with any Taxing Authority that would be terminated or adversely affected as a result of the Contemplated Transactions.
(i)    Such Blocker Parent’s Blocker has not participated, within the meaning of Treasury Regulations Section 1.6011-4(c), in (i) any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder; (ii) any “tax shelter” or “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder; or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder. Such Blocker Parent’s Blocker has disclosed on its Tax Returns all positions taken therein that would reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Legal Requirements).
(j)    Such Blocker Parent’s Blocker is not subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having a permanent establishment, fixed place of business,

or otherwise. All payments by such Blocker Parent’s Blocker comply with all applicable transfer pricing requirements imposed by any Taxing Authority.
(k)    Such Blocker Parent’s Blocker is in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or Order of a Taxing Authority applicable to it, and the consummation of the Contemplated Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or Order.
(l)    Such Blocker Parent’s Blocker has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 or 361 of the Code (i) in the two years prior to the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.
(m)    Such Blocker Parent’s Blocker is not subject to any private letter ruling of the IRS or any comparable rulings of any taxing authority and no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could bind any such Blocker after the Closing Date.
(n)    Such Blocker Parent’s Blocker has not (i) agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of applicable Legal Requirements by reason of a change in accounting method and, to the Knowledge of its Blocker Parent, no Governmental Entity has proposed any such adjustment, or any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to its business or operations, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of applicable Legal Requirements.
(o)    Such Blocker Parent’s Blocker has not made an election under Section 108(i) of the Code to defer the recognition of any cancellation of indebtedness income.
(p)    Such Blocker Parent’s Blocker is not nor has ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code.
(q)    For purposes of this Section 3.6, any reference to such Blocker Parent’s Blocker shall be deemed to include any Person that merged with or was liquidated or converted into such Blocker.
(r)    Notwithstanding anything contained in this Agreement to the contrary, such Blocker Parent makes no representation or warranty with respect to the existence availability, amount, usability or limitation (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss carryforward, basis amount, or other Tax attributes of its Blocker after the Closing Date.
3.7    Non-Reliance.
In connection with entering into this Agreement, (a) none of Parent, Merger Sub or any of their Representatives has made any representation, warranty or other inducement to any Blocker Parent other than the representations and warranties made by Parent and Merger Sub set forth in Section 4 or in any other instruments or agreements to be delivered by Parent or Merger Sub as contemplated hereby, and (b) no Blocker Parent is relying on any representation, warranty or other inducement to enter into this Agreement, other than as set forth in Section 4 or in any other instruments or agreements to be delivered by Parent or

Merger Sub as contemplated hereby. The Blocker Parents hereby acknowledge that Parent and Merger Sub are relying on the accuracy and truth of this statement, and the other representations and warranties set forth in this Section 3.
4.    Representations and Warranties of Parent and Merger Sub
Parent and Merger Sub represent and warrant to the Company and the Blocker Parents (with the understanding and acknowledgement that the Company and Blocker Parents would not have entered into this Agreement without being provided with the representations and warranties set forth in this Section 4 and that the Company and Blocker Parents are relying on these representations and warranties) as follows:
4.1    Standing.
Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a limited liability company, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub is duly qualified, licensed and admitted to do business in each jurisdiction in which such qualification, license or admission is necessary (except where the failure to be so qualified, licensed, or admitted or to be in good standing would not, individually or in the aggregate, have a material adverse effect on, or prevent, materially delay or materially impair the ability of, Parent and Merger Sub to consummate the Merger and the other Contemplated Transactions (a “Parent Material Adverse Effect”)).
4.2    Authority and Due Execution.
(a)    Authority. Each of Parent and Merger Sub has all requisite corporate and limited liability company power and authority, as applicable, to enter into this Agreement and any other Transaction Documents to which it is party and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which Parent or Merger Sub is a party and the consummation by Parent or Merger Sub of the Contemplated Transactions have been duly authorized by all necessary corporate or limited liability company action on the part of Parent and Merger Sub, as applicable, and no other corporate or limited liability company proceedings on the part of Parent and Merger Sub, as applicable, are necessary to authorize the execution, delivery and performance of this Agreement and such other Transaction Documents by Parent or Merger Sub or to consummate the Contemplated Transactions.
(b)    Due Execution. This Agreement has been, and, upon execution and delivery, each other Transaction Document to which either Parent or Merger Sub is a party will be, duly executed and delivered by Parent or Merger Sub and constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Parent or Merger Sub enforceable against Parent or Merger Sub in accordance with its terms, subject only to the Enforceability Exception.
4.3    Governmental Consents.
No Consent of any Governmental Entity is required to be obtained, and no filing is required to be made with any Governmental Entity, by Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or any other Transaction Document to which it is party, or the consummation of the Stock Purchase, the Merger or any of the other Contemplated Transactions, except for (a) applicable premerger notifications under the HSR Act and the expiration or termination of the applicable waiting period with respect to, or as applicable any consent or approval required pursuant to the HSR Act and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

4.4    Non-Contravention.
The execution and delivery by Parent and Merger Sub of this Agreement and each other Transaction Document to which Parent or Merger Sub is a party do not, and the consummation of the Merger by Merger Sub will not (a) conflict with or violate Parent’s or Merger Sub’s Charter Documents, or (b) conflict with or violate any laws applicable to Parent or Merger Sub except, in each case, as would not, individually or in the aggregate, have a Parent Material Adverse Effect.
4.5    Available Funds.
Parent has on the date hereof, and will on the Closing Date have, sufficient unrestricted cash on hand or available credit facilities to pay all amounts required to be paid by Parent at the Closing pursuant to the terms of this Agreement and the other Transaction Documents to which it is party.
4.6    R&W Policy.
As of the date hereof, Parent has caused the R&W Policy to be bound.
4.7    Investment Intent.
Parent is acquiring the Blocker Stock and the Equity Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Parent is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Parent acknowledges that the Blocker Stock and Equity Interests have not been registered under the Securities Act, or any state or foreign securities laws and that the Blocker Stock and the Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Blocker Stock and Equity Interests are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.
4.8    Merger Sub.
Merger Sub is a newly organized limited liability company, formed solely for the purpose of engaging in the Contemplated Transactions. Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.
4.9    Non-Reliance.
In connection with entering into this Agreement, (a) none of the Company, any Blocker Parent or any of their Representatives has made any representation, warranty or other inducement to Parent other than the representations and warranties made by the Company or the Blocker Parents set forth in Section 2 and Section 3 (as qualified by the Disclosure Schedule attached hereto), respectively, or in any other instruments or agreements to be delivered by the Company or the Blocker Parent as contemplated hereby, and (b) Parent is not relying on any representation, warranty or other inducement to enter into this Agreement, other than as set forth in Section 2 and Section 3 or in any other instruments or agreements to be delivered by the Company or the Blocker Parent as contemplated hereby. Parent hereby acknowledges that the Company and the Blocker Parents are relying on the accuracy and truth of this Section 4.9, and the other representations and warranties set forth in this Section 4.

5.    Certain Covenants of the Company
5.1    Access and Investigation.
(a)    During the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 9 and the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives and each of the Acquired Companies and their respective Representatives to (i) upon reasonable advance notice, provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Acquired Companies’ Representatives, personnel and assets and to all books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies and (ii) provide Parent and Parent’s Representatives with copies of such books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and other information regarding the Acquired Companies, as Parent may reasonably request. Any such access and disclosure shall at all times be managed by and conducted through Representatives of the Company, and Parent shall reasonably cooperate with its and the Company’s Representatives and shall use commercially reasonable efforts to minimize the disruption of the business and operations of the Acquired Companies. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to provide specific information to Parent or any of its Representatives to the extent that it requires any Acquired Company to (x) disclose information subject to attorney-client or other legal privilege or (y) disclose information in violation of any applicable Legal Requirement or in violation of any confidentiality obligation to which any of them are bound, provided, however, that the Company shall use its reasonable best efforts to negotiate in good faith agreements or arrangements that permit providing such information or copies thereof or otherwise complying with this Section 5.1(a) in the circumstances where clause “(x)” or “(y)” of this sentence applies.
(b)    During the Pre-Closing Period, Parent and its Representatives shall not make inquiries of Persons having material business relationships with the Acquired Companies (including suppliers, licensors and customers) without the Company’s prior written consent (such consent shall not be unreasonably withheld, conditioned, or delayed), it being understood and agreed that any requests by Parent or its Representatives with respect to such inquires or contact shall be presented to the Company’s Representatives at William Blair & Company L.L.C. engaged by the Company in connection with the Contemplated Transactions; provided, further, for any such inquiry to which the Company provides prior written consent, the Company shall use commercially reasonable efforts, and direct each Acquired Company and its Representatives to use commercially reasonably efforts, to reasonably facilitate and cooperate with Parent and its Representatives in connection with such inquiries.
(c)    The Company shall deliver to Parent, as soon as practicable and in any event within 30 days after the end of each monthly accounting period that ends during the Pre-Closing Period, unaudited consolidated financial statements of the Acquired Companies (consisting of a consolidated balance sheet, a consolidated statement of operations and a consolidated statement of cash flows) as of the end of and for such monthly accounting period, prepared in accordance with GAAP (the “Pre-Closing Financial Statements”).
5.2    Operation of the Business of the Company.
During the Pre-Closing Period, except as set forth on Part 5.2 of the Disclosure Schedule the Company shall ensure that:

(a)    each Acquired Company uses its commercially reasonable efforts to conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;
(b)    each Acquired Company uses its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Acquired Companies;
(c)    upon reasonable request from Parent in writing, the Company shall report to Parent regarding matters set forth on Schedule 5.2 concerning the Acquired Companies; provided that no report shall consist of competitively sensitive information;
(d)    no Acquired Company shall cancel any of its insurance policies identified in Part 2.20(b) of the Disclosure Schedule or reduce the amount of any insurance coverage provided by such insurance policies;
(e)    no Acquired Company shall declare, accrue, set aside or pay any dividend or make any other distribution in respect of any equity interests or other securities of the Acquired Companies, or repurchase, redeem or otherwise reacquire any equity interests or other securities of the Acquired Companies, except repurchases of units in connection with the termination of the service relationship with any employee;
(f)    no Acquired Company shall sell, issue or authorize the issuance or grant of (i) any Equity Interests or equity-based interests or other security, (ii) any option, warrant or right to acquire any Equity Interests or equity-based interests (or cash based on the value of Equity Interests) or other security, or (iii) any instrument convertible into or exchangeable for any Equity Interests or equity-based interests (or cash based on the value of Equity Interests) or other security;
(g)    no Acquired Company shall amend or waive any of its rights under, or permit the acceleration of vesting under (i) any provision of the Stock Plan, (ii) any other equity or equity-based incentive plan or any award agreement, or (iii) any other compensation-related Contract or arrangement, in each case, other than as required by the terms of any such plan or agreement as in effect on the date of this Agreement;
(h)    no Acquired Company shall amend or permit the adoption of any amendment to any of its Charter Documents (other than the Amended and Restated LLC Agreement), or effect or become a party to any Acquisition Transaction, recapitalization, reclassification of units, stock split, reverse stock split or similar transaction;
(i)    no Acquired Company shall form any Subsidiary or acquire any equity interest or other interest in any other Entity;
(j)    no Acquired Company shall make any capital expenditures in excess of $30,000 in the aggregate;
(k)    no Acquired Company shall enter into or materially amend or prematurely terminate, or waive any material right or remedy under, any Contract that is or would constitute a Material Contract, outside of the ordinary course of business;
(l)    no Acquired Company shall (i) acquire, assume, lease or license any right or other asset material to any Acquired Company from any other Person, (ii) sell, transfer, assign, convey or otherwise dispose of, or lease or license, any right or other asset material to any Acquired Company (excluding any Intellectual Property or Intellectual Property Rights) to any other Person, or (iii) waive or relinquish any right, in each case, except in the ordinary course of business consistent with past practices;
(m)    no Acquired Company shall grant any license, sublicense, covenant, non-assert, permission, consent, release, immunity, waiver or other right under or with respect to, any Intellectual Property or Intellectual Property Rights, other than non-exclusive licenses for the use of Company Products or Company Software granted to customers in the ordinary course of business consistent with past practice pursuant to an Acquired Company’s unmodified form of standard customer agreement, the forms of which have been Made Available to Parent;
(n)    no Acquired Company shall (i) cancel (or permit to become cancelled), abandon or permit to lapse or expire, or otherwise fail to maintain, any Registered Company IP (unless the applicable Acquired Company determines, in its reasonable business judgement, that such Registered Company IP is (A) not material and (B) longer economically practicable or commercially desirable to maintain) or (ii) fail to maintain any Trade Secret included in the Owned Company IP as a Trade Secret;
(o)    except as otherwise required by any applicable Legal Requirement or by a Company Benefit Plan in effect on the date of this Agreement, no Acquired Company shall (i) enter into, amend or terminate any collective bargaining agreement, (ii) approve, establish, adopt, amend or terminate any Company Benefit Plan, (iii) grant, increase, pay, or make any new commitment to pay, any severance, retention, change in control, termination, bonus, profit-sharing, cash incentive payment or similar payment, other than cash incentive payments, bonuses, and commissions paid in the ordinary course of business and consistent with past practices pursuant to Company Benefit Plans in effect on the date of this Agreement based on actual performance achievement under such Company Benefit Plans, (iv) increase, or make any commitment to increase, the compensation or benefits of any Company Employees or current or former contractor or consultant of any Acquired Company, including wages, salary, commissions, fringe benefits, employee benefits or any other compensation (including equity-based compensation, whether payable in cash or otherwise), (v) take any action to accelerate the vesting or payment, or fund, make any commitment to fund, or in any other way secure the payment of (whether by grantor trust or otherwise), any compensation or benefits under any Company Benefit Plan, (vi) hire or make an offer to hire any new employee whose base salary exceeds $150,000, other than to replace any departing employee, or (vii) terminate the employment of any Company Employee (other than for cause or poor performance) whose base salary exceeds $150,000;
(p)    no Acquired Company shall change any of its methods of accounting or accounting practices in any material respect;
(q)    no Acquired Company shall (i) make, change or rescind any material election relating to Taxes, (ii) settle or compromise any claim, controversy or Legal Proceeding relating to Taxes, (iii) except as required by applicable Legal Requirements, make any change to any of its methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes, (iv) amend, refile or otherwise revise any previously filed Tax Return, or surrender or forgo the right to any refund or rebate of a previously paid Tax, (v) enter into or terminate any agreements with a Taxing Authority, (vi) prepare any Tax Return in a manner inconsistent with past practices, (vii) consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes, (viii) enter into a Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement, (ix) grant any power of attorney relating to Tax matters, (x) request a ruling with respect to Taxes, or (xi) incur any liability for a material amount of Taxes outside the ordinary course of business (other than in connection with the Contemplated Transactions);
(r)    no Acquired Company shall commence or settle any Legal Proceeding for an amount in excess of $50,000; provided, however, no Acquired Company shall commence or settle any Legal Proceeding relating to or involving any injunctive relief;
(s)    no Acquired Company shall implement any employee layoffs that would result in an obligation to give notice at or before the Closing Date under the WARN Act; and
(t)    no Acquired Company shall agree or commit to take any of the actions described in clauses “(d)” through “(s)” above.
Notwithstanding anything to the contrary contained in this Agreement, any Acquired Company may take any action described in clauses “(d)” through “(t)” above if Parent gives its prior written consent to the taking of such action by the Company. None of the restrictions set forth in this Section 5.2 shall be deemed to directly or indirectly give Parent or Merger Sub the right to control or direct the operations of the Acquired Companies prior to the Closing.
5.3    Notification; Updates to Disclosure Schedule.
During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by any Acquired Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of or an inaccuracy in any representation or warranty made by the Company in this Agreement that would reasonably be excepted to cause the conditions set forth in Section 7.1 not to be satisfied; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material breach of or an inaccuracy in any representation or warranty made by the Company in this Agreement that would reasonably be expected to cause the conditions set forth in Section 7.1 not to be satisfied; and (iii) any material breach of any covenant or obligation of the Company that would reasonably be expected to cause the conditions in Section 7.2 not to be satisfied. No such notification shall be deemed to supplement or amend the Disclosure Schedule for the purpose of: (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement; or (y) determining whether any of the conditions set forth in Section 7 has been satisfied.
5.4    No Negotiation.
During the Pre-Closing Period, the Company shall not, and shall ensure that no other Acquired Company, director, officer, employee of any Acquired Company or William Blair shall, and shall direct each of the attorneys, accountants, advisors and other representatives or agents of the Acquired Companies not to: (a) solicit or encourage or facilitate the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than Parent or its Representatives) relating to or in connection with a possible Acquisition Transaction; or (c) entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction. The Company shall promptly (and in any event within 24 hours after receipt thereof) give Parent notice in writing of any indication of interest, proposal, offer, bona fide inquiry from a potential acquiror or request for non-public information, in each case, relating to a possible Acquisition Transaction that is received by any Acquired Company during the Pre-Closing Period. Such notice shall include (x) the identity of the Person making or submitting such inquiry, indication of interest, proposal, offer or request, and the terms and conditions thereof, and (y) an accurate and complete copy of (i) all written materials provided in connection with such inquiry, indication of interest, proposal, offer or request, and (ii) a summary of all oral communications provided in connection with such inquiry, indication of interest, proposal, offer or request.
5.5    Letter of Credits.
At or prior to the Closing, Parent shall deliver or cause to be delivered, to Wells Fargo Bank, National Association (“Wells Fargo”) for each of the Franklin Letter of Credit and the SHIGO Letter of Credit either (a) a guarantee, backup letter of credit, cash collateral or other security or payment assurance sufficient to satisfy the obligations of the Company to Wells Fargo such that Wells Fargo is willing to execute and deliver a Pay Off Letter with respect to the Repaid Indebtedness owed to them as of the Closing Date notwithstanding the fact that the Franklin Letter of Credit and SHIGO Letter of Credit will remain outstanding or (b) a letter of credit, together with Franklin Owner’s and SHIGO Owner’s executed, dated letter directed to Wells Fargo, referencing such Franklin Letter of Credit and such SHIGO Letter of Credit by number and giving Wells Fargo unconditional authorization to cancel the Franklin Letter of Credit and SHIGO Letter of Credit, as applicable, together with such other documents as may be reasonably required by Wells Fargo in order for Wells Fargo to cancel such Franklin Letter of Credit and such SHIGO Letter of Credit on the Closing Date.
5.6    Termination/Amendment of Agreements.
The Company shall use its commercially reasonable efforts to (a) cause the agreements identified in Part 1 of Schedule 5.6 to be terminated effective as of the Effective Time, and (b) cause the agreements identified in Part 2 of Schedule 5.6 to be amended, effective as of the Effective Time, in a manner satisfactory to Parent as set forth on Schedule 5.6.
5.7    FIRPTA Matters.
At the Closing, (a) the Company shall deliver to Parent a certificate in such form as reasonably requested by Parent and reasonably acceptable to the Company conforming to the requirements of Treasury Regulations Section 1.1445-2(b) certifying that each Unitholder (or, if such Unitholder is disregarded as separate from its owner, such owner) is not a foreign person within the meaning of Sections 1445 and 1446(f) of the Code (the “FIRPTA Certificate”), and (b) each Blocker shall deliver to Parent (i) a statement in such form as reasonably requested by Parent conforming to the requirements of Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations (the “FIRPTA Statement”), and (ii) the notification required under Section 1.897-2(h)(2) of the Treasury Regulations (the “FIRPTA Notification”) together with authorization for Parent to deliver the FIRPTA Notification to the IRS.
5.8    [RESERVED].
5.9    Repayment of Insider Receivables.
Prior to the Closing, the Company shall cause all outstanding Insider Receivables to be paid in full.
5.10    Pay Off Letters.
The Company shall request and use commercially reasonable efforts to obtain, no later than two Business Days prior to the Closing Date, customary pay off letters with respect to the Indebtedness owing to each creditor under the Contracts identified on Schedule 5.10 (to the extent not paid by the Acquired Company prior to Closing) (such aggregate amount of Indebtedness, the “Repaid Indebtedness”). Each such pay off letter (a “Pay Off Letter”) shall: (a) set forth the amount required to pay off in full, on the anticipated Closing Date (and the daily accrual thereafter), the Company Indebtedness (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) owing to the creditor and wire transfer information for such payment; (b) instructions (including wire and routing information) with respect to the payment of the amount described in clause “(a)” of this Section 5.10; (c) confirm that upon receipt of the amount described in clause “(a)” of this Section 5.10 there will be a complete release of each Acquired Company, Parent and the Surviving Company and the Contract evidencing such Company Indebtedness and all related instruments will be terminated; and (d) contain the commitment of the creditor to release any Liens that the creditor may hold on any of the assets of any Acquired Company within a designated time period after the Closing Date. The Company shall cause the Pay Off Letters to be updated, as necessary, on the Closing Date.
5.11    D&O Indemnification.
(a)    Prior to the Effective Time, the Company shall purchase an endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail Policy”) for the Acquired Companies’ directors and officers in a form acceptable to Parent, which shall provide such directors and officers with coverage for six years following the Effective Time and shall have a scope substantially similar to the existing coverage under, and have other terms not materially less favorable to the insured persons than the terms of, the directors’ and officers’ liability insurance coverage currently maintained by the Company. From and after the Closing, Parent shall cause the Surviving Company to continue to honor its obligations under any such D&O Tail Policy procured pursuant to this Section 5.11, and shall cause the Surviving Company to not cancel (or permit to be canceled) or take (or cause to be taken) any action or omission that would reasonably be expected to result in the cancellation thereof.
(b)    Parent hereby acknowledges, and shall cause the Surviving Company to comply with, the Surviving Company’s obligations pursuant to (i) the LLC Agreement, the Buildium Employee LLC Agreement and the Buildium Agency LLC Agreement, respectively, to indemnify and hold harmless each present and former director, manager and officer of the Acquired Companies as of the Effective Time arising out of their activities on behalf of the Acquired Companies or in furtherance of the interests of the Acquired Companies in accordance with the terms of the LLC Agreement, the Buildium Employee LLC Agreement, and the Buildium Agency LLC Agreement, respectively, and (ii) the LLC Act (the “D&O Indemnification Obligations”). Parent acknowledges that the D&O Indemnification Obligations shall continue from and after the Effective Time with respect to actions existing or occurring at or prior to the Effective Time to the fullest extent under applicable Legal Requirements.
5.12    E&O Indemnification.
Prior to the Effective Time, the Company shall purchase a three-year run-off or tail coverage under the Company’s existing errors and omissions insurance policy (the “E&O Tail Policy”), 50% of which shall be added back to Cash on the Closing Balance Sheet as Parent’s share of the cost of the E&O Tail Policy which the Company and Parent have agreed to share equally.
5.13    Tax Matters.
(a)    Tax Returns.
(i)    Each Acquired Company and each Blocker shall prepare and file or cause to be prepared and filed, in a manner consistent with past practice (except as required by applicable Legal Requirements), any Tax Returns that are required to be filed prior to the Effective Time and shall pay all Taxes due with respect to such Tax Returns within the time and in the manner required by applicable Legal Requirements. The applicable Acquired Company or Blocker shall provide Parent with a copy of any income or other material Tax Return described in this Section 5.13(a) as soon as reasonably practicable (which, in the case of income Tax Returns, shall be not less than 20 days) prior to the applicable due date of such Tax Return (taking into account any applicable extensions) for Parent’s review and comment. Within 10 days following Parent’s receipt of any such Tax Return, Parent shall notify Securityholders’ Agent in writing with any comments to such Tax Return. The applicable Acquired Company or Blocker shall revise such Tax Returns to reflect any reasonable comments made by Parent prior to the filing of such Tax Returns.
(ii)    Parent shall timely prepare and file, or shall cause to be prepared and filed all Tax Returns of the Blockers and the Acquired Companies required to be filed after the Effective Time that relate to any Pre-Closing Tax Period (or portion thereof), including Tax Returns for any Straddle Periods, in a manner consistent with past practice (except as required by applicable Legal Requirements). Parent shall deliver a draft of any income or other material Tax Returns to the Securityholders’ Agent for its review and comment not less than 20 days prior to the date on which such Tax Returns are due to be filed (taking into account any applicable extensions). Within 10 days following the Securityholders’ Agent’s receipt of any such Tax Return, the Securityholders’ Agent shall notify Parent in writing with any comments to such Tax Return. To the extent such comments relate to any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period, Parent shall revise such Tax Returns to reflect any reasonable comments made by the Securityholders’ Agent prior to the filing of such Tax Returns. Tax Returns (including amended Tax Returns) of the Acquired Companies or Blockers filed by Parent after the Closing Date shall not be determinative of the amount of Taxes for which Parent is entitled to be indemnified, held harmless, compensated or reimbursed pursuant to Section 10.
(iii)    The Transaction Deductions shall be reported in the Pre-Closing Tax Periods (including the pre-Closing portion of any Straddle Period) of the Acquired Companies and the Blockers to the extent the Transaction Deductions are “more likely than not” to be deductible in such Pre-Closing Tax Periods. The parties hereto agree not to take any position in connection with any Tax Return or Tax Claim that is inconsistent with this Section 5.13(a).
(b)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, and other such Taxes and fees (including any penalties and interest) (collectively, “Transfer Taxes”) incurred by any party in connection with this Agreement will be paid when due and will be borne solely by the Unitholders and the Blocker Parents, and the Unitholders and the Blocker Parents shall pay (or cause to be paid) such Taxes when due and shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Legal Requirements, the Unitholders and the Blocker Parents shall join in the execution of any such Tax Returns and other documentation. Parent and the Securityholders’ Agent shall reasonably cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Legal Requirements in connection with the payment of such Taxes, and shall cooperate in good faith to minimize the amount of any such Taxes payable in connection herewith.
(c)    Termination of Powers of Attorney.  The Company or the Blocker Parents, as applicable, shall or shall cause each power of attorney with respect to any Tax matters granted by or on behalf of any of the Acquired Companies or Blockers to be terminated as of the Closing unless Parent requests in writing that, or grants its written consent for, such power of attorney to remain in effect thereafter.

(d)    Termination of Certain Tax Sharing Agreements.  The Company or the Blocker Parents, as applicable, shall cause any Tax allocation, Tax sharing or Tax indemnity agreement or arrangement, whether or not written, that may have been entered into by any Person other than the Acquired Companies or the Blockers, on the one hand, and any of the Acquired Companies or the Blockers, on the other hand, to be terminated as to the Acquired Companies or the Blockers as of the Closing Date, and the Company or the Blocker Parents, as applicable, shall ensure that no payments which are owed by the Acquired Companies or the Blockers pursuant thereto shall be payable thereafter.
(e)    Assistance and Cooperation. After the Closing Date, the Unitholders, the Blocker Parents and the Securityholders’ Agent, on the one hand, and Parent, on the other, shall (and shall cause their respective Affiliates to): (i) assist the other party or parties in preparing any Tax Returns that such other party or parties is responsible for preparing and filing in accordance with Section 5.13(a) and Section 5.13(b); (ii) cooperate fully in responding to any inquiries from or preparing for any audits of, or any disputes with a Governmental Entity regarding, any Taxes or Tax Returns of the Acquired Companies or the Blockers, as applicable, including any Tax Claim pursuant to Section 10.7(g); and (iii) make available to the other party or parties as reasonably requested, all information in its possession relating to the Acquired Companies or the Blockers, as applicable that may be relevant to any Tax Return, audit or examination, proceeding or determination and to any Governmental Entity, including any Tax Claim pursuant to Section 10.7(g)(i), as reasonably requested by the Unitholders, the Blocker Parents, the Securityholders’ Agent or Parent, all information, records, and documents relating to Taxes of the Acquired Companies or the Blockers, as applicable.
(f)    Tax Audits. The Securityholders’ Agent shall use commercially reasonable efforts to prevent any Acquired Company from having any liability for an “imputed underpayment” (within the meaning of Section 6225 of the Code) or any interest or penalty related thereto that is attributable to any adjustment of an item of income, gain, loss, deduction or credit of such Acquired Company for any taxable period or portion thereof ending on the Closing Date, including by causing such Acquired Company to make a “push out” election pursuant to Section 6226 of the Code with respect to any such taxable period or portion thereof.
(g)    Tax Elections. The parties shall cause each Acquired Company that is a partnership for U.S. federal income tax purposes to have a valid election in effect under Section 754 of the Code for any Tax period (or portion thereof) which includes the Closing Date and shall not revoke or seek to revoke such election without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this Agreement, any Tax Item recognized on the Closing Date resulting from any transaction that is outside the ordinary course of business that is effected by or at the direction of Parent following the Closing shall be ignored.
(h)    Refunds. The Unitholders and the Blocker Parents shall be entitled to (x) any Tax refunds that are realized by Parent, the Acquired Companies, the Blockers or any of their Affiliates after the Closing, and (y) any amounts credited against a cash Tax liability of Parent, the Acquired Companies, the Blockers or any of their Affiliates to which Parent, the Acquired Companies, the Blockers or any of their Affiliates become entitled after the Closing, in each case, that relate to Taxes for which the Unitholders and the Blocker Parents would otherwise be required to indemnify any Indemnitees hereunder. Parent shall pay over to the Unitholders and the Blocker Parents any such refund or the amount of any such credit (together with any interest received thereon from a Taxing Authority and net of any Taxes or other costs incurred in connection with securing such refund or credit) within five Business Days after such Tax refund is received or credit against Taxes is actually realized as a reduction in cash Taxes; provided that, Parent, the Acquired Companies, the Blockers, or any of their Affiliates shall not be required to pay such refund or credit to the

Unitholders or Blocker Parents to the extent such amount (i) was included in the Actual Adjustment Amount and resulted in an increase to the Adjusted Transaction Value or (ii) arises as a result of a carryback of a loss or other Tax benefit from a Tax period (or portion thereof) beginning after the Closing Date. If any such Tax refunds are required to be repaid by Parent, the Acquired Companies, the Blockers or any of their Affiliates to the relevant Taxing Authority, or any such amounts credited are reversed by the relevant taxing authority, the Sellers shall pay over to Parent the full amount due to the relevant Taxing Authority (including any penalties, interests, and additional amounts assessed with respect thereto) within five Business Days after such refund is required to be repaid or such amounts credited are reversed.
(i)    Certain Restrictions. Except as required by applicable Legal Requirements, and subject to Section 5.13(g), Parent shall not, and shall cause the Surviving Company not to, without the prior written consent of the Securityholders’ Agent (which consent shall not be unreasonably withheld, conditioned or delayed), (i) file any amendment of any Tax Return of any Acquired Company or Blocker to the extent such Tax Return relates to or includes any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period, (ii) make any election that has retroactive effect to any Pre-Closing Tax Period or the portion of any Straddle Period ending on and including the Closing Date (including, for the avoidance of doubt, any election under Section 336 or Section 338 of the Code or any comparable election under state, local or non-U.S. law), or (iii) except as otherwise provided in this Section 5.13(i), voluntarily approach any Taxing Authority regarding any Taxes or Tax Returns of any Acquired Company or Blocker that were originally due on or before the Closing Date; provided, that, subject to the remainder of this Section 5.13(i), Parent shall be permitted to take any action described in the foregoing clause “(iii)” with respect to those Taxes listed on Schedule 5.13(i). The Securityholders’ Agent shall be permitted, at its own cost and expense, to control the content and, if requested by the Securityholders’ Agent, conduct of or preparation of filings in connection with any voluntary disclosures or communications with Taxing Authorities (including, for the avoidance of doubt, in connection with any “VDA” or similar proceeding) regarding any Taxes or Tax Returns of any Acquired Company or Blocker that were originally due on or before the Closing Date; provided, that (a) the Securityholders’ Agent shall pursue any such filings and proceedings diligently and in good faith, (b) the Securityholders’ Agent shall permit Parent to reasonably participate therein with equivalent rights to those afforded Securityholders’ Agent in respect of any Tax Claim as described in Section 10.7(g)(i) and (c) Parent shall reasonably cooperate with the Securityholders’ Agent in connection with the defense and settlement of any disputes related thereto.
5.14    Resignation of Officers and Directors.
The Company shall obtain and deliver to Parent, at or prior to the Closing, the resignation (in form and substance reasonably satisfactory to Parent) of each officer and manager of each Acquired Company from his or her corporate offices (but not his or her employment) with such Acquired Company, effective as of the Effective Time (or, at the option of Parent, a later time). Each such resignation shall state and acknowledge that no Acquired Company, solely as a result of the delivery of such resignation by such officer or manager, is or will be in any way indebted or obligated to the resigning party for termination pay, for loans, for advances or otherwise.
5.15    R&W Policy.
Parent and Merger Sub acknowledge and agree that Parent shall be responsible for all fees, expenses and premiums relating to the R&W Policy other than such fees, expense and premiums that constitute a Company Transaction Expense. The R&W Policy shall contain a waiver of subrogation by the insurer in favor of the Acquired Companies, the Unitholders, the Blocker Parent and any of the Affiliates of the foregoing (including any past, present or future director, manager, officer, employee or advisor of any of the foregoing) in connection with this Agreement and the transactions contemplated hereunder except solely in the case of Fraud. Prior to the Closing, Parent shall not amend, modify, or waive any provision of the R&W Policy, including the applicable binder agreement, without the express written consent of the Company and the Blocker Parents (which consent shall not be unreasonably withheld conditioned or delayed). In connection with the Closing, Parent shall take all actions reasonably necessary to cause the conditions to the issuance of the R&W Policy to be satisfied, and to cause the R&W Policy to be issued, including with respect to Parent paying all fees, costs, and expenses due with respect thereto (including premium, due diligence fees, surplus line fees and insurance broker fees owing in respect of the R&W Policy), delivering all documents, instruments, certificates and other information required to be delivered thereunder, and participating in “bring down” due diligence conferences. Parent shall provide the Securityholders’ Agent and Blocker Parents a true and complete copy of the final R&W Policy as soon as reasonably practicable following the Closing. From and after the issuance of the R&W Policy, Parent shall not amend, modify, or otherwise waive such subrogation provisions of the R&W Policy in a manner adverse to Unitholders, the Blocker Parents or any of Affiliates of the foregoing without the prior written consent of the Securityholders’ Agent.
6.    Certain Covenants of the Parties
6.1    Filings and Consents.
(a)    Filings. Each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and the other Contemplated Transactions, and to submit promptly as reasonably practical and advisable any additional information requested by any such Governmental Entity. Subject to the confidentiality provisions of the Confidentiality Agreement, Parent and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) this Section 6.1(a). Except where prohibited by applicable Legal Requirements or any Governmental Entity, and subject to the confidentiality provisions of the Confidentiality Agreement, each party shall: (i) cooperate with the other with respect to any filings made by the other and, where applicable, any filings made by Parent and the Company, in connection with the Merger, (ii) permit the other to review (and consider in good faith the views of the other in connection with) any documents before submitting such documents to any Governmental Entity in connection with the Merger and (iii) promptly provide the other with copies of all filings, notices and other documents (and a summary of any oral presentations) made or submitted with or to any Governmental Entity in connection with the Merger. No party shall participate in any meeting or substantive communication with any Governmental Entity in connection with this Agreement or the Merger without consulting with the other party in advance and, to the extent not prohibited by such Governmental Entity, giving the other party the opportunity to attend and participate; provided, however, that Parent shall be entitled to direct and control all aspects of each parties’ efforts to obtain approval under the HSR Act but will give due consideration to the Company’s views and will act reasonably and in good faith. Parent shall not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entities not to consummate or to delay the consummation of the Contemplated Transactions without obtaining the written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed).
(b)    Efforts. Subject to Section 6.1(c), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions on a timely basis. Without limiting the generality of the foregoing, but subject to Section 6.1(c), each party to this Agreement (i) shall make all filings (under the HSR Act) as promptly as reasonably practical and advisable, and with respect to filings under the HSR Act

(which filings shall specifically request early termination) as soon as reasonably practicable, but in any event no later than 10 Business Days following the date of this Agreement, and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions, and (ii) shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to obtain each Consent required to be obtained (pursuant to any applicable Legal Requirement or Contract, and including the expiration or termination of the waiting period under the HSR Act and the expiration or termination of any applicable waiting periods, or obtaining of Consents or otherwise) as promptly as practicable, by such party in connection with the Merger or any of the other Contemplated Transactions; provided, however, that, under no circumstances may any Acquired Company pay a fee to any third party in order to obtain any Consent pursuant to this Section 6.1(b) without Parent’s prior written consent.
(c)    Limitations. Notwithstanding anything to the contrary contained in Section 6.1(b) or elsewhere in this Agreement, neither Parent nor Merger Sub shall have any obligation under this Agreement (i) to divest or agree to divest (or cause any of its Subsidiaries or any Acquired Company to divest or agree to divest) any of its businesses, product lines or assets, or to agree (or cause any of its Subsidiaries or any Acquired Company to agree) to any limitation or restriction on any of its businesses, product lines or assets, or (ii) to contest any Legal Proceeding relating to the Merger or any of the other Contemplated Transactions.
6.2    Unitholder Consent.
(a)    Written Consents.  The Company shall ensure that, within two hours after the execution and delivery of this Agreement, written consents in favor of the adoption and approval of this Agreement are executed and delivered to Parent on behalf of Unitholders that hold sufficient Equity Interests to provide the Required Unitholder Vote. The Company shall ensure that all such written consents are solicited and obtained in full compliance with all applicable Legal Requirements and with the fiduciary duties of the Company’s board of managers.
(b)    Parachute Payments. To the extent necessary to avoid the application of Section 280G of the Code, the Company shall (i) no later than five Business Days prior to the Closing, use commercially reasonable efforts to obtain waivers from each Person who has a right to any payments and/or benefits as a result of or in connection with the Contemplated Transactions that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code) (such waived amounts, the “Waived 280G Benefits”) so that all remaining payments and benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code), and (ii) following the execution of the waivers described in clause “(i)”, if any, solicit approval by the applicable Unitholders of the Waived 280G Benefits by a vote that satisfies the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder. Prior to, and in no event later than five Business Days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials, including the calculations and related documentation required to determine whether and to what extent the vote described in this Section 6.2(b) is necessary to avoid the imposition of Taxes under Section 4999 of the Code, to Parent for its reasonable review and comment and the Company shall consider any changes reasonably requested by Parent in good faith. Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the Company Unitholders was solicited in accordance with the foregoing and whether the requisite number of votes of Company Unitholders was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained. With respect to any Parent Arrangements to be entered into prior to or in connection with the Closing that, in the good faith discretion of Parent, would be reasonably likely to provide for “parachute payments” (within the meaning of Section 280G of the Code), Parent shall provide a copy of such contract, agreement or plan to the Company at least 10 Business Days before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement that would reasonably be expected to constitute a “parachute payment” under Section 280G of the Code; provided that, to the extent that such Parent Arrangements are not provided by Parent, the Company’s failure to include the Parent Arrangements in the stockholder voting materials described herein will not result in a breach of the covenants set forth in this Section 6.2.
6.3    Public Announcements.
        (a)    The Blocker Parents and the Company. From and after the date of this Agreement until the Effective Time, the Blocker Parents, the directors and officers of the Acquired Companies and the Company shall not (and shall instruct each employee of any Acquired Company not to, and shall direct the attorneys, accountants, advisors and other representatives or agents of the Acquired Companies not to) disclose, issue or make any press release or public statement regarding this Agreement or the Merger or any of the other Contemplated Transactions without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), provided, however, without the consent of Parent, the Unitholders of the Company that are institutional investors or Affiliates of investment funds may provide general information about the subject matter of this Agreement and other customary information to investors or potential investors or to their respective Affiliates in connection with the operation of their respective investment and management businesses in the ordinary course of business or in connection with their respective fund raising, marketing, informational or reporting activities subject to customary confidentiality obligations. Following the Effective Time, the Blocker Parents and the Company may, without the consent of Parent, issue any press release or make any public statement relating to this Agreement and the Contemplated Transactions; provided, that, such statements or announcements are not inconsistent with the information previously disclosed by Parent to the public with respect to the Company, this Agreement and the Contemplated Transactions.
(b)    Parent. Parent shall not (and shall ensure that each director, officer or employee of Parent and its Subsidiaries shall not, and shall direct the attorneys, accountants, advisors and other representatives or agents of Parent and its Subsidiaries not to) issue or make any press release or public statement regarding any Unitholder of the Company (other than any Company Employee), any of the Blockers or Blocker Parents without the Securityholders’ Agent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent may, without the consent of the Securityholders’ Agent, issue any press release or make any such public statement relating to this Agreement and the Contemplated Transactions (whether or not required by Legal Requirements); provided, however, Parent shall consider in good faith the Securityholders’ Agent’s views on such press release or public statement prior to such release. Parent may, without the consent of the Company, make any public statement relating to this Agreement and the Contemplated Transactions in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements or announcements are without reference to any former Unitholder of the Company (other than any Company Employee), any of the Blocker or Blocker Parents and is consistent with (and not materially expansive of) previous press releases, public statements or other public statements made by Parent in adherence with this Section 6.3.
6.4    Pre-Closing Restructuring.
Prior to the Effective Time, SEP shall consummate the SEP Redemption.

6.5    Commercially Reasonable Efforts.
Prior to the Closing (a) the Company shall use commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis, and (b) subject to Section 6.1(c), Parent and Merger Sub shall use commercially reasonable efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis.
6.6    Employee Compensation.
As of the Effective Time, Parent shall implement the compensation arrangements with respect to the Company Employees employed by the Company at the Effective Time as set forth on Schedule 6.6. Nothing on Schedule 6.6, express or implied, will confer upon any other Person other than the parties to this Agreement any rights or remedies of any nature whatsoever (including third-party beneficiary rights). Nothing in this Agreement, including on Schedule 6.6, express or implied, will be construed to establish, amend or modify any Company Benefit Plan or any other benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth on Schedule 6.6 will not create any right in any employee or any other Person to any continued employment with the Company, Parent or any of their respective Affiliates.
6.7    Escrow Agreement.
Prior to the Effective Time, Parent and the Securityholders’ Agent shall enter into the Escrow Agreement with Escrow Agent, such Escrow Agreement to be in a form mutually and reasonably acceptable to Parent and the Securityholders’ Agent.
6.8    Domain Names.
The Company shall (a) use commercially reasonable efforts to cause each Domain Name included in the Registered Company IP to be registered in the name of an Acquired Company and without identification of a named individual as the registrant and (b) provide Parent with evidence of each such change in registrant.
7.    Conditions Precedent to Obligations of Parent and Merger Sub
The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:
7.1    Accuracy of Representations.
(a)    Each of (i) the first sentence of Section 2.23(a) and (ii) the Fundamental Representations made by the Company or a Blocker Parent in this Agreement shall have been accurate in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date, other than such Fundamental Representations which by their terms are made as of a specific earlier date, which shall have been accurate in all but de minimis respects as of such earlier date; provided, however, that, for purposes of determining the accuracy of such representations and warranties any update or modification to the Disclosure Schedule purported to have been made after the execution of this Agreement shall be disregarded.
(b)    Each of the Specified Representations shall have been accurate in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date, other than such Specified Representations which by their terms are made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date, it being acknowledged and agreed by the parties hereto that “material” shall mean, with respect to the Specified Representations set forth in Section 2.6(a) and Section 2.13, any inaccuracy or inaccuracies which, individually or in the aggregate, would reasonably be expected to result in Damages to Parent in excess of the amounts set forth on Schedule 7.1(b); provided, however, that, for purposes of determining the accuracy of such representations and warranties (i) all materiality, Material Adverse Effect, and similar qualifications limiting the scope of such representations and warranties shall be disregarded, and (ii) any update of or modification to the Disclosure Schedule purported to have been made after the execution of this Agreement shall be disregarded.
(c)    Each representation and warranty made by the Company or a Blocker Parent in this Agreement, other than (i) the first sentence of Section 2.23(a), (ii) the Specified Representations and (iii) the Fundamental Representations, shall have been accurate in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date, other than any such representations and warranties which by their terms are made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date, except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect, provided, however, that, for purposes of determining the accuracy of such representations and warranties, (i) all materiality, Material Adverse Effect, and similar qualifications limiting the scope of such representations and warranties shall be disregarded and (ii) any update of or modification to the Disclosure Schedule purported to have been made after the execution of this Agreement shall be disregarded.
7.2    Performance of Covenants.
Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing under this Agreement shall have been complied with and performed in all material respects.
7.3    Governmental and Other Consents; Expiration of Notice Periods.
(a)    Governmental Consents. Any waiting period applicable to the Merger or any of the other Contemplated Transactions under the HSR Act and any extensions thereof (including any agreements or commitments by the parties not to consummate the transactions, including any timing agreements) shall have expired or been terminated.
(b)    Other Consents. All Consents identified in Schedule 7.3(b) shall have been obtained and shall be in full force and effect.
7.4    No Material Adverse Effect.
Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.
7.5    Unitholder Approval
This Agreement shall have been duly adopted by the Required Unitholder Vote.
7.6    Agreements and Documents.
Parent shall have received the following agreements and documents:
(a)    agreements, in form and substance reasonably satisfactory to Parent, terminating or amending the agreements identified on Schedule ý5.6 in accordance with Section 5.6;

(b)    a certificate duly executed on behalf of the Company by the chief executive officer of the Company and containing the representation and warranty of the Company that the conditions set forth in Sections 7.1, 7.2 and 7.4 have been duly satisfied (the “Company Closing Certificate”);
(c)    the Certificate of Merger, duly executed by the Company;
(d)    the Sale and Merger Consideration Spreadsheet;
(e)    all of the items required to be delivered pursuant to Section 1.10(a);
(f)    the Significant Owner Agreement executed by Chris Litster (“Litster”) shall, assuming due execution and delivery of Parent’s signature thereto and no repudiation by Parent thereof, be in full force and effect as of the Effective Time;
(g)    (i) the Employment Documents executed by Litster as of the date of this Agreement shall, assuming due execution and delivery of Parent’s signature thereto and no repudiation by Parent thereof, be in full force and effect as of the Effective Time and (ii) Litster shall not have died or have suffered a Disability;
(h)    the Management Deferral Agreements executed by Litster shall, assuming due execution and delivery of Parent’s signature thereto and no repudiation thereof, be in full force and effect as of the Effective Time;
(i)    the Escrow Agreement, duly executed by the Securityholders’ Agent;
(j)    the FIRPTA Certificate executed by the Company and the FIRPTA Statement executed by each Blocker;
(k)    the Pay Off Letters, duly executed by each of the creditors under the Contracts identified on Schedule 5.10; and
(l)    certificates of good standing (or equivalents thereof) for each of the Acquired Companies from the Secretary of State of the State of Delaware.
7.7    No Restraints.
No temporary restraining order, preliminary or permanent injunction or other Order preventing or otherwise impeding the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
7.8    Tail Insurance.
The Company shall have provided Parent with evidence reasonably satisfactory to Parent of the purchase of the D&O Tail Policy in accordance with Section 5.11 and the E&O Tail Policy in accordance with Section 5.12.
7.9    No Governmental Legal Proceedings.

No Governmental Entity shall have commenced any Legal Proceeding that remains pending that would reasonably be expected to result in the imposition of criminal liability on any Acquired Company or any officer or director of any Acquired Company with respect to the business of the Acquired Companies (a “Criminal Action”), and no individual with authority to bind a Governmental Entity shall have threatened to commence (except where the threat shall have been withdrawn in writing) any Criminal Action.
7.10    Development Operations in India and Portugal.
The Company shall have taken the actions set forth on Schedule 7.10 with respect to the operations of the Company in India and Portugal.
7.11    Pre-Closing Restructuring.
SEP shall have consummated the SEP Redemption.
8.    Conditions Precedent to Obligations of the Company and the Blocker Parents
The obligations of the Company and the Blocker Parents to consummate the Contemplated Transactions are subject to the satisfaction (or waiver), at or prior to the Closing, of the following conditions:
8.1    Accuracy of Representations.
Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, except where the failure of the representations and warranties of Parent and Merger Sub to be accurate in all material respects would not reasonably be expected to have a Parent Material Adverse Effect; provided, however, that for purposes of determining the accuracy of such representations and warranties, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.
8.2    Performance of Covenants.
The covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing under the Agreement shall have been complied with and performed in all material respects.
8.3    Governmental Consents.
Any waiting period applicable to the Merger or any of the other Contemplated Transactions under the HSR Act and any extensions thereof (including any agreements or commitments by the parties not to consummate the transactions, including any timing agreements) shall have expired or been terminated.
8.4    No Restraints.
No temporary restraining Order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction in the United States or other federal or state Governmental Entity in the United States and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Merger by any federal or state Governmental Entity in the United States that makes consummation of the Merger by the Company illegal.

8.5    Certificate.
The Company shall have received a certificate duly executed on behalf of Parent by an officer of Parent and containing the representation and warranty of Parent that the conditions set forth in Sections 8.1 and 8.2 have been satisfied (the “Parent Closing Certificate”).
8.6    Payment Agent Agreement; Escrow Agreement.
Parent shall have delivered to the Company, (a) the Payment Agent Agreement, duly executed by Parent and (b) the Escrow Agreement, duly executed by Parent.
9.    Termination
9.1    Termination Events.
This Agreement may be terminated prior to the Closing (whether before or after the adoption of this Agreement by the Unitholders):
(a)    by the mutual written consent of Parent, the Company, and the Blocker Parents;
(b)    by Parent if the Closing has not taken place on or before 11:59 p.m. (Dallas, Texas time) on March 5, 2020 (the “End Date”) and any condition set forth in Section 7 has not been satisfied or waived as of the time of termination (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement); provided, however, if, as of the End Date, the only conditions to the Closing that have not been satisfied or waived (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing) are Sections 7.3(a), 7.7 (in connection with a temporary restraining order, preliminary injunction or other Order issued solely in connection with the Antitrust Laws in the United States), 8.3 and 8.4 (in connection with a temporary restraining order, preliminary injunction or other Order issued solely in connection with the Antitrust Laws in the United States), then, upon written request by Parent, the End Date shall automatically be extended until March 19, 2020; provided, further, if Parent extends the End Date pursuant to the immediately preceding proviso, all references in this Agreement to the “End Date” will be the End Date as extended;
(c)    by the Company if the Closing has not taken place on or before 11:59 p.m. (Dallas, Texas time) on the End Date and any condition set forth in Section 8 has not been satisfied or waived as of the time of termination (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement); provided, however, if, as of the End Date, the only conditions to the Closing that have not been satisfied or waived (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing) are Sections 7.3(a), 7.7 (in connection with a temporary restraining order, preliminary injunction or other Order issued solely in connection with the Antitrust Laws in the United States), 8.3 and 8.4 (in connection with a temporary restraining order, preliminary injunction or other Order issued solely in connection with the Antitrust Laws in the United States), then, upon written request by the Company, the End Date shall automatically be extended until March 19, 2020; provided, further, if the Company extends the End Date pursuant to the immediately preceding proviso, all references in this Agreement to the “End Date” will be the End Date as extended;
(d)    by Parent, the Company, or any Blocker Parent, if (i) a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, or

(ii) there shall be any applicable Legal Requirement enacted, promulgated, issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;
(e)    by Parent if (i) any representation or warranty of the Company or a Blocker Parent contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 7.1 would not be satisfied, (ii) any of the covenants of the Company contained in this Agreement shall have been breached such that the conditions set forth in Section 7.2 would not be satisfied, or (iii) any Material Adverse Effect shall have occurred or would reasonably be expected to occur; provided, however, that, in the case of any of the clauses “(i)”, “(ii)” or “(iii)”, if an inaccuracy in any of the representations and warranties of the Company or a Blocker Parent, or a breach of a covenant by the Company, or such Material Adverse Effect is curable by the Company or a Blocker Parent, as applicable, through the use of reasonable efforts within 10 days after Parent notifies the Company or a Blocker Parent, as applicable, in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 9.1(e) as a result of such inaccuracy, breach or Material Adverse Effect prior to the expiration of the Company Cure Period, provided the Company or a Blocker Parent, as applicable, during the Company Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(e) if such inaccuracy, breach or Material Adverse Effect is cured prior to the expiration of the Company Cure Period); provided, however, Parent may not exercise its right to terminate this Agreement pursuant to this Section 9.1(e) if Parent is in default of any of its obligations under this Agreement such that the conditions to Closing set forth in Section 8.1 and Section 8.2 would not (in the absence of a waiver) be satisfied as of the Closing Date;
(f)    by the Company if (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 8.1 would not be satisfied, or (ii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties or a breach of a covenant by Parent is curable by Parent through the use of reasonable efforts within 10 days after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 9.1(f) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period, provided Parent, during the Parent Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(f) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Parent Cure Period); provided, however, the Company may not exercise its right to terminate this Agreement pursuant to this Section 9.1(f) if the Company is in default of any of its obligations under this Agreement such that the conditions to Closing set forth in Section 7.1 and Section 7.2 would not (in the absence of a waiver) be satisfied as of the Closing Date; and
(g)    by Parent if written consents adopting this Agreement and approving the Merger by the Required Unitholder Vote shall not have been duly executed and delivered within two hours after the execution and delivery of this Agreement.
9.2    Termination Procedures.
If Parent wishes to terminate this Agreement pursuant to Section 9.1, Parent shall deliver to the other parties hereto a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company or the Blocker Parents wish to terminate this Agreement pursuant to Section 9.1, the Company or Blocker Parents, as applicable, shall deliver to the other parties hereto a written notice stating that the Company or Blocker Parents, as applicable, is terminating this Agreement and setting forth a brief description of the basis on which the Company or Blocker Parents, as applicable, is terminating this Agreement.
9.3    Effect of Termination.
If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company, nor Parent shall be relieved of any obligation or liability arising from any willful and material breach by such party of any representation and warranty, if (and only if) such breach gives the other party the right to terminate this Agreement pursuant to Section 9.1(e) or Section 9.1(f), or any willful breach by such party of any covenant or obligation contained in this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11; and (c) the parties shall, in all events, remain bound by and continue to be subject to Section 6.3 and the Confidentiality Agreement. Notwithstanding anything herein to the contrary, the provisions of this Section 9.3 shall not modify, waive, or diminish the rights of any party to specific performance pursuant to Section 11.11, it being understood and agreed that no party shall be entitled to be granted both specific performance and Damages with respect to such breach.
10.    Indemnification, Etc.
10.1    Survival of Representations, Etc.
(a)    General. Subject to Sections 10.1(b) and 10.1(d), the representations and warranties made by the Company and the Blocker Parents in this Agreement and the representations and warranties set forth in the Company Closing Certificate, in each case other than the Fundamental Representations and the Sale and Merger Consideration Spreadsheet, shall survive the Effective Time until 11:59 p.m. Dallas, Texas time on the date that is 12 months after the Closing Date (the “General Representation Survival Time”); provided, however, that if, at any time prior to the General Representation Survival Time, any Indemnitee delivers to the Securityholders’ Agent a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the General Representation Survival Time until such time as such claim is fully and finally resolved. All covenants and agreements of the Company and the Blocker Parents contained in this Agreement shall survive the Closing until fully performed in accordance with their terms.
(b)    Fundamental Representations. Notwithstanding anything to the contrary contained in Section 10.1(a), but subject to Section 10.1(d), (i) each Fundamental Representation and the representations and warranties set forth in the Company Closing Certificate with respect to the Fundamental Representations, and (ii) the Sale and Merger Consideration Spreadsheet, shall survive the Effective Time until the expiration of the longest statute of limitations (as it may be and is actually extended) applicable to the subject matter of the representation and warranty with respect to any inaccuracy in or breach of such Fundamental Representation, the representations and warranties in the Company Closing Certificate with respect to the Fundamental Representations or the Sale and Merger Consideration Spreadsheet; provided, however, that if, at any time on or prior to the applicable expiration date referred to in this sentence, any Indemnitee delivers to the Securityholders’ Agent a written notice alleging the existence of an inaccuracy in or a breach of any of such Fundamental Representations and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive such expiration date until such time as such claim is fully and finally resolved.
(c)    Parent Representations and Covenants. All representations, warranties and covenants (except for those covenants which by their terms are to be performed after the Effective Time, which shall survive the Effective Time until fully performed in accordance with their terms) made by Parent and Merger Sub in this Agreement or in any certificate referred to in this Agreement shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations, warranties and covenants shall thereupon cease.
(d)    Fraud. Notwithstanding anything to the contrary contained in Section 10.1(a) or Section 10.1(b), the limitations set forth in Sections 10.1(a) and 10.1(b) shall not apply in the event of any Fraud.
(e)    Representations Not Limited by Knowledge. The Company, the Blocker Parents and the Securityholders’ Agent (on behalf of the Indemnitors) hereby agree that (i) the Indemnitees’ rights to indemnification, compensation and reimbursement contained in this Section 10 relating to the representations or warranties of the Company, the Blockers or the Securityholders’ Agent set forth in this Agreement are part of the basis of the bargain contemplated by this Agreement, and (ii) such representations or warranties set forth in this Agreement, and the rights and remedies that may be exercised by the Indemnitees with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Parent and Merger Sub shall be deemed to have relied upon such representations or warranties set forth in this Agreement notwithstanding) any knowledge on the part of any of the Indemnitees or any of their Representatives, regardless of whether obtained through any investigation by any Indemnitee or any Representative of any Indemnitee or through disclosure by the Company, the Blocker Parent or any other Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement.
(f)    Disclosure Schedule. For purposes of this Agreement, each specific statement or other specific item of information set forth in the Disclosure Schedule (each, a “Disclosed Item”) shall be deemed to be a part of, and an exception to, the applicable representation and warranty (giving effect to Section 11.19) made by the Company or the Blocker Parent, as applicable, in this Agreement. In furtherance of the foregoing, no Indemnitee shall have any claim for breach of any representation and warranty made by the Company or the Blocker Parent, as applicable, in this Agreement based on any Disclosed Item disclosed against such representation and warranty or for which such disclosure would apply pursuant to Section 11.19, it being acknowledged and agreed by the Company, the Blocker Parents and the Securityholders’ Agent (on behalf of the Indemnitors) that separate indemnification is being provided for certain Disclosed Items under Section 10.2(a)(xii) as expressly set forth on Schedule 10.2(a)(xii).
10.2    Indemnification.
(a)    Indemnification. From and after the Effective Time (but subject to Section 10.1), each Indemnitor shall, severally and not jointly, hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, such Indemnitor’s Pro Rata Share of any Damages which are suffered or incurred at any time by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any Third Party Claim) and which arise from or as a result of:
(i)    any inaccuracy in or breach of any representation or warranty made by the Company or a Blocker Parent in this Agreement as of the date of this Agreement (without giving effect to (A) any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty, or (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement);
(ii)    any inaccuracy in or breach of any representation or warranty made by the Company or a Blocker Parent (A) in this Agreement as if such representation or warranty was made on and as of the Closing, or (B) in the Company Closing Certificate (in each case, without giving effect to any (x) materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty, or (y) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement);
(iii)    any breach of any covenant or obligation of the Company or a Blocker Parent in this Agreement;
(iv)    without duplication of any Damages indemnifiable under Section 10.2(a)(i) through (iii) or Section 10.2(a)(v) through (xii), any Tax (A) imposed on any Acquired Company or Blocker, or for which any Acquired Company or Blocker is otherwise liable, or imposed on or with respect to any Seller with respect to any Acquired Company or Blocker for any Pre-Closing Tax Period or for the portion of any Straddle Period ending on the Closing Date (as determined as set forth in the definition of “Straddle Period” in Exhibit A), (B) resulting from to the transactions described in Section 6.4, (C) of or imposed on any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company or Blocker (or any predecessor to any Acquired Company or Blocker) was a member prior to the Closing by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar Legal Requirement, (D) of or imposed on any other Person (other than any Acquired Company or Blocker) for which any Acquired Company or Blocker is or has been liable as a transferee or successor, or otherwise under applicable Legal Requirements, or (E) that is a transfer, documentary, sales, use, registration or other similar Tax (including all applicable real estate transfer or gains Taxes and stock transfer Taxes) incurred in connection with this Agreement or any of the Contemplated Transactions;
(v)    any claim asserted by any current, former or alleged unitholder or securityholder of the Company (A) relating to this Agreement, the Merger or the Stock Purchase, or (B) alleging any ownership of, interest in or right to acquire any Equity Interests or other securities of any Acquired Company;
(vi)    regardless of the disclosure of any matter set forth in the Disclosure Schedule, (A) any Section 280G Payments made or required to be made by any Acquired Company in connection with the Contemplated Transactions and (B) any damages for the failure of any Acquired Company to make such Section 280G Payments;
(vii)    any inaccuracy in the Sale and Merger Consideration Spreadsheet;
(viii)    any Company Indebtedness outstanding as of immediately prior to the Effective Time or any unpaid Company Transaction Expenses, in each case to the extent not taken into account in the calculation of the Actual Adjustment Amount;
(ix)    any Fraud on the part of any Blocker, Blocker Parent or any Acquired Company with respect to the making of the representations in Section 2 or Section 3;

(x)    any Damages with respect to, and any payments made in respect of, claims of appraisal or dissenters’ rights with respect to any of the Equity Interests that are issued and outstanding as of immediately prior to the Effective Time;
(xi)    any claim or right asserted by any person who is or at any time prior to the Effective Time was an officer, director, employee or agent of any Acquired Company (against the Surviving Company, against any other Acquired Company, against Parent or against any of Parent’s other Subsidiaries) asserting a right or entitlement or an alleged right or entitlement to employment, indemnification, reimbursement of expenses or any other relief or remedy (under the Charter Documents of any Acquired Company, under any director and officer indemnification agreement or similar Contract or under any Legal Requirement) with respect to any act or omission on the part of such person in his or her capacity as an officer, director, employee or agent of any of the Acquired Companies at or prior to the Effective Time; and
(xii)    any matter set forth in Schedule 10.2(a)(xii) in accordance with the provisions of Schedule 10.2(a)(xii) and without duplication of any Damages indemnifiable pursuant to another clause under this Section 10.2(a).
(b)    Damage to Parent. The parties acknowledge and agree that, if the Surviving Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Company as an Indemnitee) Parent shall be deemed, by virtue of its ownership of the membership interests of the Surviving Company and of the stock of the Blockers, to have incurred Damages as a result of and in connection with such inaccuracy or breach, it being understood and agreed that in no event shall this sentence entitle both Parent and the Surviving Company to recovery in respect of the same Damages arising from such inaccuracy or breach.
10.3    Limitations.
(a)    Threshold. Subject to Section 10.3(b), the Indemnitors shall not be required to make any indemnification payment pursuant to Section 10.2(a)(i) or Section 10.2(a)(ii) for any inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise directly or indirectly become subject, exceeds $1,000,000 (the “Threshold Amount”) in the aggregate. Subject to Section 10.3(c), if the total amount of such Damages exceeds the Threshold Amount, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding the Threshold Amount.
(b)    Applicability of Threshold. The limitation set forth in Section 10.3(a) shall not apply (and shall not limit the indemnification or other obligations of any Indemnitor) to inaccuracies in or breaches of any of the Fundamental Representations.
(c)    Liability Cap.
(i)    Subject to Section 10.4(c) and Section ý11.3, the total amount of indemnification to the Indemnitees that the Indemnitors (other than any Indemnitor having committed Fraud) shall be responsible for pursuant to Section 10.2(a)(i) through Section 10.2(a)(xii) (other than

(A) Section 10.2(a)(iii), (B) Section 10.2(a)(xii) and (C) with respect to claims made pursuant to Section 10.2(a)(i) or Section 10.2(a)(ii) for breaches of the representations and warranties set forth in Section 2.8 (Taxes) and Section 2.11 (Intellectual Property and Related Matters) which have been specifically excluded from coverage under the R&W Policy as of the Effective Time as a result of a known breach or an actual or contingent liability as of the Closing Date (such claims, the “Excluded Claims”)), shall be an amount equal to, and shall not exceed, the Indemnification Holdback.
(ii)    Subject to Section 11.3, the total amount of indemnification to the Indemnitees that each Indemnitor that did not commit Fraud shall be responsible for pursuant to Section 10.2(a)(iii), Section 10.2(a)(ix) or with respect to an Excluded Claim shall be an amount equal to, and shall not exceed, the amount of Merger Consideration or Blocker Consideration, as applicable, paid to such Indemnitor.
(iii)    Subject to Section 11.3, the total amount of indemnification to the Indemnitees that the Indemnitors (other than any Indemnitor having committed Fraud) shall be responsible for pursuant to Section 10.2(a)(xii) shall be an amount equal to, and shall not exceed, the Specified Escrow Amount.
(d)    Tax Limitations. Notwithstanding anything to the contrary in this Agreement, the Indemnitees shall not have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) are attributable to Tax periods (or portions thereof) beginning after the Closing Date (other than with respect to a breach of the representations and warranties in Sections 2.8(c), 2.8(d), 2.8(e), 2.8(f), 2.8(h), 2.8(i), 2.8(t), 3.6(b), 3.6(c), 3.6(d), 3.6(e), 3.6(g), 3.6(n), and 3.6(o)), (ii) are due to the unavailability in any Tax period (or portion thereof) beginning after the Closing Date of any net operating losses, credits or other Tax attributes from a Tax period (or portion thereof) ending on or prior to the Closing Date, (iii) do not arise from a claim or Legal Proceeding initiated by any Governmental Entity, or (iv) result from any Parent financing transaction.
(e)    Special Damages. Other than with respect to Fraud against any Indemnitor who has committed such Fraud, in no event will any Indemnitee be entitled to recover or make a claim for, and in no event will “Damages” be deemed to include, punitive, special or exemplary damages (except to the extent actually paid to a third party).
(f)    Effect of Indemnification Payments. To the extent permitted by applicable Legal Requirements, indemnification payments made pursuant to this Section 10 shall be treated by all parties as adjustments to the aggregate consideration paid in the Stock Purchase and Merger.
10.4    Payment Source.
(a)    Sequence of Indemnitee Recourse. All claims by any Indemnitee for Damages that such Indemnitee is entitled to pursuant to Section 10.2(a) other than for claims for Damages pursuant to Section 10.2(a)(xii) shall be recovered (i) first, from the Indemnification Holdback in accordance with the procedures, and subject to the terms, conditions and limitations set forth in this Section ý10, (ii) second, subject to Section 10.6, from the R&W Policy (except for those claims that constitute Excluded Claims or that are not covered by the R&W Policy), (iii) third, to the extent coverage for such Damages with respect to such claims is available under the D&O Tail Policy or the E&O Tail Policy, against the D&O Tail Policy and the E&O Tail Policy, as applicable (such policies collectively, the “Available Policies”) and (iv) fourth, directly from the Indemnitors, subject to the limitations set forth in Section 10.3.

(b)    Specified Indemnification. All claims by an Indemnitee for Damages that such Indemnitee is entitled to pursuant to Section 10.2(a)(xii) shall be recovered from the Specified Escrow Amount, subject to the terms, conditions and limitations set forth in this Section ý10.
(c)    Parent Rights to Indemnification Holdback; Several Liability. The parties acknowledge that the Indemnitees shall be entitled to recover all Damages arising from claims under Section 10.2(a) directly against the Indemnification Holdback, regardless of any Indemnitors’ Pro Rata Share of such Damages. The parties hereto further acknowledge that an Indemnitee may recover Damages incurred by such Indemnitee as a result of a breach by any Indemnitor who is a party to a Significant Owner Agreement of such Indemnitor’s breach thereunder from the Indemnification Holdback, such recovery in no event to exceed such Indemnitor’s Pro Rata Share of the Indemnification Holdback, which any such recovery reducing the amount, if any, such Indemnitor is entitled to receive under the Payment Agent Agreement on a dollar-for-dollar basis. Parent acknowledges that any claims that any Indemnitee is entitled to make, and any Damages that such Indemnitee is entitled to recover in respect of such claims, directly against the Indemnitors under Section ý10.4(a)(iv) shall be on a several, and not joint and several, basis, in accordance with each Indemnitors’ Pro Rata Share.
10.5    No Contribution.
Each Indemnitor waives, and acknowledges and agrees that such Indemnitor shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy against the Surviving Company or any Acquired Company with respect to any matter for which such Indemnitor has indemnification obligations or other liability under Section 10 (“Barred D&O Claims”). Effective as of the Closing, the Securityholders’ Agent, on behalf of itself and each Indemnitor, expressly waives and releases any and all rights of subrogation, contribution, advancement, indemnification or other claim against Parent, the Surviving Company or any Acquired Company with respect to the Barred D&O Claims.
10.6    Insurance.
Subject to Section 10.4, if any claim for any Damages sustained or incurred by an Indemnitee are covered under any Available Policy (such Damages, the “Insurance Covered Damages”), as reasonably determined by Parent based on a good faith reading of such Available Policy, and the Indemnification Holdback has been exhausted to satisfy such Insurance Covered Damages or other Damages of the Indemnitees arising under Section 10, such Indemnitee shall use commercially reasonable efforts to recover such Insurance Covered Damages from such Available Policy, as applicable, including concurrently with recovery from one or more of such Available Policy, and shall use commercially reasonable efforts to collect such Insurance Covered Damages from such Available. The amount of any Damages for which any Indemnitor is liable under Section 10 shall be reduced, dollar-for-dollar (in case of the D&O Tail Policy and the E&O Tail Policy, net of cost of collection and any increase in premium as a result of such collection) by the amount of insurance proceeds recovered by any Indemnitee under any of the Available Policies.

10.7    Indemnification Claim Procedure.
With respect to any claim for indemnification, compensation or reimbursement pursuant to this Section 10, such claims shall be brought and resolved exclusively as follows (other than with respect to claims pursuant to Section 10.2(a)(xii), which shall be brought and resolved as set forth on Schedule 10.2(a)(xii)):
(a)    If any Indemnitee has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, Damages for which it is or may be entitled to be held harmless,

indemnified, compensated or reimbursed under Section 10 (other than with respect to claims pursuant to Section 10.2(a)(xii)) or for which it is or may be entitled to a monetary remedy under Section 10 (including in the case of a claim based on Fraud) (other than with respect to claims pursuant to Section 10.2(a)(xii)), such Indemnitee shall deliver a notice of claim in writing (a “Notice of Claim”) to the Securityholders’ Agent as promptly as reasonably possible after becoming aware of the basis of such claim. Each Notice of Claim shall: (i) state that such Indemnitee believes in good faith that such Indemnitee is or may be entitled to indemnification, compensation or reimbursement under Section 10; (ii) contain a reasonably detailed description of the basis of such claim and the facts and circumstances supporting such Indemnitee’s claim; and (iii) if practicable, contain a good faith, non-binding, preliminary estimate of the aggregate amount of the actual and potential Damages that the Indemnitee believes have arisen and may arise as a result of such facts and circumstances (the aggregate amount of such estimate, as it may be modified by such Indemnitee from time to time, being referred to as the “Claimed Amount”).
(b)    During the 20-day period commencing upon delivery by an Indemnitee to the Securityholders’ Agent of a Notice of Claim (or, in the event that an Indemnitee delivers an updated Notice of Claim, the 20-day period commencing upon delivery by an Indemnitee after the last updated Notice of Claim) (the “Dispute Period”), the Securityholders’ Agent shall deliver to the Indemnitee who delivered the Notice of Claim a written response (the “Response Notice”) in which the Securityholders’ Agent: (i) agrees that the full Claimed Amount is owed to such Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to such Indemnitee. If the Response Notice is delivered in accordance with clause “(ii)” or “(iii)” of the preceding sentence, such Response Notice shall also contain a reasonably detailed description of the facts and circumstances supporting the Securityholders’ Agent’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Securityholders’ Agent asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) is referred to in this Agreement as the “Contested Amount” (it being understood that the Contested Amount may be modified from time to time to reflect any modifications by the Indemnitee to the Claimed Amount). If a Response Notice is not delivered to the Indemnitee prior to the expiration of the Dispute Period, then the Securityholders’ Agent shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnitee.
(c)    If (i) the Securityholders’ Agent delivers a Response Notice to the Indemnitee agreeing that the full Claimed Amount is owed to the Indemnitee, or (ii) the Securityholders’ Agent does not deliver a Response Notice to the Indemnitee during the Dispute Period, then Parent shall have the right to deduct such Claimed Amount from the Indemnification Holdback, to the extent available.
(d)    If the Securityholders’ Agent delivers a Response Notice to the Indemnitee during the Dispute Period agreeing that less than the full Claimed Amount is owed to the Indemnitee, then Parent shall have the right to deduct such agreed upon amount from the Indemnification Holdback.
(e)    If the Securityholders’ Agent delivers a Response Notice to the Indemnitee during the Dispute Period indicating that there is a Contested Amount, the Securityholders’ Agent and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount within 30 days after the date on which the Securityholders’ Agent delivers such Response Notice (or such longer period as the Indemnitee and the Securityholders’ Agent may mutually agree in writing). If the Indemnitee and the Securityholders’ Agent resolve such dispute during such period, then their resolution of such dispute shall be binding on the Securityholders’ Agent, the Indemnitors and such Indemnitee and a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by the Indemnitee and the Securityholders’ Agent. Parent shall, following the execution of such settlement agreement, deduct the Stipulated Amount from the Indemnification Holdback.
(f)    Other than with respect to any claim for indemnification relating primarily to Tax matters (which shall be governed by Section 10.7(g)), in the event that the Indemnitee and the Securityholders’ Agent fail to reach a resolution on a Notice of Claim or Contested Amount that is the subject of a Response Notice, within 30 days after the date on which the Securityholders’ Agent delivers such Response Notice (or such longer period as the Indemnitee and the Securityholders’ Agent may mutually agree in writing), to the extent that (i) the claim subject to such Notice of Claim is between the Indemnitee, on the one hand, and the Indemnitors, on the other hand, and not a matter that is subject to a claim or Legal Proceeding asserted or commenced by a third party brought against the Indemnitee, such dispute shall be settled pursuant to Section 11.9 and (iii) the claim subject to such Notice of Claim is a Third Party Claim, such dispute shall be settled pursuant to this Section 10.7.
(g)    Tax Claims and Tax Disputes.
(i)    In the event any of the Indemnitees become aware of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Company, any Acquired Company, any Blocker, Parent, or any other Person) which may result in Taxes for which any Unitholder would be responsible (including any Taxes for which any Seller may become obligated to hold harmless, indemnify, compensate, or reimburse any Indemnitee pursuant to Section 10.2(a) (an “Indemnified Tax”)) (a “Tax Claim”), Parent shall inform the Securityholders’ Agent of such Tax Claim as soon as possible but in any event within 10 Business Days after Parent or such Affiliate of Parent becomes aware of such Tax Claim. Parent shall control the contest or resolution of any such Tax Claim; provided, that Parent shall obtain the prior written consent of the Securityholders’ Agent (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a Tax Claim or ceasing to defend such Tax Claim if such settlement or cessation would reasonably be expected to give rise to any Tax for which any Unitholder would be responsible (including, for the avoidance of doubt, any Indemnified Tax); and, provided further, that the Securityholders’ Agent shall be entitled to participate in the defense of such Tax Claim and to employ counsel of its choice for such purpose (the fees and expenses of which separate counsel shall be borne solely by the Securityholders’ Agent (for the benefit of the Unitholders and Blocker Parents)) if such Tax Claim would reasonably be expected to give rise to any Tax for which any Unitholder would be responsible (including, for the avoidance of doubt, any Indemnified Tax). Parent shall keep the Securityholders’ Agent informed of all material developments and events relating to any Tax Claim (including promptly forwarding copies to the Securityholders’ Agent of any related correspondence), and shall consult in good faith with the Securityholders’ Agent or the Securityholders’ Agent’s counsel in connection with the defense or prosecution of any such Tax Claim, in each case, if such Tax Claim would reasonably be expected to give rise to any Tax for which any Unitholder would be responsible (including, for the avoidance of doubt, any Indemnified Tax).
(ii)    In the event of a dispute with respect to the matters governed by Section 5.13, Section 10.2(a) or this Section 10.7(g) (a “Tax Dispute”), such Tax Dispute shall be submitted to a public accounting firm mutually agreeable to Parent and the Securityholders’ Agent (the “Tax Referee”) for binding resolution.
(A)    The Tax Referee shall be instructed to resolve any Tax Dispute within 30 days of having been engaged with respect to such Tax Dispute.

(B)    The Indemnitees and the Indemnitors will, and will cause their respective Affiliates to, provide each other with such cooperation and information as any of them reasonably may request of the other in connection with such Tax Dispute. Such cooperation will include providing copies of relevant Tax Returns or portions thereof and any relevant documentation relating to any settlement or other resolution of any dispute with a Taxing Authority with respect to such Tax Returns.
(C)    The final decision of the Tax Referee with respect to the Tax Dispute shall be furnished to the Indemnitee and the Securityholders’ Agent in writing, shall include the amount of the award to the Indemnitee (the “Tax Award Amount”) and shall constitute a conclusive, final and non-appealable determination of the issue in question, binding upon the Indemnitees, the Securityholders’ Agent and each Indemnitor, and their successors and assigns. The Tax Referee shall determine whether there is a prevailing party in any Tax Dispute submitted to the Tax Referee and, if there is a prevailing party, who the prevailing party is. The prevailing party shall be entitled to recover such prevailing party’s reasonable costs and attorneys’ fees incurred in connection with such Tax Dispute, and, if the Indemnitee is the prevailing party, such amounts shall be included within the Tax Award Amount.
(D)    Any such Tax Dispute shall be kept confidential by the Indemnitee, the Securityholders’ Agent and the Indemnitors; provided, however, that such parties may discuss the Tax Dispute with their respective advisors, attorneys, directors, officers, members and Affiliates.
(E)    The fees and expenses of the Tax Referee shall be borne 50% by the Indemnitee and 50% by the Indemnitors (based on their respective Pro Rata Share); provided, however, that if the Tax Referee determines that there is a prevailing party, such fees and expenses shall be borne exclusively by the losing party.
(F)    Upon resolution of the Tax Dispute in accordance with this Section ý10.7(g), Parent shall have the right to deduct the Tax Award Amount from the Indemnification Holdback, to the extent available.
(h)    Promptly after the General Representation Survival Time, if and only if any amounts remain outstanding under the Indemnification Holdback, Parent shall notify the Securityholders’ Agent in writing of the amount that Parent determines in good faith to be necessary to satisfy all claims made by an Indemnitee pursuant to Section 10.2(a) that have been asserted, but not resolved prior to the General Representation Survival Time (each such claim an “Unresolved Claim”). Within 15 Business Days after the General Representation Survival Time, Parent shall release from the Indemnification Holdback to the Payment Agent for distribution to each Indemnitor, an amount equal to such Indemnitor’s Pro Rata Share multiplied by the remaining amount of the Indemnification Holdback (other than such amounts in respect of Unresolved Claims).
(i)    Following the General Representation Survival Time, if an Unresolved Claim is finally resolved, then Parent shall within five Business Days after the final resolution of such Unresolved Claim and the delivery to the Indemnitee of the amount to be delivered to the Indemnitee from the Indemnification Holdback pursuant to Section 10, release from the Indemnification Holdback to the Payment Agent for distribution to each Indemnitor, an amount equal to (i) such Indemnitor’s Pro Rata Share, multiplied by (ii) the amount, if any, by which the aggregate amount held in the Indemnification Holdback as of the time of such disbursement exceeds the amounts that Parent determines in good faith to be necessary to satisfy all remaining Unresolved Claims (which amounts will continue to be held in the Indemnification Holdback). Following the final resolution of any remaining Unresolved Claims, if any, Parent shall within five Business Days after the final resolution of such Unresolved Claim, release from the Indemnification Holdback to the Payment Agent for distribution to each Indemnitor, an amount equal to such Indemnitor’s Pro Rata Share multiplied by the remaining amount of the Indemnification Holdback.
10.8    Third Party Claims.
(a)    Defense of Third Party Claims, Generally. In the event of the assertion or commencement by any Person (other than the parties hereto or any Seller) of any claim or Legal Proceeding (whether against the Surviving Company, any Acquired Company, Parent or any other Person) (such claim, a “Third Party Claim”) with respect to which any Indemnitor may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 10, Parent shall have the right, at its election, to proceed with the defense of such Third Party Claim on its own with counsel reasonably satisfactory to the Securityholders’ Agent. If Parent so proceeds with the defense of any such claim or Legal Proceeding:
(i)    subject to the other provisions of this Section 10, all reasonable and documented expenses relating to the defense of such Third Party Claim shall be borne and paid exclusively by the Indemnitors;
(ii)    each Indemnitor shall make available to Parent any documents and materials in such Indemnitor’s possession or control that may be necessary to the defense of such Third Party Claim; provided, however, no Indemnitor shall be required to provide any information that would (x) disclose information subject to attorney-client or other legal privilege or (y) disclose information in violation of any Legal Requirement or in violation of any confidentiality obligation to which any of them are bound; provided, however, that each Indemnitor shall use its commercially reasonable efforts to negotiate in good faith agreements or arrangements that permit providing such information or copies thereof or otherwise complying with this Section 10.8(a)(ii) in the circumstances where clause “(x)” or “(y)” of this sentence applies; and
(iii)    No Indemnitee shall settle, adjust or compromise any Third Party Claim without the consent of Securityholders’ Agent (which such consent shall not to be unreasonably withheld, conditioned or delayed); provided, however, Parent shall have the right to settle, adjust or compromise a Third Party Claim that does not constitute a Specified Claim if (A) such settlement, adjustment, or compromise does not involve any finding or admission of any violation of any Legal Requirement or admission of any wrongdoing by any Indemnitors, (B) such settlement, adjustment, or compromise does not require any payment by, or obligation of, any Indemnitor (including, without limitation, from the Indemnification Holdback), and (C) Parent obtains, as a condition of any settlement or resolution, a complete and unconditional release of each Indemnitor from any and all liability in respect of such Third Party Claim.
If Parent does not elect to proceed with the defense of any such Third Party Claim, the Securityholders’ Agent may proceed with the defense of such Third Party Claim with counsel reasonably satisfactory to Parent; provided, however, that the Securityholders’ Agent may not settle, adjust or compromise any such Third Party Claim without the prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed). Parent shall give the Securityholders’ Agent prompt notice of the commencement of any such Third Party Claim against Parent, Merger Sub or the Company; provided, however, that any failure on the part of Parent to so notify the Securityholders’ Agent shall not limit any of the obligations of the Indemnitors under this Section 10 (except to the extent such failure materially prejudices the defense of against Third Party Claim).
(b)    Specified Third Party Claims. Notwithstanding Section 10.8(a), if a Third Party Claim constitutes a Specified Claim, the Securityholders’ Agent will be entitled to assume the defense thereof, by notice to Parent, with counsel selected by the Securityholders’ Agent and reasonably satisfactory to the Indemnitee; provided, however, if such Third Party Claim is a claim (i) that seeks injunctive relief that would reasonably be expected to restrict the operations of the business of Parent or any of its Subsidiaries or (ii) involves a material customer, supplier or licensor of Parent or its Subsidiaries, the Indemnitee shall have the right to assume the defense of such Third Party Claim with counsel selected by the Indemnitee and reasonably satisfactory to the Securityholders’ Agent (and in no event more than one counsel without prior written approval of the Securityholders’ Agent). If the Securityholders’ Agent assumes such defense, the Indemnitee and its counsel will have the right to participate in the defense thereof and to employ counsel separate from the counsel employed by the Securityholders’ Agent at the Indemnitee’s expense, it being understood, however, that the Securityholders’ Agent will direct such defense but will reasonably cooperate with the Indemnitee and its counsel. If the Securityholders’ Agent chooses to defend any Third Party Claim, Parent and its Subsidiaries will reasonably cooperate in the defense or prosecution of such Third Party Claim. Such cooperation will include the reasonable retention and (upon the Securityholders’ Agent’s request) the provision to the Securityholders’ Agent of records and information reasonably relevant to such Third Party Claim and making employees of Parent and its Subsidiaries available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, Parent and its Subsidiaries shall not be required to provide any information that would (x) disclose information subject to attorney-client or other legal privilege or (y) disclose information in violation of any Legal Requirement or in violation of any confidentiality obligation to which any of them are bound; provided, however, that Parent shall use its commercially reasonable efforts to negotiate in good faith agreements or arrangements that permit providing such information or copies thereof or otherwise complying with this Section 10.8(b) in the circumstances where clause “(x)” or “(y)” of this sentence applies. The Securityholders’ Agent shall not settle, adjust or compromise any Specified Claim without the consent of Parent (which such consent shall not be unreasonably withheld, conditioned or delayed).
10.9    Election of Claims.
In the event that any Indemnitee alleges that they are entitled to indemnification hereunder, and such Indemnitee’s claim is covered under more than one provision of this Agreement, such Indemnitee shall be entitled to elect the provision or provisions under which it may bring a claim for indemnification. For the avoidance of doubt, in no event shall the existence of multiple provisions of this Agreement permit an Indemnitee to recover the amount of any Damages suffered by such Indemnitee more than once.
10.10    Exercise of Remedies Other Than by Parent.
No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.
10.11    Exclusive Remedy.
The parties hereto acknowledge and agree that following the Closing, (a) the indemnification provisions of this Section 10 shall be the sole and exclusive remedies of the Indemnitees for any breach by the other parties of the representations and warranties in this Agreement and for any failure by the other party to perform or comply with the covenants or agreements contemplated by this Agreement, except that if any of the covenants or agreements contemplated by this Agreement are not performed in accordance with their terms, the parties shall be entitled to specific performance of the terms thereof and (b) no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party to rescind this Agreement or any of the Contemplated Transactions. The parties acknowledge that this Section 10.11 shall not limit Parent’s or any other party’s remedies under any other agreement to which any of the other parties are also a party (including the Significant Owner Agreement, the Management Deferral Agreements, the New Incentive Grant Agreements, and the Employment Documents).
11.    Miscellaneous Provisions
11.1    Securityholders’ Agent.
(a)    Appointment; Authority. By virtue of the adoption and approval of this Agreement pursuant to this Agreement and receiving the benefits hereof, including the right to receive the consideration payable in connection with the Merger and the Stock Purchase, each of the Sellers irrevocably nominates, constitutes and appoints SEP as his, her or its agent and true and lawful attorney in fact (the “Securityholders’ Agent”), with full power of substitution, to act in the name, place and stead of the Sellers for purposes of executing any documents and taking any actions that the Securityholders’ Agent may, in the Securityholders’ Agent’s sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for purchase price adjustment, indemnification, compensation or reimbursement under this Agreement. SEP hereby accepts its appointment as Securityholders’ Agent.
(b)    Authority. The Sellers grant to the Securityholders’ Agent full authority to (i) execute, deliver, acknowledge, certify and file on behalf of such Sellers (in the name of any or all of the Sellers) any and all documents that the Securityholders’ Agent may, in its reasonable discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Securityholders’ Agent may, in its sole discretion, determine to be appropriate, in performing his duties as contemplated by Section 11.1(a), and (ii) to take such other actions on behalf of the Sellers in connection with this Agreement as the Securityholders’ Agent may, in its sole discretion, determine to be appropriate, in performing his duties as contemplated by Section 11.1(a). Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the Contemplated Transactions, (x) each Indemnitee shall be entitled to deal exclusively with the Securityholders’ Agent on all matters relating to any claim for purchase price adjustment, indemnification, compensation or reimbursement under Section 10, and (y) each Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller, by the Securityholders’ Agent, and on any other action taken or purported to be taken on behalf of any Seller, by the Securityholders’ Agent, as fully binding upon such Seller.
(c)    Securityholders’ Agent Expense Fund. At the Closing, Parent shall deliver an amount equal to $400,000 (the “Securityholders’ Agent Expense Fund”) to the Securityholders’ Agent to be held in trust and used by the Securityholders’ Agent solely for the purposes of paying directly, or reimbursing the Securityholders’ Agent for, any costs or expenses incurred by the Securityholders’ Agent in connection with the Securityholders’ Agent’s execution and performance of this Agreement and the Contemplated Transactions. The Securityholders’ Agent Expense Fund shall be held by the Securityholders’ Agent in a segregated non-interest bearing bank account. Promptly after the General Representation Survival Time or the date of the resolution of the last Unresolved Claim, whichever is later, any balance of the Securityholders’ Agent Expense Fund not incurred for the purposes set forth in this Section 11.1(c) shall be distributed by the Securityholders’ Agent to the Payment Agent for distribution to the Unitholders and the Blocker Parents in accordance with Section 1.1 and Section 1.7(a)(iv), respectively, as applicable.
(d)    Power of Attorney. The Sellers recognize and intend that the power of attorney granted in Section 11.1(a): (i) is coupled with an interest and is irrevocable and (ii) shall survive the death, incapacity, dissolution, liquidation or winding up of each of the Sellers.
(e)    Replacement. If the Securityholders’ Agent shall die, resign, become disabled or otherwise be unable to fulfill his responsibilities hereunder, the Sellers shall (by consent of those Persons entitled to at least a majority of the sum of the Merger Consideration and the Blocker Consideration), within 10 days after such death, resignation, disability or inability, appoint a successor to the Securityholders’ Agent (who shall be reasonably satisfactory to Parent) and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Securityholders’ Agent as Securityholders’ Agent hereunder. If for any reason there is no Securityholders’ Agent at any time, all references herein to the Securityholders’ Agent shall be deemed to refer to the Sellers.
11.2    Further Assurances.
Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Contemplated Transactions.
11.3    No Waiver Relating to Claims for Fraud.
The liability of any Person under Section 10 who has committed Fraud will be in addition to, and not exclusive of, any other liability that such Person may have at law or in equity based on or arising from such Person’s Fraud. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Section 10, shall be deemed a waiver by Parent of any right or remedy which Parent may have at law or in equity against a Person who has committed Fraud based on or arising from such Person’s Fraud, nor will any such provisions limit, or be deemed to limit: (a) the amounts of recovery sought or awarded in any such claim for Fraud against such Person who committed such Fraud, (b) the time period during which a claim for Fraud may be brought or (c) the recourse which Parent may seek against such Person who committed such Fraud with respect to such Person’s Fraud.
11.4    Fees and Expenses.
Subject to Sections 1.11(g), 5.11, 5.12, 5.15, 10 and 11.5, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the Contemplated Transactions, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Contemplated Transactions, (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the Contemplated Transactions, and the obtaining of any Consent required to be obtained in connection with any of such transactions and (c) the consummation of the Stock Purchase and the Merger. Notwithstanding the foregoing, Parent shall pay all the fees, costs, premiums and expenses, as applicable, (i) of the Payment Agent, (ii) that relate to the R&W Policy (other than the portion such fees, expenses and premiums that constitute a Company Transaction Expense) and (iii) all fees in connection with any notices, reports and other documents required to be filed by any party hereto with any Governmental Entity with respect to the Merger and the other

Contemplated Transactions (other than the portion of such fees that that constitute a Company Transaction Expense).
11.5    Attorneys’ Fees.
If any action, suit or other legal proceeding arising under Agreement, including such any such action, suit or other legal proceeding seeking the enforcement of any provision of this Agreement, is brought by a party hereto against any other party hereto, the prevailing party shall be entitled to recover reasonable and documented attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
11.6    Notices.
Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if delivered by email, when received; (c) if sent by registered, certified or first class mail, the third Business Day after being sent; and (d) if sent by overnight delivery via a national courier service, two Business Days after being delivered to such courier, in each case to the address or email set forth beneath the name of such party below (or to such other address or email as such party shall have specified in a written notice given to the other parties hereto):
If to Parent or Merger Sub:

RealPage, Inc.
2201 Lakeside Boulevard
Richardson, Texas 75082
Attention: Chief Executive Officer
Email: #
with a copy (which shall not constitute notice) to:
RealPage, Inc.
2201 Lakeside Boulevard
Richardson, Texas 75082
Attention: Chief Legal Officer
Email: #
and

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention: James R. Griffin

Email:	#
If to the Company:

Buildium, LLC
3 Center Plaza, Suite 400
Boston, MA 02108
Attention: Chris Litster, Chief Executive Officer
Facsimile: #
Email: #
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
3330 Hillview Avenue
Palo Alto, California 94303
Facsimile: #
Attention: Adam D. Phillips, P.C. and Lilit Voskanyan
Email: #

If to the Securityholders’ Agent:

Sumeru Equity Partners Fund L.P.
950 Tower Lane, Suite 1788
Foster City, CA 94404
Attention: Jason Babcoke
Facsimile: #
Email: #
11.7    Headings.
The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.8    Counterparts and Exchanges by Electronic Transmission or Facsimile.
This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
11.9    Governing Law; Dispute Resolution.
(a)    Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware irrespective of the choice of laws principles of the state of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.
(b)    Venue. Any action, suit or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including an action, suit or other Legal Proceeding claiming Fraud) shall be brought or otherwise commenced exclusively in any state or federal court located in the State of Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the State of Delaware) in connection with any such action, suit or legal proceeding; (ii) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or legal proceeding has been brought in an inconvenient forum, that the venue of such action, suit or legal proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
11.10    Successors and Assigns.
This Agreement shall be binding upon and inure to the benefit of (a) the Company and its successors and permitted assigns (if any); (b) Parent and its successors and permitted assigns (if any); (c) Merger Sub and its successors and permitted assigns (if any); and (d) the Securityholders’ Agent and its successors and permitted assigns (if any). This Agreement may not be assigned without the prior written consent of the parties hereto; except that, after the Closing Date, Parent may assign any or all of its rights under this Agreement, including with respect to its indemnification rights under Section 10, in whole or in part, to any purchaser of all or substantially all of the equity or assets of Parent or any of its Subsidiaries (including the Company following the Closing) without obtaining the consent or approval of, any other party hereto. No assignment hereunder by a party hereto shall release such party from its obligations under this Agreement, and any assignment not in accordance with this Agreement shall be null and void.
11.11    Remedies Cumulative; Specific Performance.
The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, any breach or threatened breach by the Company, Parent, Merger Sub, the Blocker Parents or the Securityholders’ Agent, as applicable, of any covenant, obligation or other provision set forth in this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy. Accordingly, each of the Company, Parent, Merger Sub, the Blocker Parents and the Securityholders’ Agent hereby agree that each party hereto (a) shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach and (b) shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.
11.12    Non-Recourse.
Each party hereto agrees, on behalf of itself and its controlled Affiliates, that, except in the event of Fraud by any Indemnitor (in which case the Indemnitee shall be entitled to pursue recourse against such Indemnitor with respect to such Fraud to the fullest extent allowed under this Agreement and the applicable Legal Requirements), all Legal Proceedings, claims, obligations, Liabilities or causes of action (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under: (a) this Agreement, (b) the negotiation, execution or performance this Agreement, or (c) any breach or violation of this Agreement, in each case, may be made only against (and are those solely of) the Persons that are expressly identified herein as parties to this Agreement and, in accordance with, and subject to the terms and conditions of this Agreement. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement or any other agreement referenced herein or otherwise to the contrary, each party hereto covenants, agrees and acknowledges, on behalf of itself and its respective controlled Affiliates, that, except in the event of Fraud by any Indemnitor (in which case the Indemnitee shall be entitled to pursue recourse against such Indemnitor with respect to such Fraud to the fullest extent allowed under this Agreement and the applicable Legal Requirements), no recourse under this Agreement shall be sought or had against any other Person and no other Person shall have any Liabilities or obligations (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or Liabilities arising under, out of, in connection with or related to the items in the immediately preceding clauses “(a)” through “(c).”
11.13    Waiver.
No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy under this Agreement shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy under this Agreement. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
11.14    Waiver of Jury Trial.
Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action, suit or other Legal Proceeding arising out of or related to this Agreement or the Contemplated Transactions.
11.15    Amendments.
This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered (a) prior to the Closing Date, on behalf of the Company, Parent, Merger Sub and the Securityholders’ Agent, and (b) after the Closing Date, on behalf of Parent and the Securityholders’ Agent (acting exclusively for and on behalf of all of the Sellers).

11.16    Severability.
In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by Legal Requirements.
11.17    Parties in Interest.
Except for the provisions of Section 5.11, Section 10, Section 11.12 and Section 11.20, none of the provisions of this Agreement is intended to provide any rights or remedies to any employee, creditor or other Person other than Parent, Merger Sub, the Company, the Blocker Parents, the Sellers, and the Securityholders’ Agent and their respective successors and assigns (if any).
11.18    Entire Agreement.
This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Confidentiality Agreement is terminated or expires in accordance with its terms.
11.19    Disclosure Schedule.
The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the particular representation or warranty set forth in the corresponding numbered or lettered section or subsection of this Agreement. Any matter disclosed in any section or subsection of the Disclosure Schedule shall be deemed disclosed and incorporated by reference with respect to any representation or warranty set forth in this Agreement to which the matter relates to the extent that (a) such information is cross-referenced in another part of the Disclosure Schedule, or (b) it is reasonably apparent on the face of the disclosure that such information qualifies another representation or warranty of the Company or the Blocker Parents in this Agreement. No information contained in the Disclosure Schedule shall be deemed to be an admission by any of the Acquired Companies, the Unitholders, the Blocker Parents, the Blockers or Parent to any third party of any matter whatsoever, including of any violation of Legal Requirement or breach of any agreement.

11.20    Waiver of Conflicts.
Recognizing that Kirkland & Ellis LLP (“Kirkland”) has acted as legal counsel to the Acquired Companies, certain of the Unitholders, the Blocker Parents and the Blockers and their respective Affiliates prior to the Closing, and that Kirkland intends to act as legal counsel to certain of the Unitholders, the Blocker Parents and the Blockers and their respective Affiliates after the Closing, each of Parent and the Surviving Company (including on behalf of the Acquired Companies) hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Kirkland representing any of the Unitholders, the Blocker Parents or the Blockers and their respective Affiliates after the Closing solely in connection with the representation directly relating to the Contemplated Transactions. In addition, all communications involving attorney-client confidences between the Acquired Companies, the Unitholders, the Blocker Parents and the Blockers and their respective Affiliates directly relating to the Contemplated Transactions (and not with respect to the ordinary course of business of the Acquired Companies) shall be deemed to be attorney-client confidences that belong solely to such Unitholders, Blocker Parents and Blockers and their respective Affiliates (and not the Acquired Companies or the Surviving Company). Accordingly, the Acquired Companies and the Surviving Company shall not have access to any such communications, or to the files of Kirkland directly relating to the Contemplated Transactions, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (a) the applicable Unitholders, Blocker Parents and Blockers and their respective Affiliates (and not the Acquired Companies or the Surviving Company) shall be the sole holders of the attorney-client privilege with respect to the Contemplated Transactions (but not with respect to the ordinary course of business of the Acquired Companies which shall be vested with the Acquired Companies), and none of the Acquired Companies or the Surviving Company shall be a holder thereof, (b) to the extent that files of Kirkland in respect of the Contemplated Transactions (but not with respect to the ordinary course of business of the Acquired Companies) constitute property of the client, only the applicable Unitholders, Blocker Parents and Blockers and their respective Affiliates (and not the Acquired Companies or the Surviving Company) shall hold such property rights and (c) Kirkland shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Acquired Companies or the Surviving Company by reason of any attorney-client relationship between Kirkland and any of the Acquired Companies or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Company or any of the Acquired Companies and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, solely as it directly relates to the Contemplated Transactions, the Surviving Company (including on behalf of the Acquired Companies) may assert the attorney-client privilege to prevent disclosure of confidential communications by Kirkland to such third party; provided, however, that neither the Surviving Company nor any of the Acquired Companies may waive such privilege without the prior written consent of the Securityholders’ Agent, on behalf of the Unitholders, Blocker Parents and Blockers and their respective Affiliates.
11.21    Construction.
(a)    Gender; Etc. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
(b)    Ambiguities. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(c)    Including. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)    References. Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

(e)    Hereof. The terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
(f)    Dollar. Any references in this Agreement to “dollars” or “$” shall be to U.S. dollars.
(g)    Or. Where the context permits, the use of the term “or” shall be equivalent to the use of the term “and/or.”
(h)    Representations and Warranties. Any references in this Agreement to “representations” or “warranties” that are made by the Company pursuant to Section 2, by a Blocker Parent pursuant to Section 3, or by Parent and Merger Sub pursuant to Section 4, shall mean such representation or warranty as qualified by the Disclosure Schedule delivered concurrently with the execution and delivery of this Agreement.
The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

1.DESCRIPTION OF TRANSACTION
1.1    Purchase of Blockers. Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Effective Time, Parent shall purchase (the “Stock Purchase”) from each Blocker Parent the number of shares of the applicable Blocker Stock set forth opposite the name of such Blocker Parent on Schedule 1.1 attached hereto. As consideration for the Stock Purchase, each Blocker Parent shall be entitled to receive an amount equal to (a) (i)(x) the Adjusted Transaction Value, plus (y) the Aggregate Participation Threshold of the Vested Incentive Units, multiplied by (ii) such Blocker Parent’s Blocker Percentage (such aggregate amount to be paid to all Blocker Parents at Closing, the “Closing Blocker Consideration”), and (b) such Blocker Parent’s Blocker Percentage of any Post-Closing Consideration (if, when and to the extent payable in accordance with this Agreement) (such aggregate amount to be paid to all Blocker Parents pursuant to clause “(a)” and “(b)” of this Section 1.1, the “Blocker Consideration”).
1.2    Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the LLC Act, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving company in the Merger (the “Surviving Company”) and will become a wholly-owned Subsidiary of Parent.
1.3    Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the LLC Act.
1.4    Closing; Effective Time. The consummation of the Merger and the other Contemplated Transactions (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Texas at 10:00 a.m. (Dallas, Texas time) on a date to be designated by Parent, which shall be no later than the fifth Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 7 and 8 (other than those conditions set forth in Section 7.1, 7.2, 7.4, 7.6(b), 7.6(c), 7.6(f), 7.6(g), 7.6(h), 7.6(i), 7.6(j), 7.6(k), 7.6(l), 7.7, 7.9, 8.1, 8.2, 8.4, 8.5, and 8.6 that are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions and all other conditions to Closing), or at such other time and/or date as Parent and the Company may jointly designate. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Contemporaneously with or as promptly as practicable after the Closing, the Company and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) satisfying the applicable requirements of the LLC Act to be duly executed by the Company and Merger Sub and filed with the Secretary of State of the State of Delaware. The Merger shall become effective as of the time that the Certificate of Merger is accepted by the Secretary of State of the State of Delaware (the effective time of the Merger being referred to as the “Effective Time”).
1.5    The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions promptly following the Effective Time:
(a)    On the Closing Date, Parent shall deliver to the Payment Agent, and shall cause the Payment Agent to pay (i) to each Blocker Parent, such Blocker Parent’s portion of the Closing Blocker Consideration by wire transfer of immediately available funds to the account(s) designated in writing by such Blocker Parent no later than two Business Days prior to the Closing Date and (ii) subject to Section 1.8, each Unitholder other than the Blockers, such Unitholder’s portion of the Merger Consideration, by wire transfer of immediately available funds or check, as designated by such Unitholder in the Letter of Transmittal submitted by such Unitholder in accordance with Section 1.8, in accordance with and subject to the terms and conditions of Section 1.7(a)(iv)(A), in each case as set forth on the Sale and Merger Consideration Spreadsheet;
(b)    On the Closing Date, Parent shall use reasonable best efforts to deliver, or cause to be delivered, to the Securityholders’ Agent the Securityholders’ Agent Expense Fund, by wire transfer of immediately available funds to the account(s) designated in writing by the Securityholders’ Agent no later than two Business Days prior to the Closing Date;
(c)    On the Closing Date, Parent shall use reasonable best efforts to deposit, by wire transfer of immediately available funds, an amount equal to the Specified Escrow Amount with Escrow Agent in accordance with an escrow agreement in a form mutually and reasonably acceptable to Parent and the Securityholders’ Agent, which such escrow agreement will contain the terms set forth on Schedule 1.5(c) (the “Escrow Agreement”);
(d)    On the Closing Date, Parent shall repay, or cause to be repaid, on behalf of the Acquired Companies, an amount equal to the Repaid Indebtedness, by wire transfer of immediately available funds to the account(s) designated in each Pay Off Letter; and
(e)    On the Closing Date, Parent shall use reasonable best efforts to pay, or cause to be paid, on behalf of the Acquired Companies, the Company Transaction Expenses by wire transfer of immediately available funds to the account(s) designated by the holders of such Company Transaction Expenses no later than two Business Days prior to the Closing Date (it being understood and agreed that if any payee of such Company Transaction Expenses does not designate the account(s) to which such payment shall be made no later than two Business Days prior to the Closing Date, such payment will not be made on the Closing Date and instead Parent shall pay, or cause to be paid, such amounts to such holders promptly after such payee designates such account(s); provided, that any Company Transaction Expenses that are payable to Company Employees (other than consultants or contractors) and required to be treated under the Code as compensation shall instead be paid through the Surviving Company’s payroll no later than the next regular payroll following the Closing Date.
(f)    Any payments contemplated by this Section 1.5 which are not made on the Closing Date shall be made on the Business Day immediately following the Closing Date, except as expressly contemplated by Section 1.5(e).
1.6    Limited Liability Company Agreement; Managers and Officers.
(a)    Immediately after the Effective Time, the LLC Agreement shall be restated in its entirety to be identical to the form attached hereto as Exhibit D (the “Amended and Restated LLC Agreement”), until thereafter duly amended in accordance with Legal Requirements and as provided in such amended and restated limited liability company agreement.
(b)    The managers and officers of Merger Sub prior to the Effective Time shall be the initial managers and officers of the Surviving Company, respectively, until their resignation, removal or replacement.
1.7    Conversion of Units.
(a)    Conversion. Subject to Section 1.7(b) and Section 1.8, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, any Unitholder or any other Person:
(i)    each Common Unit and Incentive Unit held in the Company’s treasury or owned by Parent, Merger Sub, the Company, or any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub, or the Company immediately prior to the Effective Time (except for any Common Unit or Incentive Unit held by the Blockers which shall be treated in accordance with Section 1.7(a)(iii)), if any, shall be cancelled and no consideration shall be paid or payable with respect thereto;
(ii)    each Unvested Incentive Unit, if any, shall be cancelled and no consideration shall be paid or payable with respect thereto;
(iii)    each Common Unit and Incentive Unit held by the Blockers immediately prior to the Effective Time shall be converted, without receiving any payment with respect thereto, into and become one validly issued, fully paid and non-assessable membership unit of the Surviving Company;
(iv)    each Common Unit and Vested Incentive Unit that is outstanding immediately prior to the Effective Time (other than (x) any Common Unit and Incentive Unit to be cancelled pursuant to Section 1.7(a)(i) or Section 1.7(a)(ii), or (y) any Common Unit or Incentive Unit held by the Blockers, which shall be treated in accordance with Section 1.7(a)(iii)), shall be converted automatically into the right to receive the following amounts:
(A)    (1) with respect to each Common Unit, an amount in cash equal to the Non-Blocker Per Unit Amount, and (2) with respect to each Vested Incentive Unit, an amount in cash equal to the Non-Blocker Per Unit Amount less the Participation Threshold attributable to such Vested Incentive Unit; and
(B)    with respect to each Common Unit and Vested Incentive Unit, an amount equal to (1) any Post-Closing Consideration (if, when and to the extent payable in accordance with this Agreement), multiplied by (2) the Non-Blocker Unitholders Percentage, divided by (3) the Fully Diluted Units held by all Non-Blocker Unitholders as of immediately prior to the Effective Time (the aggregate amount payable in respect of all such Common Units and Vested Incentive Units pursuant to Sections 1.7(a)(iv)(A) and 1.7(a)(iv)(B), the “Merger Consideration”); and
(v)    each common unit of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted automatically into one fully paid and non-assessable common unit of the Surviving Company. From and after the Effective Time, all certificates representing common units of Merger Sub shall be deemed for all purposes to represent the number of common units of the Surviving Company into which common units of Merger Sub were converted in accordance with the immediately preceding sentence.
The calculation of the payments to be made pursuant to Section 1.7(a)(iv) of this Agreement is intended to be consistent with the distribution provisions set forth in the LLC Agreement.
(b)    Adjustments. In the event that the Company, at any time or from time to time between the date of this Agreement and the Effective Time, declares or pays any dividend on Equity Interests payable in Equity Interests or in any right to acquire Equity Interests, or effects a subdivision of the outstanding shares of Equity Interests into a greater number of shares of Equity Interests, or in the event the outstanding shares of Equity Interests shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Equity Interests, or a record date with respect to any of the foregoing shall occur during such period, then the amounts payable in respect of the Equity Interests attributable to the Blocker Stock for payment of the Blocker Consideration pursuant to Section 1.1 and the amounts payable in respect of the Equity Interests pursuant to Section 1.7(a)(iv) shall, in each case, be appropriately adjusted.
1.8    Exchange of Units.
(a)    Payment Agent. Promptly after the date hereof and prior to the Closing Date, Parent and the Securityholders’ Agent shall enter into a payment agent agreement (the “Payment Agent Agreement”) with a payment agent mutually agreed to by Parent and Securityholders’ Agent, to act as payment agent with respect to the Stock Purchase and the Merger (the “Payment Agent”). Parent shall pay all fees and expenses of the Payment Agent. At or promptly after the Effective Time on the Closing Date, Parent shall deposit with the Payment Agent cash sufficient to pay the Closing Blocker Consideration and an aggregate amount payable pursuant to Section 1.7(a)(iv)(A) (the cash amount so deposited with the Payment Agent is referred to herein as the “Payment Fund.”) The Payment Agent shall hold such funds and deliver them in accordance with, and subject to the terms and conditions, of this Agreement and the Payment Agent Agreement.
(b)    Letter of Transmittal. Promptly after the designation of the Payment Agent pursuant to Section 1.8(a) above and prior to the Effective Time, the Company shall cause the Payment Agent to provide each Unitholder other than the Blockers with (i) a letter of transmittal substantially in the form set forth on Schedule 1.8(b) (including the release contained therein) (a “Letter of Transmittal”), and (ii) instructions for use in effecting the exchange of Units (other than the Units held by the Blockers) for the Merger Consideration, if any, payable with respect to such Equity Interests. Upon the delivery to the Payment Agent of a duly executed Letter of Transmittal and such other documents as Parent or the Payment Agent may reasonably request, each such Unitholder shall be entitled to receive cash in the amount set forth in Section 1.7(a)(iv) in respect of such Units in accordance with this Agreement. The Payment Agent Agreement shall provide that the Payment Agent shall deliver or cause to be delivered (A) as soon as funds are received, (x) to each Unitholder (other than the Blockers) that has delivered a duly executed and completed Letter of Transmittal to the Payment Agent at least two Business Days prior to the Closing Date, cash in the amount set forth in Section 1.7(a)(iv)(A) in respect of all Units held by such Unitholder and (y) as soon as funds are received, to each Blocker Parent, cash in the amount set forth in Section 1.1(a), and (B) to each Unitholder (other than the Blockers) that has delivered a duly executed and completed Letter of Transmittal to the Payment Agent after the date that is at least two Business Days prior to the Closing Date, promptly following such delivery, cash in the amount set forth in Section 1.7(a)(iv)(A).
(c)    Unit Transfer Books. As of the Effective Time, the unit transfer books of the Company shall be closed and there shall not be any further registration of transfers of Equity Interests thereafter on the records of the Company.
(d)    Undistributed Payment Funds. Any portion of the Payment Fund that remains undistributed to Unitholders as of the date that is 180 days after the Effective Time shall be delivered to Parent upon demand, and Unitholders (other than the Blockers) who have not theretofore delivered a duly executed and completed Letter of Transmittal in accordance with, and otherwise complied with, Section 1.8(b) shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration payable with respect to the Equity Interests held by such Unitholders, without any interest thereon.
(e)    Escheat. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any other Person shall be liable to any Unitholder or to any other Person for any amount paid to a public official pursuant to applicable abandoned property law, escheat law or similar Legal Requirement.
(f)    Withholding. Each of the Payment Agent, Parent and the Surviving Company shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as Parent reasonably determines are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax law or under any other Legal Requirement; provided that, other than with respect to any amount that is compensation payable to a Company Employee (which, for the avoidance of doubt, shall exclude any portion of the Merger Consideration payable to a Company Employee), Parent shall use commercially reasonable efforts to (i) provide SEP with written notice of its intention to withhold at least five Business Days prior to any such withholding, and (ii) reasonably cooperate with respect to SEP’s efforts to minimize any such Taxes. To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
(g)    Allocation. Parent agrees that, for U.S. federal (and applicable state and local) income Tax purposes, (i) the fair market values of the assets of the Company that are included as assets in the determination of Closing Working Capital shall be equal to the values of such assets taken into account in making such determination, (ii) the fair market values of the assets of the Company not taken into account in the determination of Closing Working Capital but that are reflected as assets on the face of the Company’s the Closing Balance Sheet (other than goodwill) shall be equal to the values of such assets as reflected on such balance sheet, and (iii) any excess of the gross value of the Company’s assets (as determined for applicable Tax purposes) over the sum of the fair market values agreed pursuant to clauses “(i)” and “(ii)” of this sentence shall be allocated solely to assets that would not reasonably be expected to cause any direct or indirect member of the Company to recognize materially more ordinary income in connection with the Contemplated Transactions for applicable Tax purposes than would otherwise be expected based on the allocation of fair market values in accordance with the preceding clauses “(i)” and “(ii)”.  Except as the parties may otherwise mutually agree in writing or as may be otherwise required pursuant to a final determination under Section 1313(a)(1) of the Code (or a corresponding provision of state, local or foreign Legal Requirements), the agreements regarding fair market values and allocation pursuant to the immediately preceding sentence shall be binding on the parties and their respective Affiliates for all Tax reporting purposes.
1.9    No Dissents/Appraisals. No dissenters’ or appraisal rights shall be available with respect to this Agreement or the Contemplated Transactions.
1.10    Estimated Closing Statement.
(a)    At least three Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent (i) a consolidated balance sheet of the Acquired Companies, prepared in accordance with the policies set forth on Schedule 1.10(a) (the “Accounting Policies”), as of the Reference Time (the “Closing Balance Sheet”), (ii) a statement (the “Estimated Closing Statement”), prepared in accordance with the Accounting Policies, setting forth in reasonable detail, a good faith calculation of the Adjustment Amount, including all components of the definition thereof, each calculated as of the Reference Time (the “Estimated Adjusted Amount”) and the calculation of Adjusted Transaction Value derived therefrom; (iii) the spreadsheet described in Section 1.10(b), certified by the chief financial officer of the Company that all of such information is accurate and complete (and in the case of dollar amounts, properly calculated) as of the Closing and (iv) reasonable supporting documentation in support of the calculation of the amounts set forth in the foregoing (together, the “Sale and Merger Consideration Spreadsheet”). The Company shall provide Parent a reasonable opportunity to review and comment on the Estimated Closing Statement and components thereof and shall consider in good faith any revisions to the Estimated Closing Statement proposed by Parent.
(b)    The Sale and Merger Consideration Spreadsheet shall contain the following information:
(i)     (A) the Adjusted Transaction Value (including the Adjustment Amount); (B) the Non-Blocker Per Unit Amount; and (C) the Non-Blocker Unitholders Percentage; and (D) with respect to each Unitholder, such Unitholder’s Pro Rata Share;
(ii)    with respect to each Blocker Parent, (A) such Blocker Parent’s Blocker Percentage; and (B) the portion of the Closing Blocker Consideration payable to such Blocker Parent pursuant to Section 1.1(a);
(iii)    with respect to each Person who is a Unitholder immediately prior to the Effective Time (other than the Blockers):
(A)    the name and address of record of each such Unitholder;
(B)    the number of Outstanding Equity Interests of each class and series held by each such Unitholder;
(C)    the portion of the Merger Consideration (including the amount of the Transaction Deductions attributable to each Unitholder) that such Unitholder is entitled to receive pursuant to this Agreement and, to the extent applicable, the portion withheld pursuant to the Management Deferral Agreement; and
(D)    the portion of the Employment Tax Amount to be withheld in accordance with Section 1.8(f) from the Merger Consideration that each such Unitholder is entitled to receive pursuant to this Agreement.
1.11    Proposed Closing Statement and Final Closing Statement.
(a)    As promptly as practicable, but no later than 120 days after the Closing, Parent shall deliver to the Securityholders’ Agent a statement, prepared in accordance with this Agreement and the Accounting Policies (the “Proposed Closing Statement”), setting forth in reasonably sufficient detail (i) Parent’s good faith calculation of the Adjustment Amount, including all components of the definition thereof, each calculated as of the Reference Time (the “Proposed Adjusted Amount”) and the calculation of Adjusted Transaction Value derived therefrom; and (ii) reasonable supporting documentation in support of the calculation of the foregoing amounts.
(b)    Parent shall use, and shall cause the Acquired Companies and its and their respective Representatives to use, commercially reasonable efforts to assist the Securityholders’ Agent and its Representatives in their review of the Proposed Closing Statement and shall provide the Securityholders’ Agent and its Representatives access at reasonable times to the personnel, properties, books and records of the Acquired Companies for such purpose and for the other purposes set forth in this Section 1.11, as may be reasonably requested by the Securityholders’ Agent.
(c)    If the Securityholders’ Agent disputes the correctness of the Proposed Closing Statement, the Securityholders’ Agent shall notify Parent in writing of its objections within 30 days after receipt of the Proposed Closing Statement and shall set forth such objections, in writing and in reasonably sufficient detail, indicating each disputed item or amount and the basis for such disagreement and the reasons for the Securityholders’ Agent objections (a “Notice of Disagreement”).
(d)    During the 30 days immediately following the delivery of any Notice of Disagreement (the “Dispute Resolution Period”), Parent and the Securityholders’ Agent shall seek in good faith to resolve any differences that they may have with respect to any matter specified in such Notice of Disagreement. During the Dispute Resolution Period, Parent and the Securityholders’ Agent (and their respective Representatives) shall each have access to the other party’s working papers, trial balances and similar materials prepared in connection with the other party’s preparation of the Proposed Closing Statement and the Notice of Disagreement, as the case may be, in each case as reasonably requested. Upon resolution, the matters set forth in any such written resolution executed by Parent and the Securityholders’ Agent shall be final and binding on the parties on the date of such written resolution.
(e)    If, at the end of the Dispute Resolution Period, Parent and the Securityholders’ Agent have not been able to resolve, in writing, all differences that they may have with respect to any matter specified in such Notice of Disagreement (including any underlying calculations or matters with respect to compliance with Accounting Policies), Parent and the Securityholders’ Agent shall submit to a public accounting firm as shall be agreed in writing by Parent and Securityholders’ Agent (the “Accounting Firm”) for review and resolution of any and all matters that remain in dispute (and as to no other matter), and the Accounting Firm, acting as experts and not arbitrators, shall reach a final, binding resolution of all matters that remain in dispute, which final resolution shall be final and binding on the parties except for manifest error and shall be:
(i)    in writing and signed by the Accounting Firm;
(ii)    within the range of the amount contested by Parent and the Securityholders’ Agent and not assign a value to any item greater than the maximum value for such item claimed by either Parent or the Securityholders’ Agent or less than the minimum value for such item claimed by either Parent or the Securityholders’ Agent;
(iii)    furnished to Parent and the Securityholders’ Agent as soon as practicable after the items in dispute have been referred to the Accounting Firm, which shall not be more than 45 days after such referral or such later period set forth in the engagement letter of the Accounting Firm and mutually agreed to by Parent and the Securityholders’ Agent; and
(iv)    made in accordance with this Agreement (including the definitions used herein).
Any further submissions to the Accounting Firm must be written and delivered to each party to the dispute. Parent and the Securityholders’ Agent agree to execute, if requested by the Accounting Firm, a reasonable engagement letter in customary form and shall cooperate fully with the Accounting Firm and promptly provide all documents and information requested by the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The procedure outlined in this Section 1.11(e) is referred to as the “Dispute Resolution Procedure.”
(f)    The Proposed Closing Statement shall become the “Final Closing Statement”:
(i)    on the 31st day following the delivery of the Proposed Closing Statement if a Notice of Disagreement has not been delivered to Parent by the Securityholders’ Agent;
(ii)    with such changes as are necessary to reflect matters resolved pursuant to any written resolution executed pursuant to Section 1.11(d), on the date such resolution is executed, if all outstanding matters are resolved through such resolution; and
(iii)    with such changes as are necessary to reflect the Accounting Firm’s resolution of matters in dispute, on the date the Accounting Firm delivers its final, binding resolution pursuant to Section 1.11(e).
The date on which the Proposed Closing Statement becomes the Final Closing Statement pursuant to the immediately foregoing sentence is referred to as the “Final Determination Date.”
(g)    Parent and the Securityholders’ Agent shall each pay their own costs and expenses incurred in connection with such Dispute Resolution Procedure; provided, that the fees and expenses of the Accounting Firm shall be borne in the same proportion that the Securityholders’ Agent’s position, on the one hand, and Parent’s position, on the other hand, as initially presented to the Accounting Firm (based on the aggregate of all differences at such time taken as a whole) bears to the final resolution as determined by the Accounting Firm.
1.12    Payment of the Post-Closing Adjustment Amount.
(a)    If the Adjustment Amount set forth in the Final Closing Statement (the “Actual Adjustment Amount”) is greater than the Estimated Adjustment Amount (such difference, the “Adjustment Deficit”), Parent shall first deduct the Adjustment Deficit from the Adjustment Holdback, and, if the Adjustment Deficit exceeds the amount of the Adjustment Holdback, then Parent shall be entitled, but not required, to deduct such excess (in each case, the “Adjustment Gap”) from the Indemnification Holdback. In the event (i) the Adjustment Deficit exceeds the sum of the Adjustment Holdback and the Indemnification Holdback, or (ii) an Adjustment Gap exists and Parent elects not to deduct such Adjustment Gap from the Indemnification Holdback, Parent shall be entitled to recourse against each Seller for such Seller’s Pro Rata Share of the Adjustment Gap, such liability not to exceed the aggregate amount of cash consideration such Seller actually receives pursuant to Section 1.1 or Section 1.7(a)(iv), as applicable). In the event the Adjustment Deficit is less than the Adjustment Holdback, Parent shall pay to the Payment Agent, within 15 Business Days after the Final Determination Date, the remaining Adjustment Holdback after deducting such Adjustment Deficit therefrom, if any, by wire transfer of immediately available United States funds, for distribution to the Blocker Parents pursuant to Section 1.1(b) and to Unitholders pursuant to Section 1.7(a)(iv) of this Agreement, it being agreed that Parent and the Securityholders’ Agent shall deliver joint written instructions to the Payment Agent within 15 Business Days after the Final Determination Date authorizing the Payment Agent to make such distribution promptly following receipt of such funds from Parent, if applicable.
(b)    If the Actual Adjustment Amount is less than or equals the Estimated Adjustment Amount (such difference, the “Adjustment Surplus”), then Parent shall pay the amount of the Adjustment Holdback and the full amount of such Adjustment Surplus to the Payment Agent within 15 Business Days after the Final Determination Date, by wire transfer of immediately available United States funds, for distribution to the Blocker Parents pursuant to Section 1.1(b) and to Unitholders pursuant to Section 1.7(a)(iv) of this Agreement, it being agreed that Parent and the Securityholders’ Agent shall deliver joint written instructions to the Payment Agent within 15 Business Days after the Final Determination Date authorizing the Payment Agent to make such distribution promptly following receipt of such funds from Parent.
1.13    Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Company and Parent shall be authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the corresponding part of the Disclosure Schedule prepared by the Company in accordance with Section 11.19 and delivered to Parent concurrently with the execution and delivery of this Agreement or such disclosure is reasonably apparent on its face that it applies to such part of the Disclosure Schedule, the Company represents and warrants, to and for the benefit of the Indemnified Parties (with the understanding and acknowledgement that Parent and Merger Sub would not have entered into this Agreement without being provided with the representations and warranties set forth in this Section 2 and that Parent and Merger Sub are relying on these representations and warranties), as follows:
2.1    Organizational Matters.
(a)    Organization, Standing and Power to Conduct Business. Each Acquired Company: (i) has been duly organized, and is validly existing and in good standing (or equivalent status), under the laws of the jurisdiction of its formation; (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as currently planned by such Acquired Company to be conducted; and (iii) is duly qualified, licensed and admitted to do business and is in good standing, in each jurisdiction in which such qualification, license or admission is necessary (except where the failure to be so qualified, licensed, or admitted or to be in good standing would not, individually or in the aggregate, be reasonably expected to be material to any Acquired Company). Part 2.1(a) of the Disclosure Schedule accurately sets forth each jurisdiction where each Acquired Company is qualified, licensed or admitted to do business.
(b)    Charter Documents. The Company has Made Available accurate and complete copies of the Charter Documents of each Acquired Company as currently in effect. No Acquired Company is in material violation of any of the provisions of the Charter Documents of any of the Acquired Companies, and no Acquired Company has taken any action that is inconsistent in any material respect with any resolution adopted by such Acquired Company’s unitholders or board of managers (or other similar body) or any committee of the board of managers (or other similar body) of such Acquired Company.
(c)    Directors and Officers. Part 2.1(c) of the Disclosure Schedule accurately sets forth, as of the date of this Agreement (i) the names of the members of the board of managers (or similar body) of each Acquired Company; (ii) the names of the members of each committee of the board of managers (or similar body) of each Acquired Company; and (iii) the names and titles of the officers of each Acquired Company.
(d)    Subsidiaries and Equity Investments. Part 2.1(d)(i) of the Disclosure Schedule sets forth a complete and accurate list identifying each Subsidiary of the Company, all issued and outstanding equity, voting, beneficial or ownership interests in such Subsidiary, each holder thereof, and the jurisdiction of organization of such Subsidiary. Except for the equity interests identified in Part 2.1(d)(ii) of the Disclosure Schedule or the Subsidiaries of the Company, none of the Acquired Companies has ever owned, beneficially or otherwise, any units or other securities of, or any direct or indirect equity, voting, beneficial or ownership interest in, any Entity. None of the Acquired Companies is obligated to make any future investment in or capital contribution to any Entity. Since May 23, 2016, none of the Acquired Companies has guaranteed any obligation of any Entity that is not an Acquired Company.
(e)    Predecessors. There are no Entities that have been merged into, or that otherwise are predecessors to, any Acquired Company, in each case, since May 23, 2016.
(f)    Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of any Acquired Company (except for any power of attorney executed on behalf of a Subsidiary of the Company in favor of the Company).
2.2    Capital Structure.
(a)    Equity Interest. The authorized Equity Interests of the Company consist of (i) 27,963,620 Common Units and (ii) 4,682,381 Incentive Units.
(b)    As of the date of this Agreement: (A) there are 26,515,796 Common Units issued and outstanding; (B) there are 3,036,312 units of Incentive Units issued and outstanding; and (C) the Company has no other issued or outstanding units of Equity Interests. The Company has reserved 4,682,381 Incentive Units for issuance under the Stock Plan, of which 3,036,312 Incentive Units are outstanding as of the date of this Agreement. All of the outstanding units of Equity Interests have been duly authorized and validly issued, and are fully paid, non-assessable and, except as set forth in the LLC Agreement, not subject to any preemptive rights.
(i)    Part 2.2(b)(i) of the Disclosure Schedule sets forth an accurate and complete list of (1) the holders of all the issued and outstanding Equity Interests, and the class, series and number of Equity Interests owned of record by each such holder, (2) all outstanding Equity Interests that are subject to any repurchase, or forfeiture provision, (3) the vesting schedule for such Equity Interests, (4) the acceleration of vesting of any such Equity Interests that will occur in connection with the Contemplated Transactions and (5) the date of grant and the Participation Threshold amount of such Equity Interests that are Incentive Units. Except as set forth in the LLC Agreement or the Buildium Employee LLC Agreement, no Equity Interests are subject to any restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws).
(ii)    No Equity Interests are held as treasury stock or are owned by the Company or any other Acquired Company. Since May 23, 2016, the Company has not declared or paid any dividends on any Equity Interests, and there are no accrued dividends remaining unpaid with respect to any Incentive Units.
(iii)    Part 2.2(b)(iii) of the Disclosure Schedule sets forth an accurate and complete list of the holders of outstanding equity securities of each Acquired Company (other than the Company) and the class, series and number of such units owned of record by each such holder.
(c)    No Other Securities. There is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) with respect to any Equity Interests or other securities of any Acquired Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any Equity Interests (or cash or other property based on the value of such Equity Interests) or other securities of any Acquired Company; (iii) Contract under which any Acquired Company is or may become obligated to sell, grant, deliver or otherwise issue any Equity Interests or any other securities, including any legally binding promise or commitment to grant or issue securities of any Acquired Company to an employee of or other provider of services to any Acquired Company; or (iv) Contract under which any Acquired Company is or may become obligated to issue, distribute or otherwise deliver to holders of any Equity Interests any evidences of indebtedness or assets of any Acquired Company. Immediately after the Effective Time, there will be no outstanding options, warrants, or other rights to purchase or otherwise acquire Equity Interests or other securities of the Company.
(d)    No Agreements. There is no Contract between any Acquired Company and any Unitholder or among any Unitholders, relating to the issuance, acquisition (including any acquisition pursuant to any right of first refusal or preemptive rights), disposition, registration under the Securities Act of 1933, as amended, or voting of the Equity Interests of any Acquired Company. Part 2.2(d) of the Disclosure Schedule accurately identifies each Company Contract relating to any securities of any Acquired Company that contains any information rights, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing.
(e)    Compliance with Laws. All Equity Interests and all other securities issued or granted by any Acquired Company since May 23, 2016 have been issued and granted in compliance in all material respects with (i) all applicable securities laws and all other applicable Legal Requirements, and (ii) all requirements set forth in all applicable Contracts. None of the outstanding Equity Interests were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of any Acquired Company.
(f)    Repurchased Units. Part 2.2(f) of the Disclosure Schedule accurately sets forth with respect to any Equity Interests repurchased or redeemed by any Acquired Company since May 23, 2016: (i) the name of the seller of such Equity Interests; (ii) the number, class and series of units repurchased or redeemed; (iii) the date of such repurchase or redemption; and (iv) the price paid by such Acquired Company for such Equity Interests. All Equity Interests repurchased, redeemed, converted or cancelled by any Acquired Company since May 23, 2016 were repurchased, redeemed, converted or cancelled in compliance with (A) all applicable securities laws and other applicable Legal Requirements, and (B) all requirements set forth in all applicable Contracts.
(g)    Merger Consideration. No Person will be entitled to receive any payment or consideration as a result of the Merger or the Stock Purchase by virtue of their ownership of Equity Interests or Blocker Stock other than as specifically set forth in the Sale and Merger Consideration Spreadsheet.
(h)    Subsidiary Units. All of the equity interests of, and other voting, beneficial or ownership interests in, each Acquired Company (other than the Company) are owned by another Acquired Company free and clear of any Liens (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws). No Acquired Company (other than the Company) has the right to vote on or approve the Merger or any of the other Contemplated Transactions. Except as set forth in the LLC Agreement, the Buildium Employee LLC Agreement or the Buildium Agency LLC Agreement, none of the equity interests or other voting, beneficial or ownership interests of any Acquired Company is subject to any voting trust agreement or any other Contract relating to the voting, dividend rights or disposition of any equity interests or other voting, beneficial or ownership interests of any Acquired Company.
(i)    Ungranted Incentive Units. Part 2.2(i) of the Disclosure Schedule identifies, as of the date of this Agreement, each Company Employee and each current or former contractor or consultant of any Acquired Company with an offer letter or other employment or services Contract that contemplates a grant of Incentive Units or any other equity or equity-based awards, which Incentive Units or other equity or equity-based awards have not been granted as of the date of this Agreement, together with the number of such options or other equity or equity-based awards.
(j)    Uncertificated Units. All Equity Interests and all other securities issued or granted by any Acquired Company are uncertificated and are held solely in book entry form.
2.3    Authority and Due Execution.
(a)    Authority. The Company has all requisite limited liability company power and authority to enter into this Agreement and each Company Transaction Document and to consummate the Contemplated Transactions. Except for the adoption of this Agreement by the Required Unitholder Vote in accordance with Section 6.2(a), the execution, delivery and performance of this Agreement and the other Company Transaction Documents by the Company, and the consummation of the Contemplated Transactions, have been duly authorized by all necessary limited liability company action on the part of the Company and its board of managers, and no other limited liability company proceedings on the part of the Company or any Acquired Company are necessary to authorize the execution, delivery and performance of this Agreement and the other Company Transaction Documents by the Company or to consummate the Contemplated Transactions.
(b)    Due Execution. This Agreement has been, and each other Company Transaction Document has been or will be, duly executed and delivered by the Company and, assuming due execution and delivery by the other parties hereto and thereto, constitutes or will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to the Enforceability Exception.
(c)    Board Approval. The Company’s board of managers has: (i) determined that the Merger is advisable, fair and in the best interests of the Company and the Unitholders; (ii) approved and declared the advisability of this Agreement; (iii) recommended the adoption of this Agreement by the Unitholders and directed that this Agreement and the Merger be submitted for consideration by the Unitholders in accordance with Section 6.2(a); and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other Contemplated Transactions.
(d)    No Takeover Statute. No state or foreign takeover statute or similar Legal Requirement applies or purports to apply to the Merger or this Agreement.
(e)    Approved Sale. Upon obtaining of the Required Unitholder Vote, the Merger will constitute an “Approved Sale” with the meaning assigned to such term in Section 9.3 of the LLC Agreement.
(f)    SEP Redemption. The Company has approved the transfer of the SEP Blocker Units to SEP Blocker in connection with the SEP Redemption, and no further approval or proceeding on the part of the Company is necessary to approve such transfer.
2.4    Non-Contravention and Consents.
(a)    Non-Contravention. Assuming the receipt of the Company Governmental Consents, the execution and delivery of this Agreement and each other Company Transaction Document does not, and the consummation of the Merger and the performance of this Agreement and each other Company Transaction Document by the Company will not: (i) conflict with or violate any of the Charter Documents of any Acquired Company or any resolution adopted by the unitholders, board of managers (or other similar body) or any committee of the board of managers (or other similar body) of any of the Acquired Companies; (ii) conflict with or violate any applicable Legal Requirement to which any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies, is subject; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of any Acquired Company or alter the rights or obligations of any Person under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of any Acquired Company pursuant to, any Material Contract; or (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by any of the Acquired Companies or that otherwise relates to such Acquired Company’s business or to any of the assets owned or used by such Acquired Company, except in the cases of clauses “(ii),” “(iii),” or “(iv),” as would not, individually or in the aggregate, reasonably be expected to be material to any Acquired Company.
(b)    Contractual Consents. Except for (i) applicable premerger notifications under the HSR Act, (ii) the Consents set forth on Part 2.4(b) of the Disclosure Schedule, or (iii) such Consents, which if not obtained would not, individually or in the aggregate, be reasonably expected to be material to any Acquired Company, no Consent under any Material Contract is required to be obtained, and no Acquired Company is or will be required to give any notice to, any Person in connection with the execution, delivery or performance of this Agreement or any other Company Transaction Document or the consummation of the Merger or any of the other Contemplated Transactions. For purposes of this Agreement, including this Section 2.4(b) and Section 2.4(c), a Consent will be deemed “required to be obtained,” and a notice will be deemed “required to be given,” if the failure to obtain such Consent or give such notice would result in any Acquired Company becoming subject to any material Liability, being required to make any payment or losing or forgoing any material right or benefit under the terms of such Material Contract.
(c)    Governmental Consents. No Consent of any Governmental Entity is required to be obtained, and no filing is required to be made with any Governmental Entity, by any Acquired Company in connection with the execution, delivery and performance of this Agreement or any other Company Transaction Document, or the consummation of the Stock Purchase, the Merger or any of the other Contemplated Transactions except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) applicable premerger notifications under the HSR Act, and the expiration or termination of the applicable waiting period with respect to, or as applicable any consent or approval required, pursuant to the HSR Act and (iii) such Consents which if not obtained would not, individually or in the aggregate, be reasonably expected to be material to any Acquired Company (such Consents, the “Company Governmental Consents”).
2.5    Financial Statements.
(a)    Financial Statements. The Company has Made Available the following financial statements (i) the audited consolidated financial statements (consisting of consolidated balance sheets, consolidated statements of operations, and consolidated statements of cash flows) of the Acquired Companies as of and for the years ended December 31, 2017 and December 31, 2018, and (ii) the unaudited consolidated financial statements (consisting of a consolidated balance sheet, a consolidated statement of operations and a consolidated statement of cash flows) of the Acquired Companies as of and for the nine-month period ended September 30, 2019 (the unaudited consolidated financial statements set forth in this clause “(ii),” the “Interim Financial Statements”). (The financial statements referred to in the first sentence of this Section 2.5(a) are referred to collectively as the “Financial Statements.”) The Financial Statements were prepared in accordance with GAAP consistently applied throughout the periods covered and in accordance with the Company’s historic past practice (except that the Interim Financial Statements do not contain footnotes or normal year-end adjustments which would not be, individually or in the aggregate, material) and fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Acquired Companies as of the dates, and for the periods, indicated therein. The Pre-Closing Financial Statements will be prepared in accordance with GAAP and will fairly present the consolidated financial position, results of operations and cash flows of the Acquired Companies as of the dates, and for the periods, indicated therein. The Company maintains a standard system of accounting established and administered in accordance with GAAP, including complete books and records in written or electronic form.
(b)    Internal Controls. Each Acquired Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no significant deficiencies or material weaknesses in the design or operation of any Acquired Company’s internal control over financial reporting that are reasonably likely to adversely affect such Acquired Company’s ability to record, process, summarize or report financial information to such Acquired Company’s management and board of managers. There is not, and there has not been since May 23, 2016, any fraud, whether or not material, that involves or involved management or other employees who have or had a significant role in any Acquired Company’s internal control over financial reporting. The Company’s system of internal controls over financial reporting is effective.
(c)    Accounts Receivable and Payable. All of the accounts receivable and trade accounts of the Acquired Companies arose in the ordinary course of business, are carried on the records of the Acquired Companies at values determined in accordance with GAAP and are bona fide. No Person has any Lien on any of such accounts receivable, and no request or agreement for deduction or discount has been made with respect to any of such accounts receivable except as adequately reflected in reserves for doubtful accounts set forth in the 2018 Balance Sheet and as will be set forth in the Closing Balance Sheet. Except for such accounts payable which are Company Transaction Expenses, all accounts payable have been incurred in exchange for goods or services delivered or rendered to the Company in the ordinary course of business.
(d)    Certain Accounting Practices. Since May 23, 2016, no Acquired Company has changed its methods of accounting, accounting principles, accounting practices, collection practices or credit policy.
(e)    Insider Receivables. Part 2.5(e) of the Disclosure Schedule provide an accurate and complete breakdown of all outstanding amounts owed (including any Indebtedness) to any Acquired Company by any Company Employee or Unitholder (“Insider Receivables”). There will be no outstanding unpaid Insider Receivables as of the Effective Time.
2.6    No Liabilities; Indebtedness.
(a)    Absence of Liabilities. No Acquired Company has any Liability of any nature, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in financial statements prepared in accordance with GAAP, whether due or to become due and whether or not determinable), other than: (i) liabilities identified as such in the “liabilities” column of the balance sheet included in the Interim Financial Statements; (ii) current liabilities incurred subsequent to the date of the Interim Financial Statements in the ordinary course of business consistent with past practices; (iii) obligations that exist under Company Contracts and that are expressly set forth in and identifiable by reference to the text of such Company Contracts; (iv) commitments that were incurred in the ordinary course of business consistent with past practices; (v) liabilities in excess of $150,000 individually or $500,000 in the aggregate; and (vi) set forth in Part 2.6 of the Disclosure Schedule. Since May 23, 2016, none of the Acquired Companies is or has ever been a party to any “off balance sheet arrangement” (as defined in Item 303(a)(4) of Regulation S-K promulgated by the Securities and Exchange Commission).
(b)    Indebtedness. Part 2.6(b) of the Disclosure Schedule sets forth a complete and correct list of each item of Company Indebtedness as of the date of this Agreement, identifying the creditor to which such Company Indebtedness is owed and the amount of such Company Indebtedness as of the close of business on the date of this Agreement. No Company Indebtedness contains any restriction upon the prepayment of any of such Company Indebtedness. With respect to each item of Company Indebtedness, no Acquired Company is in default and no payments are past due. No Acquired Company has received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Company Indebtedness. Since May 23, 2016, none of the Acquired Companies has guaranteed or has assumed any Liability for any Indebtedness of any other Person that is not an Acquired Company.
(c)    Director and Officer Indemnification. There is no outstanding claim for indemnification, reimbursement, contribution by, or the advancement of expenses to, any current or former director or officer of the Company (other than a claim for reimbursement from the Company, in the ordinary course of business, of travel expenses or other out-of-pocket expenses of a routine nature incurred by such director or officer in the course of performing such director’s or officer’s duties for the Company) pursuant to: (i) any term of any of the Charter Documents of any Acquired Company or (ii) any indemnification Contract between any Acquired Company and any such director or officer.
2.7    Litigation. There is no Legal Proceeding pending, or, to the Knowledge of the Company, threatened: (a) that involves any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies; (b) that involves any Liability (of any Person) that has been retained or assumed, indemnified against or guaranteed (either contractually or by operation of any Legal Requirement) by any Acquired Company; (c) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions; (d) that relates to the ownership or alleged ownership of any equity interests or other securities of any of the Acquired Companies, or any option, warrant or other right to acquire equity interests or other securities of any of the Acquired Companies; or (e) that relates to any right or alleged right to receive any consideration as a result of or in connection with this Agreement or the Merger. Part 2.7 of the Disclosure Schedule lists: (x) each Legal Proceeding since May 23, 2016 that any Acquired Company has commenced against any other Person; (y) any Legal Proceeding since May 23, 2016 that any Acquired Company has threatened against any other Person; and (z) each Legal Proceeding since May 23, 2016 that has ever been pending against any of the Acquired Companies.
2.8    Taxes.
(a)    (i) All income and other material Tax Returns required to be filed by or with respect to the Acquired Companies have been duly and timely filed; (ii) all items of income, gain, loss, deduction and credit or other items (“Tax Items”) required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return is accurate and complete in all material respects, including any election statements required or otherwise made with any Tax Return, which are complete and have been properly filed in accordance with applicable rules in the respective jurisdiction in which each Acquired Company operates; (iii) all Taxes owed by the Acquired Companies or for which the Acquired Companies are liable that are or have become due have been timely paid in full; (iv) all Tax withholding and deposit requirements imposed on or with respect to the Acquired Companies have been satisfied in full; (v) there are no Liens on any of the assets of the Acquired Companies that arose in connection with any failure (or alleged failure) to pay any Tax (other than Permitted Liens); (vi) all required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of each Acquired Company; and (vii) the Acquired Companies have made full and adequate provision in their books and records and Financial Statements to the extent required by GAAP for all Taxes which are not yet due and payable.
(b)    The Company has Made Available accurate and complete copies of all income Tax Returns and other material Tax Returns filed by the Acquired Companies during the past six years and all correspondence to the Acquired Companies from, or from the Acquired Companies to, a Taxing Authority relating thereto.
(c)    There is no ongoing claim against any Acquired Company for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing with respect to any Tax Return of or with respect to the Acquired Companies, other than those disclosed in Part 2.8(c) of the Disclosure Schedule. No Tax audits or administrative or judicial proceedings are being conducted, are pending or have been threatened in writing with respect to the Acquired Companies, other than those disclosed in Part 2.8(c) of the Disclosure Schedule. No claim has ever been made by a Taxing Authority in a jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.
(d)    There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Acquired Companies (other than any such extension that is automatically granted) or any waiver or agreement for any extension of time for the assessment or collection of any Tax of or with respect to the Acquired Companies.
(e)    No Acquired Company is a party to or bound by any Tax allocation, Tax sharing or Tax indemnity agreements or arrangements or similar Contracts or any other obligation to indemnify any other Person with respect to Taxes (other than any such agreements, arrangements, or Contracts entered into in the ordinary course of business and the primary purpose of which does not relate to the allocation or sharing of or indemnification for Taxes).
(f)    None of the property of the Acquired Companies (other than Equity Interests of the Company) is held in an arrangement that could be classified as a partnership for Tax purposes, and no Acquired Company owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code), or passive foreign investment company (as defined in Section 1297 of the Code) or other Entity the income of which is or could be required to be included in the income of any Acquired Company.
(g)    None of the outstanding Indebtedness of any Acquired Company constitutes Indebtedness with respect to which any interest deductions may be disallowed under Section 163(i), Section 163(l) or Section 279 of the Code (or under any other corresponding provision of applicable Legal Requirements).
(h)    Neither Parent or any of its Affiliates nor any Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following with respect to any Acquired Company: (i) change in method of accounting prior to the Closing for a taxable period ending on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local, or foreign Legal Requirements); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Legal Requirements) executed prior to the Closing; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Legal Requirements) occurring or arising prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; (v) prepaid amount received or deferred revenue realized outside of the ordinary course of business prior to the Closing; (vi) adjustments pursuant to Code Section 263A (or any comparable provision under state, local, or foreign Tax laws) prior to the Closing or (vii) election pursuant to Section 965(h) of the Code.
(i)    No Acquired Company has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Legal Requirements), or as a transferee, successor, or otherwise under applicable Legal Requirements. No Acquired Company is, and no Acquired Company has ever been, a member of an affiliated, consolidated, combined or unitary group filing for federal or state income Tax purposes, other than a group the common parent of which was or is any Acquired Company.
(j)    No Acquired Company has entered into any Contract or arrangement with any Taxing Authority that requires any Acquired Company to take any action or to refrain from taking any action. No Acquired Company is a party to any Contract with any Taxing Authority that would be terminated or adversely affected as a result of the Contemplated Transactions.
(k)    No Acquired Company has participated, within the meaning of Treasury Regulations Section 1.6011-4(c), in (i) any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder; (ii) any “tax shelter” or “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder; or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder. Each Acquired Company has disclosed on its Tax Returns all positions taken therein that would reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Legal Requirements).
(l)    There is no material property or obligation of any Acquired Company, including uncashed checks to vendors, customers, or employees, non-refunded overpayments or unclaimed subscription balances, that has escheated to any state or municipality under any applicable escheatment laws, as of the date hereof.
(m)    No Acquired Company is subject to Tax in any country, other than the country in which it is organized, by virtue of having a permanent establishment or fixed place of business in such country. All payments by, to, or among any of the Acquired Companies comply in all material respects with all applicable transfer pricing requirements imposed by any Taxing Authority, and the Company has Made Available accurate and complete copies of all transfer pricing documentation prepared pursuant to Treasury Regulation Section 1.6662‑6 (or any similar foreign statutory, regulatory, or administrative provision) by or with respect to any of the Acquired Companies during the past five years.
(n)    The provision for Taxes set forth on the balance sheets included in the Financial Statements has been made in accordance with GAAP, as of the dates thereof. Except in connection with the Contemplated Transactions, no Acquired Company has incurred any Liabilities for Taxes since the date of the Interim Financial Statements outside the ordinary course of business.
(o)    No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 or 361 of the Code (i) in the two years prior to the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.
(p)    No Acquired Company is subject to any private letter ruling of the IRS or any comparable rulings of any taxing authority and no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could bind any Acquired Company after the Closing Date.
(q)    No Acquired Company has (i) agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of applicable Legal Requirements by reason of a change in accounting method and, to the Knowledge of the Company, no Governmental Entity has proposed any such adjustment, or any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to its business or operations, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of applicable Legal Requirements.
(r)    Each Acquired Company is in material compliance with all sales and use Tax requirements in the jurisdictions in which each Acquired Company does business. With respect to all sales Taxes ever collected by any Acquired Company (i) in states where any Acquired Company is registered for sales Tax purposes, each Acquired Company has properly remitted all sales Taxes collected in such states to the applicable state Taxing Authority and (ii) in states where no Acquired Company is registered for sales Tax purposes, each Acquired Company has returned all sales Taxes collected from Persons located in such state to such Person (or, if such Person cannot be located or is no longer in business, has remitted such sales Taxes to the unclaimed property office of such state).
(s)    No Acquired Company has made an election under (i) Section 108(i) of the Code to defer the recognition of any cancellation of indebtedness income, or (ii) Section 1101 of the Bipartisan Budget Act of 2015 to apply the rules of the Bipartisan Budget Act of 2015 to taxable years beginning before January 1, 2018.
(t)    Part 2.8(t) of the Disclosure Schedule sets forth the U.S. federal income tax classification of each Acquired Company.
(u)    No Acquired Company is or has ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code.
(v)    For purposes of this Section 2.8, any reference to any Acquired Company shall be deemed to include any Person that merged with or was liquidated or converted into such Acquired Company.
(w)    Notwithstanding anything contained in this Agreement to the contrary, the Company makes no representation or warranty with respect to the existence, availability, amount, usability or limitation (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss carryforward, basis amount, or other Tax attributes of any Acquired Company after the Closing Date.
2.9    Title to Property and Assets.
(a)    Personal Property. Each Acquired Company has good, valid and marketable title to, or valid leasehold interests in, all Company Personal Property. The Company Personal Property constitutes all personal property necessary to conduct each of the businesses of the Acquired Companies as they are presently conducted and as they are currently planned by the Acquired Companies to be conducted. None of the Company Personal Property is owned by any other Person without a valid and enforceable right of the Acquired Companies to use and possess such Company Personal Property, which right will remain valid and enforceable immediately following the Effective Time. None of the Company Personal Property is subject to any Lien, other than Permitted Liens. All Company Personal Property: (i) is in good operating condition and repair (ordinary wear and tear excepted) and is adequate, in all material respects, for the conduct of each of the Acquired Companies’ respective businesses as they are presently conducted and as they are currently planned by the Acquired Companies to be conducted, and (ii) is available for use, immediately following the Effective Time, in the business and operation of the Acquired Companies as currently conducted. Part 2.9(a) of the Disclosure Schedule identifies all assets that are material to the business of any Acquired Company being leased to any Acquired Company.
(b)    Customer Information. The Acquired Companies collectively have sole and exclusive ownership, free and clear of any Liens, or have the valid right to use all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to current and former customers of the Acquired Companies for which any Acquired Company has retained records. No Person other than the Acquired Companies possesses any licenses, claims or other rights with respect to the use of any such customer information owned or purported to be owned by any of the Acquired Companies.
(c)    Leased Real Property. No Acquired Company owns, or has ever owned, any real property. Part 2.9(c)(x) of the Disclosure Schedule sets forth a list of all real property currently leased by any Acquired Company or otherwise used or occupied by each Acquired Company for the operation of its business (the “Leased Real Property”). The Leased Real Property is: (i) in good and safe operating condition and repair, and free from physical and mechanical defects, ordinary wear and tear excepted; (ii) maintained in a manner consistent with commercially reasonable standards that are generally followed with respect to similar properties; (iii) available for use in and sufficient for the purposes and current demands of the business and operation of the Acquired Companies as currently conducted and as currently planned by the Acquired Companies to be conducted; and (iv) is supplied with utilities and other services necessary for the current demands of the business and operation of the Acquired Companies as currently conducted and as currently planned by the Acquired Companies to be conducted. With respect to each Leased Real Property lease, the tenant thereunder enjoys peaceful, exclusive and undisturbed use and possession in all material respects of the demised premises thereunder. None of the Acquired Companies have subleased or otherwise granted to any person the right to use or occupy any Leased Real Property lease. The Company has Made Available to Parent true and complete copies of all leases with respect to the Leased Real Property.
2.10    Bank Accounts; Powers of Attorney.
(a)    Part 2.10(a) of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of each Acquired Company at any bank or other financial institution: (i) the name of the bank or other financial institution at which such account is maintained; (ii) the account number; (iii) the type of account; and (iv) the names of all Persons who are authorized to sign checks or other documents with respect to such account.
(b)    No Acquired Company has any obligation to act under any outstanding power of attorney or any obligation or liability, either accrued, accruing or contingent, as guarantor, surety, consignor, endorser (other than for purposes of collection in the ordinary course of business of the Acquired Companies), co-maker or indemnitor in respect of the obligation of any Person.
2.11    Intellectual Property and Related Matters.
(a)    Part 2.11(a) of the Disclosure Schedule accurately identifies each (i) item of Registered Company IP and (ii) material unregistered Mark owned or purported to be owned by any Acquired Company. For each item of Registered Company IP, Part 2.11(a) of the Disclosure Schedule also accurately identifies (A) the record owner of such item, and, if different, the legal owner and beneficial owner of such item, (B) the jurisdiction in which such item is issued, registered or pending, (C) the issuance, registration or application date and number of such item, (D) for each Domain Name registration, the applicable Domain Name registrar and the name of the registrant and (E) each action, filing, and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain each item of Registered Company IP in full force and effect.
(b)    All documents and instruments necessary to establish, perfect and maintain the rights of any Acquired Company in any Registered Company IP have been validly executed and delivered and filed in a timely manner with the appropriate Governmental Entity. All necessary fees and other filings with respect to any Registered Company IP have been timely submitted to the relevant Governmental Entity and Domain Name registrars to maintain such Registered Company IP in full force and effect. No issuance or registration obtained and no application filed by or on behalf of any Acquired Company for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where the applicable Acquired Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. Each item of Registered Company IP is subsisting and all issuances and registrations included in the Registered Company IP are valid and enforceable.
(c)    No Acquired Company owns or purports to own any Patents.
(d)    None of the Registered Company IP is subject to any cancellation or opposition proceeding.
(e)    One of the Acquired Companies is the sole and exclusive owner of all right, title and interest in and to all Owned Company IP, free and clear of all Liens (other than Permitted Liens). All Licensed Company IP is validly licensed to the Acquired Companies pursuant to (i) Intellectual Property Licenses listed on Part 2.19(a) of the Disclosure Schedule, (ii) Open Source Code listed in Part 2.11(n) of the Disclosure Schedule or (iii) Off-the-Shelf Software Licenses. The Acquired Companies have (and will continue to have immediately following the Closing) valid and continuing rights under such Contracts to use, sell, license and otherwise exploit, as the case may be, all Licensed Company IP as the same is currently used, sold, licensed and otherwise exploited by the Acquired Companies. All Owned Company IP is freely transferrable and assignable to Parent without restriction and without payment of any kind to any Person.
(f)    The Owned Company IP and the Licensed Company IP constitute all of the Intellectual Property and Intellectual Property Rights necessary and sufficient to enable each of the Acquired Companies to conduct their business as it is now being conducted.
(g)    No Acquired Company has made or entered into any Contract that grants any Person exclusive rights in, to or under any Owned Company IP or any Acquired Company IP licensed exclusively to any Acquired Company by any Person. No Person who has licensed any Intellectual Property or Intellectual Property Rights from any Acquired Company has ownership rights with respect to any modifications, improvements or derivative works of such Intellectual Property or Intellectual Property Rights.
(h)    There are no royalties, honoraria, fees or other payments payable (and not yet paid) by any Acquired Company to any Person (in each case, other than salaries payable to employees and honoraria, fees or other payments made to consultants and independent contractors, in each case, that are not contingent on or related to use of their respective work product) as a result of the ownership, use, possession, license, sale, marketing, advertising, disposition or other exploitation of any Owned Company IP.
(i)    During the six year period prior to the date of this Agreement, none of the following has infringed, misappropriated (or constituted or resulted from the misappropriation or other unauthorized use of), misused, diluted or otherwise violated, or currently infringes, misappropriates (or constitutes or results from the misappropriation or other unauthorized use of), misuses, dilutes or otherwise violates, any Intellectual Property or Intellectual Property Rights of any Person: (i) any Acquired Company, (ii) the conduct of the business of any Acquired Company, (iii) any Company Product, Company Software or the manufacture, use, offer for sale, sale, license, importation, exportation, reproduction, distribution, provision or other exploitation of any Company Product or Company Software or (iv) any Owned Company IP or, to the Knowledge of the Company, any Acquired Company Intellectual Property exclusively licensed to any Acquired Company.
(j)    Since May 23, 2016, none of the Acquired Companies has received any written or, to the Knowledge of the Company, unwritten notice from any Person (i) alleging (A) any infringement, misappropriation, misuse, dilution, violation or unauthorized use or disclosure of any Intellectual Property or Intellectual Property Rights or (B) unfair competition, (ii) inviting any Acquired Company to take a license under any Intellectual Property or Intellectual Property Rights of any Person or to consider the applicability of any Person’s Intellectual Property or Intellectual Property Rights to any Company Products or Company Software or to the conduct of the business of any Acquired Company or (iii) challenging the ownership, use, validity or enforceability of any Acquired Company IP.
(k)    To the Knowledge of the Company, no Person is infringing, misappropriating, misusing, diluting or otherwise violating any (i) Owned Company IP, (ii) Acquired Company IP exclusively licensed to any Acquired Company or (iii) solely with respect to misuse, the Company Product or Company Software. No Acquired Company has made any written or unwritten claim against any Person alleging any infringement, misappropriation, misuse, dilution or violation of any (A) Owned Company IP, (B) Acquired Company IP exclusively licensed to any Acquired Company or (C) solely with respect to misuse, the Company Product or Company Software.
(l)    Each Acquired Company has taken commercially reasonable measures to maintain and protect all Trade Secrets of each Acquired Company and all Trade Secrets of any Person with respect to which any Acquired Company has a confidentiality obligation. No such Trade Secrets have been authorized to be disclosed or, to the Knowledge of the Company, have been actually disclosed to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use of such Trade Secrets. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of any Acquired Company has included in any publication or presentation, whether written or oral, any Company Software (including any algorithms or code) or any Trade Secrets. Each current or former employee, consultant and independent contractor of each Acquired Company that has been involved in the authorship, invention, creation, conception or other development of any Acquired Company IP has entered into an enforceable written non-disclosure and assignment Contract with one of the Acquired Companies that effectively and validly assigns to such Acquired Company all Intellectual Property and Intellectual Property Rights authored, invented, created, conceived, or otherwise developed by such employee, consultant or independent contractor in the scope of his or her employment or his, her or its engagement with any Acquired Company in a form that, if used after 2014, has been Made Available to Parent (an “IP Assignment Agreement”). To the Knowledge of the Company, no current or former employee, consultant or independent contractor that is a party to any such IP Assignment Agreement is in breach of or has failed to perform any of his, her or its obligations under such IP Assignment Agreement. No current or former employee, consultant or independent contractor of any Acquired Company has excluded any Intellectual Property or Intellectual Property Rights authored, invented, created, conceived, or otherwise developed prior to his, her or its employment or engagement with any Acquired Company from his, her or its assignment pursuant to such Person’s IP Assignment Agreement. No current or former employee, consultant or independent contractor of any Acquired Company has any claim, right or interest in or to any Owned Company IP, and no Owned Company IP authored, invented, created, conceived, or developed by a current or former employee, consultant or independent contractor of any Acquired Company is subject to any Contract entered into by such current of former employee, consultant or independent contractor with any of his or her former or concurrent employers. To the Knowledge of the Company, no current employee, consultant or independent contractor of any Acquired Company is in breach of any Contract entered into by such current employee, consultant or independent contractor with any of (a) his or her former or concurrent employers or (b) any other Person that has engaged any such current employee, consultant or independent contractor to perform any work or provide any services to such other Person, in each case of clause “(a)” and “(b),” concerning Intellectual Property, Intellectual Property Rights, confidentiality or noncompetition. To the Knowledge of the Company, no current employees of any Acquired Company are obligated under any Contract or other agreement, or subject to any Order of any Governmental Entity, that would interfere with such employee using his or her best efforts to promote the interests of any Acquired Company or that would conflict with the conduct of the businesses of any Acquired Company.
(m)    Part 2.11(m) of the Disclosure Schedule accurately identifies all third party Software (other than Open Source Software listed in Part 2.11(n) of the Disclosure Schedule) that is incorporated or embedded in or bundled with any Company Software or Company Product. None of the source code or related materials for any Company Software has been licensed or provided to, or used or accessed by, any Person other than employees, consultants or independent contractors of the Acquired Companies who have entered into written confidentiality Contracts with respect to such source code or related source materials. None of the Acquired Companies is a party to any source code escrow Contract or any other Contract (or a party to any Contract obligating any Acquired Company to enter into a source code escrow Contract or other Contract) requiring the deposit of any source code or related source materials for any Company Software.
(n)    Part 2.11(n) of the Disclosure Schedule accurately identifies all Open Source Software that is or has been included, incorporated or embedded in, linked to, combined or distributed with, or used in the delivery or provision of any Company Software or any Company Product. Each of the Acquired Companies has complied with and is currently in compliance with, all of the licenses, conditions and other requirements applicable to the Open Source Software identified (or required to be identified) in Part 2.11(n) of the Disclosure Schedule.
(o)    No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with, or used in the delivery or provision of any Company Software or Company Product, in each case, in a manner that subjects any Company Software or Company Product to any Copyleft License or that requires or purports to require the Company to grant any Intellectual Property License with respect to any Patents.
(p)    The Company Software and Company Products are free from any defect, bug or programming, design or documentation error that would have a material effect on the operation or use of any Company Software or Company Products. None of the Company Software or Company Products contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the Software industry), corruptant or any other code designed or intended to have, capable of performing or that without user intent will cause, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any Software, hardware or device (including any computer, tablet computer, handheld device, disk or storage device), (ii) damaging or destroying any data or file without the user’s consent or (iii) sending any information to any Acquired Company or any other Person without the user’s consent (collectively, “Technical Contaminants”). To the Knowledge of the Company, none of the Company Software or Company Products: (A) constitutes, contains or is considered “spyware” or “trackware” (as such terms are commonly understood in the software industry), (B) records a user’s actions without such user’s knowledge or (C) employs a user’s Internet connection without such user’s knowledge to gather or transmit information on such user or such user’s behavior. Each Acquired Company has implemented industry standard procedures to mitigate against the likelihood that any Company Software or Company Products contains any Technical Contaminants or hardware components designed to permit unauthorized access to or disable, erase or otherwise harm Software, hardware or data.
(q)    Neither the execution, delivery or performance of this Agreement or any other Transaction Documents nor the consummation of the Merger or any of the other Contemplated Transactions will, with or without notice or lapse of time, result in: (i) the loss, forfeiture or impairment of any right of any Acquired Company to own, use, practice, offer, license, provide, sell, distribute or otherwise exploit any Acquired Company IP, (ii) the imposition of any Lien on any Acquired Company IP, (iii) the assignment, transfer or grant by any Acquired Company or Parent (or any Affiliate of any Acquired Company or Parent) to any Person of any ownership interest or Intellectual Property License with respect to any Acquired Company IP or any Intellectual Property Rights or Intellectual Property of Parent or any of its Affiliates, (iv) the disclosure or delivery of (or requirement to disclose or deliver) any Acquired Company IP by or to any escrow agent or other Person or (v) any obligation of any Acquired Company or Parent (or any Affiliate of any Acquired Company or Parent) to pay any royalties, fees, honoraria or other amounts to any other Person in excess of those payable by any Acquired Company prior to Closing.
(r)    No government funding and no facilities of any university, college, other educational institution or research center were or are used in the development of any Owned Company IP, nor does any Governmental Entity or any university, college, other educational institution or research center own, purport to own, have any other rights in or to or have any option to obtain any rights in or to any Owned Company IP.
(s)    The IT Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of each Acquired Company. Each Acquired Company (i) has taken reasonable measures to preserve and maintain the performance, security and integrity of the IT Systems (and all Software, information or data stored on any IT Systems) and (ii) maintains reasonable documentation regarding all IT Systems, their methods of operation and their support and maintenance. During the two year period prior to the date of this Agreement, (A) there has been no failure with respect to any IT Systems that has had a material effect on the operations of any Acquired Company and (B) to the Knowledge of the Company, there has been no unauthorized access to or use of any IT Systems (or any Software, information or data stored on any IT Systems).
(t)    Each Acquired Company has since May 23, 2016 (i) implemented and maintained reasonable safeguards to protect Personal Information and other confidential data in its possession or under its control against loss and unauthorized access, use, modification, disclosure or other misuse and (ii) contractually obligated all third-party service providers, outsourcers, processors, or other third parties processing Personal Information for or on behalf of the Acquired Companies to (A) comply with applicable Privacy Laws in all material respects and (B) take reasonable steps to protect and secure Personal Information from loss, theft, unauthorized access, use, modification, disclosure or other misuse.
(u)    Each Acquired Company is in material compliance with (i) all applicable Privacy Laws, (ii) all of the Acquired Companies’ (or any Subsidiary’s, as applicable) policies and procedures regarding Personal Information, including all publicly available privacy policies and notices (whether posted to an external-facing website of an Acquired Company or otherwise made available or communicated to third parties by an Acquired Company), and (iii) all contractual obligations that an Acquired Company has entered into with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information. No Acquired Company has received any written notice of any claims of, or been charged with the violation of, any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information.
(v)    To the Knowledge of the Company, since May 23, 2016, there have been no data breaches, unauthorized access to or disclosure of, or other misuse or breach of any Personal Information under the possession or control of an Acquired Company. The Acquired Companies have implemented disaster recovery and business continuity plans, and taken actions consistent with such plans, to safeguard its data, the IT Systems, and Personal Information, and enable the ongoing conduct of the Acquired Companies’ businesses in the event of a disaster or IT Systems outage. Neither an Acquired Company nor any third party acting at the direction or authorization of an Acquired Company has (i) paid any perpetrator of any data breach incident or cyber-attack or (ii) paid any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party.
2.12    Government Contracting. No Acquired Company is, or since May 23, 2016 has been, a party to a Contract that would constitute a Company Government Contract. No Acquired Company has, or has ever had, any obligation under any Company Contract that would constitute a Company Government Contract.
2.13    Compliance; Permits.
(a)    Compliance. Since May 23, 2016, (i) no Acquired Company has failed to comply with or has violated any applicable Legal Requirement and (ii) no investigation or review by any Governmental Entity is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Acquired Company. Since May 23, 2016, none of the Acquired Companies has received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any applicable Legal Requirement.
(b)    Orders. There is no Order binding upon any Acquired Company or to which any assets owned or used by any Acquired Company is subject. No officer or, to the Knowledge of the Company, other employee of any of the Acquired Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the respective Acquired Company’s business.
(c)    Permits. Each Acquired Company holds, to the extent required by applicable Legal Requirements, all material Permits from, and has made all material declarations and filings with, all Governmental Entities for the operation of its business as presently conducted, including the sale, transport, export, import or shipment of any items or materials (whether in tangible form or otherwise) to any jurisdiction that is outside of the United States. No suspension or cancellation of any such Permit is pending or, to the Knowledge of the Company, has been threatened. Each such Permit is valid and in full force and effect, and each Acquired Company is, and since May 23, 2016 has been, in compliance, in all material respects, with the terms, conditions and requirements of each such Permit. Part 2.13(c) of the Disclosure Schedule provides an accurate and complete list of all material Permits held by each Acquired Company, and the Company has Made Available accurate and complete copies of each such Permit. Since May 23, 2016, no Acquired Company has received any written notice from any Governmental Entity regarding (i) any actual or possible violation of or failure to comply with any term, condition or requirement of any Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Permit.
(d)    Export and Import Laws. Since May 23, 2016, no Acquired Company has violated any applicable U.S. Export and Import Laws or made a voluntary disclosure with respect to any violation of any of such laws. Each Acquired Company: (i) has been since May 23, 2016 and is in compliance with all applicable Foreign Export and Import Laws; (ii) has prepared and timely applied for all material import and export licenses required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of its business; and (iii) has been since May 23, 2016 in compliance with all applicable Legal Requirements relating to trade embargoes and sanctions. No product, service or financing provided by any Acquired Company has been directly or indirectly provided to, sold to or performed for or on behalf of Cuba, Iran, Libya, North Korea, Sudan, Syria or any other country or Person against which the U.S. maintains economic sanctions or an arms embargo in violation of any Legal Requirements.
(e)    Export Proceedings. There is no export-related or import-related Legal Proceeding, and to the Knowledge of the Company, there is no investigation or inquiry, pending or, to the Knowledge of the Company, that has been threatened against any Acquired Company or any officer or director of any Acquired Company (in his or her capacity as an officer or director of any Acquired Company) by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity.
(f)    No Subsidies. None of the Acquired Companies possesses, or, since May 23, 2016, has possessed, or has any rights or interests, or has ever had any rights or interests with respect to, any grants, incentives or subsidies from any Governmental Entity.
(g)    Foreign Corrupt Practices and Anti-Bribery. No Acquired Company, no director, officer or employee of any Acquired Company with respect to any matter relating to any Acquired Company and, to the Knowledge of the Company, no agent, attorney, accountant, advisor or other representative of any Acquired Company (other than a director, officer or employee of an Acquired Company) with respect to any matter relating to any Acquired Company, has: (i) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any foreign or domestic government official, candidate for public office, political party or political campaign, for the purpose of (A) influencing any act or decision of such foreign or domestic government official, candidate, party or campaign, (B) inducing such foreign or domestic government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage; (ii) paid, offered or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (iii) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (iv) established or maintained any unlawful fund of corporate monies or other properties; (v) created or caused the creation of any false or inaccurate books and records of the Company or any of its Subsidiaries related to any of the foregoing; or (vi) taken any action that would constitute a violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd 1 et seq. or any similar Legal Requirement in any jurisdiction where any Acquired Company conducts business, if such Acquired Company was subject thereto.
2.14    Brokers’ and Finders’ Fees. No Acquired Company has incurred, or will incur, directly or indirectly, any Liability for any brokerage or finder’s fee or agent’s commission or any similar charge in connection with this Agreement or any other Company Transaction Document or any of the Contemplated Transactions. Part 2.14 of the Disclosure Schedule identifies each Person that is or may become entitled to receive any fee or other amount from any of the Acquired Companies for professional services performed or to be performed in connection with the Merger and the Stock Purchase.
2.15    Restrictions on Business Activities. There is no Material Contract under which any Acquired Company is or may become, or under which Parent or any Affiliate of Parent will be or may become after the Effective Time, subject to any restrictions or purported restrictions on selling, licensing or otherwise distributing any of its technology or products or on providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of any market.
2.16    Employment Matters.
(a)    Employee List. Part 2.16(a) of the Disclosure Schedule contains a list of all current employees of each Acquired Company as of the date of this Agreement, and correctly reflects: (i) their dates of hire; (ii) their positions and job functions; (iii) their current annual base salaries or hourly wages; (iv) any other cash compensation payable to them; and (v) full-time or part-time status and exempt or non-exempt status. Part 2.16(a) of the Disclosure Schedule designates each employee of any Acquired Company whose services for the Acquired Companies are performed exclusively or primarily in the United States (a “U.S. Employee”) and each employee of any Acquired Company whose services for the Acquired Companies are performed exclusively or primarily in a country other than the United States (a “Non-U.S. Employee”), and also designates the country in which each Non-U.S. Employee exclusively or primarily performs such services. The employment of each of the U.S. Employees is terminable by the Acquired Companies at-will, and the employment of each of the Non-U.S. Employees is terminable either at-will or at the expiration of a standard notice period as set forth in the applicable Legal Requirements or contained in a written Contract that has been disclosed in writing to Parent in Part 2.16(a) of the Disclosure Schedule. The Company has Made Available accurate and complete copies of (x) all current employee manuals and handbooks, and Company-wide written policy statements and (y) all compensation payable to each employee identified in Part 2.16(a) of the Disclosure Schedule (including housing allowances, compensation payable pursuant to a bonus, deferred compensation, commission arrangements or any other basis of compensation and each Company Benefit Plan in which they participate or are eligible to participate, in each case, that are Company-wide and in written form).
(b)    No Termination. No executive officer or other individual identified on Schedule 2.16(b) (each such executive officer or other individual, a “Key Employee”) has provided written notice of or, to the Knowledge of the Company, expressed an intention to terminate his or her employment or service with any Acquired Company prior to the first anniversary of the Closing Date. No Acquired Company has a basis to terminate the employment or service of any Key Employee for cause.
(c)    Employee Claims. No Person has claimed or, to the Knowledge of the Company, has reason to claim that any Company Employee or any primarily US-based current or former contractor or consultant of any Acquired Company: (i) is in violation of any term of any employment Contract, noncompetition agreement or any restrictive covenant agreement with such Person; (ii) has disclosed or utilized any Trade Secret or proprietary information or documentation of such Person; or (iii) has interfered in the employment relationship between such Person and any of its current or former employees. No Company Employee or any primarily US-based current or former contractor or consultant of any Acquired Company has used or proposed to use any Trade Secret, information or documentation proprietary to any former employer or violated any confidential relationship with any Person in connection with the development, manufacture or sale of any product or proposed product, or the development or sale of any service or proposed service, of any Acquired Company.
(d)    Labor Unions. None of the employees of any Acquired Company is represented by a labor union, works council or any other collective bargaining representative, and no Acquired Company is subject to any collective bargaining agreement or any other similar agreement with respect to any of its employees. There is no labor dispute, strike, work stoppage, lockout or union organizing activity with regard to any Acquired Company’s employees or any other material labor-related issue pending or, to the Knowledge of the Company, threatened against any Acquired Company. No Acquired Company has agreed to recognize any labor union, works council or other collective bargaining representative, nor has any labor union, works council or other collective bargaining representative been certified as the exclusive bargaining representative of any employees of any Acquired Company. There is no challenge regarding representation as to any labor union, works council or other collective bargaining representative with respect to any employees of any Acquired Company, and no labor union, works council or other collective bargaining representative claims to or is seeking to represent any employees of any Acquired Company. No Acquired Company has entered into any Contract with any labor union, trade union, works council or any other employee representative body or any number or category of its employees that would prevent, restrict or impede the implementation of any lay off, redundancy, severance or similar program within its or their respective workforces (or any part of them).
(e)    Legal Compliance. Since May 23, 2016, no Acquired Company and no employee or other Representative of any Acquired Company, has committed or engaged in any unfair labor practice in connection with the conduct of the business of any of the Acquired Companies. No Legal Proceeding, claim, charge or complaint against any Acquired Company is pending or, to the Knowledge of the Company, has been threatened or is reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including charges of unfair labor practices or discrimination complaints. Each current Company Employee is lawfully authorized to work in the jurisdiction in which he or she is employed according to applicable immigration laws. Each Acquired Company is, and since May 23, 2016 has been, in compliance in all material respects with all Legal Requirements related to employment and employment practices, the terms and conditions of employment and wages and hours (including the classification of employees under applicable federal and state laws) and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Entity, respecting employment, including Legal Requirements, orders, rulings, decrees, judgments and awards relating to discrimination, sexual harassment, worker classification (including the proper classification of workers as independent contractors and consultants under applicable federal and state laws), fair employment practices, affirmative action, tax withholding, wages and hours, overtime, wage payment, civil rights, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, workers compensation, work authorization, immigration, and wrongful discharge.
(f)    WARN Act, Notice and Consultation. Since May 23, 2016, no Acquired Company has had any plant closing, mass layoff or other termination of Company Employees that has imposed or would reasonably be expected to impose any obligation or other Liability upon any Acquired Company under the WARN Act. No Acquired Company has or will become subject to any obligation under applicable Legal Requirements or otherwise to notify or consult with, prior to the Effective Time, any Non-U.S. Employee, Governmental Entity or labor union, works council or other labor organization with respect to the impact of the Contemplated Transactions on the employment of any of the Company Employees or the compensation or benefits provided to any of the Company Employees. No Acquired Company is a party to any Contract that in any manner restricts any Acquired Company from relocating, consolidating, merging or closing any portion of the business of any of the Acquired Companies.
(g)    Independent Contractor. Part 2.16(g) of the Disclosure Schedule accurately sets forth, with respect to each individual who is currently engaged as an independent contractor of any Acquired Company or has provided services as an independent contractor since May 23, 2016:
(i)    the name of such independent contractor and the date as of which such independent contractor was originally engaged by the Acquired Company;
(ii)    a description of such independent contractor’s services or scope of duties and responsibilities;
(iii)    the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Acquired Company with respect to services performed in the fiscal years ended December 31, 2017 and 2018; and
(iv)    the terms of compensation of such independent contractor.
(h)    Misclassification. Since May 23, 2016, except as would not reasonably be expected to result in material Liability, all individuals who perform or have performed services for any Acquired Company have been properly classified under the applicable Legal Requirements as employees or independent contractors, to the extent applicable. No independent contractor is eligible to participate in any Company Benefit Plan (other than the Stock Plan or any independent contractor or consulting agreement). Since May 23, 2016, except as would not reasonably be expected to result in material Liability, no Acquired Company has or has had any temporary or leased employees that were not treated and accounted for in all respects as temporary or leased employees of such Acquired Company. Except as would not reasonably be expected to result in material Liability, the current and former employees of the Acquired Companies have been properly classified since May 23, 2016 as either exempt or non-exempt employees under the applicable Legal Requirements of all jurisdictions in which the Acquired Companies maintain employment relationships. Except as would not reasonably be expected to result in material Liability, each Acquired Company maintains accurate and complete records of all overtime hours worked since May 23, 2016 by each employee eligible for overtime compensation and compensates all employees in accordance with the requirements of the Fair Labor Standards Act and the applicable Legal Requirements of all jurisdictions in which the Acquired Companies maintain employees.
(i)    Certain Conduct. Since May 23, 2016, neither the Acquired Companies nor any Company Employee in their capacity as such have settled any material proceedings, complaints, or other grievances relating to sexual harassment, and there are no such proceedings, complaints, or other grievances currently pending or, to the Knowledge of the Company, threatened against any Company Employee or the Acquired Companies.
2.17    Employee Benefit Plans.
(a)    Part 2.17(a) of the Disclosure Schedule lists each material Company Benefit Plan. A “Company Benefit Plan” is each Employee Benefit Plan that (A) provide benefits or compensation to any Company Employee or any primarily US-based current or former contractor or consultant of any Acquired Company, (B) are adopted, maintained, sponsored, contributed to, or required to be contributed to by any Acquired Company, or (C) with respect to which any Acquired Company is a party, participates in, or has or could reasonably be expected to have any Liability with respect thereto, whether actual or contingent, or direct or indirect. Part 2.17(a) of the Disclosure Schedule specifies with respect to each Company Benefit Plan whether it provides compensation or benefits exclusively or primarily to U.S. Employees (a “U.S. Benefit Plan”) or exclusively or primarily to non-U.S. Employees (a “Non-U.S. Benefit Plan”). With respect to each material U.S. Benefit Plan, the Company has Made Available accurate and complete copies of the following documents, to the extent applicable, (1) all current plan documents (or a written summary of the material terms, if no such plan document exists), including all current related trust agreements, insurance contracts and funding agreements, and all amendments thereto, (2) copies of the three most recently filed Form 5500 Annual Reports and all schedules thereto, (3) the most recent determination letter (or opinion letter) received from the Internal Revenue Service, (4) the most recent audited financial statements, (5) the most recent summary plan descriptions, and (6) any non-routine correspondence with any Governmental Entity during the past three years.
(b)    No Acquired Company has, since May 23, 2016, sponsored, maintained, contributed to, been obligated to contribute to, or had any Liability (including on account of an ERISA Affiliate) in respect of, (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, including a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer plan” (as defined in Section 413(c) of the Code), or (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Acquired Company has incurred, or would reasonably be expected to incur, any Liability under Title IV of ERISA that has not been satisfied in full. None of the Company Benefit Plans provide for, and none of the Acquired Companies has any material Liability in respect of, any post-employment or post-retiree health, or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under Section 4980B of the Code or any other similar state statute of a state of the United States, and at the sole premium expense of such individual.
(c)    Each Company Benefit Plan (and each related trust, insurance contract or fund) has since May 23, 2016 been established, maintained, administered and operated in all material respects in accordance with the terms of the applicable controlling documents and in all material respects in accordance with the applicable provisions of ERISA, the Code and all other applicable Legal Requirements.
(d)    Since May 23, 2016, all required reports, descriptions and disclosures have been filed or distributed appropriately in all material respects and in accordance in all material respects with applicable Legal Requirements with respect to each U.S. Benefit Plan. Since May 23, 2016, the requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code have been met in all material respects with respect to each Company Benefit Plan that is a group health plan subject to ERISA.
(e)    All contributions (including all employer contributions and employee salary reduction contributions), premiums or other payments that are due and owing by an Acquired Company have been timely paid to each U.S. Benefit Plan (or related trust or held in the general assets of the Acquired Companies and accrued, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each U.S. Benefit Plan (or related trust) or accrued in accordance with GAAP to the extent required to be so accrued. All premiums or other payments that are or were due and owing by an Acquired Company for all periods ending on or before the Closing Date have been timely paid with respect to each U.S. Benefit Plan, as applicable.
(f)    Each U.S. Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the Internal Revenue Service within the applicable remedial amendment periods, and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be likely to adversely affect the qualified status of any such U.S. Benefit Plan. No such determination letter or advisory letter has been revoked, and no Governmental Entity threatened to revoke any such determination letter or advisory letter.
(g)    With respect to each Company Benefit Plan:
(i)    since May 23, 2016, there have been no “prohibited transactions” with respect to any such U.S. Benefit Plan that would subject any Acquired Company to a material Tax or penalty imposed pursuant to Section 4975 of the Code or Section 502(c), (i) or (l) of ERISA;
(ii)    since May 23, 2016, no Acquired Company (by way of indemnification, directly or otherwise) has and no fiduciary has, any material Liability for breach of fiduciary duty or any failure to act or comply in connection with the administration or investment of the assets of any U.S. Benefit Plan; and
(iii)    no Legal Proceeding (other than routine claims for benefits) that would result in a material liability to an Acquired Company is pending or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Legal Proceeding.
(h)    Neither the execution and delivery of this Agreement or any other Company Transaction Document nor the consummation of any of the Contemplated Transactions will (alone or in combination with any other event): (i) result in any payment or benefit becoming due to any Company Employee or to current or former contractor or consultant of any Acquired Company under any Company Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any Company Employee or to any current or former contractor or consultant of any Acquired Company under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or benefits to any Company Employee or to any primarily current or former contractor or consultant of any Acquired Company under any Company Benefit Plan; or (iv) give rise to any payments or benefits that, separately or in the aggregate, would result in any excise tax on any recipient under Section 4999 of the Code or that would be non-deductible to the payor under Section 280G of the Code. This Section 2.17(h) shall not apply to any arrangements entered into at the direction of Parent or between Parent and its Affiliates, on the one hand, and a “disqualified individual” (as defined under Section 280G of the Code) on the other hand (“Parent Arrangements”). For the avoidance of doubt, compliance with this Section 2.17(h) shall be determined as if such Parent Arrangements had not been entered into.
(i)    No Acquired Company has an obligation to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Section 409A or 4999 of the Code or otherwise.
(j)    No Company Benefit Plan that is qualified under Section 401(a) of the Code is funded with or provides for payments, investments or distributions in any employer security as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.
(k)    Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code is in compliance in all material respects with Section 409A of the Code.
(l)    Without limiting the generality of the other provisions of this Section 2.17, each Non-U.S. Benefit Plan that, under applicable Legal Requirements, is required to be registered or approved by a Governmental Entity, has been so registered or approved. All contributions to, and material payments from, each Non-U.S. Benefit Plan under the terms of such plan or applicable Legal Requirements have since May 23, 2016 been timely made, and all contributions for any period ending on or before the Closing Date that are not yet due have been accrued in accordance with country-specific accounting practices if required to be so accrued. Each Non-U.S. Benefit Plan that, under applicable Legal Requirements, is required to be funded, is either funded to an extent sufficient to provide for the accrued benefit obligations with respect to any Company Employees (including U.S. Employees) or is fully insured, in each case based upon generally accepted local accounting and actuarial practice and procedures. Each Non-U.S. Benefit Plan is in compliance in all material respects with all applicable Legal Requirements.
(m)    The Incentive Units are intended to be “profits interests” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343 (“Rev. Proc. 93-27”) and Rev. Proc. 2001-43, and neither the Company nor, to the Knowledge of the Company, any holder thereof have or taken any action, including any tax reporting position, that is inconsistent with the application of Rev. Proc. 93-27 or Rev. Proc. 2001-43. Each holder of Incentive Units has filed a valid and timely election under Section 83(b) with respect to each grant of such units, and (ii) has been issued a Schedule K-1 for any period that such holder held such units.
2.18    Environmental Matters.
(a)    Each Acquired Company is, and since May 23, 2016 has been, in compliance in all material respects with all Environmental Laws, and no Legal Proceeding, complaint, demand or notice has been made, given, filed or commenced (or, to the Knowledge of the Company, has been threatened) by any Person against any Acquired Company alleging any failure to comply in all material respects with any Environmental Law or seeking contribution towards, or participation in, any remediation of any contamination of any property with Hazardous Materials. Each Acquired Company has obtained, and is and since May 23, 2016 has been in compliance in all material respects with all of the terms and conditions of, all Permits that are required under any Environmental Law and since May 23, 2016 has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables that are contained in any applicable Environmental Law. The Company has Made Available accurate and complete copies of all internal and external environmental audits and studies in its possession or reasonable control, if any, relating to any Acquired Company or its operations and all correspondence materially bearing on environmental liabilities relating to any Acquired Company or its operations.
(b)    No release of Hazardous Materials exists on or under any property that has been caused by or impacted by the operations or activities of any Acquired Company and that could give rise to any material liability or material investigative, remedial or other obligation under any Environmental Law or that could result in any kind of material liability to any Person claiming damage to Person or property as a result of such circumstance or physical condition.
(c)    All properties and equipment used in the business of any Acquired Company are and, since May 23, 2016, have been free of Hazardous Materials, except for any Hazardous Materials in small quantities found in products used by the Company or for office or janitorial purposes in compliance with Environmental Law or as could not give rise to any material investigative, remedial or other obligation under any Environmental Law.
2.19    Contracts.
(a)    List. Part 2.19(a) of the Disclosure Schedule sets forth a list of all Material Contracts (other than any Company Contract with a customer pursuant to a standard form of the Company’s customer Contract, which standard form is listed on Part 2.19(a)(r) of the Disclosure Schedule) as of the date of this Agreement, including the names of the parties thereto, the date of each such Material Contract and the date of each amendment thereto.
(b)    Enforceability; No Breach. All Material Contracts are in full force and effect. All Material Contracts are valid and enforceable, subject only to the Enforceability Exception. No Acquired Company, and, to the Knowledge of the Company, no other party, is in default under or in breach of any Material Contract. No payments or other obligations of any Acquired Company are past due under any Material Contract. No event has occurred, and no circumstance or condition exists, that, with notice, the passage of time or both, could reasonably be expected to: (i) constitute a material default under or result in a violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract or cause the breach of any Material Contract by any Acquired Company. To the Knowledge of the Company, no party to any Material Contract has exercised or purported or threatened to exercise any termination rights with respect to such Material Contract. No Acquired Company has received any written notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Material Contract that has not been fully remedied and withdrawn. The consummation of the Contemplated Transactions will not affect the enforceability against any party to any Material Contract immediately after the Effective Time.
(c)    Delivery of Contracts. The Company has Made Available accurate and complete copies of all Material Contracts (other than any Company Contract with a customer pursuant to a standard form of the Company’s customer Contract) as of the date of this Agreement, including all amendments and modifications thereof.
(d)    Reseller Contracts. There is no Company Contract involving a third party reseller or distributor or a third party sales representative involved in the marketing, sale or solicitation of orders for any Company Product (a “Channel Partner”) which, if terminated by an Acquired Company or not renewed, in each case in accordance with the terms of such Company Contract, would result in any Liability, penalty or payment to any Person in excess of such Acquired Company’s obligations under the express terms of such Company Contract.
(e)    Standard Form IP Contract. Part 2.19(e) of the Disclosure Schedule sets forth a list of each Standard Form IP Contract. The Company has Made Available accurate and complete copies of each Standard Form IP Contract, including all amendments and modifications thereof.
2.20    Insurance.
(a)    Each Acquired Company has been covered since May 23, 2016 by insurance in scope and amount customary and reasonable for the business in which it has been engaged during such period.
(b)    Part 2.20(b) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, directors and officers liability, professional liability insurance, errors and omissions insurance, or workers’ compensation coverage and bond and surety arrangements) with respect to which any Acquired Company is a party, a named insured or otherwise the beneficiary of coverage: (i) the name, address and telephone number of the agent or broker; (ii) the name of the insurer, the name of the policyholder and the name of each covered insured; (iii) the policy number and the period of coverage; (iv) the scope and amount of coverage (including an indication of whether the coverage was on a claims made, occurrence or other basis and a description of how deductibles and ceilings are calculated and operate); (v) a description of any retroactive premium adjustments or other loss sharing arrangements; and (vi) a list of all losses or claims paid, either by the insurers or by any Acquired Company under a self-insurance arrangement, including any recoveries or subrogation recoveries, as well as all pending claims or losses. Each of such insurance policies is legal, valid, binding, enforceable and in full force and effect. No Acquired Company and, to the Knowledge of the Company, no other Person, is in breach or default under any such insurance policy (including with respect to the payment of premiums or the giving of notices). The Company has made available to Parent a copy of each insurance policy set forth in Part 2.20(b) of the Disclosure Schedule.
(c)    There are no self-insurance arrangements affecting any Acquired Company.
2.21    Transactions with Related Parties. Except for employment relationships and compensation, benefits, and travel advances in the ordinary course of business to the extent such travel advances are not, individually or in the aggregate, material, no Related Party and, to the Knowledge of the Company, no immediate family member thereof (a) has, or since May 23, 2016 has had, any interest in any material asset used in or otherwise relating to the business of the Acquired Companies (excluding any portfolio companies of any related fund or related investment vehicle of any of the Unitholders or any Affiliate thereof that have an arm’s length commercial relationship with the Acquired Companies), (b) is or has been indebted to any Acquired Company, and no Acquired Company is indebted (or has committed to make any loan or extend or guarantee credit) to any Related Party, other than under a Company Benefit Plan, the LLC Agreement or the Buildium Employee LLC Agreement, or (c) is, or has been since May 23, 2016, directly or indirectly, a party to or otherwise interested in any Company Contract (other than in its role as a securityholder of an Acquired Company or holder of Blocker Stock). No Related Party has any direct or indirect ownership interest in or relationship with (x) any Person with which any Acquired Company is affiliated or with which any Acquired Company has a business relationship (excluding any portfolio companies of any related fund or related investment vehicle of any of the Unitholders or any Affiliate thereof that have an arm’s length commercial relationship with the Acquired Companies), or (y) any Person that competes with any Acquired Company (other than the ownership of less than 5% of the outstanding publicly traded stock in publicly traded companies that may compete with the Acquired Companies).
2.22    Books and Records. Since May 23, 2016, the minute books of the Company contain complete and accurate records of all meetings and other corporate actions and proceedings of the Unitholders and board of managers (including committees thereof) in all material respects. Accurate and complete copies of the minute books of the Company have been Made Available.
2.23    Absence of Changes.
(a)    Since the date of the Interim Financial Statements, there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, will or would reasonably be expected to have or result in a Material Adverse Effect. Since the date of the Interim Financial Statements, each Acquired Company has conducted its business in the ordinary course and consistent with past practices, and each Acquired Company has:
(i)    used commercially reasonable efforts to (A) preserve intact its present business organization, (B) to keep available the services of its present officers, managerial personnel and key employees and independent contractors, (C) preserve its relationships with customers, suppliers and others having business dealings with it, and (D) maintain its assets in their current condition (except for ordinary wear and tear), in each case, in the ordinary course of business;
(ii)    repaired, maintained, or replaced its material equipment in accordance with the normal standards of maintenance applicable in the industry;
(iii)    paid all Indebtedness and other accounts payable no later than 30 days after they became due.
(b)    Since the date of the Interim Financial Statements through the date of this Agreement, no Acquired Company has:
(i)    amended, accelerated or terminated any Material Contract or received any written notice that any other Person has or intends to take any such action with respect to a Material Contract;
(ii)    entered into any Contract either that is a Material Contract, or outside the ordinary course of business;
(iii)    acquired, assumed, sold, transferred, assigned, conveyed or otherwise disposed of, or granted any license, sublicense, covenant, non-assert, permission, consent, release, immunity, waiver or other right under or with respect to, any Intellectual Property or Intellectual Property Rights, other than non-exclusive licenses for the use of Company Products or Company Software granted to customers in the ordinary course of business consistent with past practice pursuant to an Acquired Company’s unmodified form of standard customer agreement, the forms of which have been Made Available to Parent;
(iv)    failed to maintain, cancelled (or permitted to become cancelled), abandoned or permitted to lapse or expire any Registered Company IP or failed to maintain any Trade Secret included in the Owned Company IP as a Trade Secret;
(v)    entered into or modified any standstill or non-compete contracts under which any Acquired Company is the obligor, or modified or waived any rights under any existing standstill or non-compete contract under which an Acquired Company is the beneficiary;
(vi)    made or pledged to make any charitable or other capital contribution;
(vii)    adopted, terminated or amended any Employee Benefit Plan, made any contribution to any Employee Benefit Plan (other than regularly scheduled contributions), except as required to comply with applicable Legal Requirements, or increased the compensation or benefits of any Company Employee or any current or former contractor or consultant of any Acquired Company, in each case, outside the ordinary course of business;
(viii)    made any material oral or written representation or commitment with respect to any aspect of any Employee Benefit Plan that is not in accordance with the existing written terms and provision of such Employee Benefit Plan;
(ix)    terminated any Company Employee other than in the ordinary course of business consistent with past practice;
(x)    acquired (including by merger, consolidation or the acquisition of any equity interests or assets) or sold (whether by merger, consolidation or the sale of an equity interests or assets), leased or disposed of any material assets (in each case, excluding any Intellectual Property or Intellectual Property Rights), except for fair consideration in the ordinary course of business and consistent with past practice;
(xi)    acquired (including by merger, consolidation or the acquisition of any equity interests or assets) or sold (whether by merger, consolidation or the sale of an equity interests or assets), leased or disposed of any assets (in each case, excluding any Intellectual Property or Intellectual Property Rights and whether or not in the ordinary course of business or consistent with past practice) having an aggregate fair market value in excess of $50,000;
(xii)    mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of its material assets;
(xiii)    made any loans, advances or capital contributions to, or investment in, any other Person, other than loans or investments by any Acquired Company to or in any other Acquired Company;
(xiv)    entered into any joint venture, strategic partnership or alliance;
(xv)    (A) changed its practices and procedures with respect to the collection of accounts receivable, (B) offered to discount the amount of any account receivable, or (C) extended any other incentive (whether to an account debtor or any employee or third party responsible for the collection of receivables) with respect to any account receivable or the collection thereof;
(xvi)    (A) declared, paid or set aside assets for any dividend or otherwise, (B) declared or made any other distribution with respect to any of its equity interests, or (C) purchased, redeemed or acquired any equity interests or other securities of any Acquired Company, except repurchases of units in connection with the termination of the service relationship with any employee;
(xvii)    incurred any Company Indebtedness outside the ordinary course of business;
(xviii)    changed its existing practices and procedures for the payment of Company Indebtedness or other accounts payable;
(xix)    cancelled, compromised, waived or released any right or claim other than immaterial rights or claims in the ordinary course of business;
(xx)    (A) paid, discharged or satisfied any claim or Liability, other than immaterial Liabilities arising in the ordinary course of business, or (B) cancelled, compromised, waived or released any right or claim, other than immaterial rights or claims in the ordinary course of business;
(xxi)    incurred or committed to incur any capital expenditures, capital additions or capital improvements, other than budgeted capital expenditures made in the ordinary course of business consistent with past practice;
(xxii)    experienced any damage, destruction or loss to or of any of the material assets or properties owned or leased by any Acquired Company which is, individually or in the aggregate, material;
(xxiii)    (A) made, changed or rescinded any material election relating to Taxes, (B) settled or compromised any claim, controversy or Legal Proceeding relating to Taxes, (C) except as required by applicable Legal Requirements, made any change to any of its methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes, (D) amended, refiled or otherwise revised any previously filed Tax Return, or surrendered or forgone the right to any material refund or rebate of a previously paid Tax, (E) entered into or terminated any agreements with a Taxing Authority, (F) prepared any Tax Return in a manner inconsistent with past practices, or (G) incurred any liability for a material amount of Taxes outside the ordinary course of business (other than in connection with the Contemplated Transactions);
(xxiv)    collected, compiled, used, stored, processed, shared, safeguarded, secured, disposed of, destroyed, disclosed, or transferred (including cross-border) Personal Information (or failed to do any of the foregoing, as applicable) in violation of any (A) applicable Privacy Laws, (B) publicly available privacy policies and notices of the Acquired Companies (whether posted to an external-facing website or otherwise made available or communicated to third parties by an Acquired Company), or (C) contractual obligations that the Acquired Companies have entered into with respect to Personal Information; or
(xxv)    authorized, approved, agreed to or made any commitment, orally or in writing, to take any actions set forth in this Section 2.23(b).
2.24    Product and Service Warranties. Each product or service sold, licensed, distributed, provided, performed or delivered by any Acquired Company is and since May 23, 2016 has been in conformity in all material respects with all applicable specifications, contractual commitments (including service level requirements), express and implied warranties and Legal Requirements, and no Acquired Company has any Liability for any violation thereof or other damages in connection therewith (including any obligation to replace or repair any such product or re-perform any such service) subject only to the reserve set forth in the 2018 Balance Sheet. No Company Product is subject to any guaranty, warranty or indemnity beyond the applicable standard terms and conditions of sale, license or lease. The Company has Made Available to Parent copies of the standard terms and conditions of sale, license or lease for each Acquired Company (containing applicable guaranty, warranty and indemnity provisions).
2.25    Suppliers and Major Customers. Part 2.25 of the Disclosure Schedule sets forth an accurate and complete list of the top suppliers of the Acquired Companies representing at least 80% of the Acquired Companies’ aggregate expenditure for suppliers for the period from January 1, 2017 to the date of the Interim Financial Statements (collectively, the “Major Suppliers”), together with the amount paid to each Major Supplier during such period. Part 2.25 of the Disclosure Schedule also sets forth an accurate and complete list of the top 25 customers of the Acquired Companies for the period from January 1, 2017 to the date of the Interim Financial Statements (the “Major Customers”), together with the amount of such collections generated by each Major Customer during such period. Since January 1, 2017, no Major Supplier or Major Customer has terminated its relationship with any Acquired Company or materially reduced or changed (x) the pricing or (y) other terms of its business with any Acquired Company. No Acquired Company is engaged in any material dispute with any Major Supplier or Major Customer and, to the Knowledge of the Company, no Major Supplier or Major Customer intends to terminate, limit or reduce its business relations with any Acquired Company, or materially reduce or change the pricing or other terms of its business with any Acquired Company.
2.26    Vote Required. The affirmative vote or written consent of a majority of the Common Units (collectively, the “Required Unitholder Vote”) is the only vote or consents necessary (under the Company’s Charter Documents, the LLC Act or otherwise) for the adoption and approval of this Agreement and the adoption and approval of the other Contemplated Transactions. All actions relating to the solicitation and obtaining of written consents from Unitholders with respect to the Merger have been and will be taken in compliance with all applicable Legal Requirements and in accordance with the fiduciary duties of the Company’s board of managers.
2.27    No Specified Party Technology; No Violation of Agreements with Specified Parties.
(a)     No Company Software or Company Product incorporates or embeds any proprietary software or proprietary data from a scheduled party set forth on Part 2.27(a) of the Disclosure Schedule (each, a “Specified Party”)(such software and data, collectively “Specified Party Software”); provided, however, that Specified Party Software shall not include software or data independently created by any Acquired Company.
(b)    The Acquired Companies are not in possession of, in any electronic or hard copy form, any confidential or proprietary information owned by a Specified Party (such confidential or proprietary information “Specified Party Proprietary Information”) (the Specified Party Software and Specified Party Proprietary Information are referred to collectively as “Specified Party Technology”).
(c)    No Acquired Company has breached any Contract between an Acquired Company, on the one hand, and any Specified Party, on the other hand.
(d)    The Company Products interface with Specified Party software applications and databases only through standard interfaces, generally made available by such Specified Parties to their customers, and not through a custom-built interface.
(e)    Since May 23, 2016, no Acquired Company has been engaged to provide, directly or indirectly, consulting or similar services to any third party in connection with such third party’s use of Specified Party Technology.
2.28    Third Party Acquisition Proposals. Each Acquired Company has ceased any and all activities, discussions or negotiations with any Person (other than Parent) with respect to any Acquisition Transaction.
2.29    Non-Reliance. In connection with entering into this Agreement, (a) none of Parent, Merger Sub or any of their Representatives has made any representation, warranty or other inducement to the Company other than the representations and warranties made by Parent and Merger Sub set forth in Section 4 or in any other instruments or agreements to be delivered by Parent as contemplated hereby, and (b) the Company is not relying on any representation, warranty or other inducement to enter into this Agreement, other than as set forth in Section 4 or in any other instruments or agreements to be delivered by Parent or Merger Sub as contemplated hereby. The Company hereby acknowledges that Parent is relying on the accuracy and truth of this statement, and the other representations and warranties set forth in this Section 2.
3.    REPRESENTATIONS AND WARRANTIES OF BLOCKER PARENTS
Each Blocker Parent, solely with respect to such Blocker Parent and the Blocker held by such Blocker Parent, represents and warrants, on a several and not joint basis, to and for the benefit of the Indemnitees (with the understanding and acknowledgement that Parent and Merger Sub would not have entered into this Agreement without being provided with the representations and warranties set forth in this Section 3 and that Parent and Merger Sub are relying on these representations and warranties), as follows:
3.1    Ownership. Such Blocker Parent is the lawful record and beneficial owner of all of the issued and outstanding equity interests of such Blocker, as applicable, and has good title to such equity interests free and clear of any Liens and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto. Such Blocker Parent is not the subject of any bankruptcy, reorganization or similar proceeding.
3.2    Organizational Matters. Such Blocker: (a) has been duly organized, and is validly existing and in good standing (or equivalent status), under the laws of the jurisdiction of its formation; (b) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as currently planned by such Blocker to be conducted and (c) is duly qualified, licensed and admitted to do business, and is in good standing, in each jurisdiction in which such qualification, license or admission is necessary. Part 3.2 of the Disclosure Schedule accurately sets forth each jurisdiction where such Blocker is qualified, licensed or admitted to do business.
3.3    Authority and Due Execution.
(a)    Authority. Such Blocker Parent has all requisite limited partnership power and authority to enter into this Agreement and any other applicable Transaction Document to which it is party and to consummate the Contemplated Transactions. The execution, delivery and performance by such Blocker Parent of this Agreement and the other applicable Transaction Documents to which such Blocker Parent is a party, and the consummation of the Contemplated Transactions, have been duly authorized by all necessary action on the part of such Blocker Parent and its respective general partner, and no other proceedings on the part of such Blocker Parent is necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which such Blocker Parent is a party or to consummate the Contemplated Transactions.
(b)    Due Execution. This Agreement has been, and each other Transaction Document to which such Blocker Parent has been or will be, duly executed and delivered by such Blocker Parent and, assuming due execution and delivery by the other parties hereto and thereto, constitutes or will constitute the legal, valid and binding obligation of such Blocker Parent, enforceable against such Blocker Parent in accordance with its terms, subject only to the Enforceability Exception.
3.4    Non-Contravention and Consents.
(a)    Non-Contravention. The execution and delivery of this Agreement and each other Transaction Document to which such Blocker Parent is a party does not, and the consummation of the Stock Purchase and Merger and the performance of this Agreement and each other Transaction Document to which such Blocker Parent is a party will not: (i) conflict with or violate any of the Charter Documents of such Blocker Parent or Blocker or any resolution adopted by the general partner (or other similar body), (ii) conflict with or violate any applicable Legal Requirement to which such Blocker Parent or Blocker or any of the assets owned or used by such Blocker Parent or Blocker, is subject; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of such Blocker or alter the rights or obligations of any Person under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of such Blocker, except in the cases of clauses “(ii)” or “(iii),” as would not, individually or in the aggregate, reasonably be expected to be material to such Blocker Parent or Blocker.
(b)    Contractual Consents. Except for applicable premerger notifications under the HSR Act, no Consent under any Contract to which such Blocker Parent or Blocker is a party is required to be obtained, and such Blocker Parent and Blocker is not and will not be required to give any notice to, any Person in connection with the execution, delivery or performance of this Agreement or any other Transaction Document to which such Blocker Parent or Blocker is a party or the consummation of the Stock Purchase, the Merger or any of the other Contemplated Transactions. For purposes of this Agreement, including this Section 3.4(b) and Section 3.4(c), a Consent will be deemed “required to be obtained,” and a notice will be deemed “required to be given,” if the failure to obtain such Consent or give such notice could result in any Blocker Parent or Blocker becoming subject to any Liability, being required to make any payment or losing or forgoing any right or benefit.
(c)    Governmental Consents. No Consent of any Governmental Entity is required to be obtained, and no filing is required to be made with any Governmental Entity, by any Blocker Parent or Blocker in connection with the execution, delivery and performance of this Agreement or any other Transaction Document to which such Blocker Parent or Blocker is a party, or the consummation of the Stock Purchase, the Merger or any of the other Contemplated Transactions, except for (i) applicable premerger notifications under the HSR Act and the expiration or termination of the applicable waiting period with respect to the HSR Act and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
3.5    Blocker Actions.
(a)    No Other Business Activities. Such Blocker has not engaged in any business or other activities other than activities related to its ownership of membership interests of the Company, as applicable, and the exercise of its rights and the fulfillment of its obligations related thereto (the “Aggregator Investment Activities”).
(b)    No Other Assets or Liabilities. Such Blocker has no assets other than the Blocker Equity Interests and such Blocker does not have any Liabilities, except for Liabilities incurred in connection with Aggregator Investment Activities. Other than the Blocker Equity Interests, such Blocker owns no capital stock or equity interests in any other Person.
(c)    Issuance. Such Blocker Parent owns all of the outstanding Blocker Stock of such Blocker. Such Blocker Stock has been duly authorized and validly issued and is fully paid and non-assessable. Such Blocker Stock was issued in compliance in all material respects with all Legal Requirements. Such Blocker Stock was not issued in violation of such Blocker’s Charter Documents, arrangement or commitment to which such Blocker or its Blocker Parent is a party and is not subject to, and was not issued in violation of, any preemptive or similar rights of any Person. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any capital stock of such Blocker or obligating such Blocker to issue or sell any capital stock (including the Blocker Stock) of such Blocker. Such Blocker owns its share of the Equity Interests free and clear of any Liens (other than the Lien imposed by the LLC Agreement and any restrictions arising under the securities laws).
3.6    Taxes.
(a)    (i) All income and other material Tax Returns required to be filed by or with respect to such Blocker Parent’s Blocker have been duly and timely filed; (ii) all Tax Items required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return is accurate and complete in all material respects, including any election statements required or otherwise made with any Tax Return, which, except as would not be material to such Blocker, are complete and have been properly filed in accordance with applicable rules in the respective jurisdiction in which such Blocker operates; (iii) all Taxes owed by such Blocker or for which such Blocker is liable that are or have become due have been timely paid in full; (iv) all Tax withholding and deposit requirements imposed on or with respect to each Blocker have been satisfied in full; (v) there are no Liens on any of the assets of such Blocker that arose in connection with any failure (or alleged failure) to pay any Tax (other than Permitted Liens); (vi) all required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of such Blocker; and (vii) such Blocker has made full and adequate provision in its books and records and financial statements to the extent required by GAAP for all Taxes which are not yet due and payable.
(b)    There is no ongoing claim against such Blocker Parent’s Blocker for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing with respect to any Tax Return of or with respect to such Blocker, other than those disclosed in Part 3.6(b) of the Disclosure Schedule. No Tax audits or administrative or judicial proceedings are being conducted, are pending or have been threatened in writing with respect to such Blocker Parent’s Blocker, other than those disclosed in Part 3.6(b) of the Disclosure Schedule. No claim has ever been made by an authority in a jurisdiction where such Blocker does not file Tax Returns that such Blocker is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.
(c)    There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to such Blocker Parent’s Blocker (other than any such extension that is automatically granted) or any waiver or agreement for any extension of time for the assessment or collection of any Tax of or with respect to such Blocker.
(d)    Such Blocker Parent’s Blocker is not a party to or bound by any Tax allocation, Tax sharing or Tax indemnity agreements or arrangements or similar Contracts or any other obligation to indemnify any other Person with respect to Taxes (other than any such agreements, arrangements, or Contracts entered into in the ordinary course of business and the primary purpose of which does not relate to the allocation or sharing of or indemnification for Taxes).
(e)    None of the property of such Blocker Parent’s Blocker is held in an arrangement that could be classified as a partnership for Tax purposes, and no Blocker owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code), or passive foreign investment company (as defined in Section 1297 of the Code) or other Entity the income of which is or could be required to be included in the income of any Blocker.
(f)    None of the outstanding Indebtedness of any Blocker constitutes Indebtedness with respect to which any interest deductions may be disallowed under Section 163(i), Section 163(l) or Section 279 of the Code (or under any other corresponding provision of applicable Legal Requirements).
(g)    Such Blocker Parent’s Blocker does not have any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Legal Requirements), or as a transferee, successor, or otherwise under applicable Legal Requirements. Such Blocker Parent’s Blocker is not, nor ever has been, a member of an affiliated, consolidated, combined or unitary group filing for federal or state income Tax purposes.
(h)    Such Blocker Parent’s Blocker has not entered into any Contract or arrangement with any Taxing Authority that requires such Blocker to take any action or to refrain from taking any action. Such Blocker Parent’s Blocker is not a party to any Contract with any Taxing Authority that would be terminated or adversely affected as a result of the Contemplated Transactions.
(i)    Such Blocker Parent’s Blocker has not participated, within the meaning of Treasury Regulations Section 1.6011-4(c), in (i) any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder; (ii) any “tax shelter” or “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder; or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder. Such Blocker Parent’s Blocker has disclosed on its Tax Returns all positions taken therein that would reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Legal Requirements).
(j)    Such Blocker Parent’s Blocker is not subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having a permanent establishment, fixed place of business, or otherwise. All payments by such Blocker Parent’s Blocker comply with all applicable transfer pricing requirements imposed by any Taxing Authority.
(k)    Such Blocker Parent’s Blocker is in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or Order of a Taxing Authority applicable to it, and the consummation of the Contemplated Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or Order.
(l)    Such Blocker Parent’s Blocker has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 or 361 of the Code (i) in the two years prior to the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.
(m)    Such Blocker Parent’s Blocker is not subject to any private letter ruling of the IRS or any comparable rulings of any taxing authority and no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could bind any such Blocker after the Closing Date.
(n)    Such Blocker Parent’s Blocker has not (i) agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of applicable Legal Requirements by reason of a change in accounting method and, to the Knowledge of its Blocker Parent, no Governmental Entity has proposed any such adjustment, or any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to its business or operations, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of applicable Legal Requirements.
(o)    Such Blocker Parent’s Blocker has not made an election under Section 108(i) of the Code to defer the recognition of any cancellation of indebtedness income.
(p)    Such Blocker Parent’s Blocker is not nor has ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code.
(q)    For purposes of this Section 3.6, any reference to such Blocker Parent’s Blocker shall be deemed to include any Person that merged with or was liquidated or converted into such Blocker.
(r)    Notwithstanding anything contained in this Agreement to the contrary, such Blocker Parent makes no representation or warranty with respect to the existence availability, amount, usability or limitation (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss carryforward, basis amount, or other Tax attributes of its Blocker after the Closing Date.
3.7    Non-Reliance. In connection with entering into this Agreement, (a) none of Parent, Merger Sub or any of their Representatives has made any representation, warranty or other inducement to any Blocker Parent other than the representations and warranties made by Parent and Merger Sub set forth in Section 4 or in any other instruments or agreements to be delivered by Parent or Merger Sub as contemplated hereby, and (b) no Blocker Parent is relying on any representation, warranty or other inducement to enter into this Agreement, other than as set forth in Section 4 or in any other instruments or agreements to be delivered by Parent or Merger Sub as contemplated hereby. The Blocker Parents hereby acknowledge that Parent and Merger Sub are relying on the accuracy and truth of this statement, and the other representations and warranties set forth in this Section 3.
4.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company and the Blocker Parents (with the understanding and acknowledgement that the Company and Blocker Parents would not have entered into this Agreement without being provided with the representations and warranties set forth in this Section 4 and that the Company and Blocker Parents are relying on these representations and warranties) as follows:
4.1    Standing. Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a limited liability company, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub is duly qualified, licensed and admitted to do business in each jurisdiction in which such qualification, license or admission is necessary (except where the failure to be so qualified, licensed, or admitted or to be in good standing would not, individually or in the aggregate, have a material adverse effect on, or prevent, materially delay or materially impair the ability of, Parent and Merger Sub to consummate the Merger and the other Contemplated Transactions (a “Parent Material Adverse Effect”)).
4.2    Authority and Due Execution.
(a)    Authority. Each of Parent and Merger Sub has all requisite corporate and limited liability company power and authority, as applicable, to enter into this Agreement and any other Transaction Documents to which it is party and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which Parent or Merger Sub is a party and the consummation by Parent or Merger Sub of the Contemplated Transactions have been duly authorized by all necessary corporate or limited liability company action on the part of Parent and Merger Sub, as applicable, and no other corporate or limited liability company proceedings on the part of Parent and Merger Sub, as applicable, are necessary to authorize the execution, delivery and performance of this Agreement and such other Transaction Documents by Parent or Merger Sub or to consummate the Contemplated Transactions.
(b)    Due Execution. This Agreement has been, and, upon execution and delivery, each other Transaction Document to which either Parent or Merger Sub is a party will be, duly executed and delivered by Parent or Merger Sub and constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Parent or Merger Sub enforceable against Parent or Merger Sub in accordance with its terms, subject only to the Enforceability Exception.
4.3    Governmental Consents. No Consent of any Governmental Entity is required to be obtained, and no filing is required to be made with any Governmental Entity, by Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or any other Transaction Document to which it is party, or the consummation of the Stock Purchase, the Merger or any of the other Contemplated Transactions, except for (a) applicable premerger notifications under the HSR Act and the expiration or termination of the applicable waiting period with respect to, or as applicable any consent or approval required pursuant to the HSR Act and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
4.4    Non-Contravention. The execution and delivery by Parent and Merger Sub of this Agreement and each other Transaction Document to which Parent or Merger Sub is a party do not, and the consummation of the Merger by Merger Sub will not (a) conflict with or violate Parent’s or Merger Sub’s Charter Documents, or (b) conflict with or violate any laws applicable to Parent or Merger Sub except, in each case, as would not, individually or in the aggregate, have a Parent Material Adverse Effect.
4.5    Available Funds. Parent has on the date hereof, and will on the Closing Date have, sufficient unrestricted cash on hand or available credit facilities to pay all amounts required to be paid by Parent at the Closing pursuant to the terms of this Agreement and the other Transaction Documents to which it is party.
4.6    R&W Policy. As of the date hereof, Parent has caused the R&W Policy to be bound.
4.7    Investment Intent. Parent is acquiring the Blocker Stock and the Equity Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Parent is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Parent acknowledges that the Blocker Stock and Equity Interests have not been registered under the Securities Act, or any state or foreign securities laws and that the Blocker Stock and the Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Blocker Stock and Equity Interests are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.
4.8    Merger Sub. Merger Sub is a newly organized limited liability company, formed solely for the purpose of engaging in the Contemplated Transactions. Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.
4.9    Non-Reliance. In connection with entering into this Agreement, (a) none of the Company, any Blocker Parent or any of their Representatives has made any representation, warranty or other inducement to Parent other than the representations and warranties made by the Company or the Blocker Parents set forth in Section 2 and Section 3 (as qualified by the Disclosure Schedule attached hereto), respectively, or in any other instruments or agreements to be delivered by the Company or the Blocker Parent as contemplated hereby, and (b) Parent is not relying on any representation, warranty or other inducement to enter into this Agreement, other than as set forth in Section 2 and Section 3 or in any other instruments or agreements to be delivered by the Company or the Blocker Parent as contemplated hereby. Parent hereby acknowledges that the Company and the Blocker Parents are relying on the accuracy and truth of this Section 4.9, and the other representations and warranties set forth in this Section 4.
5.    CERTAIN COVENANTS OF THE COMPANY
5.1    Access and Investigation.
(a)    During the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 9 and the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives and each of the Acquired Companies and their respective Representatives to (i) upon reasonable advance notice, provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Acquired Companies’ Representatives, personnel and assets and to all books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies and (ii) provide Parent and Parent’s Representatives with copies of such books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and other information regarding the Acquired Companies, as Parent may reasonably request. Any such access and disclosure shall at all times be managed by and conducted through Representatives of the Company, and Parent shall reasonably cooperate with its and the Company’s Representatives and shall use commercially reasonable efforts to minimize the disruption of the business and operations of the Acquired Companies. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to provide specific information to Parent or any of its Representatives to the extent that it requires any Acquired Company to (x) disclose information subject to attorney-client or other legal privilege or (y) disclose information in violation of any applicable Legal Requirement or in violation of any confidentiality obligation to which any of them are bound, provided, however, that the Company shall use its reasonable best efforts to negotiate in good faith agreements or arrangements that permit providing such information or copies thereof or otherwise complying with this Section 5.1(a) in the circumstances where clause “(x)” or “(y)” of this sentence applies.
(b)    During the Pre-Closing Period, Parent and its Representatives shall not make inquiries of Persons having material business relationships with the Acquired Companies (including suppliers, licensors and customers) without the Company’s prior written consent (such consent shall not be unreasonably withheld, conditioned, or delayed), it being understood and agreed that any requests by Parent or its Representatives with respect to such inquires or contact shall be presented to the Company’s Representatives at William Blair & Company L.L.C. engaged by the Company in connection with the Contemplated Transactions; provided, further, for any such inquiry to which the Company provides prior written consent, the Company shall use commercially reasonable efforts, and direct each Acquired Company and its Representatives to use commercially reasonably efforts, to reasonably facilitate and cooperate with Parent and its Representatives in connection with such inquiries.
(c)    The Company shall deliver to Parent, as soon as practicable and in any event within 30 days after the end of each monthly accounting period that ends during the Pre-Closing Period, unaudited consolidated financial statements of the Acquired Companies (consisting of a consolidated balance sheet, a consolidated statement of operations and a consolidated statement of cash flows) as of the end of and for such monthly accounting period, prepared in accordance with GAAP (the “Pre-Closing Financial Statements”).
5.2    Operation of the Business of the Company. During the Pre-Closing Period, except as set forth on Part 5.2 of the Disclosure Schedule the Company shall ensure that:
(a)    each Acquired Company uses its commercially reasonable efforts to conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;
(b)    each Acquired Company uses its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Acquired Companies;
(c)    upon reasonable request from Parent in writing, the Company shall report to Parent regarding matters set forth on Schedule 5.2 concerning the Acquired Companies; provided that no report shall consist of competitively sensitive information;
(d)    no Acquired Company shall cancel any of its insurance policies identified in Part 2.20(b) of the Disclosure Schedule or reduce the amount of any insurance coverage provided by such insurance policies;
(e)    no Acquired Company shall declare, accrue, set aside or pay any dividend or make any other distribution in respect of any equity interests or other securities of the Acquired Companies, or repurchase, redeem or otherwise reacquire any equity interests or other securities of the Acquired Companies, except repurchases of units in connection with the termination of the service relationship with any employee;
(f)    no Acquired Company shall sell, issue or authorize the issuance or grant of (i) any Equity Interests or equity-based interests or other security, (ii) any option, warrant or right to acquire any Equity Interests or equity-based interests (or cash based on the value of Equity Interests) or other security, or (iii) any instrument convertible into or exchangeable for any Equity Interests or equity-based interests (or cash based on the value of Equity Interests) or other security;
(g)    no Acquired Company shall amend or waive any of its rights under, or permit the acceleration of vesting under (i) any provision of the Stock Plan, (ii) any other equity or equity-based incentive plan or any award agreement, or (iii) any other compensation-related Contract or arrangement, in each case, other than as required by the terms of any such plan or agreement as in effect on the date of this Agreement;
(h)    no Acquired Company shall amend or permit the adoption of any amendment to any of its Charter Documents (other than the Amended and Restated LLC Agreement), or effect or become a party to any Acquisition Transaction, recapitalization, reclassification of units, stock split, reverse stock split or similar transaction;
(i)    no Acquired Company shall form any Subsidiary or acquire any equity interest or other interest in any other Entity;
(j)    no Acquired Company shall make any capital expenditures in excess of $30,000 in the aggregate;
(k)    no Acquired Company shall enter into or materially amend or prematurely terminate, or waive any material right or remedy under, any Contract that is or would constitute a Material Contract, outside of the ordinary course of business;
(l)    no Acquired Company shall (i) acquire, assume, lease or license any right or other asset material to any Acquired Company from any other Person, (ii) sell, transfer, assign, convey or otherwise dispose of, or lease or license, any right or other asset material to any Acquired Company (excluding any Intellectual Property or Intellectual Property Rights) to any other Person, or (iii) waive or relinquish any right, in each case, except in the ordinary course of business consistent with past practices;
(m)    no Acquired Company shall grant any license, sublicense, covenant, non-assert, permission, consent, release, immunity, waiver or other right under or with respect to, any Intellectual Property or Intellectual Property Rights, other than non-exclusive licenses for the use of Company Products or Company Software granted to customers in the ordinary course of business consistent with past practice pursuant to an Acquired Company’s unmodified form of standard customer agreement, the forms of which have been Made Available to Parent;
(n)    no Acquired Company shall (i) cancel (or permit to become cancelled), abandon or permit to lapse or expire, or otherwise fail to maintain, any Registered Company IP (unless the applicable Acquired Company determines, in its reasonable business judgement, that such Registered Company IP is (A) not material and (B) longer economically practicable or commercially desirable to maintain) or (ii) fail to maintain any Trade Secret included in the Owned Company IP as a Trade Secret;
(o)    except as otherwise required by any applicable Legal Requirement or by a Company Benefit Plan in effect on the date of this Agreement, no Acquired Company shall (i) enter into, amend or terminate any collective bargaining agreement, (ii) approve, establish, adopt, amend or terminate any Company Benefit Plan, (iii) grant, increase, pay, or make any new commitment to pay, any severance, retention, change in control, termination, bonus, profit-sharing, cash incentive payment or similar payment, other than cash incentive payments, bonuses, and commissions paid in the ordinary course of business and consistent with past practices pursuant to Company Benefit Plans in effect on the date of this Agreement based on actual performance achievement under such Company Benefit Plans, (iv) increase, or make any commitment to increase, the compensation or benefits of any Company Employees or current or former contractor or consultant of any Acquired Company, including wages, salary, commissions, fringe benefits, employee benefits or any other compensation (including equity-based compensation, whether payable in cash or otherwise), (v) take any action to accelerate the vesting or payment, or fund, make any commitment to fund, or in any other way secure the payment of (whether by grantor trust or otherwise), any compensation or benefits under any Company Benefit Plan, (vi) hire or make an offer to hire any new employee whose base salary exceeds $150,000, other than to replace any departing employee, or (vii) terminate the employment of any Company Employee (other than for cause or poor performance) whose base salary exceeds $150,000;
(p)    no Acquired Company shall change any of its methods of accounting or accounting practices in any material respect;
(q)    no Acquired Company shall (i) make, change or rescind any material election relating to Taxes, (ii) settle or compromise any claim, controversy or Legal Proceeding relating to Taxes, (iii) except as required by applicable Legal Requirements, make any change to any of its methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes, (iv) amend, refile or otherwise revise any previously filed Tax Return, or surrender or forgo the right to any refund or rebate of a previously paid Tax, (v) enter into or terminate any agreements with a Taxing Authority, (vi) prepare any Tax Return in a manner inconsistent with past practices, (vii) consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes, (viii) enter into a Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement, (ix) grant any power of attorney relating to Tax matters, (x) request a ruling with respect to Taxes, or (xi) incur any liability for a material amount of Taxes outside the ordinary course of business (other than in connection with the Contemplated Transactions);
(r)    no Acquired Company shall commence or settle any Legal Proceeding for an amount in excess of $50,000; provided, however, no Acquired Company shall commence or settle any Legal Proceeding relating to or involving any injunctive relief;
(s)    no Acquired Company shall implement any employee layoffs that would result in an obligation to give notice at or before the Closing Date under the WARN Act; and
(t)    no Acquired Company shall agree or commit to take any of the actions described in clauses “(d)” through “(s)” above.
Notwithstanding anything to the contrary contained in this Agreement, any Acquired Company may take any action described in clauses “(d)” through “(t)” above if Parent gives its prior written consent to the taking of such action by the Company. None of the restrictions set forth in this Section 5.2 shall be deemed to directly or indirectly give Parent or Merger Sub the right to control or direct the operations of the Acquired Companies prior to the Closing.
5.3    Notification; Updates to Disclosure Schedule. During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by any Acquired Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of or an inaccuracy in any representation or warranty made by the Company in this Agreement that would reasonably be excepted to cause the conditions set forth in Section 7.1 not to be satisfied; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material breach of or an inaccuracy in any representation or warranty made by the Company in this Agreement that would reasonably be expected to cause the conditions set forth in Section 7.1 not to be satisfied; and (iii) any material breach of any covenant or obligation of the Company that would reasonably be expected to cause the conditions in Section 7.2 not to be satisfied. No such notification shall be deemed to supplement or amend the Disclosure Schedule for the purpose of: (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement; or (y) determining whether any of the conditions set forth in Section 7 has been satisfied.
5.4    No Negotiation. During the Pre-Closing Period, the Company shall not, and shall ensure that no other Acquired Company, director, officer, employee of any Acquired Company or William Blair shall, and shall direct each of the attorneys, accountants, advisors and other representatives or agents of the Acquired Companies not to: (a) solicit or encourage or facilitate the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than Parent or its Representatives) relating to or in connection with a possible Acquisition Transaction; or (c) entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction. The Company shall promptly (and in any event within 24 hours after receipt thereof) give Parent notice in writing of any indication of interest, proposal, offer, bona fide inquiry from a potential acquiror or request for non-public information, in each case, relating to a possible Acquisition Transaction that is received by any Acquired Company during the Pre-Closing Period. Such notice shall include (x) the identity of the Person making or submitting such inquiry, indication of interest, proposal, offer or request, and the terms and conditions thereof, and (y) an accurate and complete copy of (i) all written materials provided in connection with such inquiry, indication of interest, proposal, offer or request, and (ii) a summary of all oral communications provided in connection with such inquiry, indication of interest, proposal, offer or request.
5.5    Letter of Credits. At or prior to the Closing, Parent shall deliver or cause to be delivered, to Wells Fargo Bank, National Association (“Wells Fargo”) for each of the Franklin Letter of Credit and the SHIGO Letter of Credit either (a) a guarantee, backup letter of credit, cash collateral or other security or payment assurance sufficient to satisfy the obligations of the Company to Wells Fargo such that Wells Fargo is willing to execute and deliver a Pay Off Letter with respect to the Repaid Indebtedness owed to them as of the Closing Date notwithstanding the fact that the Franklin Letter of Credit and SHIGO Letter of Credit will remain outstanding or (b) a letter of credit, together with Franklin Owner’s and SHIGO Owner’s executed, dated letter directed to Wells Fargo, referencing such Franklin Letter of Credit and such SHIGO Letter of Credit by number and giving Wells Fargo unconditional authorization to cancel the Franklin Letter of Credit and SHIGO Letter of Credit, as applicable, together with such other documents as may be reasonably required by Wells Fargo in order for Wells Fargo to cancel such Franklin Letter of Credit and such SHIGO Letter of Credit on the Closing Date.
5.6    Termination/Amendment of Agreements. The Company shall use its commercially reasonable efforts to (a) cause the agreements identified in Part 1 of Schedule 5.6 to be terminated effective as of the Effective Time, and (b) cause the agreements identified in Part 2 of Schedule 5.6 to be amended, effective as of the Effective Time, in a manner satisfactory to Parent as set forth on Schedule 5.6.
5.7    FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a certificate in such form as reasonably requested by Parent and reasonably acceptable to the Company conforming to the requirements of Treasury Regulations Section 1.1445-2(b) certifying that each Unitholder (or, if such Unitholder is disregarded as separate from its owner, such owner) is not a foreign person within the meaning of Sections 1445 and 1446(f) of the Code (the “FIRPTA Certificate”), and (b) each Blocker shall deliver to Parent (i) a statement in such form as reasonably requested by Parent conforming to the requirements of Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations (the “FIRPTA Statement”), and (ii) the notification required under Section 1.897-2(h)(2) of the Treasury Regulations (the “FIRPTA Notification”) together with authorization for Parent to deliver the FIRPTA Notification to the IRS.
5.8    [RESERVED].
5.1    Repayment of Insider Receivables. Prior to the Closing, the Company shall cause all outstanding Insider Receivables to be paid in full.
5.2    Pay Off Letters. The Company shall request and use commercially reasonable efforts to obtain, no later than two Business Days prior to the Closing Date, customary pay off letters with respect to the Indebtedness owing to each creditor under the Contracts identified on Schedule 5.10 (to the extent not paid by the Acquired Company prior to Closing) (such aggregate amount of Indebtedness, the “Repaid Indebtedness”). Each such pay off letter (a “Pay Off Letter”) shall: (a) set forth the amount required to pay off in full, on the anticipated Closing Date (and the daily accrual thereafter), the Company Indebtedness (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) owing to the creditor and wire transfer information for such payment; (b) instructions (including wire and routing information) with respect to the payment of the amount described in clause “(a)” of this Section 5.10; (c) confirm that upon receipt of the amount described in clause “(a)” of this Section 5.10 there will be a complete release of each Acquired Company, Parent and the Surviving Company and the Contract evidencing such Company Indebtedness and all related instruments will be terminated; and (d) contain the commitment of the creditor to release any Liens that the creditor may hold on any of the assets of any Acquired Company within a designated time period after the Closing Date. The Company shall cause the Pay Off Letters to be updated, as necessary, on the Closing Date.
5.3    D&O Indemnification.
(a)    Prior to the Effective Time, the Company shall purchase an endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail Policy”) for the Acquired Companies’ directors and officers in a form acceptable to Parent, which shall provide such directors and officers with coverage for six years following the Effective Time and shall have a scope substantially similar to the existing coverage under, and have other terms not materially less favorable to the insured persons than the terms of, the directors’ and officers’ liability insurance coverage currently maintained by the Company. From and after the Closing, Parent shall cause the Surviving Company to continue to honor its obligations under any such D&O Tail Policy procured pursuant to this Section 5.11, and shall cause the Surviving Company to not cancel (or permit to be canceled) or take (or cause to be taken) any action or omission that would reasonably be expected to result in the cancellation thereof.
(b)    Parent hereby acknowledges, and shall cause the Surviving Company to comply with, the Surviving Company’s obligations pursuant to (i) the LLC Agreement, the Buildium Employee LLC Agreement and the Buildium Agency LLC Agreement, respectively, to indemnify and hold harmless each present and former director, manager and officer of the Acquired Companies as of the Effective Time arising out of their activities on behalf of the Acquired Companies or in furtherance of the interests of the Acquired Companies in accordance with the terms of the LLC Agreement, the Buildium Employee LLC Agreement, and the Buildium Agency LLC Agreement, respectively, and (ii) the LLC Act (the “D&O Indemnification Obligations”). Parent acknowledges that the D&O Indemnification Obligations shall continue from and after the Effective Time with respect to actions existing or occurring at or prior to the Effective Time to the fullest extent under applicable Legal Requirements.
5.4    E&O Indemnification. Prior to the Effective Time, the Company shall purchase a three-year run-off or tail coverage under the Company’s existing errors and omissions insurance policy (the “E&O Tail Policy”), 50% of which shall be added back to Cash on the Closing Balance Sheet as Parent’s share of the cost of the E&O Tail Policy which the Company and Parent have agreed to share equally.
5.5    Tax Matters.
(a)    Tax Returns.
(i)    Each Acquired Company and each Blocker shall prepare and file or cause to be prepared and filed, in a manner consistent with past practice (except as required by applicable Legal Requirements), any Tax Returns that are required to be filed prior to the Effective Time and shall pay all Taxes due with respect to such Tax Returns within the time and in the manner required by applicable Legal Requirements. The applicable Acquired Company or Blocker shall provide Parent with a copy of any income or other material Tax Return described in this Section 5.13(a) as soon as reasonably practicable (which, in the case of income Tax Returns, shall be not less than 20 days) prior to the applicable due date of such Tax Return (taking into account any applicable extensions) for Parent’s review and comment. Within 10 days following Parent’s receipt of any such Tax Return, Parent shall notify Securityholders’ Agent in writing with any comments to such Tax Return. The applicable Acquired Company or Blocker shall revise such Tax Returns to reflect any reasonable comments made by Parent prior to the filing of such Tax Returns.
(ii)    Parent shall timely prepare and file, or shall cause to be prepared and filed all Tax Returns of the Blockers and the Acquired Companies required to be filed after the Effective Time that relate to any Pre-Closing Tax Period (or portion thereof), including Tax Returns for any Straddle Periods, in a manner consistent with past practice (except as required by applicable Legal Requirements). Parent shall deliver a draft of any income or other material Tax Returns to the Securityholders’ Agent for its review and comment not less than 20 days prior to the date on which such Tax Returns are due to be filed (taking into account any applicable extensions). Within 10 days following the Securityholders’ Agent’s receipt of any such Tax Return, the Securityholders’ Agent shall notify Parent in writing with any comments to such Tax Return. To the extent such comments relate to any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period, Parent shall revise such Tax Returns to reflect any reasonable comments made by the Securityholders’ Agent prior to the filing of such Tax Returns. Tax Returns (including amended Tax Returns) of the Acquired Companies or Blockers filed by Parent after the Closing Date shall not be determinative of the amount of Taxes for which Parent is entitled to be indemnified, held harmless, compensated or reimbursed pursuant to Section 10.
(iii)    The Transaction Deductions shall be reported in the Pre-Closing Tax Periods (including the pre-Closing portion of any Straddle Period) of the Acquired Companies and the Blockers to the extent the Transaction Deductions are “more likely than not” to be deductible in such Pre-Closing Tax Periods. The parties hereto agree not to take any position in connection with any Tax Return or Tax Claim that is inconsistent with this Section 5.13(a).
(b)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, and other such Taxes and fees (including any penalties and interest) (collectively, “Transfer Taxes”) incurred by any party in connection with this Agreement will be paid when due and will be borne solely by the Unitholders and the Blocker Parents, and the Unitholders and the Blocker Parents shall pay (or cause to be paid) such Taxes when due and shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Legal Requirements, the Unitholders and the Blocker Parents shall join in the execution of any such Tax Returns and other documentation. Parent and the Securityholders’ Agent shall reasonably cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Legal Requirements in connection with the payment of such Taxes, and shall cooperate in good faith to minimize the amount of any such Taxes payable in connection herewith.
(c)    Termination of Powers of Attorney.  The Company or the Blocker Parents, as applicable, shall or shall cause each power of attorney with respect to any Tax matters granted by or on behalf of any of the Acquired Companies or Blockers to be terminated as of the Closing unless Parent requests in writing that, or grants its written consent for, such power of attorney to remain in effect thereafter.
(d)    Termination of Certain Tax Sharing Agreements.  The Company or the Blocker Parents, as applicable, shall cause any Tax allocation, Tax sharing or Tax indemnity agreement or arrangement, whether or not written, that may have been entered into by any Person other than the Acquired Companies or the Blockers, on the one hand, and any of the Acquired Companies or the Blockers, on the other hand, to be terminated as to the Acquired Companies or the Blockers as of the Closing Date, and the Company or the Blocker Parents, as applicable, shall ensure that no payments which are owed by the Acquired Companies or the Blockers pursuant thereto shall be payable thereafter.
(e)    Assistance and Cooperation. After the Closing Date, the Unitholders, the Blocker Parents and the Securityholders’ Agent, on the one hand, and Parent, on the other, shall (and shall cause their respective Affiliates to): (i) assist the other party or parties in preparing any Tax Returns that such other party or parties is responsible for preparing and filing in accordance with Section 5.13(a) and Section 5.13(b); (ii) cooperate fully in responding to any inquiries from or preparing for any audits of, or any disputes with a Governmental Entity regarding, any Taxes or Tax Returns of the Acquired Companies or the Blockers, as applicable, including any Tax Claim pursuant to Section 10.7(g); and (iii) make available to the other party or parties as reasonably requested, all information in its possession relating to the Acquired Companies or the Blockers, as applicable that may be relevant to any Tax Return, audit or examination, proceeding or determination and to any Governmental Entity, including any Tax Claim pursuant to Section 10.7(g)(i), as reasonably requested by the Unitholders, the Blocker Parents, the Securityholders’ Agent or Parent, all information, records, and documents relating to Taxes of the Acquired Companies or the Blockers, as applicable.
(f)    Tax Audits. The Securityholders’ Agent shall use commercially reasonable efforts to prevent any Acquired Company from having any liability for an “imputed underpayment” (within the meaning of Section 6225 of the Code) or any interest or penalty related thereto that is attributable to any adjustment of an item of income, gain, loss, deduction or credit of such Acquired Company for any taxable period or portion thereof ending on the Closing Date, including by causing such Acquired Company to make a “push out” election pursuant to Section 6226 of the Code with respect to any such taxable period or portion thereof.
(g)    Tax Elections. The parties shall cause each Acquired Company that is a partnership for U.S. federal income tax purposes to have a valid election in effect under Section 754 of the Code for any Tax period (or portion thereof) which includes the Closing Date and shall not revoke or seek to revoke such election without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this Agreement, any Tax Item recognized on the Closing Date resulting from any transaction that is outside the ordinary course of business that is effected by or at the direction of Parent following the Closing shall be ignored.
(h)    Refunds. The Unitholders and the Blocker Parents shall be entitled to (x) any Tax refunds that are realized by Parent, the Acquired Companies, the Blockers or any of their Affiliates after the Closing, and (y) any amounts credited against a cash Tax liability of Parent, the Acquired Companies, the Blockers or any of their Affiliates to which Parent, the Acquired Companies, the Blockers or any of their Affiliates become entitled after the Closing, in each case, that relate to Taxes for which the Unitholders and the Blocker Parents would otherwise be required to indemnify any Indemnitees hereunder. Parent shall pay over to the Unitholders and the Blocker Parents any such refund or the amount of any such credit (together with any interest received thereon from a Taxing Authority and net of any Taxes or other costs incurred in connection with securing such refund or credit) within five Business Days after such Tax refund is received or credit against Taxes is actually realized as a reduction in cash Taxes; provided that, Parent, the Acquired Companies, the Blockers, or any of their Affiliates shall not be required to pay such refund or credit to the Unitholders or Blocker Parents to the extent such amount (i) was included in the Actual Adjustment Amount and resulted in an increase to the Adjusted Transaction Value or (ii) arises as a result of a carryback of a loss or other Tax benefit from a Tax period (or portion thereof) beginning after the Closing Date. If any such Tax refunds are required to be repaid by Parent, the Acquired Companies, the Blockers or any of their Affiliates to the relevant Taxing Authority, or any such amounts credited are reversed by the relevant taxing authority, the Sellers shall pay over to Parent the full amount due to the relevant Taxing Authority (including any penalties, interests, and additional amounts assessed with respect thereto) within five Business Days after such refund is required to be repaid or such amounts credited are reversed.
(i)    Certain Restrictions. Except as required by applicable Legal Requirements, and subject to Section 5.13(g), Parent shall not, and shall cause the Surviving Company not to, without the prior written consent of the Securityholders’ Agent (which consent shall not be unreasonably withheld, conditioned or delayed), (i) file any amendment of any Tax Return of any Acquired Company or Blocker to the extent such Tax Return relates to or includes any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period, (ii) make any election that has retroactive effect to any Pre-Closing Tax Period or the portion of any Straddle Period ending on and including the Closing Date (including, for the avoidance of doubt, any election under Section 336 or Section 338 of the Code or any comparable election under state, local or non-U.S. law), or (iii) except as otherwise provided in this Section 5.13(i), voluntarily approach any Taxing Authority regarding any Taxes or Tax Returns of any Acquired Company or Blocker that were originally due on or before the Closing Date; provided, that, subject to the remainder of this Section 5.13(i), Parent shall be permitted to take any action described in the foregoing clause “(iii)” with respect to those Taxes listed on Schedule 5.13(i). The Securityholders’ Agent shall be permitted, at its own cost and expense, to control the content and, if requested by the Securityholders’ Agent, conduct of or preparation of filings in connection with any voluntary disclosures or communications with Taxing Authorities (including, for the avoidance of doubt, in connection with any “VDA” or similar proceeding) regarding any Taxes or Tax Returns of any Acquired Company or Blocker that were originally due on or before the Closing Date; provided, that (a) the Securityholders’ Agent shall pursue any such filings and proceedings diligently and in good faith, (b) the Securityholders’ Agent shall permit Parent to reasonably participate therein with equivalent rights to those afforded Securityholders’ Agent in respect of any Tax Claim as described in Section 10.7(g)(i) and (c) Parent shall reasonably cooperate with the Securityholders’ Agent in connection with the defense and settlement of any disputes related thereto.
5.6    Resignation of Officers and Directors. The Company shall obtain and deliver to Parent, at or prior to the Closing, the resignation (in form and substance reasonably satisfactory to Parent) of each officer and manager of each Acquired Company from his or her corporate offices (but not his or her employment) with such Acquired Company, effective as of the Effective Time (or, at the option of Parent, a later time). Each such resignation shall state and acknowledge that no Acquired Company, solely as a result of the delivery of such resignation by such officer or manager, is or will be in any way indebted or obligated to the resigning party for termination pay, for loans, for advances or otherwise.
5.7    R&W Policy. Parent and Merger Sub acknowledge and agree that Parent shall be responsible for all fees, expenses and premiums relating to the R&W Policy other than such fees, expense and premiums that constitute a Company Transaction Expense. The R&W Policy shall contain a waiver of subrogation by the insurer in favor of the Acquired Companies, the Unitholders, the Blocker Parent and any of the Affiliates of the foregoing (including any past, present or future director, manager, officer, employee or advisor of any of the foregoing) in connection with this Agreement and the transactions contemplated hereunder except solely in the case of Fraud. Prior to the Closing, Parent shall not amend, modify, or waive any provision of the R&W Policy, including the applicable binder agreement, without the express written consent of the Company and the Blocker Parents (which consent shall not be unreasonably withheld conditioned or delayed). In connection with the Closing, Parent shall take all actions reasonably necessary to cause the conditions to the issuance of the R&W Policy to be satisfied, and to cause the R&W Policy to be issued, including with respect to Parent paying all fees, costs, and expenses due with respect thereto (including premium, due diligence fees, surplus line fees and insurance broker fees owing in respect of the R&W Policy), delivering all documents, instruments, certificates and other information required to be delivered thereunder, and participating in “bring down” due diligence conferences. Parent shall provide the Securityholders’ Agent and Blocker Parents a true and complete copy of the final R&W Policy as soon as reasonably practicable following the Closing. From and after the issuance of the R&W Policy, Parent shall not amend, modify, or otherwise waive such subrogation provisions of the R&W Policy in a manner adverse to Unitholders, the Blocker Parents or any of Affiliates of the foregoing without the prior written consent of the Securityholders’ Agent.
6.    CERTAIN COVENANTS OF THE PARTIES
6.1    Filings and Consents.
(a)    Filings. Each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and the other Contemplated Transactions, and to submit promptly as reasonably practical and advisable any additional information requested by any such Governmental Entity. Subject to the confidentiality provisions of the Confidentiality Agreement, Parent and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) this Section 6.1(a). Except where prohibited by applicable Legal Requirements or any Governmental Entity, and subject to the confidentiality provisions of the Confidentiality Agreement, each party shall: (i) cooperate with the other with respect to any filings made by the other and, where applicable, any filings made by Parent and the Company, in connection with the Merger, (ii) permit the other to review (and consider in good faith the views of the other in connection with) any documents before submitting such documents to any Governmental Entity in connection with the Merger and (iii) promptly provide the other with copies of all filings, notices and other documents (and a summary of any oral presentations) made or submitted with or to any Governmental Entity in connection with the Merger. No party shall participate in any meeting or substantive communication with any Governmental Entity in connection with this Agreement or the Merger without consulting with the other party in advance and, to the extent not prohibited by such Governmental Entity, giving the other party the opportunity to attend and participate; provided, however, that Parent shall be entitled to direct and control all aspects of each parties’ efforts to obtain approval under the HSR Act but will give due consideration to the Company’s views and will act reasonably and in good faith. Parent shall not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entities not to consummate or to delay the consummation of the Contemplated Transactions without obtaining the written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed).
(b)    Efforts. Subject to Section 6.1(c), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions on a timely basis. Without limiting the generality of the foregoing, but subject to Section 6.1(c), each party to this Agreement (i) shall make all filings (under the HSR Act) as promptly as reasonably practical and advisable, and with respect to filings under the HSR Act (which filings shall specifically request early termination) as soon as reasonably practicable, but in any event no later than 10 Business Days following the date of this Agreement, and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions, and (ii) shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to obtain each Consent required to be obtained (pursuant to any applicable Legal Requirement or Contract, and including the expiration or termination of the waiting period under the HSR Act and the expiration or termination of any applicable waiting periods, or obtaining of Consents or otherwise) as promptly as practicable, by such party in connection with the Merger or any of the other Contemplated Transactions; provided, however, that, under no circumstances may any Acquired Company pay a fee to any third party in order to obtain any Consent pursuant to this Section 6.1(b) without Parent’s prior written consent.
(c)    Limitations. Notwithstanding anything to the contrary contained in Section 6.1(b) or elsewhere in this Agreement, neither Parent nor Merger Sub shall have any obligation under this Agreement (i) to divest or agree to divest (or cause any of its Subsidiaries or any Acquired Company to divest or agree to divest) any of its businesses, product lines or assets, or to agree (or cause any of its Subsidiaries or any Acquired Company to agree) to any limitation or restriction on any of its businesses, product lines or assets, or (ii) to contest any Legal Proceeding relating to the Merger or any of the other Contemplated Transactions.
6.2    Unitholder Consent.
(a)    Written Consents.  The Company shall ensure that, within two hours after the execution and delivery of this Agreement, written consents in favor of the adoption and approval of this Agreement are executed and delivered to Parent on behalf of Unitholders that hold sufficient Equity Interests to provide the Required Unitholder Vote. The Company shall ensure that all such written consents are solicited and obtained in full compliance with all applicable Legal Requirements and with the fiduciary duties of the Company’s board of managers.
(b)    Parachute Payments. To the extent necessary to avoid the application of Section 280G of the Code, the Company shall (i) no later than five Business Days prior to the Closing, use commercially reasonable efforts to obtain waivers from each Person who has a right to any payments and/or benefits as a result of or in connection with the Contemplated Transactions that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code) (such waived amounts, the “Waived 280G Benefits”) so that all remaining payments and benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code), and (ii) following the execution of the waivers described in clause “(i)”, if any, solicit approval by the applicable Unitholders of the Waived 280G Benefits by a vote that satisfies the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder. Prior to, and in no event later than five Business Days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials, including the calculations and related documentation required to determine whether and to what extent the vote described in this Section 6.2(b) is necessary to avoid the imposition of Taxes under Section 4999 of the Code, to Parent for its reasonable review and comment and the Company shall consider any changes reasonably requested by Parent in good faith. Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the Company Unitholders was solicited in accordance with the foregoing and whether the requisite number of votes of Company Unitholders was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained. With respect to any Parent Arrangements to be entered into prior to or in connection with the Closing that, in the good faith discretion of Parent, would be reasonably likely to provide for “parachute payments” (within the meaning of Section 280G of the Code), Parent shall provide a copy of such contract, agreement or plan to the Company at least 10 Business Days before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement that would reasonably be expected to constitute a “parachute payment” under Section 280G of the Code; provided that, to the extent that such Parent Arrangements are not provided by Parent, the Company’s failure to include the Parent Arrangements in the stockholder voting materials described herein will not result in a breach of the covenants set forth in this Section 6.2.
6.3    Public Announcements.
(a)    The Blocker Parents and the Company. From and after the date of this Agreement until the Effective Time, the Blocker Parents, the directors and officers of the Acquired Companies and the Company shall not (and shall instruct each employee of any Acquired Company not to, and shall direct the attorneys, accountants, advisors and other representatives or agents of the Acquired Companies not to) disclose, issue or make any press release or public statement regarding this Agreement or the Merger or any of the other Contemplated Transactions without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), provided, however, without the consent of Parent, the Unitholders of the Company that are institutional investors or Affiliates of investment funds may provide general information about the subject matter of this Agreement and other customary information to investors or potential investors or to their respective Affiliates in connection with the operation of their respective investment and management businesses in the ordinary course of business or in connection with their respective fund raising, marketing, informational or reporting activities subject to customary confidentiality obligations. Following the Effective Time, the Blocker Parents and the Company may, without the consent of Parent, issue any press release or make any public statement relating to this Agreement and the Contemplated Transactions; provided, that, such statements or announcements are not inconsistent with the information previously disclosed by Parent to the public with respect to the Company, this Agreement and the Contemplated Transactions.
(b)    Parent. Parent shall not (and shall ensure that each director, officer or employee of Parent and its Subsidiaries shall not, and shall direct the attorneys, accountants, advisors and other representatives or agents of Parent and its Subsidiaries not to) issue or make any press release or public statement regarding any Unitholder of the Company (other than any Company Employee), any of the Blockers or Blocker Parents without the Securityholders’ Agent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent may, without the consent of the Securityholders’ Agent, issue any press release or make any such public statement relating to this Agreement and the Contemplated Transactions (whether or not required by Legal Requirements); provided, however, Parent shall consider in good faith the Securityholders’ Agent’s views on such press release or public statement prior to such release. Parent may, without the consent of the Company, make any public statement relating to this Agreement and the Contemplated Transactions in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements or announcements are without reference to any former Unitholder of the Company (other than any Company Employee), any of the Blocker or Blocker Parents and is consistent with (and not materially expansive of) previous press releases, public statements or other public statements made by Parent in adherence with this Section 6.3.
6.4    Pre-Closing Restructuring. Prior to the Effective Time, SEP shall consummate the SEP Redemption.
6.5    Commercially Reasonable Efforts. Prior to the Closing (a) the Company shall use commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis, and (b) subject to Section 6.1(c), Parent and Merger Sub shall use commercially reasonable efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis.
6.6    Employee Compensation. As of the Effective Time, Parent shall implement the compensation arrangements with respect to the Company Employees employed by the Company at the Effective Time as set forth on Schedule 6.6. Nothing on Schedule 6.6, express or implied, will confer upon any other Person other than the parties to this Agreement any rights or remedies of any nature whatsoever (including third-party beneficiary rights). Nothing in this Agreement, including on Schedule 6.6, express or implied, will be construed to establish, amend or modify any Company Benefit Plan or any other benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth on Schedule 6.6 will not create any right in any employee or any other Person to any continued employment with the Company, Parent or any of their respective Affiliates.
6.7    Escrow Agreement. Prior to the Effective Time, Parent and the Securityholders’ Agent shall enter into the Escrow Agreement with Escrow Agent, such Escrow Agreement to be in a form mutually and reasonably acceptable to Parent and the Securityholders’ Agent.
6.8    Domain Names. The Company shall (a) use commercially reasonable efforts to cause each Domain Name included in the Registered Company IP to be registered in the name of an Acquired Company and without identification of a named individual as the registrant and (b) provide Parent with evidence of each such change in registrant.
7.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB
The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:
7.1    Accuracy of Representations.
(a)    Each of (i) the first sentence of Section 2.23(a) and (ii) the Fundamental Representations made by the Company or a Blocker Parent in this Agreement shall have been accurate in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date, other than such Fundamental Representations which by their terms are made as of a specific earlier date, which shall have been accurate in all but de minimis respects as of such earlier date; provided, however, that, for purposes of determining the accuracy of such representations and warranties any update or modification to the Disclosure Schedule purported to have been made after the execution of this Agreement shall be disregarded.
(b)    Each of the Specified Representations shall have been accurate in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date, other than such Specified Representations which by their terms are made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date, it being acknowledged and agreed by the parties hereto that “material” shall mean, with respect to the Specified Representations set forth in Section 2.6(a) and Section 2.13, any inaccuracy or inaccuracies which, individually or in the aggregate, would reasonably be expected to result in Damages to Parent in excess of the amounts set forth on Schedule 7.1(b); provided, however, that, for purposes of determining the accuracy of such representations and warranties (i) all materiality, Material Adverse Effect, and similar qualifications limiting the scope of such representations and warranties shall be disregarded, and (ii) any update of or modification to the Disclosure Schedule purported to have been made after the execution of this Agreement shall be disregarded.
(c)    Each representation and warranty made by the Company or a Blocker Parent in this Agreement, other than (i) the first sentence of Section 2.23(a), (ii) the Specified Representations and (iii) the Fundamental Representations, shall have been accurate in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date, other than any such representations and warranties which by their terms are made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date, except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect, provided, however, that, for purposes of determining the accuracy of such representations and warranties, (i) all materiality, Material Adverse Effect, and similar qualifications limiting the scope of such representations and warranties shall be disregarded and (ii) any update of or modification to the Disclosure Schedule purported to have been made after the execution of this Agreement shall be disregarded.
7.2    Performance of Covenants. Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing under this Agreement shall have been complied with and performed in all material respects.
7.3    Governmental and Other Consents; Expiration of Notice Periods.
(a)    Governmental Consents. Any waiting period applicable to the Merger or any of the other Contemplated Transactions under the HSR Act and any extensions thereof (including any agreements or commitments by the parties not to consummate the transactions, including any timing agreements) shall have expired or been terminated.
(b)    Other Consents. All Consents identified in Schedule 7.3(b) shall have been obtained and shall be in full force and effect.
7.4    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.
7.5    Unitholder Approval. This Agreement shall have been duly adopted by the Required Unitholder Vote.
7.6    Agreements and Documents. Parent shall have received the following agreements and documents:
(a)    agreements, in form and substance reasonably satisfactory to Parent, terminating or amending the agreements identified on Schedule 5.6 in accordance with Section 5.6;
(b)    a certificate duly executed on behalf of the Company by the chief executive officer of the Company and containing the representation and warranty of the Company that the conditions set forth in Sections 7.1, 7.2 and 7.4 have been duly satisfied (the “Company Closing Certificate”);
(c)    the Certificate of Merger, duly executed by the Company;
(d)    the Sale and Merger Consideration Spreadsheet;
(e)    all of the items required to be delivered pursuant to Section 1.10(a);
(f)    the Significant Owner Agreement executed by Chris Litster (“Litster”) shall, assuming due execution and delivery of Parent’s signature thereto and no repudiation by Parent thereof, be in full force and effect as of the Effective Time;
(g)    (i) the Employment Documents executed by Litster as of the date of this Agreement shall, assuming due execution and delivery of Parent’s signature thereto and no repudiation by Parent thereof, be in full force and effect as of the Effective Time and (ii) Litster shall not have died or have suffered a Disability;
(h)    the Management Deferral Agreements executed by Litster shall, assuming due execution and delivery of Parent’s signature thereto and no repudiation thereof, be in full force and effect as of the Effective Time;
(i)    the Escrow Agreement, duly executed by the Securityholders’ Agent;
(j)    the FIRPTA Certificate executed by the Company and the FIRPTA Statement executed by each Blocker;
(k)    the Pay Off Letters, duly executed by each of the creditors under the Contracts identified on Schedule 5.10; and
(l)    certificates of good standing (or equivalents thereof) for each of the Acquired Companies from the Secretary of State of the State of Delaware.
7.7    No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing or otherwise impeding the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
7.8    Tail Insurance. The Company shall have provided Parent with evidence reasonably satisfactory to Parent of the purchase of the D&O Tail Policy in accordance with Section 5.11 and the E&O Tail Policy in accordance with Section 5.12.
7.9    No Governmental Legal Proceedings. No Governmental Entity shall have commenced any Legal Proceeding that remains pending that would reasonably be expected to result in the imposition of criminal liability on any Acquired Company or any officer or director of any Acquired Company with respect to the business of the Acquired Companies (a “Criminal Action”), and no individual with authority to bind a Governmental Entity shall have threatened to commence (except where the threat shall have been withdrawn in writing) any Criminal Action.
7.10    Development Operations in India and Portugal. The Company shall have taken the actions set forth on Schedule 7.10 with respect to the operations of the Company in India and Portugal.
7.11    Pre-Closing Restructuring. SEP shall have consummated the SEP Redemption.
8.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE BLOCKER PARENTS
The obligations of the Company and the Blocker Parents to consummate the Contemplated Transactions are subject to the satisfaction (or waiver), at or prior to the Closing, of the following conditions:
8.1    Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, except where the failure of the representations and warranties of Parent and Merger Sub to be accurate in all material respects would not reasonably be expected to have a Parent Material Adverse Effect; provided, however, that for purposes of determining the accuracy of such representations and warranties, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.
8.2    Performance of Covenants. The covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing under the Agreement shall have been complied with and performed in all material respects.
8.3    Governmental Consents. Any waiting period applicable to the Merger or any of the other Contemplated Transactions under the HSR Act and any extensions thereof (including any agreements or commitments by the parties not to consummate the transactions, including any timing agreements) shall have expired or been terminated.
8.4    No Restraints. No temporary restraining Order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction in the United States or other federal or state Governmental Entity in the United States and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Merger by any federal or state Governmental Entity in the United States that makes consummation of the Merger by the Company illegal.
8.5    Certificate. The Company shall have received a certificate duly executed on behalf of Parent by an officer of Parent and containing the representation and warranty of Parent that the conditions set forth in Sections 8.1 and 8.2 have been satisfied (the “Parent Closing Certificate”).
8.6    Payment Agent Agreement; Escrow Agreement. Parent shall have delivered to the Company, (a) the Payment Agent Agreement, duly executed by Parent and (b) the Escrow Agreement, duly executed by Parent.
9.    TERMINATION
9.1    Termination Events. This Agreement may be terminated prior to the Closing (whether before or after the adoption of this Agreement by the Unitholders):
(a)    by the mutual written consent of Parent, the Company, and the Blocker Parents;
(b)    by Parent if the Closing has not taken place on or before 11:59 p.m. (Dallas, Texas time) on March 5, 2020 (the “End Date”) and any condition set forth in Section 7 has not been satisfied or waived as of the time of termination (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement); provided, however, if, as of the End Date, the only conditions to the Closing that have not been satisfied or waived (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing) are Sections 7.3(a), 7.7 (in connection with a temporary restraining order, preliminary injunction or other Order issued solely in connection with the Antitrust Laws in the United States), 8.3 and 8.4 (in connection with a temporary restraining order, preliminary injunction or other Order issued solely in connection with the Antitrust Laws in the United States), then, upon written request by Parent, the End Date shall automatically be extended until March 19, 2020; provided, further, if Parent extends the End Date pursuant to the immediately preceding proviso, all references in this Agreement to the “End Date” will be the End Date as extended;
(c)    by the Company if the Closing has not taken place on or before 11:59 p.m. (Dallas, Texas time) on the End Date and any condition set forth in Section 8 has not been satisfied or waived as of the time of termination (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement); provided, however, if, as of the End Date, the only conditions to the Closing that have not been satisfied or waived (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing) are Sections 7.3(a), 7.7 (in connection with a temporary restraining order, preliminary injunction or other Order issued solely in connection with the Antitrust Laws in the United States), 8.3 and 8.4 (in connection with a temporary restraining order, preliminary injunction or other Order issued solely in connection with the Antitrust Laws in the United States), then, upon written request by the Company, the End Date shall automatically be extended until March 19, 2020; provided, further, if the Company extends the End Date pursuant to the immediately preceding proviso, all references in this Agreement to the “End Date” will be the End Date as extended;
(d)    by Parent, the Company, or any Blocker Parent, if (i) a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, or (ii) there shall be any applicable Legal Requirement enacted, promulgated, issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;
(e)    by Parent if (i) any representation or warranty of the Company or a Blocker Parent contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 7.1 would not be satisfied, (ii) any of the covenants of the Company contained in this Agreement shall have been breached such that the conditions set forth in Section 7.2 would not be satisfied, or (iii) any Material Adverse Effect shall have occurred or would reasonably be expected to occur; provided, however, that, in the case of any of the clauses “(i)”, “(ii)” or “(iii)”, if an inaccuracy in any of the representations and warranties of the Company or a Blocker Parent, or a breach of a covenant by the Company, or such Material Adverse Effect is curable by the Company or a Blocker Parent, as applicable, through the use of reasonable efforts within 10 days after Parent notifies the Company or a Blocker Parent, as applicable, in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 9.1(e) as a result of such inaccuracy, breach or Material Adverse Effect prior to the expiration of the Company Cure Period, provided the Company or a Blocker Parent, as applicable, during the Company Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(e) if such inaccuracy, breach or Material Adverse Effect is cured prior to the expiration of the Company Cure Period); provided, however, Parent may not exercise its right to terminate this Agreement pursuant to this Section 9.1(e) if Parent is in default of any of its obligations under this Agreement such that the conditions to Closing set forth in Section 8.1 and Section 8.2 would not (in the absence of a waiver) be satisfied as of the Closing Date;
(f)    by the Company if (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 8.1 would not be satisfied, or (ii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties or a breach of a covenant by Parent is curable by Parent through the use of reasonable efforts within 10 days after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 9.1(f) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period, provided Parent, during the Parent Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(f) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Parent Cure Period); provided, however, the Company may not exercise its right to terminate this Agreement pursuant to this Section 9.1(f) if the Company is in default of any of its obligations under this Agreement such that the conditions to Closing set forth in Section 7.1 and Section 7.2 would not (in the absence of a waiver) be satisfied as of the Closing Date; and
(g)    by Parent if written consents adopting this Agreement and approving the Merger by the Required Unitholder Vote shall not have been duly executed and delivered within two hours after the execution and delivery of this Agreement.
9.2    Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 9.1, Parent shall deliver to the other parties hereto a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company or the Blocker Parents wish to terminate this Agreement pursuant to Section 9.1, the Company or Blocker Parents, as applicable, shall deliver to the other parties hereto a written notice stating that the Company or Blocker Parents, as applicable, is terminating this Agreement and setting forth a brief description of the basis on which the Company or Blocker Parents, as applicable, is terminating this Agreement.
9.3    Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company, nor Parent shall be relieved of any obligation or liability arising from any willful and material breach by such party of any representation and warranty, if (and only if) such breach gives the other party the right to terminate this Agreement pursuant to Section 9.1(e) or Section 9.1(f), or any willful breach by such party of any covenant or obligation contained in this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11; and (c) the parties shall, in all events, remain bound by and continue to be subject to Section 6.3 and the Confidentiality Agreement. Notwithstanding anything herein to the contrary, the provisions of this Section 9.3 shall not modify, waive, or diminish the rights of any party to specific performance pursuant to Section 11.11, it being understood and agreed that no party shall be entitled to be granted both specific performance and Damages with respect to such breach.
10.    INDEMNIFICATION, ETC.
10.1    Survival of Representations, Etc.
(a)    General. Subject to Sections 10.1(b) and 10.1(d), the representations and warranties made by the Company and the Blocker Parents in this Agreement and the representations and warranties set forth in the Company Closing Certificate, in each case other than the Fundamental Representations and the Sale and Merger Consideration Spreadsheet, shall survive the Effective Time until 11:59 p.m. Dallas, Texas time on the date that is 12 months after the Closing Date (the “General Representation Survival Time”); provided, however, that if, at any time prior to the General Representation Survival Time, any Indemnitee delivers to the Securityholders’ Agent a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the General Representation Survival Time until such time as such claim is fully and finally resolved. All covenants and agreements of the Company and the Blocker Parents contained in this Agreement shall survive the Closing until fully performed in accordance with their terms.
(b)    Fundamental Representations. Notwithstanding anything to the contrary contained in Section 10.1(a), but subject to Section 10.1(d), (i) each Fundamental Representation and the representations and warranties set forth in the Company Closing Certificate with respect to the Fundamental Representations, and (ii) the Sale and Merger Consideration Spreadsheet, shall survive the Effective Time until the expiration of the longest statute of limitations (as it may be and is actually extended) applicable to the subject matter of the representation and warranty with respect to any inaccuracy in or breach of such Fundamental Representation, the representations and warranties in the Company Closing Certificate with respect to the Fundamental Representations or the Sale and Merger Consideration Spreadsheet; provided, however, that if, at any time on or prior to the applicable expiration date referred to in this sentence, any Indemnitee delivers to the Securityholders’ Agent a written notice alleging the existence of an inaccuracy in or a breach of any of such Fundamental Representations and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive such expiration date until such time as such claim is fully and finally resolved.
(c)    Parent Representations and Covenants. All representations, warranties and covenants (except for those covenants which by their terms are to be performed after the Effective Time, which shall survive the Effective Time until fully performed in accordance with their terms) made by Parent and Merger Sub in this Agreement or in any certificate referred to in this Agreement shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations, warranties and covenants shall thereupon cease.
(d)    Fraud. Notwithstanding anything to the contrary contained in Section 10.1(a) or Section 10.1(b), the limitations set forth in Sections 10.1(a) and 10.1(b) shall not apply in the event of any Fraud.
(e)    Representations Not Limited by Knowledge. The Company, the Blocker Parents and the Securityholders’ Agent (on behalf of the Indemnitors) hereby agree that (i) the Indemnitees’ rights to indemnification, compensation and reimbursement contained in this Section 10 relating to the representations or warranties of the Company, the Blockers or the Securityholders’ Agent set forth in this Agreement are part of the basis of the bargain contemplated by this Agreement, and (ii) such representations or warranties set forth in this Agreement, and the rights and remedies that may be exercised by the Indemnitees with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Parent and Merger Sub shall be deemed to have relied upon such representations or warranties set forth in this Agreement notwithstanding) any knowledge on the part of any of the Indemnitees or any of their Representatives, regardless of whether obtained through any investigation by any Indemnitee or any Representative of any Indemnitee or through disclosure by the Company, the Blocker Parent or any other Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement.
(f)    Disclosure Schedule. For purposes of this Agreement, each specific statement or other specific item of information set forth in the Disclosure Schedule (each, a “Disclosed Item”) shall be deemed to be a part of, and an exception to, the applicable representation and warranty (giving effect to Section 11.19) made by the Company or the Blocker Parent, as applicable, in this Agreement. In furtherance of the foregoing, no Indemnitee shall have any claim for breach of any representation and warranty made by the Company or the Blocker Parent, as applicable, in this Agreement based on any Disclosed Item disclosed against such representation and warranty or for which such disclosure would apply pursuant to Section 11.19, it being acknowledged and agreed by the Company, the Blocker Parents and the Securityholders’ Agent (on behalf of the Indemnitors) that separate indemnification is being provided for certain Disclosed Items under Section 10.2(a)(xii) as expressly set forth on Schedule 10.2(a)(xii).
10.2    Indemnification.
(a)    Indemnification. From and after the Effective Time (but subject to Section 10.1), each Indemnitor shall, severally and not jointly, hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, such Indemnitor’s Pro Rata Share of any Damages which are suffered or incurred at any time by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any Third Party Claim) and which arise from or as a result of:
(i)    any inaccuracy in or breach of any representation or warranty made by the Company or a Blocker Parent in this Agreement as of the date of this Agreement (without giving effect to (A) any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty, or (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement);
(ii)    any inaccuracy in or breach of any representation or warranty made by the Company or a Blocker Parent (A) in this Agreement as if such representation or warranty was made on and as of the Closing, or (B) in the Company Closing Certificate (in each case, without giving effect to any (x) materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty, or (y) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement);
(iii)    any breach of any covenant or obligation of the Company or a Blocker Parent in this Agreement;
(iv)    without duplication of any Damages indemnifiable under Section 10.2(a)(i) through (iii) or Section 10.2(a)(v) through (xii), any Tax (A) imposed on any Acquired Company or Blocker, or for which any Acquired Company or Blocker is otherwise liable, or imposed on or with respect to any Seller with respect to any Acquired Company or Blocker for any Pre-Closing Tax Period or for the portion of any Straddle Period ending on the Closing Date (as determined as set forth in the definition of “Straddle Period” in Exhibit A), (B) resulting from to the transactions described in Section 6.4, (C) of or imposed on any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company or Blocker (or any predecessor to any Acquired Company or Blocker) was a member prior to the Closing by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar Legal Requirement, (D) of or imposed on any other Person (other than any Acquired Company or Blocker) for which any Acquired Company or Blocker is or has been liable as a transferee or successor, or otherwise under applicable Legal Requirements, or (E) that is a transfer, documentary, sales, use, registration or other similar Tax (including all applicable real estate transfer or gains Taxes and stock transfer Taxes) incurred in connection with this Agreement or any of the Contemplated Transactions;
(v)    any claim asserted by any current, former or alleged unitholder or securityholder of the Company (A) relating to this Agreement, the Merger or the Stock Purchase, or (B) alleging any ownership of, interest in or right to acquire any Equity Interests or other securities of any Acquired Company;
(vi)    regardless of the disclosure of any matter set forth in the Disclosure Schedule, (A) any Section 280G Payments made or required to be made by any Acquired Company in connection with the Contemplated Transactions and (B) any damages for the failure of any Acquired Company to make such Section 280G Payments;
(vii)    any inaccuracy in the Sale and Merger Consideration Spreadsheet;
(viii)    any Company Indebtedness outstanding as of immediately prior to the Effective Time or any unpaid Company Transaction Expenses, in each case to the extent not taken into account in the calculation of the Actual Adjustment Amount;
(ix)    any Fraud on the part of any Blocker, Blocker Parent or any Acquired Company with respect to the making of the representations in Section 2 or Section 3;
(x)    any Damages with respect to, and any payments made in respect of, claims of appraisal or dissenters’ rights with respect to any of the Equity Interests that are issued and outstanding as of immediately prior to the Effective Time;
(xi)    any claim or right asserted by any person who is or at any time prior to the Effective Time was an officer, director, employee or agent of any Acquired Company (against the Surviving Company, against any other Acquired Company, against Parent or against any of Parent’s other Subsidiaries) asserting a right or entitlement or an alleged right or entitlement to employment, indemnification, reimbursement of expenses or any other relief or remedy (under the Charter Documents of any Acquired Company, under any director and officer indemnification agreement or similar Contract or under any Legal Requirement) with respect to any act or omission on the part of such person in his or her capacity as an officer, director, employee or agent of any of the Acquired Companies at or prior to the Effective Time; and
(xii)    any matter set forth in Schedule 10.2(a)(xii) in accordance with the provisions of Schedule 10.2(a)(xii) and without duplication of any Damages indemnifiable pursuant to another clause under this Section 10.2(a).
(b)    Damage to Parent. The parties acknowledge and agree that, if the Surviving Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Company as an Indemnitee) Parent shall be deemed, by virtue of its ownership of the membership interests of the Surviving Company and of the stock of the Blockers, to have incurred Damages as a result of and in connection with such inaccuracy or breach, it being understood and agreed that in no event shall this sentence entitle both Parent and the Surviving Company to recovery in respect of the same Damages arising from such inaccuracy or breach.
10.3    Limitations.
(a)    Threshold. Subject to Section 10.3(b), the Indemnitors shall not be required to make any indemnification payment pursuant to Section 10.2(a)(i) or Section 10.2(a)(ii) for any inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise directly or indirectly become subject, exceeds $1,000,000 (the “Threshold Amount”) in the aggregate. Subject to Section 10.3(c), if the total amount of such Damages exceeds the Threshold Amount, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding the Threshold Amount.
(b)    Applicability of Threshold. The limitation set forth in Section 10.3(a) shall not apply (and shall not limit the indemnification or other obligations of any Indemnitor) to inaccuracies in or breaches of any of the Fundamental Representations.
(c)    Liability Cap.
(i)    Subject to Section 10.4(c) and Section 11.3, the total amount of indemnification to the Indemnitees that the Indemnitors (other than any Indemnitor having committed Fraud) shall be responsible for pursuant to Section 10.2(a)(i) through Section 10.2(a)(xii) (other than (A) Section 10.2(a)(iii), (B) Section 10.2(a)(xii) and (C) with respect to claims made pursuant to Section 10.2(a)(i) or Section 10.2(a)(ii) for breaches of the representations and warranties set forth in Section 2.8 (Taxes) and Section 2.11 (Intellectual Property and Related Matters) which have been specifically excluded from coverage under the R&W Policy as of the Effective Time as a result of a known breach or an actual or contingent liability as of the Closing Date (such claims, the “Excluded Claims”)), shall be an amount equal to, and shall not exceed, the Indemnification Holdback.
(ii)    Subject to Section 11.3, the total amount of indemnification to the Indemnitees that each Indemnitor that did not commit Fraud shall be responsible for pursuant to Section 10.2(a)(iii), Section 10.2(a)(ix) or with respect to an Excluded Claim shall be an amount equal to, and shall not exceed, the amount of Merger Consideration or Blocker Consideration, as applicable, paid to such Indemnitor.
(iii)    Subject to Section 11.3, the total amount of indemnification to the Indemnitees that the Indemnitors (other than any Indemnitor having committed Fraud) shall be responsible for pursuant to Section 10.2(a)(xii) shall be an amount equal to, and shall not exceed, the Specified Escrow Amount.
(d)    Tax Limitations. Notwithstanding anything to the contrary in this Agreement, the Indemnitees shall not have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) are attributable to Tax periods (or portions thereof) beginning after the Closing Date (other than with respect to a breach of the representations and warranties in Sections 2.8(c), 2.8(d), 2.8(e), 2.8(f), 2.8(h), 2.8(i), 2.8(t), 3.6(b), 3.6(c), 3.6(d), 3.6(e), 3.6(g), 3.6(n), and 3.6(o)), (ii) are due to the unavailability in any Tax period (or portion thereof) beginning after the Closing Date of any net operating losses, credits or other Tax attributes from a Tax period (or portion thereof) ending on or prior to the Closing Date, (iii) do not arise from a claim or Legal Proceeding initiated by any Governmental Entity, or (iv) result from any Parent financing transaction.
(e)    Special Damages. Other than with respect to Fraud against any Indemnitor who has committed such Fraud, in no event will any Indemnitee be entitled to recover or make a claim for, and in no event will “Damages” be deemed to include, punitive, special or exemplary damages (except to the extent actually paid to a third party).
(f)    Effect of Indemnification Payments. To the extent permitted by applicable Legal Requirements, indemnification payments made pursuant to this Section 10 shall be treated by all parties as adjustments to the aggregate consideration paid in the Stock Purchase and Merger.
10.4    Payment Source.
(a)    Sequence of Indemnitee Recourse. All claims by any Indemnitee for Damages that such Indemnitee is entitled to pursuant to Section 10.2(a) other than for claims for Damages pursuant to Section 10.2(a)(xii) shall be recovered (i) first, from the Indemnification Holdback in accordance with the procedures, and subject to the terms, conditions and limitations set forth in this Section 10, (ii) second, subject to Section 10.6, from the R&W Policy (except for those claims that constitute Excluded Claims or that are not covered by the R&W Policy), (iii) third, to the extent coverage for such Damages with respect to such claims is available under the D&O Tail Policy or the E&O Tail Policy, against the D&O Tail Policy and the E&O Tail Policy, as applicable (such policies collectively, the “Available Policies”) and (iv) fourth, directly from the Indemnitors, subject to the limitations set forth in Section 10.3.
(b)    Specified Indemnification. All claims by an Indemnitee for Damages that such Indemnitee is entitled to pursuant to Section 10.2(a)(xii) shall be recovered from the Specified Escrow Amount, subject to the terms, conditions and limitations set forth in this Section 10.
(c)    Parent Rights to Indemnification Holdback; Several Liability. The parties acknowledge that the Indemnitees shall be entitled to recover all Damages arising from claims under Section 10.2(a) directly against the Indemnification Holdback, regardless of any Indemnitors’ Pro Rata Share of such Damages. The parties hereto further acknowledge that an Indemnitee may recover Damages incurred by such Indemnitee as a result of a breach by any Indemnitor who is a party to a Significant Owner Agreement of such Indemnitor’s breach thereunder from the Indemnification Holdback, such recovery in no event to exceed such Indemnitor’s Pro Rata Share of the Indemnification Holdback, which any such recovery reducing the amount, if any, such Indemnitor is entitled to receive under the Payment Agent Agreement on a dollar-for-dollar basis. Parent acknowledges that any claims that any Indemnitee is entitled to make, and any Damages that such Indemnitee is entitled to recover in respect of such claims, directly against the Indemnitors under Section 10.4(a)(iv) shall be on a several, and not joint and several, basis, in accordance with each Indemnitors’ Pro Rata Share.
10.5    No Contribution. Each Indemnitor waives, and acknowledges and agrees that such Indemnitor shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy against the Surviving Company or any Acquired Company with respect to any matter for which such Indemnitor has indemnification obligations or other liability under Section 10 (“Barred D&O Claims”). Effective as of the Closing, the Securityholders’ Agent, on behalf of itself and each Indemnitor, expressly waives and releases any and all rights of subrogation, contribution, advancement, indemnification or other claim against Parent, the Surviving Company or any Acquired Company with respect to the Barred D&O Claims.
10.6    Insurance. Subject to Section 10.4, if any claim for any Damages sustained or incurred by an Indemnitee are covered under any Available Policy (such Damages, the “Insurance Covered Damages”), as reasonably determined by Parent based on a good faith reading of such Available Policy, and the Indemnification Holdback has been exhausted to satisfy such Insurance Covered Damages or other Damages of the Indemnitees arising under Section 10, such Indemnitee shall use commercially reasonable efforts to recover such Insurance Covered Damages from such Available Policy, as applicable, including concurrently with recovery from one or more of such Available Policy, and shall use commercially reasonable efforts to collect such Insurance Covered Damages from such Available. The amount of any Damages for which any Indemnitor is liable under Section 10 shall be reduced, dollar-for-dollar (in case of the D&O Tail Policy and the E&O Tail Policy, net of cost of collection and any increase in premium as a result of such collection) by the amount of insurance proceeds recovered by any Indemnitee under any of the Available Policies.

10.7    Indemnification Claim Procedure. With respect to any claim for indemnification, compensation or reimbursement pursuant to this Section 10, such claims shall be brought and resolved exclusively as follows (other than with respect to claims pursuant to Section 10.2(a)(xii), which shall be brought and resolved as set forth on Schedule 10.2(a)(xii)):
(a)    If any Indemnitee has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under Section 10 (other than with respect to claims pursuant to Section 10.2(a)(xii)) or for which it is or may be entitled to a monetary remedy under Section 10 (including in the case of a claim based on Fraud) (other than with respect to claims pursuant to Section 10.2(a)(xii)), such Indemnitee shall deliver a notice of claim in writing (a “Notice of Claim”) to the Securityholders’ Agent as promptly as reasonably possible after becoming aware of the basis of such claim. Each Notice of Claim shall: (i) state that such Indemnitee believes in good faith that such Indemnitee is or may be entitled to indemnification, compensation or reimbursement under Section 10; (ii) contain a reasonably detailed description of the basis of such claim and the facts and circumstances supporting such Indemnitee’s claim; and (iii) if practicable, contain a good faith, non-binding, preliminary estimate of the aggregate amount of the actual and potential Damages that the Indemnitee believes have arisen and may arise as a result of such facts and circumstances (the aggregate amount of such estimate, as it may be modified by such Indemnitee from time to time, being referred to as the “Claimed Amount”).
(b)    During the 20-day period commencing upon delivery by an Indemnitee to the Securityholders’ Agent of a Notice of Claim (or, in the event that an Indemnitee delivers an updated Notice of Claim, the 20-day period commencing upon delivery by an Indemnitee after the last updated Notice of Claim) (the “Dispute Period”), the Securityholders’ Agent shall deliver to the Indemnitee who delivered the Notice of Claim a written response (the “Response Notice”) in which the Securityholders’ Agent: (i) agrees that the full Claimed Amount is owed to such Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to such Indemnitee. If the Response Notice is delivered in accordance with clause “(ii)” or “(iii)” of the preceding sentence, such Response Notice shall also contain a reasonably detailed description of the facts and circumstances supporting the Securityholders’ Agent’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Securityholders’ Agent asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) is referred to in this Agreement as the “Contested Amount” (it being understood that the Contested Amount may be modified from time to time to reflect any modifications by the Indemnitee to the Claimed Amount). If a Response Notice is not delivered to the Indemnitee prior to the expiration of the Dispute Period, then the Securityholders’ Agent shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnitee.
(c)    If (i) the Securityholders’ Agent delivers a Response Notice to the Indemnitee agreeing that the full Claimed Amount is owed to the Indemnitee, or (ii) the Securityholders’ Agent does not deliver a Response Notice to the Indemnitee during the Dispute Period, then Parent shall have the right to deduct such Claimed Amount from the Indemnification Holdback, to the extent available.
(d)    If the Securityholders’ Agent delivers a Response Notice to the Indemnitee during the Dispute Period agreeing that less than the full Claimed Amount is owed to the Indemnitee, then Parent shall have the right to deduct such agreed upon amount from the Indemnification Holdback.
(e)    If the Securityholders’ Agent delivers a Response Notice to the Indemnitee during the Dispute Period indicating that there is a Contested Amount, the Securityholders’ Agent and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount within 30 days after the date on which the Securityholders’ Agent delivers such Response Notice (or such longer period as the Indemnitee and the Securityholders’ Agent may mutually agree in writing). If the Indemnitee and the Securityholders’ Agent resolve such dispute during such period, then their resolution of such dispute shall be binding on the Securityholders’ Agent, the Indemnitors and such Indemnitee and a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by the Indemnitee and the Securityholders’ Agent. Parent shall, following the execution of such settlement agreement, deduct the Stipulated Amount from the Indemnification Holdback.
(f)    Other than with respect to any claim for indemnification relating primarily to Tax matters (which shall be governed by Section 10.7(g)), in the event that the Indemnitee and the Securityholders’ Agent fail to reach a resolution on a Notice of Claim or Contested Amount that is the subject of a Response Notice, within 30 days after the date on which the Securityholders’ Agent delivers such Response Notice (or such longer period as the Indemnitee and the Securityholders’ Agent may mutually agree in writing), to the extent that (i) the claim subject to such Notice of Claim is between the Indemnitee, on the one hand, and the Indemnitors, on the other hand, and not a matter that is subject to a claim or Legal Proceeding asserted or commenced by a third party brought against the Indemnitee, such dispute shall be settled pursuant to Section 11.9 and (iii) the claim subject to such Notice of Claim is a Third Party Claim, such dispute shall be settled pursuant to this Section 10.7.
(g)    Tax Claims and Tax Disputes.
(i)    In the event any of the Indemnitees become aware of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Company, any Acquired Company, any Blocker, Parent, or any other Person) which may result in Taxes for which any Unitholder would be responsible (including any Taxes for which any Seller may become obligated to hold harmless, indemnify, compensate, or reimburse any Indemnitee pursuant to Section 10.2(a) (an “Indemnified Tax”)) (a “Tax Claim”), Parent shall inform the Securityholders’ Agent of such Tax Claim as soon as possible but in any event within 10 Business Days after Parent or such Affiliate of Parent becomes aware of such Tax Claim. Parent shall control the contest or resolution of any such Tax Claim; provided, that Parent shall obtain the prior written consent of the Securityholders’ Agent (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a Tax Claim or ceasing to defend such Tax Claim if such settlement or cessation would reasonably be expected to give rise to any Tax for which any Unitholder would be responsible (including, for the avoidance of doubt, any Indemnified Tax); and, provided further, that the Securityholders’ Agent shall be entitled to participate in the defense of such Tax Claim and to employ counsel of its choice for such purpose (the fees and expenses of which separate counsel shall be borne solely by the Securityholders’ Agent (for the benefit of the Unitholders and Blocker Parents)) if such Tax Claim would reasonably be expected to give rise to any Tax for which any Unitholder would be responsible (including, for the avoidance of doubt, any Indemnified Tax). Parent shall keep the Securityholders’ Agent informed of all material developments and events relating to any Tax Claim (including promptly forwarding copies to the Securityholders’ Agent of any related correspondence), and shall consult in good faith with the Securityholders’ Agent or the Securityholders’ Agent’s counsel in connection with the defense or prosecution of any such Tax Claim, in each case, if such Tax Claim would reasonably be expected to give rise to any Tax for which any Unitholder would be responsible (including, for the avoidance of doubt, any Indemnified Tax).
(ii)    In the event of a dispute with respect to the matters governed by Section 5.13, Section 10.2(a) or this Section 10.7(g) (a “Tax Dispute”), such Tax Dispute shall be submitted to a public accounting firm mutually agreeable to Parent and the Securityholders’ Agent (the “Tax Referee”) for binding resolution.
(A)    The Tax Referee shall be instructed to resolve any Tax Dispute within 30 days of having been engaged with respect to such Tax Dispute.
(B)    The Indemnitees and the Indemnitors will, and will cause their respective Affiliates to, provide each other with such cooperation and information as any of them reasonably may request of the other in connection with such Tax Dispute. Such cooperation will include providing copies of relevant Tax Returns or portions thereof and any relevant documentation relating to any settlement or other resolution of any dispute with a Taxing Authority with respect to such Tax Returns.
(C)    The final decision of the Tax Referee with respect to the Tax Dispute shall be furnished to the Indemnitee and the Securityholders’ Agent in writing, shall include the amount of the award to the Indemnitee (the “Tax Award Amount”) and shall constitute a conclusive, final and non-appealable determination of the issue in question, binding upon the Indemnitees, the Securityholders’ Agent and each Indemnitor, and their successors and assigns. The Tax Referee shall determine whether there is a prevailing party in any Tax Dispute submitted to the Tax Referee and, if there is a prevailing party, who the prevailing party is. The prevailing party shall be entitled to recover such prevailing party’s reasonable costs and attorneys’ fees incurred in connection with such Tax Dispute, and, if the Indemnitee is the prevailing party, such amounts shall be included within the Tax Award Amount.
(D)    Any such Tax Dispute shall be kept confidential by the Indemnitee, the Securityholders’ Agent and the Indemnitors; provided, however, that such parties may discuss the Tax Dispute with their respective advisors, attorneys, directors, officers, members and Affiliates.
(E)    The fees and expenses of the Tax Referee shall be borne 50% by the Indemnitee and 50% by the Indemnitors (based on their respective Pro Rata Share); provided, however, that if the Tax Referee determines that there is a prevailing party, such fees and expenses shall be borne exclusively by the losing party.
(F)    Upon resolution of the Tax Dispute in accordance with this Section 10.7(g), Parent shall have the right to deduct the Tax Award Amount from the Indemnification Holdback, to the extent available.
(h)    Promptly after the General Representation Survival Time, if and only if any amounts remain outstanding under the Indemnification Holdback, Parent shall notify the Securityholders’ Agent in writing of the amount that Parent determines in good faith to be necessary to satisfy all claims made by an Indemnitee pursuant to Section 10.2(a) that have been asserted, but not resolved prior to the General Representation Survival Time (each such claim an “Unresolved Claim”). Within 15 Business Days after the General Representation Survival Time, Parent shall release from the Indemnification Holdback to the Payment Agent for distribution to each Indemnitor, an amount equal to such Indemnitor’s Pro Rata Share multiplied by the remaining amount of the Indemnification Holdback (other than such amounts in respect of Unresolved Claims).
(i)    Following the General Representation Survival Time, if an Unresolved Claim is finally resolved, then Parent shall within five Business Days after the final resolution of such Unresolved Claim and the delivery to the Indemnitee of the amount to be delivered to the Indemnitee from the Indemnification Holdback pursuant to Section 10, release from the Indemnification Holdback to the Payment Agent for distribution to each Indemnitor, an amount equal to (i) such Indemnitor’s Pro Rata Share, multiplied by (ii) the amount, if any, by which the aggregate amount held in the Indemnification Holdback as of the time of such disbursement exceeds the amounts that Parent determines in good faith to be necessary to satisfy all remaining Unresolved Claims (which amounts will continue to be held in the Indemnification Holdback). Following the final resolution of any remaining Unresolved Claims, if any, Parent shall within five Business Days after the final resolution of such Unresolved Claim, release from the Indemnification Holdback to the Payment Agent for distribution to each Indemnitor, an amount equal to such Indemnitor’s Pro Rata Share multiplied by the remaining amount of the Indemnification Holdback.
10.8    Third Party Claims.
(a)    Defense of Third Party Claims, Generally. In the event of the assertion or commencement by any Person (other than the parties hereto or any Seller) of any claim or Legal Proceeding (whether against the Surviving Company, any Acquired Company, Parent or any other Person) (such claim, a “Third Party Claim”) with respect to which any Indemnitor may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 10, Parent shall have the right, at its election, to proceed with the defense of such Third Party Claim on its own with counsel reasonably satisfactory to the Securityholders’ Agent. If Parent so proceeds with the defense of any such claim or Legal Proceeding:
(i)    subject to the other provisions of this Section 10, all reasonable and documented expenses relating to the defense of such Third Party Claim shall be borne and paid exclusively by the Indemnitors;
(ii)    each Indemnitor shall make available to Parent any documents and materials in such Indemnitor’s possession or control that may be necessary to the defense of such Third Party Claim; provided, however, no Indemnitor shall be required to provide any information that would (x) disclose information subject to attorney-client or other legal privilege or (y) disclose information in violation of any Legal Requirement or in violation of any confidentiality obligation to which any of them are bound; provided, however, that each Indemnitor shall use its commercially reasonable efforts to negotiate in good faith agreements or arrangements that permit providing such information or copies thereof or otherwise complying with this Section 10.8(a)(ii) in the circumstances where clause “(x)” or “(y)” of this sentence applies; and
(iii)    No Indemnitee shall settle, adjust or compromise any Third Party Claim without the consent of Securityholders’ Agent (which such consent shall not to be unreasonably withheld, conditioned or delayed); provided, however, Parent shall have the right to settle, adjust or compromise a Third Party Claim that does not constitute a Specified Claim if (A) such settlement, adjustment, or compromise does not involve any finding or admission of any violation of any Legal Requirement or admission of any wrongdoing by any Indemnitors, (B) such settlement, adjustment, or compromise does not require any payment by, or obligation of, any Indemnitor (including, without limitation, from the Indemnification Holdback), and (C) Parent obtains, as a condition of any settlement or resolution, a complete and unconditional release of each Indemnitor from any and all liability in respect of such Third Party Claim.
If Parent does not elect to proceed with the defense of any such Third Party Claim, the Securityholders’ Agent may proceed with the defense of such Third Party Claim with counsel reasonably satisfactory to Parent; provided, however, that the Securityholders’ Agent may not settle, adjust or compromise any such Third Party Claim without the prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed). Parent shall give the Securityholders’ Agent prompt notice of the commencement of any such Third Party Claim against Parent, Merger Sub or the Company; provided, however, that any failure on the part of Parent to so notify the Securityholders’ Agent shall not limit any of the obligations of the Indemnitors under this Section 10 (except to the extent such failure materially prejudices the defense of against Third Party Claim).
(b)    Specified Third Party Claims. Notwithstanding Section 10.8(a), if a Third Party Claim constitutes a Specified Claim, the Securityholders’ Agent will be entitled to assume the defense thereof, by notice to Parent, with counsel selected by the Securityholders’ Agent and reasonably satisfactory to the Indemnitee; provided, however, if such Third Party Claim is a claim (i) that seeks injunctive relief that would reasonably be expected to restrict the operations of the business of Parent or any of its Subsidiaries or (ii) involves a material customer, supplier or licensor of Parent or its Subsidiaries, the Indemnitee shall have the right to assume the defense of such Third Party Claim with counsel selected by the Indemnitee and reasonably satisfactory to the Securityholders’ Agent (and in no event more than one counsel without prior written approval of the Securityholders’ Agent). If the Securityholders’ Agent assumes such defense, the Indemnitee and its counsel will have the right to participate in the defense thereof and to employ counsel separate from the counsel employed by the Securityholders’ Agent at the Indemnitee’s expense, it being understood, however, that the Securityholders’ Agent will direct such defense but will reasonably cooperate with the Indemnitee and its counsel. If the Securityholders’ Agent chooses to defend any Third Party Claim, Parent and its Subsidiaries will reasonably cooperate in the defense or prosecution of such Third Party Claim. Such cooperation will include the reasonable retention and (upon the Securityholders’ Agent’s request) the provision to the Securityholders’ Agent of records and information reasonably relevant to such Third Party Claim and making employees of Parent and its Subsidiaries available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, Parent and its Subsidiaries shall not be required to provide any information that would (x) disclose information subject to attorney-client or other legal privilege or (y) disclose information in violation of any Legal Requirement or in violation of any confidentiality obligation to which any of them are bound; provided, however, that Parent shall use its commercially reasonable efforts to negotiate in good faith agreements or arrangements that permit providing such information or copies thereof or otherwise complying with this Section 10.8(b) in the circumstances where clause “(x)” or “(y)” of this sentence applies. The Securityholders’ Agent shall not settle, adjust or compromise any Specified Claim without the consent of Parent (which such consent shall not be unreasonably withheld, conditioned or delayed).
10.9    Election of Claims. In the event that any Indemnitee alleges that they are entitled to indemnification hereunder, and such Indemnitee’s claim is covered under more than one provision of this Agreement, such Indemnitee shall be entitled to elect the provision or provisions under which it may bring a claim for indemnification. For the avoidance of doubt, in no event shall the existence of multiple provisions of this Agreement permit an Indemnitee to recover the amount of any Damages suffered by such Indemnitee more than once.
10.10    Exercise of Remedies Other Than by Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.
10.11    Exclusive Remedy. The parties hereto acknowledge and agree that following the Closing, (a) the indemnification provisions of this Section 10 shall be the sole and exclusive remedies of the Indemnitees for any breach by the other parties of the representations and warranties in this Agreement and for any failure by the other party to perform or comply with the covenants or agreements contemplated by this Agreement, except that if any of the covenants or agreements contemplated by this Agreement are not performed in accordance with their terms, the parties shall be entitled to specific performance of the terms thereof and (b) no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party to rescind this Agreement or any of the Contemplated Transactions. The parties acknowledge that this Section 10.11 shall not limit Parent’s or any other party’s remedies under any other agreement to which any of the other parties are also a party (including the Significant Owner Agreement, the Management Deferral Agreements, the New Incentive Grant Agreements, and the Employment Documents).
11.    MISCELLANEOUS PROVISIONS
11.1    Securityholders’ Agent.
(a)    Appointment; Authority. By virtue of the adoption and approval of this Agreement pursuant to this Agreement and receiving the benefits hereof, including the right to receive the consideration payable in connection with the Merger and the Stock Purchase, each of the Sellers irrevocably nominates, constitutes and appoints SEP as his, her or its agent and true and lawful attorney in fact (the “Securityholders’ Agent”), with full power of substitution, to act in the name, place and stead of the Sellers for purposes of executing any documents and taking any actions that the Securityholders’ Agent may, in the Securityholders’ Agent’s sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for purchase price adjustment, indemnification, compensation or reimbursement under this Agreement. SEP hereby accepts its appointment as Securityholders’ Agent.
(b)    Authority. The Sellers grant to the Securityholders’ Agent full authority to (i) execute, deliver, acknowledge, certify and file on behalf of such Sellers (in the name of any or all of the Sellers) any and all documents that the Securityholders’ Agent may, in its reasonable discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Securityholders’ Agent may, in its sole discretion, determine to be appropriate, in performing his duties as contemplated by Section 11.1(a), and (ii) to take such other actions on behalf of the Sellers in connection with this Agreement as the Securityholders’ Agent may, in its sole discretion, determine to be appropriate, in performing his duties as contemplated by Section 11.1(a). Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the Contemplated Transactions, (x) each Indemnitee shall be entitled to deal exclusively with the Securityholders’ Agent on all matters relating to any claim for purchase price adjustment, indemnification, compensation or reimbursement under Section 10, and (y) each Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller, by the Securityholders’ Agent, and on any other action taken or purported to be taken on behalf of any Seller, by the Securityholders’ Agent, as fully binding upon such Seller.
(c)    Securityholders’ Agent Expense Fund. At the Closing, Parent shall deliver an amount equal to $400,000 (the “Securityholders’ Agent Expense Fund”) to the Securityholders’ Agent to be held in trust and used by the Securityholders’ Agent solely for the purposes of paying directly, or reimbursing the Securityholders’ Agent for, any costs or expenses incurred by the Securityholders’ Agent in connection with the Securityholders’ Agent’s execution and performance of this Agreement and the Contemplated Transactions. The Securityholders’ Agent Expense Fund shall be held by the Securityholders’ Agent in a segregated non-interest bearing bank account. Promptly after the General Representation Survival Time or the date of the resolution of the last Unresolved Claim, whichever is later, any balance of the Securityholders’ Agent Expense Fund not incurred for the purposes set forth in this Section 11.1(c) shall be distributed by the Securityholders’ Agent to the Payment Agent for distribution to the Unitholders and the Blocker Parents in accordance with Section 1.1 and Section 1.7(a)(iv), respectively, as applicable.
(d)    Power of Attorney. The Sellers recognize and intend that the power of attorney granted in Section 11.1(a): (i) is coupled with an interest and is irrevocable and (ii) shall survive the death, incapacity, dissolution, liquidation or winding up of each of the Sellers.
(e)    Replacement. If the Securityholders’ Agent shall die, resign, become disabled or otherwise be unable to fulfill his responsibilities hereunder, the Sellers shall (by consent of those Persons entitled to at least a majority of the sum of the Merger Consideration and the Blocker Consideration), within 10 days after such death, resignation, disability or inability, appoint a successor to the Securityholders’ Agent (who shall be reasonably satisfactory to Parent) and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Securityholders’ Agent as Securityholders’ Agent hereunder. If for any reason there is no Securityholders’ Agent at any time, all references herein to the Securityholders’ Agent shall be deemed to refer to the Sellers.
11.2    Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Contemplated Transactions.
11.3    No Waiver Relating to Claims for Fraud. The liability of any Person under Section 10 who has committed Fraud will be in addition to, and not exclusive of, any other liability that such Person may have at law or in equity based on or arising from such Person’s Fraud. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Section 10, shall be deemed a waiver by Parent of any right or remedy which Parent may have at law or in equity against a Person who has committed Fraud based on or arising from such Person’s Fraud, nor will any such provisions limit, or be deemed to limit: (a) the amounts of recovery sought or awarded in any such claim for Fraud against such Person who committed such Fraud, (b) the time period during which a claim for Fraud may be brought or (c) the recourse which Parent may seek against such Person who committed such Fraud with respect to such Person’s Fraud.
11.4    Fees and Expenses. Subject to Sections 1.11(g), 5.11, 5.12, 5.15, 10 and 11.5, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the Contemplated Transactions, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Contemplated Transactions, (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the Contemplated Transactions, and the obtaining of any Consent required to be obtained in connection with any of such transactions and (c) the consummation of the Stock Purchase and the Merger. Notwithstanding the foregoing, Parent shall pay all the fees, costs, premiums and expenses, as applicable, (i) of the Payment Agent, (ii) that relate to the R&W Policy (other than the portion such fees, expenses and premiums that constitute a Company Transaction Expense) and (iii) all fees in connection with any notices, reports and other documents required to be filed by any party hereto with any Governmental Entity with respect to the Merger and the other Contemplated Transactions (other than the portion of such fees that that constitute a Company Transaction Expense).
11.5    Attorneys’ Fees. If any action, suit or other legal proceeding arising under Agreement, including such any such action, suit or other legal proceeding seeking the enforcement of any provision of this Agreement, is brought by a party hereto against any other party hereto, the prevailing party shall be entitled to recover reasonable and documented attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
11.6    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if delivered by email, when received; (c) if sent by registered, certified or first class mail, the third Business Day after being sent; and (d) if sent by overnight delivery via a national courier service, two Business Days after being delivered to such courier, in each case to the address or email set forth beneath the name of such party below (or to such other address or email as such party shall have specified in a written notice given to the other parties hereto):
If to Parent or Merger Sub:

RealPage, Inc.
2201 Lakeside Boulevard
Richardson, Texas 75082
Attention: Chief Executive Officer
Email: #
with a copy (which shall not constitute notice) to:
RealPage, Inc.
2201 Lakeside Boulevard
Richardson, Texas 75082
Attention: Chief Legal Officer
Email: #
and

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention: James R. Griffin
Email:     #
If to the Company:

Buildium, LLC
3 Center Plaza, Suite 400
Boston, MA 02108
Attention: Chris Litster, Chief Executive Officer
Facsimile: #
Email: #
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
3330 Hillview Avenue
Palo Alto, California 94303
Facsimile: #
Attention: Adam D. Phillips, P.C. and Lilit Voskanyan
Email: #

If to the Securityholders’ Agent:

Sumeru Equity Partners Fund L.P.
950 Tower Lane, Suite 1788
Foster City, CA 94404
Attention: Jason Babcoke
Facsimile: #
Email: #
11.7    Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
11.8    Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
11.9    Governing Law; Dispute Resolution.
(a)    Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware irrespective of the choice of laws principles of the state of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.
(b)    Venue. Any action, suit or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including an action, suit or other Legal Proceeding claiming Fraud) shall be brought or otherwise commenced exclusively in any state or federal court located in the State of Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the State of Delaware) in connection with any such action, suit or legal proceeding; (ii) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or legal proceeding has been brought in an inconvenient forum, that the venue of such action, suit or legal proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
11.10    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of (a) the Company and its successors and permitted assigns (if any); (b) Parent and its successors and permitted assigns (if any); (c) Merger Sub and its successors and permitted assigns (if any); and (d) the Securityholders’ Agent and its successors and permitted assigns (if any). This Agreement may not be assigned without the prior written consent of the parties hereto; except that, after the Closing Date, Parent may assign any or all of its rights under this Agreement, including with respect to its indemnification rights under Section 10, in whole or in part, to any purchaser of all or substantially all of the equity or assets of Parent or any of its Subsidiaries (including the Company following the Closing) without obtaining the consent or approval of, any other party hereto. No assignment hereunder by a party hereto shall release such party from its obligations under this Agreement, and any assignment not in accordance with this Agreement shall be null and void.
11.11    Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, any breach or threatened breach by the Company, Parent, Merger Sub, the Blocker Parents or the Securityholders’ Agent, as applicable, of any covenant, obligation or other provision set forth in this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy. Accordingly, each of the Company, Parent, Merger Sub, the Blocker Parents and the Securityholders’ Agent hereby agree that each party hereto (a) shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach and (b) shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.
11.12    Non-Recourse. Each party hereto agrees, on behalf of itself and its controlled Affiliates, that, except in the event of Fraud by any Indemnitor (in which case the Indemnitee shall be entitled to pursue recourse against such Indemnitor with respect to such Fraud to the fullest extent allowed under this Agreement and the applicable Legal Requirements), all Legal Proceedings, claims, obligations, Liabilities or causes of action (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under: (a) this Agreement, (b) the negotiation, execution or performance this Agreement, or (c) any breach or violation of this Agreement, in each case, may be made only against (and are those solely of) the Persons that are expressly identified herein as parties to this Agreement and, in accordance with, and subject to the terms and conditions of this Agreement. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement or any other agreement referenced herein or otherwise to the contrary, each party hereto covenants, agrees and acknowledges, on behalf of itself and its respective controlled Affiliates, that, except in the event of Fraud by any Indemnitor (in which case the Indemnitee shall be entitled to pursue recourse against such Indemnitor with respect to such Fraud to the fullest extent allowed under this Agreement and the applicable Legal Requirements), no recourse under this Agreement shall be sought or had against any other Person and no other Person shall have any Liabilities or obligations (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or Liabilities arising under, out of, in connection with or related to the items in the immediately preceding clauses “(a)” through “(c).”
11.13    Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy under this Agreement shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy under this Agreement. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
11.14    Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action, suit or other Legal Proceeding arising out of or related to this Agreement or the Contemplated Transactions.
11.15    Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered (a) prior to the Closing Date, on behalf of the Company, Parent, Merger Sub and the Securityholders’ Agent, and (b) after the Closing Date, on behalf of Parent and the Securityholders’ Agent (acting exclusively for and on behalf of all of the Sellers).
11.16    Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by Legal Requirements.
11.17    Parties in Interest. Except for the provisions of Section 5.11, Section 10, Section 11.12 and Section 11.20, none of the provisions of this Agreement is intended to provide any rights or remedies to any employee, creditor or other Person other than Parent, Merger Sub, the Company, the Blocker Parents, the Sellers, and the Securityholders’ Agent and their respective successors and assigns (if any).
11.18    Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Confidentiality Agreement is terminated or expires in accordance with its terms.
11.19    Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the particular representation or warranty set forth in the corresponding numbered or lettered section or subsection of this Agreement. Any matter disclosed in any section or subsection of the Disclosure Schedule shall be deemed disclosed and incorporated by reference with respect to any representation or warranty set forth in this Agreement to which the matter relates to the extent that (a) such information is cross-referenced in another part of the Disclosure Schedule, or (b) it is reasonably apparent on the face of the disclosure that such information qualifies another representation or warranty of the Company or the Blocker Parents in this Agreement. No information contained in the Disclosure Schedule shall be deemed to be an admission by any of the Acquired Companies, the Unitholders, the Blocker Parents, the Blockers or Parent to any third party of any matter whatsoever, including of any violation of Legal Requirement or breach of any agreement.

11.20    Waiver of Conflicts. Recognizing that Kirkland & Ellis LLP (“Kirkland”) has acted as legal counsel to the Acquired Companies, certain of the Unitholders, the Blocker Parents and the Blockers and their respective Affiliates prior to the Closing, and that Kirkland intends to act as legal counsel to certain of the Unitholders, the Blocker Parents and the Blockers and their respective Affiliates after the Closing, each of Parent and the Surviving Company (including on behalf of the Acquired Companies) hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Kirkland representing any of the Unitholders, the Blocker Parents or the Blockers and their respective Affiliates after the Closing solely in connection with the representation directly relating to the Contemplated Transactions. In addition, all communications involving attorney-client confidences between the Acquired Companies, the Unitholders, the Blocker Parents and the Blockers and their respective Affiliates directly relating to the Contemplated Transactions (and not with respect to the ordinary course of business of the Acquired Companies) shall be deemed to be attorney-client confidences that belong solely to such Unitholders, Blocker Parents and Blockers and their respective Affiliates (and not the Acquired Companies or the Surviving Company). Accordingly, the Acquired Companies and the Surviving Company shall not have access to any such communications, or to the files of Kirkland directly relating to the Contemplated Transactions, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (a) the applicable Unitholders, Blocker Parents and Blockers and their respective Affiliates (and not the Acquired Companies or the Surviving Company) shall be the sole holders of the attorney-client privilege with respect to the Contemplated Transactions (but not with respect to the ordinary course of business of the Acquired Companies which shall be vested with the Acquired Companies), and none of the Acquired Companies or the Surviving Company shall be a holder thereof, (b) to the extent that files of Kirkland in respect of the Contemplated Transactions (but not with respect to the ordinary course of business of the Acquired Companies) constitute property of the client, only the applicable Unitholders, Blocker Parents and Blockers and their respective Affiliates (and not the Acquired Companies or the Surviving Company) shall hold such property rights and (c) Kirkland shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Acquired Companies or the Surviving Company by reason of any attorney-client relationship between Kirkland and any of the Acquired Companies or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Company or any of the Acquired Companies and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, solely as it directly relates to the Contemplated Transactions, the Surviving Company (including on behalf of the Acquired Companies) may assert the attorney-client privilege to prevent disclosure of confidential communications by Kirkland to such third party; provided, however, that neither the Surviving Company nor any of the Acquired Companies may waive such privilege without the prior written consent of the Securityholders’ Agent, on behalf of the Unitholders, Blocker Parents and Blockers and their respective Affiliates.

11.21    Construction.
(a)    Gender; Etc. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
(b)    Ambiguities. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(c)    Including. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)    References. Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.
(e)    Hereof. The terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
(f)    Dollar. Any references in this Agreement to “dollars” or “$” shall be to U.S. dollars.
(g)    Or. Where the context permits, the use of the term “or” shall be equivalent to the use of the term “and/or.”
(h)    Representations and Warranties. Any references in this Agreement to “representations” or “warranties” that are made by the Company pursuant to Section 2, by a Blocker Parent pursuant to Section 3, or by Parent and Merger Sub pursuant to Section 4, shall mean such representation or warranty as qualified by the Disclosure Schedule delivered concurrently with the execution and delivery of this Agreement.

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.
PARENT:
REALPAGE, INC.,
a Delaware corporation
By:        /s/ Thomas C. Ernst Jr.
Name:    Thomas C. Ernst, Jr.
Title:     Executive Vice President, Chief Financial
         Officer, and Treasurer

MERGER SUB:
RP NEWCO XXIX, LLC,
a Delaware limited liability company
By:        /s/ Thomas C. Ernst, Jr.
Name:     Thomas C. Ernst, Jr.
Title:     Executive Vice President, Chief Financial
         Officer, and Treasurer

[AGREEMENT AND PLAN OF MERGER AND STOCK PURCHASE AGREEMENT SIGNATURE PAGE]
WEIL:\97165567\24\69275.0003

COMPANY:
BUILDIUM, LLC,
a Delaware limited liability company
By:        /s/ Chris Litster
Name:     Chris Litster
Title:     Chief Executive Officer

[AGREEMENT AND PLAN OF MERGER AND STOCK PURCHASE AGREEMENT SIGNATURE PAGE]

BLOCKER PARENT:
SUMERU EQUITY PARTNERS FUND L.P.,
a Delaware limited partnership
By: SEP General Partner, L.P.
Its: General Partner
By: Sumeru Equity Partners LLC
Its: General Partner
By:        /s/ Kyle Ryland
Name:    Kyle Ryland
Its:     Authorized Signatory

[AGREEMENT AND PLAN OF MERGER AND STOCK PURCHASE AGREEMENT SIGNATURE PAGE]

BLOCKER PARENT:
K1 PRIVATE INVESTORS, L.P.,
a Delaware limited partnership
By K1 Capital Advisors, LLC
Its: General Partner
By:        /s/Neil Malik
Name:     Neil Malik
Title:     Managing Member

BLOCKER PARENT:
K1 PRIVATE INVESTORS (A), L.P.,
a Delaware limited partnership
By K1 Capital Advisors, LLC
Its: General Partner
By:        /s/ Neil Malik
Name: Neil Malik
Title:     Managing Member

[AGREEMENT AND PLAN OF MERGER AND STOCK PURCHASE AGREEMENT SIGNATURE PAGE]

SECURITYHOLDERS’ AGENT:
SUMERU EQUITY PARTNERS FUND L.P.,
a Delaware limited partnership
By: SEP General Partner, L.P.
Its: General Partner
By: Sumeru Equity Partners LLC
Its: General Partner
By:         /s/ Kyle Ryland
Name: Kyle Ryland
Title:    Authorized Signatory

[AGREEMENT AND PLAN OF MERGER AND STOCK PURCHASE AGREEMENT SIGNATURE PAGE]

EXHIBIT A

CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
“2018 Balance Sheet” means the audited consolidated balance sheet of the Company for the fiscal year ended December 31, 2018.
“Accounting Firm” has the meaning assigned to such term in Section 1.11(e) of the Agreement.
“Accounting Policies” has the meaning assigned to such term in Section 1.10(a) of the Agreement.
“Acquired Company” means: (a) the Company; (b) each Subsidiary of the Company; and (c) for purposes of Section 2 of the Agreement, each corporation or other Entity that has been merged into, that has been consolidated with, or that otherwise is a predecessor to, any of the Entities identified in clauses “(a)” through “(b)” above (each such corporation or Entity set forth in this clause (c), a “Predecessor”) except with respect to any of the representations and warranties which would apply to any Predecessor solely because information regarding such Predecessor would be required to be listed in the Disclosure Schedule under such representation and warranty for informational purposes only and not because of any actual or contingent liability related thereto unless such corporation or Entity has become a Predecessor after May 23, 2016.
“Acquired Company IP” means all Intellectual Property and Intellectual Property Rights owned, purported to be owned, used, held for use or licensed-in by any of the Acquired Companies.
“Acquisition Transaction” means, other than the Contemplated Transactions, any transaction or series of transactions involving:
(a)    the sale, license, sublicense or disposition of all or a material portion of the business or assets, including Intellectual Property or Intellectual Property Rights, of any Acquired Company (other than sale, license, sublicense or disposition of assets in the ordinary course of business);
(b)    the grant, issuance, disposition or acquisition of (i) any equity interests of any Acquired Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any equity interests of any Acquired Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any equity interests of any Acquired Company; or
(c)    any merger, consolidation, business combination, reorganization or similar transaction involving any Acquired Company.
“Actual Adjustment Amount” has the meaning assigned to such term in Section 1.12(a) of the Agreement.
“Adjusted Transaction Value” shall be: (a) $580,000,000; minus (b) the Adjustment Amount; minus (c) the Adjustment Holdback; minus (d) the Indemnification Holdback; minus (e) the Specified Escrow Amount; minus (f) the Securityholders’ Agent Expense Fund.
“Adjustment Amount” means, without duplication, the amount equal to the sum of: (a) the aggregate dollar amount of Company Indebtedness; plus (b) the amount, if any, by which the Closing Working Capital is less than the Working Capital Peg (unless such shortfall is less than $250,000 in which case there shall be no adjustment under this clause “(b)”); minus (c) the amount, if any, by which the Closing Working Capital exceeds the Working Capital Peg (unless such excess is less than $250,000, in which case there shall be no adjustment under this clause “(c)”); plus (d) the aggregate dollar amount of Company Transaction Expenses; plus (e) the Aggregate COC Amount; plus (f) the Employment Tax Amount; minus (g) Cash.
“Adjustment Deficit” has the meaning assigned to such term in Section 1.12(a) of the Agreement.
“Adjustment Gap” has the meaning assigned to such term in Section 1.12(a) of the Agreement.
“Adjustment Holdback” means $500,000.
“Adjustment Surplus” has the meaning assigned to such term in Section 1.12(b) of the Agreement.
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and the Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person; provided, that in no event shall the Company or any of the Company’s Subsidiaries be considered an Affiliate of any “portfolio company” (as such term is customarily understood among institutional private equity investors) of any investment fund affiliated with SEP or K1 nor shall any portfolio company of any investment fund affiliated with SEP or K1 be considered to be an Affiliate of the Company or any of the Company’s Subsidiaries.
“Aggregate COC Amount” means the aggregate dollar amount payable or to become payable, and the aggregate dollar value of all benefits provided or to be provided, by the Acquired Companies under all bonus, severance, retention, change of control or other plans, agreements or arrangements as a result of the Merger or any of the other Contemplated Transactions, either alone or in combination with another event, excluding any action taken by Parent or any of its Subsidiaries (including the Surviving Company) after the Effective Time and any plans, agreements or arrangements entered into at the direction of Parent.
“Aggregate Participation Threshold” means the sum of the Participation Thresholds of all Vested Incentive Units.
“Aggregator Investment Activities” has the meaning assigned to such term in Section 3.5(a) of the Agreement.
“Agreed Amount” has the meaning assigned to such term in Section 10.7(b) of the Agreement.
“Agreement” means the Agreement and Plan of Merger and Stock Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.
“Amended and Restated LLC Agreement” has the meaning assigned to such term in Section 1.6(a) of the Agreement.
“Antitrust Laws” means any federal, state or foreign Legal Requirements, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.
“Available Policies” has the meaning assigned to such term in Section 10.4(a) of the Agreement.
“Barred D&O Claims” has the meaning assigned to such term in Section 10.5 of the Agreement.

“Blocker Consideration” has the meaning assigned to such term in Section 1.1(b) of the Agreement.
“Blocker Parents” means K1 and SEP.
“Blocker Percentage” means, with respect to each Blocker Parent, a fraction (expressed as a percentage), the numerator of which is the total number of Fully Diluted Units held by the Blocker owned by such Blocker Parent and the denominator of which is the total number of Fully Diluted Units outstanding, in each case, issued and outstanding as of immediately prior to the Stock Purchase.
“Blocker Stock” has the meaning assigned to such term in Recitals of the Agreement.
“Blockers” has the meaning assigned to such term in the Recitals of the Agreement.
“Buildium Agency LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Buildium Agency LLC, dated as of January 19, 2017, as such agreement may be amended or modified from time to time in accordance with its terms.
“Buildium Employee LLC Agreement” means the Limited Liability Company Agreement of Buildium Employee LLC, dated as of September 21, 2016, as such agreement may be amended or modified from time to time in accordance with its terms.
“Business Day” means any day other than (a) a Saturday, Sunday or a federal holiday, or (b) a day on which commercial banks in New York, New York are authorized or required to be closed.
“Cash” means cash and cash equivalents in accordance with GAAP, and for the avoidance of doubt, including checks received but not cleared and deposits in transit of the Acquired Companies, less any outstanding checks, in each case, as of the Reference Time.
“Certificate of Merger” has the meaning assigned to such term in Section 1.4 of the Agreement.
“Channel Partner” has the meaning assigned to such term in Section 2.19(d) of the Agreement.
“Charter Documents” means the certificate of incorporation, bylaws, memorandum of association, certificate of association, limited partnership agreement, operating agreement, or equivalent governing documents of an Entity, in each case as in effect as of the date hereof.
“Claimed Amount” has the meaning assigned to such term in Section 10.7(a) of the Agreement.
“Claimed Escrow Amount” has the meaning assigned to such term in Schedule 10.2(a)(xii) of the Agreement.
“Closing” has the meaning assigned to such term in Section 1.4.
“Closing Balance Sheet” has the meaning assigned to such term in Section 1.10(a)(i) of the Agreement.
“Closing Blocker Consideration” has the meaning assigned to such term in Section 1.1(a) of the Agreement.
“Closing Date” has the meaning assigned to such term in Section 1.4 of the Agreement.

“Closing Working Capital” means the Company’s Working Capital as of the Reference Time.
“Code” means the Internal Revenue Code of 1986, as amended. All references to the Code, the Treasury Regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.
“Common Unit” means the common units of the Company, no par value.
“Company” has the meaning assigned to such term in the introductory paragraph of the Agreement.
“Company Benefit Plans” has the meaning assigned to such term in Section 2.17(a) of the Agreement.
“Company Closing Certificate” has the meaning assigned to such term in Section 7.6(b) of the Agreement.
“Company Contract” means any Contract: (a) to which any Acquired Company is a party or (b) by which any Acquired Company or any of its assets are bound or under which any Acquired Company has, or may become subject to, any obligation.
“Company Cure Period” has the meaning assigned to such term in Section 9.1(e) of the Agreement.
“Company Employee” means any current or former employee, officer or director of any Acquired Company.
“Company Government Contract” means a Company Contract that is a Government Contract.
“Company Governmental Consent” has the meaning assigned to such term in Section 2.4(c) of the Agreement.
“Company Indebtedness” means all Indebtedness of the Acquired Companies with respect to which any Acquired Company is or may become subject to any obligation or other Liability.
“Company Personal Property” means all of the machinery, equipment, machinery, fixtures, hardware, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventory, supplies, plant, spare parts and other tangible personal property owned or leased by any Acquired Company.
“Company Products” means all Software, products and services that have been, or are currently being, designed, distributed, developed, offered, provided, licensed, sold or otherwise exploited by or on behalf of any Acquired Company in any manner (including through a hosted service or similar arrangement), and all versions, releases and models of any of the foregoing and all related documentation, materials or information.
“Company Software” means all Software owned or purported to be owned by, or developed by or for, any Acquired Company.
“Company Transaction Documents” means this Agreement and each other Transaction Document to which the Company is or will be a party prior to or at the Effective Time.
“Company Transaction Expenses” means all fees, costs, expenses, payments, expenditures or Liabilities (collectively, “Expenses”), whether incurred prior to the date of the Agreement or during the Pre-

Closing Period or at the Effective Time (and whether or not invoiced prior to the Effective Time), incurred by or on behalf of any Acquired Company, or to or for which any Acquired Company is or becomes subject or liable, in connection with any of the Contemplated Transactions, including: (a) Expenses described in Section 11.4 of the Agreement, (b) expenses payable to legal counsel or to any financial advisor, broker, accountant or other Person who performed services for or provided advice to any Acquired Company, or who is otherwise entitled to any compensation or payment from any Acquired Company, in connection with any of the Contemplated Transactions; (c) the cost of the D&O Tail Policy; (d) 50% of the cost of the E&O Tail Policy, (e) 50% of the premium, Taxes, fees, commissions and other expenses incurred associated with the R&W Policy, not to exceed $2,000,000; (f) 50% of the filing fees contemplated by Section 6.1, not to exceed $250,000; and (g) Expenses incurred by or on behalf of any unitholder of any Acquired Company or any Company Employee or any current or former contractor or consultant of any Acquired Company in connection with any of the Contemplated Transactions that any Acquired Company is or will be obligated to pay or reimburse; provided, however, “Company Transaction Expenses” shall not include (i) any Company Indebtedness or any Liabilities that are included in the calculation of Working Capital and (ii) any action taken by Parent or any of its Subsidiaries (including the Surviving Company) after the Effective Time and any compensation, fees and expenses under any plans, agreements or arrangement entered into at the direction of Parent.
“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated April 22, 2019, by and among Parent, the Company and Sumeru Equity Partners L.P.
“Consent” means any approval, consent, ratification, permission, waiver, order or authorization (including any Permit).
“Contemplated Transactions” means all transactions and actions contemplated by this Agreement (including the Stock Purchase and the Merger).
“Contested Amount” has the meaning assigned to such term in Section 10.7(b) of the Agreement.
“Contested Escrow Amount” has the meaning assigned to such term in Schedule 10.2(a)(xii) of the Agreement.
“Contract” means any written, oral or other agreement, contract, license, sublicense, subcontract, settlement agreement, lease, power of attorney, understanding, arrangement, instrument, note, purchase order, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.
“Copyleft License” means any license of Intellectual Property or Intellectual Property Rights that provides that, as a condition to the use, modification, or distribution of such licensed Intellectual Property or Intellectual Property Rights, that any Intellectual Property or Intellectual Property Rights incorporated into, derived from, based on, linked to, or used or distributed with such licensed Intellectual Property or Intellectual Property Rights (other than such licensed Intellectual Property or Intellectual Property Rights itself), be licensed, distributed, or otherwise made available: (a) in a form other than binary or object code (e.g., in source code form); (b) under terms that permit redistribution, reverse engineering, or creation of derivative works or other modification of any of the foregoing; or (c) without a license fee.
“Criminal Action” has the meaning assigned to such term in Section 7.9 of the Agreement.
“D&O Indemnification Obligations” has the meaning assigned to such term in Section 5.11(b) of the Agreement.

“D&O Tail Policy” has the meaning assigned to such term in Section 5.11(a) of the Agreement.
“Damages” means any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.
“Disability” means the medically determinable physical or mental impairment that can reasonably be expected to result in death or can reasonably be expected to last for a continuous period of at least 120 days following the Effective Time and that renders Litster unable to perform the essential functions of his position with reasonable accommodation.
“Disclosure Schedule” means the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.
“Dispute Period” has the meaning assigned to such term in Section 10.7(b) of the Agreement.
“Dispute Resolution Period” has the meaning assigned to such term in Section 1.11(d) of the Agreement.
“Dispute Resolution Procedure” has the meaning assigned to such term in Section 1.11(e) of the Agreement.
“E&O Tail Policy” has the meaning assigned to such term in Section 5.12 of the Agreement.
“Effect” has the meaning assigned to such term in the definition of Material Adverse Effect.
“Effective Time” has the meaning assigned to such term in Section 1.4 of the Agreement.
“Employee Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other employment, individual consulting, severance, change in control, retention, transaction, retirement, supplemental retirement, pension, Tax gross-up, bonus, incentive equity or equity-based, profit sharing, deferred compensation, profit sharing, vacation, paid time off, relocation, fringe benefit and any other employee benefit policy, program, agreement, arrangement or plan, whether or not subject to ERISA, whether formal or informal, oral or written, other than any such policy, program, agreement, arrangement or plan operated pursuant to the Legal Requirements of any Governmental Entity other than the United States or with respect to Non-U.S. Employees.
“Employment Documents” has the meaning assigned to such term in the Recitals of the Agreement.
“Employment Tax Amount” means the aggregate dollar amount of the employer portion of any social security, Medicare, unemployment, payroll or employment Taxes relating to or resulting from the payment (in whole or in part) of any Merger Consideration, the Aggregate COC Amount or any payments that are contingent upon or payable as a result of the Closing, which for the avoidance of doubt, excludes any Taxes relating to or resulting from any action taken by Parent or any of its Subsidiaries (including the Surviving Company) after the Effective Time and any plans, agreements or arrangement entered into at the direction of Parent.
“End Date” has the meaning assigned to such term in Section 9.1(b) of the Agreement.

“Enforceability Exception” means the effect, if any, of (a) applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
“Environmental Law” means any applicable Legal Requirement relating or pertaining to the public health or safety, including workplace health and safety, (to the extent related to exposure to Hazardous Materials) or the environment or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including: (a) the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq., as amended; (b) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended; (c) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended; (d) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; (e) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended; (f) the Emergency Planning and Community Right To Know Act, 42 U.S.C. § 11001 et seq., as amended; (g) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended; and (h) any analogous Legal Requirement implemented in the European Union or its member states or in any other country or other jurisdiction in which any Acquired Company conducts business.
“Equity Interests” means the Common Units and Incentive Units.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Subsidiary or any other entity, trade or business that would be treated as a single employer with any Acquired Company within the meaning of Section 414 of the Code.
“Escrow Account” means an account or accounts established and maintained by Escrow Agent to hold the Specified Escrow Amount.
“Escrow Agreement” has the meaning assigned to such term in Section 1.5(c) of the Agreement.
“Escrow Agent” means Well Fargo Bank, National Association.
“Escrow Claim” has the meaning assigned to such term in Schedule 10.2(a)(xii) of the Agreement.
“Escrow Claim Dispute Period” has the meaning assigned to such term in Schedule 10.2(a)(xii) of the Agreement.
“Escrow Funds” has to meaning assigned to such term in Schedule 1.5(c) of the Agreement.
“Escrow Release Date” has to meaning assigned to such term in Schedule 1.5(c) of the Agreement.
“Escrow Response Notice” has the meaning assigned to such term in Schedule 10.2(a)(xii) of the Agreement.
“Estimated Adjusted Amount” has the meaning assigned to such term in Section 1.10(a)(ii) of the Agreement.

“Estimated Closing Statement” has the meaning assigned to such term in Section 1.10(a)(ii) of the Agreement.
“Excluded Claims” has the meaning assigned to such term in Section 10.3(c) of the Agreement.
“Fair Labor Standards Act” means the Fair Labor Standards Act of 1938, as amended.
“Final Closing Statement” has the meaning assigned to such term in Section 1.11(f) of the Agreement.
“Final Determination Date” has the meaning assigned to such term in Section 1.11(f) of the Agreement.
“Financial Statements” has the meaning assigned to such term in Section 2.5(a) of the Agreement.
“FIRPTA Certificate” has the meaning assigned to such term in Section 5.7(a) of the Agreement.
“FIRPTA Notification” has the meaning assigned to such term in Section 5.7(b)(ii) of the Agreement.
“FIRPTA Statement” has the meaning assigned to such term in Section 5.7(b)(i) of the Agreement.
“Foreign Export and Import Laws” means the Legal Requirements of a foreign Governmental Entity regulating exports, imports or re-exports to or from such foreign country, including the export or re-export of any goods, services or technical data.
“Franklin Letter of Credit” means that certain Irrevocable Standby Letter of Credit, dated and effective March 22, 2017, by and between the Company and Wells Fargo.
“Franklin Owner” means 255 Franklin Owner (DE) LLC.
“Fraud” means (a) with respect to the Company, actual (and not constructive) common law fraud under the laws of the State of Delaware with respect to the making of the representations and warranties made in Section 2 and (b) with respect to any Blocker Parent, actual (and not constructive) common law fraud under the laws of the State of Delaware with respect to the making of the representations and warranties made in Section 3 by such Blocker Parent.
“Fully Diluted Units” means the sum of (without duplication) the (a) aggregate number of Common Units outstanding as of the Effective Time and (b) the aggregate number of Vested Incentive Units.
“Fundamental Representation” means (a) with respect to the Company, the representations and warranties set forth in Sections 2.1 (Organizational Matters), 2.2 (Capital Structure), 2.3 (Authority and Due Execution), 2.4(a)(i) (Non-Contravention), 2.8 (Taxes), 2.11 (Intellectual Property), and 2.14 (Brokers’ and Finders’ Fees) and (b) with respect to the Blocker Parents, Sections 3.1 (Ownership), 3.2 (Organizational Matters), 3.3 (Authority and Due Execution), 3.4(a)(i) (Non-Contravention), 3.5 (Blocker Actions) and 3.6 (Taxes) and (c) the representations and warranties set forth in the Company Closing Certificate, to the extent such representations and warranties relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” or clause “(b)” of this sentence.
“GAAP” means generally accepted accounting principles in the United States, applied on a basis consistent with the basis on which the Financial Statements were prepared.

“General Representation Survival Time” has the meaning assigned to such term in Section 10.1(a) of the Agreement.
“Government Contract” means any (a) prime contract, grant agreement, cooperative agreement or other type of Contract with a Governmental Entity, or (b) subcontract under any such Contract.
“Governmental Entity” means any: (a) nation, multinational, supranational, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; (c) instrumentality, subdivision, department, ministry, board, court, administrative agency or commission, or other governmental entity, authority or instrumentality or political subdivision thereof; or (d) any quasi-governmental exercising any executive, legislative, judicial, regulatory, taxing, importing or other governmental functions.
“Hazardous Material” means: (a) any hazardous waste, hazardous substance, toxic pollutant, hazardous air pollutant or hazardous chemical (as any of such terms may be defined under, or for the purpose of, any Environmental Law); (b) asbestos; (c) polychlorinated biphenyls; (d) petroleum or petroleum products; (e) any substance the presence of which on the property in question is prohibited under any Environmental Law; or (f) any other substance that under any Environmental Law requires special handling or notification of or reporting to any Governmental Entity in its generation, use, handling, collection, treatment, storage, recycling, treatment, transportation, recovery, removal, discharge or disposal due to its dangerous or deleterious properties or characteristics.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Incentive Units” means an incentive unit of the Company, no par value.
“Indebtedness” means, without duplication: (a) all obligations (including the principal amount thereof and, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of a Person, whether or not represented by bonds, debentures, notes or other securities (and whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, to financial institutions, on equipment leases or otherwise; (b) all deferred indebtedness of such Person for the payment of the purchase price of property or assets purchased (other than accounts payable incurred in the ordinary course of business); (c) all obligations of such Person to pay rent or other amounts under a lease which is required to be classified as a capital lease on a balance sheet prepared in accordance with generally accepted accounting principles in the United States, consistently applied; (d) all outstanding reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, in each case only to the extent drawn and not paid; (e) all obligations of such Person under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (f) all obligations secured by any Lien (other than Permitted Liens) existing on property or assets owned by such Person, whether or not indebtedness secured thereby has been assumed; (g) all guaranties, endorsements, assumptions and other contingent obligations of such Person in respect of, or to purchase or to otherwise acquire, indebtedness of others; (h) Tax Liability Amounts; (i) all premiums, penalties, fees, expenses, and breakage costs required to be paid or offered in respect of any of the foregoing on prepayment as a result of the consummation of the Contemplated Transactions or any action in connection with any lender Consent; and (j) the aggregate amount of accrued but unpaid severance amounts in respect of terminations of service occurring prior to the Closing, and, the employer’s portion of any employment, payroll or social security taxes with respect thereto. Notwithstanding anything herein to the contrary, Indebtedness shall not include (1) any Indebtedness due to or from the Company or any Subsidiary to the

Company or any other Subsidiary, (2) any Indebtedness incurred by Parent, Merger Sub or any of their respective Affiliates, or (3) any Liabilities that (x) constitute Company Transaction Expenses or (y) are included in the calculation of the Working Capital.
“Indemnification Holdback” means $2,850,000.
“Indemnified Tax” has the meaning assigned to such term in Section 10.7(g)(i) of the Agreement.
“Indemnitees” means the following Persons: (a) Parent; (b) Parent’s current and future Affiliates (including Merger Sub and, following the Merger, the Surviving Company); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the Indemnitors shall not be deemed to be “Indemnitees.”
“Indemnitors” means the Sellers.
“Insider Receivables” has the meaning assigned to such term in Section 2.5(e) of the Agreement.
“Insurance Covered Damages” has the meaning assigned to such term in Section 10.6 of the Agreement.
“Intellectual Property” means all: (a) technology, formulae, algorithms, procedures, processes, methods, techniques, ideas, know-how, creations, inventions, discoveries and improvements (whether patentable or unpatentable and whether or not reduced to practice), (b) technical, engineering, manufacturing, product, marketing, servicing, business, financial, supplier, personnel and other information and materials, (c) customer lists, customer contact and registration information, customer correspondence and customer purchasing histories, (d) specifications, designs, models, devices, prototypes, schematics and development tools, (e) Software, websites, content, images, logos, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter (collectively, “Works of Authorship”), (f) databases and other compilations and collections of data or information (collectively, “Databases”), (g) trademarks, service marks, logos, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing (“Marks”), (h) domain names, uniform resource locators and other names and locators associated with the Internet (collectively, “Domain Names”) and (i) tangible embodiments of any of the foregoing in any form or media.
“Intellectual Property License” means any license, sublicense, right, covenant, non-assertion, permission, immunity, consent, release or waiver under or with respect to any Intellectual Property or Intellectual Property Rights.
“Intellectual Property Rights” means all rights in Intellectual Property or industrial property (anywhere in the world, whether statutory, common law or otherwise), including: (a) patents, patent applications, patent disclosures, together with all provisionals, continuations, continuations-in-part, divisionals and substitutions of any of the foregoing (collectively, “Patents”), (b) copyrights and similar or equivalent rights with respect to Works of Authorship and all registrations of any of the foregoing and applications for any of the foregoing and moral rights (collectively, “Copyrights”), (c) other rights with respect to Software, including registrations of such rights and applications to register such rights, (d) industrial design rights and registrations of such rights and applications to register such rights, (e) rights with respect to Marks, and all registrations for Marks and applications to register Marks, (f) rights with respect to Domain Names, including registrations for Domain Names, (g) rights with respect to proprietary information, including rights to limit the use or disclosure of proprietary information by any person, (h) rights with respect to Databases, registrations of such rights and applications to register such rights, (i) renewals, reissues, reversions, reexaminations, or extensions of any of the foregoing and (j) any rights equivalent or similar to any of the foregoing.
“Interim Financial Statements” has the meaning assigned to such term in Section 2.5(a) of the Agreement.
“IP Assignment Agreement” has the meaning assigned to such term in Section 2.11(l) of the Agreement.
“IRS” means the U.S. Internal Revenue Service.
“IT Systems” means all computer systems, servers, network equipment and other computer hardware owned, leased or licensed by any of the Acquired Companies’ or otherwise used for the business of any of the Acquired Companies.
“Joint Written Instruction” has to meaning assigned to such term in Schedule 1.5(c) of the Agreement.
“K1” has the meaning assigned to such term in the introductory paragraph of Agreement.
“K1 Blocker” has the meaning assigned to such term in the Recitals of the Agreement.
“K1 PI” has the meaning assigned to such term in the introductory paragraph of Agreement.
“K1 PI(A)” has the meaning assigned to such term in the introductory paragraph of Agreement.
“Key Employee” has the meaning assigned to such term in Section 2.16(b) of the Agreement.
“Kirkland” has the meaning assigned to such term in Section 11.20 of the Agreement.
“Knowledge” means the actual knowledge of Chris Litster, Deirdre O’Driscoll, Jeff Belanger, Patrick Rubeski, Piyum Samaraweera, Ben Nadol, Kim Rose, Anil Mangalampalli, Michelle Burtchell, Michael Monteiro and Dimitris Georgakopoulos, after due inquiry of such Person’s direct reports.
“Leased Real Property” has the meaning assigned to such term in Section 2.9(c) of the Agreement.
“Legal Proceeding” means any action, suit, litigation, arbitration, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.
“Legal Requirement” means any federal, state, local, municipal, foreign, supranational or other law, statute, constitution, treaty, principle of common law, directive, resolution, ordinance, code, edict, Order, rule, regulation, judgment, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
“Letter of Transmittal” has the meaning assigned to such term in Section 1.8(b) of the Agreement.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional or vicarious liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
“Licensed Company IP” means all Intellectual Property and Intellectual Property Rights (excluding any Owned Company IP) used, held for use, practiced or licensed by any of the Acquired Companies.
“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, other possessory interest, conditional sale or other title retention agreement, claim, option, right of first refusal, preemptive right or community property interest (including any restriction on the voting of any security or restriction on the transfer, use or ownership of any security or other asset).
“Litster” has the meaning assigned to such term in Section 7.6(f) of the Agreement.
“LLC Act” has the meaning assigned to such term in the Recitals to the Agreement.
“LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Buildium, LLC, dated as of May 23, 2016, as such agreement may be amended or modified from time to time in accordance with its terms.
A document or other item of information shall be deemed to have been “Made Available” only if (a) such document or other item of information was, at all times during the period from November 4, 2019 through the date of this Agreement, included (in the appropriate location) in, and properly categorized and indexed in, the Merrill virtual data room established by the Company in connection with the Contemplated Transactions, and (b) the Parent’s Representatives had full access to such document or other item throughout such period, subject to any applicable “clean room” and similar restrictions.
“Major Customers” has the meaning assigned to such term in Section 2.25 of the Agreement.
“Major Suppliers” has the meaning assigned to such term in Section 2.25 of the Agreement.
“Management Deferral Agreement” has the meaning assigned to such term in the Recitals of the Agreement.
“Management Team” means Chris Litster, Deirdre O’Driscoll, Jeff Belanger, Patrick Rubeski, Piyum Samaraweera, Kim Rose, Michelle Burtchell and Ben Nadol.
“Material Adverse Effect” means any change, event, effect, claim, circumstance or occurrence (each, an “Effect”) that (considered together with all other Effects) is, or would reasonably be expected to be or to become, material and adverse to the business, condition, assets, properties or financial condition of the Acquired Companies, taken as a whole; provided, however, that none of following shall be deemed to constitute, either alone or in combination, a Material Adverse Effect: (i) general economic conditions, including changes in tariffs or the credit, debt or financial, capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world; (ii) conditions in the financial markets in the United States or any other country or region in the world or operating, business, regulatory or other conditions in the industry in which the Acquired Companies operate; (iii) any stoppage or shutdown of any Governmental Entity (including any default by a Governmental Entity or delays in payments or delays or failures to act by any Governmental Entity); (iv) changes in GAAP or any changes in applicable Legal

Requirements or the enforcement or interpretation thereof, solely to the extent occurring after the date hereof; (v) the failure of any Acquired Company to meet or achieve the results set forth in any internal budget, plan, projection or forecast (provided that the cause or basis for failure of the Acquired Companies to meet such budget, plan, project or forecast may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (vi) global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; (vii) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters and other force majeure events in the United States or any other country or region in the world; and (viii) the execution, announcement or pendency of the transactions contemplated by this Agreement (including the identity of Parent), which the Company can demonstrate were caused by the execution, announcement or pendency of the transactions contemplated by this Agreement; provided that in the case of clauses “(i)” through “(vii)”, if such Effect disproportionately affects the Acquired Companies as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate, then the disproportionate aspect of such Effect may be taken into account in determining whether a Material Adverse Effect has or would reasonably be expected to occur.
“Material Contract” means each of the following:
(a)    each Company Contract relating to the supply of any products or services to the Acquired Companies and providing for payments by any one or more Acquired Companies, individually or in the aggregate, in excess of $100,000 in any fiscal year;
(b)    each lease, lease guaranty, sublease or other Company Contract for the leasing, use or occupancy of the Leased Real Property and each Company Contract or other right pursuant to which any Acquired Company uses or possesses any Company Personal Property (other than Company Personal Property owned by the Acquired Companies);
(c)    any Company Contract with, or for the material benefit of, any unitholder, director, Key Employee, officer or management level employee of any Acquired Company or, to the Knowledge of the Company, any member of his or her immediate family or any Affiliate of any of such Persons, including any Contract providing for the furnishing of services by, rental of real or personal property from or otherwise requiring payments to or for the benefit of any such Person, but excluding any Contract that terminates or expires in its entirety as of the Effective Time without liability on the part of any Acquired Company and any ordinary course employment and incentive equity arrangements relating to the employment or engagement of any Company Employee;
(d)    any Company Contract imposing any restriction on any Acquired Company (i) to engage in any line of business, (ii) to develop, distribute or otherwise exploit any Intellectual Property or Intellectual Property Rights, (iii) to make use of any Owned Company IP, (iv) to compete with any Person in any line of business, or (v) to acquire any product or other asset or any services from any other Person, sell any product or other asset to or perform any services for any other Person, including any Company Contract that contains any “most favored nation” or “most favored customer” or similar provision;
(e)    any Company Contract (i) granting exclusive rights to license, market, distribute, sell or deliver any Company Product, or (ii) otherwise contemplating an exclusive relationship between any Acquired Company and any other Person;
(f)    each Company Contract creating or involving any agency relationship, Channel Partner arrangement or franchise relationship;

(g)    any Company Contract relating to any joint venture, strategic alliance, general or limited partnership or sharing of profits, revenue or proprietary information (except for non-disclosure agreements in the ordinary course of business) or similar arrangement;
(h)    any Company Contract that gives another Person the right to purchase or license an unlimited quantity of Company Products or Company Software (or licenses to Company Products or Company Software) for a fixed aggregate price at no additional charge;
(i)    any Company Contract entered into since May 23, 2016 relating to any transaction in which any Acquired Company (or any Subsidiary of an Acquired Company) merged with any other Person, acquired any securities or material assets of another Person;
(j)    any Company Contract that: (i) provides for the authorship, invention, creation, conception or other development of any Intellectual Property or Intellectual Property Rights (A) by any Acquired Company for any Person or (B) for any Acquired Company by any Person (other than, with respect to this subsection “(B)” only, any IP Assignment Agreements), including, in each of cases “(A)” and “(B)”, any joint development, (ii) provides for the assignment or other transfer of any ownership interest in any Intellectual Property or Intellectual Property Rights (A) to any Acquired Company from any Person (other than, with respect to this subsection “(A)” only, any IP Assignment Agreements) or (B) by any Acquired Company to any Person, (iii) includes any grant of an Intellectual Property License to any Person by any Acquired Company (other than non-exclusive licenses for the use of Company Products or Company Software granted to customers in the ordinary course of business consistent with past practice pursuant to an Acquired Company’s unmodified form of standard customer agreement, the forms of which have been Made Available to Parent) or (iv) includes any grant of an Intellectual Property License to any Acquired Company by any Person (other than, with respect to this subsection “(iv)” only, licenses for Open Source Software listed in Part 2.11(m) of the Disclosure Schedule or Off-the-Shelf Software Licenses);
(k)    any Company Contract between any Acquired Company and any Company Employee or any primarily non-US-based current or former contractor or consultant of any Acquired Company pursuant to which (i) such Company Employee receives an annual base salary in excess of $50,000, (ii) benefits would vest or amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of any of the Contemplated Transactions (whether alone or upon the occurrence of any additional or subsequent events), or (iii) any Acquired Company is or may become obligated to make any severance, termination, retention, gross-up or similar payment to any Company Employee or any primarily non-US-based current or former contractor or consultant of any Acquired Company;
(l)    any Company Contract with any labor union, works council or association or similar body representing or purporting to represent any employee of any Acquired Company;
(m)    any Company Contract providing (i) for or otherwise contemplating the sale or other disposition of any of the assets of any Acquired Company or (ii) for the grant to any Person of any rights to purchase any of the assets of any Acquired Company, in each case, other than the non-exclusive licensing of any Company Product or Company Software to customers in the ordinary course of business consistent with past practice pursuant to an Acquired Company’s unmodified form of standard customer agreement, the forms of which have been Made Available to Parent;
(n)    any outstanding power of attorney executed by or on behalf of any Acquired Company;

(o)    any Company Contract that provides for indemnification of any current, former or future officer, director, employee or agent of any Acquired Company;
(p)    any Company Contract involving any loan, guaranty, pledge, performance or completion bond or indemnity or surety arrangement or otherwise relating to the incurrence, assumption or guarantee of any Indebtedness by any Acquired Company or imposing a Lien (other than Permitted Liens) on any of the assets of any Acquired Company;
(q)    any Company Government Contract;
(r)    any Company Contract with a customer, including the terms of use; and
(s)    any Company Contract regarding the acquisition, issuance or transfer of any securities of any of the Acquired Companies, including any restricted unit agreement or escrow agreement and any underwriting or other agreement relating to any actual or potential offering of securities.
“Merger” has the meaning assigned to such term in the Recitals to the Agreement.
“Merger Consideration” has the meaning assigned to such term in Section 1.7(a)(iv)(B) of the Agreement.
“Merger Sub” has the meaning assigned to such term in the introductory paragraph of the Agreement.
“New Incentive Grant Agreement” means the agreement pursuant to which Parent will grant to each Specified Employee such Specified Employee’s portion of the New Incentive Package in accordance with the New Incentive Schedule.
“New Incentive Package” means the aggregate amount of incentive equity interests in Parent or cash that Parent is required to grant to Specified Employees pursuant to the New Incentive Grant Agreements.
“New Incentive Schedule” means that certain Equity Terms Exhibit attached to each Specified Employees Employee Transition Letter, as contemplated by Schedule A.
“Non-Blocker Per Unit Amount” means the amount obtained by (a) multiplying (i) the Adjusted Transaction Value plus (ii) the Aggregate Participation Threshold of the Vested Incentive Units, by (b) Non-Blocker Unitholders Percentage, divided by (c) the Fully Diluted Units held by Non-Blocker Unitholders as of immediately prior to the Effective Time.
“Non-Blocker Unitholders” means each Unitholder whose Equity Interests are not held by the Blockers immediately prior to the Effective Time.
“Non-Blocker Unitholders Percentage” means a fraction (expressed as a percentage), the numerator of which is the total number of Fully Diluted Units held by the Non-Blocker Unitholders as of immediately prior to the Effective Time and the denominator of which is the total number of Fully Diluted Units as of immediately prior to the Effective Time.
“Non-U.S. Benefit Plan” has the meaning assigned to such term in Section 2.17(a) of the Agreement.
“Non-U.S. Employee” has the meaning assigned to such term in Section 2.16(a) of the Agreement.

“Notice of Claim” has the meaning assigned to such term in Section 10.7(a) of the Agreement.
“Notice of Disagreement” has the meaning assigned to such term in Section 1.11(c) of the Agreement.
“Notice of Escrow Claim” has the meaning assigned to such term in Schedule 10.2(a)(xii) of the Agreement.
“Off-the-Shelf Software License” means any “click-through” or similar end-user license for software that is generally available to the public through retail store or commercial distribution channels and non-exclusively licensed pursuant to standard and non-negotiable terms and conditions for an aggregate fee less than $100,000.
“Open Source Software” means any Software that is subject to or licensed, provided or distributed under any open source license (including any Copyleft License), including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license.
“Order” means any order, writ, injunction, judgment, edict, decree, ruling or award of any arbitrator or any court or other Governmental Entity.
“Outstanding Equity Interests” means all units of Equity Interests issued and outstanding immediately prior to the Effective Time.
“Owned Company IP” means all Registered Company IP and all other Intellectual Property and Intellectual Property Rights owned or purported to be owned by, or subject to an obligation to be assigned to, any Acquired Company.
“Parent” has the meaning assigned to such term in the introductory paragraph of the Agreement.
“Parent Arrangements” has the meaning assigned to such term in Section 2.17(h) of the Agreement.
“Parent Closing Certificate” has the meaning assigned to such term in Section 8.5 of the Agreement.
“Parent Cure Period” has the meaning assigned to such term in Section 9.1(f) of the Agreement.
“Parent Material Adverse Effect” has the meaning assigned to such term in Section 4.1 of the Agreement.
“Participation Threshold” has the meaning set forth in the LLC Agreement.
“Pay Off Letter” has the meaning assigned to such term in Section 5.10 of the Agreement.
“Payment Agent” has the meaning assigned to such term in Section 1.8(a) of the Agreement.
“Payment Agent Agreement” has the meaning assigned to such term in Section 1.8(a) of the Agreement.
“Payment Fund” has the meaning assigned to such term in Section 1.8(a) of the Agreement.
“Pending Claim” has to meaning assigned to such term in Schedule 1.5(c) of the Agreement.

“Permit” means any permit, license, approval, certificate, franchise, permission, clearance, Consent, registration, exemption, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any applicable Legal Requirement.
“Permitted Liens” means: (a) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (b) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Legal Requirements, (c) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (d) Liens for Taxes, assessments or governmental charges or levies that are not yet due and payable or, if due and payable, that are being contested in good faith by appropriate Legal Proceedings and for which adequate reserves have been established in the Financial Statements, (e) other than with respect to any Intellectual Property or Intellectual Property Rights, any minor imperfections of title or similar liens, charges or encumbrances, which individually or in the aggregate with other such imperfections, liens, charges and encumbrances, do not materially impair the value of the property subject to such imperfections, liens, charges or encumbrances or the use of such property in the conduct of the business of any of the Acquired Companies and (f) non-exclusive licenses for the use of Company Products or Company Software granted to customers in the ordinary course of business consistent with past practice pursuant to an Acquired Company’s unmodified form of standard customer agreement, the forms of which has been Made Available to Parent.
“Person” means any individual, Entity or Governmental Entity.
“Personal Information” means, with respect to any individual, name, home address, personal telephone number, personal e-mail address, photograph, targeted location data, social security number or tax identification number, driver’s license number, passport number, payment card number, or bank account information.
“Pre-Closing Period” has the meaning assigned to such term in Section 5.1(a) of the Agreement.
“Pre-Closing Financial Statements” has the meaning assigned to such term in Section 5.1(c) of the Agreement.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date. Notwithstanding anything to the contrary in the Agreement, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.
“Post-Closing Consideration” means the sum, if any, of the following amounts: (a) the aggregate amount, if any, released from the Adjustment Holdback for payment to the Unitholders in accordance with the terms of this Agreement; (b) the aggregate amount, if any, released from the Indemnification Holdback for payment to the Sellers in accordance with the terms of this Agreement; (c) the aggregate amount, if any, released from the Securityholders’ Agent Expense Fund for payment to the Sellers in accordance with the terms of this Agreement, (d) the aggregate amount, if any, released from the Specified Escrow for payment to the Sellers in accordance with the terms of this Agreement and (e) any Adjustment Surplus payable to the Sellers pursuant to Section 1.12 in accordance with the terms of this Agreement.
“Privacy Laws” means any and all applicable laws (including of any applicable foreign jurisdiction) relating to privacy, data security, and Personal Information, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including the Federal Trade Commission Act,

Payment Card Industry Data Security Standard (PCI-DSS), Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, Telephone Consumer Protection Act (TCPA), General Data Protection Regulation, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR) and any and all applicable laws or legal requirements governing breach notification in connection with Personal Information.
“Pro Rata Share” means for any particular Seller, the fraction having a numerator equal to the aggregate amount of the consideration that such Seller is entitled to receive pursuant to Sections 1.1 and 1.7(a)(iv) of the Agreement, as applicable, and having a denominator equal to the aggregate amount of the consideration that all Sellers are entitled to receive pursuant to Sections 1.1 and 1.7(a)(iv) of the Agreement, as applicable.
“Proposed Adjusted Amount” has the meaning assigned to such term in Section 1.11(a)(i) of the Agreement.
“Proposed Closing Statement” has the meaning assigned to such term in Section 1.11(a) of the Agreement.
“R&W Policy” means that certain Representations and Warranties Insurance Policy, dated as of the date hereof, for the benefit of Parent with respect to the representations and warranties set forth in Sections 2 and 3 and other customary matters in connection with the Contemplated Transactions, substantially in the form attached hereto as Schedule C.
“Reference Time” means 12:01 a.m., Eastern Standard Time, on the Closing Date; provided, however, solely in respect of Indebtedness, “Reference Time” means immediately prior to the Closing.
“Registered Company IP” means all issued Patents, pending Patent applications, Mark registrations, applications for Mark registrations, Copyright registrations, applications for Copyright registrations and Domain Name registrations, in each case, owned or purported to be owned by or filed or applied for by or on behalf of any of the Acquired Companies.
“Related Party” means any: (a) unitholder of the Company; (b) Company Employee; or (c) any Affiliate of any Person referred to in clause “(a)” or “(b)” of this sentence.
“Repaid Indebtedness” has the meaning assigned to such term in Section 5.10 of the Agreement.
“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.
“Required Unitholder Vote” has the meaning assigned to such term in Section 2.26 of the Agreement.
“Response Notice” has the meaning assigned to such term in Section 10.7(b) of the Agreement.
“Sale and Merger Consideration Spreadsheet” has the meaning assigned to such term in Section 1.10(a) of the Agreement.
“Section 280G Payments” means an amount and/or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise Tax under Section 4999 of the Code (determined without regard to the exceptions contained in Section 280G(b)(4)) or any corresponding provision of any state, local or foreign Legal Requirement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Securityholders’ Agent” has the meaning assigned to such term in Section 11.1(a) of the Agreement.
“Securityholders’ Agent Expense Fund” has the meaning assigned to such term in Section 11.1(c) of the Agreement.
“Sellers” means (a) the holders of Equity Interests immediately prior to the Effective Time (other than the Blockers) and (b) the Blocker Parents.
“SEP” has the meaning assigned to such term in the introductory paragraph of the Agreement.
“SEP Blocker” has the meaning assigned to such term in the Recitals of the Agreement.
“SEP Blocker Units” has the meaning assigned to such term in the Recitals of the Agreement.
“SEP Redemption” has the meaning assigned to such term in the Recitals of the Agreement.
“SEP Vehicle” has the meaning assigned to such term in the Recitals of the Agreement.
“SHIGO Letter of Credit” means that certain Irrevocable Standby Letter of Credit, dated and effective September 18, 2018, by and between the Company and Wells Fargo.
“SHIGO Owner” means SHIGO Center Plaza Owner, LLC.
“Significant Owner Agreement” has the meaning assigned to such term in the Recitals of the Agreement.
“Software” means all (a) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) Databases, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) documentation, including user manuals and other training documentation related to any of the foregoing.
“Specified Claim” means a Third Party Claim (i) that is an Excluded Claim or otherwise not covered under the R&W Policy or (ii) for which the Indemnitors are responsible for pursuant to Section 10.2(a) which could reasonably be expected to result in Damages payable by the Indemnitors to such third party in excess of $15,000,000, net of any available insurance (including the Available Policies).
“Specified Employee” means each of Chris Litster, Jeff Belanger, Michelle Burtchell, Ben Nadol, Deirdre O’Driscoll, Kim Rose, Patrick Rubeski and Piyum Samaraweera.
“Specified Escrow Amount” means $2,403,000.
“Specified Representations” means the representations and warranties of the Company contained in Section 2.5(a) (Financial Statements), Section 2.6(a) (Absence of Liabilities), Section 2.13(a) (Compliance) and Section 2.13(b) (Orders).
“Specified Party” has the meaning assigned to such term in Section 2.27(a) of the Agreement.

“Specified Party Proprietary Information” has the meaning assigned to such term in Section 2.27(b) of the Agreement.
“Specified Party Software” has the meaning assigned to such term in Section 2.27(a) of the Agreement.
“Specified Party Technology” has the meaning assigned to such term in Section 2.27(b) of the Agreement.
“Standard Form IP Contract” means each standard form Company Contract used by any Acquired Company since May 23, 2016, that is (a) terms of use of material Company Products; (b) an IP Assignment Agreement; or (c) a confidentiality or nondisclosure agreement.
“Stipulated Amount” has the meaning assigned to such term in Section 10.7(e) of the Agreement.
“Stock Plan” means the Buildium, LLC 2016 Profits Interest Plan.
“Stock Purchase” has the meaning assigned to such term in Section 1.1 of the Agreement.
“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date. Notwithstanding anything to the contrary contained in the Agreement, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date shall be (a) in the case of Taxes that are either (i) based upon or related to income or receipts, or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Acquired Companies (and each partnership in which any Acquired Company is a partner) ended with (and included) the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period, and (b) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of any Acquired Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.
An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) greater than 50% of the outstanding equity, voting, beneficial or ownership interests in such Entity. Notwithstanding the foregoing, Buildium Employee LLC shall not be deemed a Subsidiary of the Company.
“Surviving Company” has the meaning assigned to such term in Section 1.2 of the Agreement.
“Tax” includes all forms of taxation and statutory, governmental, supra-governmental, supranational, state, principal, local government or municipal impositions, duties, contributions, charges and levies, whenever imposed, and all penalties, charges, surcharges, costs, expenses and interest relating thereto, including any income, franchise, profits, gross receipts, capital gains, inventory, capital stock, license, value-added, sales, use, real or personal property, transfer, payroll, employment, social security (or similar), unemployment, excise, severance, surplus lines, premiums, occupation, environmental, customs duties, stamp, registration, alternative and add-on minimum tax, escheat and unclaimed property obligations, ad valorem, net worth and any deductions or withholdings of any sort regardless of whether any such taxes, impositions, duties, contributions, charges and levies are chargeable directly or primarily against or attributable directly or primarily to an Acquired Company (including Taxes imposed on an Acquired Company under Treasury Regulation Section 1.1502-6(a), or as a transferee, successor, by Contract or otherwise under any applicable Legal Requirements) or any other Person and regardless of whether any amount in respect of any of them is recoverable from any other Person.
“Tax Award Amount” shall have the meaning assigned to such term in Section 10.7(g)(ii)(C).
“Tax Claim” has the meaning assigned to such term in Section 10.7(g)(i) of the Agreement.
“Tax Dispute” shall have the meaning assigned to such term in Section 10.7(g)(ii).
“Tax Items” has the meaning assigned to such term in Section 2.8(a) of the Agreement.
“Tax Liability Amount” means, with respect to any jurisdiction, an amount (not less than $0) equal to any amounts that would be properly accrued as income Taxes payable on the consolidated balance sheet of the Acquired Companies or Blockers (net of any estimated payments or deposits with respect to such Taxes) in accordance with GAAP, calculated (a) as of the end of the Closing Date as if the taxable year of the Acquired Companies or Blockers ended at the close of the Closing Date, (b) by excluding all deferred Tax liabilities and deferred Tax assets, (c) by including in taxable income all adjustments pursuant to Section 481 of the Code (or any analogous or similar provision of applicable Legal Requirements) that will not previously have been included in income by the Acquired Companies or Blockers, (d) by excluding any amount included in the definition of Working Capital, and (e) by taking into account the Transaction Deductions in a manner consistent with Section 5.13(a)(iii).
“Tax Referee” shall have the meaning assigned to such term in Section 10.7(g)(ii).
“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any applicable Legal Requirement relating to any Tax.
“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity or subdivision, including any governmental or quasi-Governmental Entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
“Technical Contaminants” has the meaning assigned to such term in Section 2.11(p) of the Agreement.
“Third Party Claim” has the meaning assigned to such term in Section 10.8(a) of the Agreement.

“Threshold Amount” has the meaning assigned to such term in Section 10.3(a) of the Agreement.
“Trade Secrets” means trade secrets and any other confidential information or proprietary information not generally known to the public.
“Transaction Deductions” means all Tax deductions available to any Acquired Company or any Blocker as a result of or in connection with (a) the Contemplated Transactions, (b) the repayment of Indebtedness as of the Closing, (c) the payment of Company Transaction Expenses and payments of amounts that would have been Company Transaction Expenses but for the fact that they were paid prior to the Closing, or (d) the payment of any fees or other costs and expenses associated with the Contemplated Transactions.
“Transaction Documents” means, collectively, this Agreement, the Letters of Transmittal, the Sale and Merger Consideration Spreadsheet, the certificates described in Sections 7.6(b) and 8.5 of the Agreement, the New Incentive Grant Agreements, the Employment Documents, the Escrow Agreement, the Payment Agent Agreement, and each other agreement or document contemplated by this Agreement or to be executed in connection with any of the Contemplated Transactions.
“Transfer Taxes” shall have the meaning assigned to such term in Section 5.13(b) of the Agreement.
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.
“Unitholder” means each Person who is a record holder of Equity Interests immediately prior to the Effective Time.
“Unresolved Claim” has the meaning assigned to such term in Section 10.7(h) of the Agreement.
“Unvested Incentive Units” means all Incentive Units that are not Vested Incentive Units.
“U.S. Benefit Plan” has the meaning assigned to such term in Section 2.17(a) of the Agreement.
“U.S. Employee” has the meaning assigned to such term in Section 2.16(a).
“U.S. Export and Import Laws” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR 120 130), the Export Administration Act of 1979, as amended (50 U.S.C. 2401 2420), the Export Administration Regulations (EAR) (15 CFR 730 774), the Foreign Assets Control Regulations (31 CFR Parts 500 598), the laws and regulations administered by Customs and Border Protection (19 CFR Parts 1 199) and all other United States laws and regulations regulating exports, imports or re-exports to or from the United States, including the export or re-export of goods, services or technical data from the United States of America.
“Vested Incentive Units” means all Incentive Units that are vested as of the Effective Time (including all Incentive Units which vest subject to the occurrence of the Effective Time).
“Waived 280G Benefits” has the meaning assigned to such term in Section 6.2(b) of the Agreement.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any successor Legal Requirement, and the rules and regulations thereunder and under any successor Legal Requirement, and any comparable law under the laws of any state.
“Wells Fargo” has the meaning assigned to such term in Section 5.5 of the Agreement.

“William Blair” means William Blair & Company and its respective Affiliates and Representatives.
“Working Capital” means, as of the Reference Time, (a) the current assets of the Acquired Companies (including accounts receivable, prepaid expenses and other receivables that are current in nature but excluding Cash (including, for this purpose, any Cash in respect of any sales Taxes collected but not yet remitted to the applicable Taxing Authority) and deferred Tax assets) minus (b) the current liabilities of the Acquired Companies (including accounts payable, credit card payables, accrued payroll liabilities, accrued commissions, accrued bonuses, accrued 401(k) liabilities, deferred revenue and other accrued liabilities that are current in nature but excluding Taxes, deferred Tax Liabilities or any items that constitute Company Transaction Expenses or Indebtedness) not repaid and settled from the Merger Consideration on the Closing, as shown on the Acquired Companies’ balance sheet for the applicable measurement date, as determined in accordance with the Accounting Policies and calculated using the same line items set forth in the illustrative calculations of Working Capital attached hereto as Schedule 1 to this Exhibit A.
“Working Capital Peg” means negative $6,300,000.